    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                  ELECTRONIC DATA SYSTEMS HOLDING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    STATE OF DELAWARE             75-2548221                  7374
     (STATE OR OTHER (I.R.S. EMPLOYER IDENTIFICATION NO.)
     JURISDICTION OF                              (PRIMARY STANDARD INDUSTRIAL
                                                   CLASSIFICATION CODE NUMBER)
    INCORPORATION OR
      ORGANIZATION)

          5400 LEGACY DRIVE, PLANO, TEXAS 75024-3105; (214) 604-6000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                JOSEPH M. GRANT
                            CHIEF FINANCIAL OFFICER
                  ELECTRONIC DATA SYSTEMS HOLDING CORPORATION
                               5400 LEGACY DRIVE
                            PLANO, TEXAS 75024-3105
                                (214) 604-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

 WARREN G. ANDERSEN     ANDREW M.        D. GILBERT     ROBERT S. OSBORNE,
   GENERAL MOTORS         BAKER         FRIEDLANDER            P.C.
    CORPORATION      BAKER & BOTTS,   ELECTRONIC DATA    KIRKLAND & ELLIS
  3031 WEST GRAND        L.L.P.           SYSTEMS        200 EAST RANDOLPH
     BOULEVARD          2001 ROSS         HOLDING              DRIVE
 DETROIT, MICHIGAN       AVENUE         CORPORATION      CHICAGO, ILLINOIS
     48202-3091       DALLAS, TEXAS     5400 LEGACY         60601-6636
                       75201-2916          DRIVE
                                        PLANO, TEXAS
                                         75024-3105

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the requisite consents are obtained pursuant to the solicitation by General Motors Corporation referred to in this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                              PROPOSED          PROPOSED
                                             AMOUNT           MAXIMUM            MAXIMUM              AMOUNT OF
        TITLE OF EACH CLASS OF               TO BE         OFFERING PRICE       AGGREGATE            REGISTRATION
     SECURITIES TO BE REGISTERED           REGISTERED        PER SHARE       OFFERING PRICE              FEE
- -----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share(1)                                485,732,594 shares   $52.875(2)      $25,683,110,907.75(2)  $8,856,245.14
- -----------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) There are also being registered hereunder an equal number of Series A
    Junior Participating Preferred Stock purchase rights, which are currently attached to and transferable only with the shares of Common Stock registered hereby.
(2) Estimated in accordance with Rule 457(c) and (f), solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Tape on April 12, 1996 for Class E Common Stock of General Motors Corporation, which will be converted into Common Stock of Electronic Data Systems
    Holding Corporation on a one-for-one basis pursuant to the merger described in this Registration Statement.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF
                                   FORM S-4.

      REGISTRATION STATEMENT
      ITEM NUMBER AND CAPTION             CAPTION OR LOCATION IN PROSPECTUS
      -----------------------             ---------------------------------

                      A. INFORMATION ABOUT THE TRANSACTION

 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus......  Outside Front Cover Page
 2.Inside Front and Outside Back
     Cover Pages of Prospectus.....  Inside Front Cover Page; Table of Contents;
                                      Outside Back Cover Page
 3.Risk Factors, Ratio of Earnings
     to Fixed Charges and Other      Summary; Risk Factors Regarding EDS after
     Information...................   the Split-Off; Risk Factors Regarding
                                      General Motors after the Split-Off; Risk
                                      Factors Regarding Non-Consummation of the
                                      Split-Off
 4.Terms of the Transaction........  Special Factors; The Split-Off; EDS Capital
                                      Stock; Comparison of Class E Common Stock
                                      and EDS Common Stock
 5.Pro Forma Financial Information.  General Motors Unaudited Pro Forma
                                      Condensed Consolidated Financial
                                      Statements; EDS Unaudited Pro Forma
                                      Condensed Consolidated Financial
                                      Statements
 6.Material Contacts with the
     Company Being Acquired........  Special Factors; Relationship Between
                                      General Motors and EDS
 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters..................  Not Applicable
 8.Interests of Named Experts and
     Counsel.......................  Not Applicable
 9.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities...................  Not Applicable

                      B. INFORMATION ABOUT THE REGISTRANT

10.Information with Respect to S-3
     Registrants...................  Not Applicable
11.Incorporation of Certain
     Information by Reference......  Not Applicable
12.Information with Respect to S-2
     or S-3 Registrants............  Not Applicable
13.Incorporation of Certain
     Information by Reference......  Not Applicable
14.Information with Respect to
     Registrants other Than S-2 or   Outside Front Cover Page; Summary; Plans
     S-3 Registrants...............   and Proposals of EDS; EDS Selected
                                      Consolidated Financial Information; EDS
                                      Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations; Business of EDS; Appendix C:
                                      EDS Consolidated Financial Statements

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.Information with Respect to S-3    Incorporation of Certain Documents by
     Companies......................   Reference; Summary; Class E Common Stock
16.Information with Respect to S-2
     or S-3 Companies...............  Not Applicable
17.Information with Respect to
     Companies Other Than S-2 or S-3
     Companies......................  Not Applicable

                      D. VOTING AND MANAGEMENT INFORMATION

18.Information if Proxies, Consents
     or Authorizations are to be      Outside Front Cover Page; Summary; EDS
     Solicited......................   Management and Executive Compensation;
                                       Solicitation of Written Consent of General
                                       Motors Common Stockholders; Security
                                       Ownership of Certain Beneficial Owners and
                                       Management of General Motors and EDS
19.Information if Proxies, Consents
     or Authorizations are not to be
     Solicited or in an Exchange
     Offer..........................  Not Applicable

                          GENERAL MOTORS CORPORATION

                                                                 April   , 1996

To Our Common Stockholders:

  The enclosed materials seek your approval of a proposal to split off Electronic Data Systems Holding Corporation ("EDS") from General Motors Corporation ("General Motors" or "GM") on a tax-free basis for U.S. federal income tax purposes. EDS is currently a wholly owned subsidiary of General Motors that indirectly holds all of the capital stock of Electronic Data Systems Corporation. As part of the split-off of EDS from General Motors (the "Split-Off"), each outstanding share of General Motors Class E Common Stock will be converted into one share of EDS Common Stock. Following the Split-Off, EDS will be an independent, publicly held company, with approximately 485 million shares of its Common Stock traded on the New York Stock Exchange. All other shares of General Motors capital stock will remain outstanding, and the terms of such stock will remain essentially unchanged.

  The conversion of all outstanding shares of Class E Common Stock into shares of EDS Common Stock on a one-for-one basis will be accomplished through a merger (the "Merger") of General Motors with GM Mergeco Corporation, an indirect wholly owned subsidiary of EDS organized for this purpose ("Mergeco"), pursuant to a merger agreement between General Motors and Mergeco (the "Merger Agreement"). Immediately prior to the Merger, EDS will contribute to Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, all of Mergeco's assets, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. Furthermore, as a result of the Merger, the General Motors Restated Certificate of Incorporation will be amended to delete provisions regarding the Class E Common Stock (including provisions that require Class E Common Stock to be recapitalized into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by GM of substantially all of the business of EDS and under certain other circumstances) and to make certain other changes.

  Immediately before the Merger, General Motors and EDS will enter into a new Master Service Agreement (the "Master Services Agreement") and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of information technology ("IT") services on a world-wide basis for an initial term of 10 years following the Split-Off, which may be extended by agreement of the parties. The IT services to be provided by EDS under the Master Services Agreement will generally be similar to those provided to General Motors under the existing agreements and arrangements between the parties. However, the Master Services Agreement provides that certain significant changes will be made to the pricing and terms of services currently provided by EDS to General Motors. The General Motors Board of Directors (the "GM Board") believes that such changes are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee of the GM Board (the "Capital Stock Committee") will no longer be able to monitor the IT service arrangements between the parties, (ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry and (iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive.

  The GM Board has determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. Furthermore, the GM Board has determined that there are certain actual and potential conflicts between the business of EDS and the other businesses of General Motors. The Split-Off is intended to address such conflicts in a manner that is beneficial from the standpoint of all stockholders of General Motors and to allow the boards and management of GM and EDS to increase their focus on their respective business operations. Approximately one-third of the outstanding Class E Common Stock is held by a trust under the General Motors Hourly-Rate Employees Pension Plan. Accordingly, after the Split-Off, so long as such pension plan holds any EDS Common Stock, any appreciation or depreciation in the value of such stock will affect the level of General Motors' pension expense and unfunded pension liability.

  The Split-Off is intended to accomplish at least three business objectives from the perspective of EDS and holders of Class E Common Stock: (i) to remove limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using EDS Common Stock); (ii) to remove limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries; and (iii) to enhance EDS' access to the capital necessary for investment in its future growth.

  General Motors has received a ruling from the Internal Revenue Service to the effect that the Split-Off will be treated as a tax-free exchange under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by either General Motors or the holders of Class E Common Stock on the exchange of EDS Common Stock for Class E Common Stock pursuant to the Split-Off.

  The Capital Stock Committee, which consists entirely of independent directors, has had a significant role on behalf of the GM Board in developing and reviewing the terms of the Split-Off and related transactions to ensure the fairness of such transactions to all classes of General Motors common stock. In taking action with respect to the Split-Off, the GM Board and the Capital Stock Committee considered, among other things, the process of arm's length negotiation established by the GM Board in order to develop the terms of the Split-Off, the one-for-one ratio for converting shares of Class E Common Stock into shares of EDS Common Stock, the opportunity to accomplish the purposes of the Split-Off described above, the amount of the Special Inter-Company Payment and the terms of the Master Services Agreement. The GM Board and the Capital Stock Committee also considered (i) the opinion, dated March 31, 1996, of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the GM Board that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the Financial Effects of the Transactions (as defined in such opinion) are fair, from a financial point of view, to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock and (ii) the opinion of each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, each dated March 31, 1996, to the GM Board to the effect that, as of such date, based on and subject to the assumptions, limitations and other matters set forth therein, the financial effect of the Split-Off Transactions (as defined in each such opinion) taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock.

  BASED ON THE FOREGOING, THE GM BOARD HAS DETERMINED THAT THE SPLIT-OFF AND RELATED TRANSACTIONS ARE IN THE BEST INTERESTS OF, AND FAIR TO, GENERAL MOTORS AND EACH CLASS OF GM COMMON STOCKHOLDERS. THE GM BOARD HAS UNANIMOUSLY APPROVED THE SPLIT-OFF AND RELATED TRANSACTIONS AND RECOMMENDS THAT GENERAL MOTORS COMMON STOCKHOLDERS APPROVE THE SPLIT-OFF AND RELATED TRANSACTIONS BY EXECUTING AND RETURNING THE ENCLOSED CONSENT.

  In lieu of a special meeting of General Motors common stockholders, action on the Split-Off and related transactions will be taken by written consent. The Split-Off will be consummated on a date to be determined by General Motors, which date is expected to be as soon as practicable after consents from the number of General Motors common stockholders required to approve the Split-Off and related transactions are received by General Motors (but no sooner than 20 business days after the date of mailing of this Solicitation Statement/Prospectus). Consummation of the Split-Off and related transactions is conditioned upon, among other things, receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class.

  In connection with the Split-Off, you are also being asked to approve the 1996 Incentive Plan of EDS (the "Amended EDS Incentive Plan"), which amends and restates EDS' existing stock incentive plan in order, among other things, to provide that awards made thereunder will be in the form of EDS Common Stock rather than Class E Common Stock. Approval of the Amended EDS Incentive Plan by the common stockholders of

General Motors is being sought to ensure that the deductibility by EDS, for U.S. federal income tax purposes, of certain performance-based awards made under the plan will not be limited by Section 162(m) of the Code. Approval of the Amended EDS Incentive Plan is independent of approval of the Split-Off and will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and
(ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class.

  THE AMENDED EDS INCENTIVE PLAN HAS BEEN APPROVED BY THE GM BOARD AND RATIFIED AND APPROVED BY THE EDS BOARD OF DIRECTORS. THE GM BOARD RECOMMENDS THAT GENERAL MOTORS COMMON STOCKHOLDERS APPROVE THE AMENDED EDS INCENTIVE PLAN BY EXECUTING AND RETURNING THE ENCLOSED CONSENT.

  We urge you to read the enclosed material carefully and request that you complete, date, sign and return the enclosed consent as soon as possible. Your consent is important regardless of the number of shares you own.

                                          Sincerely yours,

                                          John F. Smith, Jr.
                                          Chairman, Chief Executive Officer,
                                           and President

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
       PRELIMINARY SOLICITATION STATEMENT/PROSPECTUS DATED APRIL 16, 1996
                             SUBJECT TO COMPLETION

GENERAL MOTORS CORPORATION           ELECTRONIC DATA SYSTEMS HOLDING CORPORATION
3044 WEST GRAND BOULEVARD            5400 LEGACY DRIVE
DETROIT, MICHIGAN 48202-3091         PLANO, TEXAS 75024-3105
(313) 556-5000                       (214) 604-6000

                                  -----------

                        SOLICITATION OF WRITTEN CONSENT


   LOGO        OF GENERAL MOTORS CORPORATION COMMON STOCKHOLDERS        LOGO

                                  -----------

                                  -----------

           PROSPECTUS OF ELECTRONIC DATA SYSTEMS HOLDING CORPORATION

                                  -----------

                                  INTRODUCTION

  This Solicitation Statement/Prospectus is being furnished to stockholders of General Motors Corporation, a Delaware corporation ("General Motors" or "GM"), who hold shares of its Common Stock, $1 2/3 par value per share (the "$1 2/3 Common Stock"), its Class E Common Stock, $0.10 par value per share (the "Class E Common Stock"), or its Class H Common Stock, $0.10 par value per share (the "Class H Common Stock"), in order to secure their consent to a proposal by General Motors to effect a tax-free (for U.S. federal income tax purposes) split-off (the "Split-Off") of General Motors' wholly owned subsidiary, Electronic Data Systems Holding Corporation, a Delaware corporation ("EDS"), which indirectly owns all of the capital stock of Electronic Data Systems Corporation and which will be renamed "Electronic Data Systems Corporation" immediately prior to the consummation of the Split-Off. As a result of the Split-Off, (i) EDS will become an independent, publicly held company, with approximately 485 million shares of EDS Common Stock (as defined below) traded on the New York Stock Exchange, (ii) holders of the Class E Common Stock will become stockholders of EDS rather than of General Motors, and (iii) Class E Common Stock will cease to exist. All other outstanding shares of GM capital stock will remain outstanding, and the terms of such stock will remain essentially unchanged.

  The Split-Off will be accomplished through a merger (the "Merger") of GM Mergeco Corporation ("Mergeco"), with and into General Motors pursuant to the
Agreement and Plan of Merger, dated April   , 1996 (the "Merger Agreement"),
between General Motors and Mergeco, a copy of which is attached hereto as Appendix A. Mergeco is an indirect wholly owned subsidiary of EDS organized for the purpose of effecting the Split-Off. In the Merger, each outstanding share of Class E Common Stock will be converted into one share of EDS common stock, $0.01 par value per share (the "EDS Common Stock"). General Motors will be the surviving corporation of the Merger. The Merger Agreement also provides for the deletion from General Motors' Restated Certificate of Incorporation, as amended (the "General Motors Certificate of Incorporation"), of provisions regarding the Class E Common Stock (including the provisions that require Class E Common Stock to be recapitalized into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances) and certain other changes as described herein.

  General Motors, not EDS, is the issuer of Class E Common Stock. Dividends on the Class E Common Stock are payable under the General Motors Certificate of Incorporation only to the extent of (i) the paid-in surplus of General Motors attributable to the Class E Common Stock plus (ii) a portion of the earnings of General Motors attributable to EDS since the date of General Motors' acquisition of the business of EDS and allocated to the amounts available for the payment of dividends on the Class E Common Stock in accordance with the formula specified in the General Motors Certificate of Incorporation. For a description of dividend, voting and liquidation rights and recapitalization provisions of the Class E Common Stock, see "Class E Common Stock." EDS is the issuer of the EDS Common Stock, and thus, following the Split-Off, former holders of Class E Common Stock will no longer own an interest (incident to such holdings) in General Motors' equity or assets, but will instead own an equity interest in EDS. For a description of the EDS Common Stock, see "EDS Capital Stock" and "Comparison of Class E Common Stock and EDS Common Stock."

  Immediately prior to and as a condition of the consummation of the Merger, EDS will contribute to Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, all of the assets of Mergeco, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. In determining the amount of the Special Inter-Company Payment, the GM Board gave consideration to, among other things, the fact that in the Separation Agreement (as hereinafter defined) GM would provide EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. The Special Inter-Company Payment was included as one of the terms of the Split-Off in order to enable the General Motors Board of Directors (the "GM Board") to determine that the Split-Off is fair to all classes of General Motors common stockholders.

  Immediately before the Merger, General Motors and EDS will enter into a new Master Service Agreement (the "Master Services Agreement") and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of information technology ("IT") services on a world-wide basis for an initial term of 10 years following the Split-Off, which may be extended by mutual agreement of the parties. The IT services to be provided by EDS under the Master Services Agreement will generally be similar to those provided to General Motors under the existing agreements and arrangements between the parties. However, the Master Services Agreement provides that certain significant changes will be made to the pricing and terms of services currently provided by EDS to General Motors. The GM Board believes that such changes are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee of the GM Board (the "Capital Stock Committee") will no longer be able to monitor the IT service arrangements between the parties, (ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry and (iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive.

  Additionally, as a condition of the consummation of the Merger, General Motors and EDS will enter into a Separation Agreement and certain related agreements (collectively, the "Separation Agreement"), including an Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Tax (the "Tax Allocation Agreement"), establishing certain arrangements between General Motors and EDS deemed necessary in order to deal with various business, legal and regulatory issues following the Split-Off. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--Separation Agreement."

  The Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain other IT service agreements to be entered into in connection therewith) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, are collectively referred to herein as the "Transactions." See "The Split-Off" and "Relationship Between General Motors and EDS--Post-Split-Off Arrangements."

  The GM Board has determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. Furthermore, the GM Board has determined that there are certain actual and potential conflicts between the business of EDS and the other businesses of General Motors. The Split-Off is intended to address such conflicts in a manner that is beneficial from the standpoint of all stockholders of GM and to allow the boards and management of GM and EDS to increase their focus on their respective business operations. Approximately one-third of the outstanding Class E Common Stock is held by the General Motors Special Hourly Employees Pension Trust (together with any sub-trusts thereunder, the "GM Hourly Plan Special Trust") under the General Motors Hourly-Rate Employees Pension Plan (the "GM Hourly Plan"). Accordingly, after the Split-Off, so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of such stock will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

  The Split-Off is intended to accomplish at least three business objectives from the perspective of EDS and holders of Class E Common Stock: (i) to remove limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using EDS Common Stock); (ii) to remove limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries; and (iii) to enhance EDS' access to the capital necessary for investment in its future growth.

  Pursuant to this Solicitation Statement/Prospectus, General Motors is requesting the common stockholders of General Motors to approve the Transactions, including the adoption of the Merger Agreement. Consummation of the Transactions is conditioned upon, among other things, receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class.

  Assuming the Transactions are consummated, a letter of transmittal will be sent to all current holders of Class E Common Stock, who will then be deemed to be holders of EDS Common Stock, with instructions for surrendering their certificates evidencing shares of Class E Common Stock in exchange for certificates representing an equal number of shares of EDS Common Stock. HOLDERS OF CLASS E COMMON STOCK CERTIFICATES SHOULD NOT SURRENDER THOSE CERTIFICATES UNTIL THEY HAVE RECEIVED SUCH LETTER OF TRANSMITTAL.

  General Motors has received a ruling from the Internal Revenue Service (the "IRS") to the effect that the Split-Off will be treated as a tax-free exchange under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by either General Motors or the holders of Class E Common Stock on the exchange of EDS Common Stock for Class E Common Stock pursuant to the Split-Off. Current Treasury Regulations require each General Motors stockholder who receives EDS Common Stock pursuant to the Split-Off to attach to such stockholder's federal income tax return for the year in which the Split-Off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Split-Off. At the time that the letter of transmittal is sent to all current holders of Class E Common Stock, General Motors will provide such information to each holder of Class E Common Stock receiving EDS Common Stock in the Split-Off in order to enable each such holder to comply with such regulations. See "Special Factors--Certain U.S. Federal Income Tax Considerations."

  General Motors is also requesting the common stockholders of General Motors, pursuant to this Solicitation Statement/Prospectus, to approve the 1996 Long-Term Incentive Plan of EDS (the "Amended EDS Incentive Plan"), which amends and restates the existing 1984 EDS Stock Incentive Plan (the "Existing EDS Incentive Plan") in order, among other things, to provide that awards made thereunder will be in the form of EDS Common Stock rather than Class E Common Stock. The Amended EDS Incentive Plan has been approved by the GM Board and has been ratified and approved by the EDS Board of Directors (the "EDS Board"). Approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is being sought to ensure that the deductibility by EDS, for U.S. federal income tax purposes, of certain performance-based awards made under the Amended EDS Incentive Plan will not be limited by Section 162(m) of the Code. Approval of the Amended EDS Incentive Plan is independent of approval of the Transactions and will require the consent of the holders of
(i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. For a description of the Amended EDS Incentive Plan and the Existing EDS Incentive Plan, see "EDS Management and Executive Compensation--Amended EDS Incentive Plan" and "--Existing EDS Incentive Plan."

  This Solicitation Statement/Prospectus also constitutes a prospectus of EDS under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of EDS Common Stock to be distributed in exchange for Class E Common Stock in the Split-Off. Application has been made to list the EDS Common Stock on the New York Stock Exchange (the "NYSE"), and such application has been granted pending notice of issuance. EDS Common Stock will trade under the symbol "EDS."

  FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE SPLIT-OFF, SEE "RISK FACTORS REGARDING EDS AFTER THE SPLIT-OFF" ON PAGE 19, "RISK FACTORS REGARDING GENERAL MOTORS AFTER THE SPLIT-OFF" ON PAGE 24 AND "RISK FACTORS REGARDING NON-CONSUMMATION OF THE SPLIT-OFF" ON PAGE 26.

  All information in this Solicitation Statement/Prospectus concerning General Motors has been furnished by General Motors, and all information concerning EDS and the Amended EDS Incentive Plan has been furnished by EDS.

  This Solicitation Statement/Prospectus is dated April   , 1996 and was
mailed to General Motors common stockholders within three weeks from such date.

                               ----------------

  NEITHER THE TRANSACTIONS NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS SOLICITATION STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             AVAILABLE INFORMATION

  General Motors is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information (including certain information relating to EDS) with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by General Motors with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning General Motors (which also contain information concerning EDS) can also be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005, where the Class E Common Stock, Class H Common Stock and $1 2/3 Common Stock of General Motors are listed, and at the offices of the following other stock exchanges where the $1 2/3 Common Stock is listed in the United States: the Chicago Stock Exchange, Inc., One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

  Reports, proxy statements, and other information concerning General Motors (which also contain information concerning EDS) can also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

  EDS has filed a Registration Statement on Form S-4 (as amended and including exhibits, the "Registration Statement") with the Commission under the Securities Act with respect to the shares of EDS Common Stock to be distributed in exchange for Class E Common Stock in the Split-Off. General Motors has also filed a Schedule 13E-3 Transaction Statement (as amended and including exhibits, the "Schedule 13E-3") under the Exchange Act with respect to certain of the Transactions. Pursuant to the rules and regulations of the Commission, this Solicitation Statement/Prospectus omits certain information contained in the Registration Statement and the Schedule 13E-3. Such information can be inspected at and obtained from the Commission and the NYSE in the manner set forth above. For further information pertaining to General Motors, EDS, the Class E Common Stock and the EDS Common Stock, reference is made to the Registration Statement and the Schedule 13E-3. Statements contained herein concerning any document filed as an exhibit to the Registration Statement or the Schedule 13E-3 are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by General Motors with the Commission, are incorporated herein by reference:

    1. Annual Report on Form 10-K for the year ended December 31, 1995 (as amended and including exhibits, the "GM 1995 Form 10-K"); and

    2. Current Reports on Form 8-K dated January 29, February 26 and March 12, 1996.

  All documents filed by General Motors with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Solicitation Statement/Prospectus and prior to the consummation of the Transactions shall be deemed to be incorporated by reference in this Solicitation Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Solicitation Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement/Prospectus.

  THIS SOLICITATION STATEMENT/PROSPECTUS INCORPORATES AND MAY INCORPORATE DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, OTHER THAN THE EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE FROM GENERAL MOTORS TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS SOLICITATION STATEMENT/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO GENERAL MOTORS CORPORATION, ROOM 11-243, GENERAL MOTORS BUILDING, 3044 WEST GRAND BOULEVARD, DETROIT, MICHIGAN 48202-3091 (TELEPHONE NUMBER (313) 556-2044). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE WITHIN 15 BUSINESS DAYS OF THE DATE OF MAILING OF THIS SOLICITATION STATEMENT/PROSPECTUS.

  UNTIL 25 DAYS AFTER THE DATE OF MAILING OF THIS SOLICITATION STATEMENT/PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN EDS COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction.............................................................    i
Available Information....................................................    v
Incorporation of Certain Documents by Reference..........................    v
Summary..................................................................    1
 Introduction............................................................    1
 General Motors..........................................................    1
 EDS.....................................................................    2
 The Transactions........................................................    2
 Amended EDS Incentive Plan..............................................   11
 Certain Per Share and Other Financial Information.......................   13
 General Motors Summary Consolidated Historical and Pro Forma Financial
  Data...................................................................   15
 EDS Summary Consolidated Historical and Pro Forma Financial Data........   17
Risk Factors Regarding EDS after the Split-Off...........................   19
 Dividend Policy.........................................................   19
 Increased Leverage; No Assurance of Access to Capital...................   19
 No Prior Public Market for EDS Common Stock; No Assurance as to Market
  Price..................................................................   19
 Dependence on Major Customer; Changes in Pricing and Terms..............   20
 Significant Stockholder.................................................   21
 No Assurance of Strategic Alliances and Other Business Opportunities....   21
 Termination of Subsidiary Relationship with General Motors..............   22
 Certain Limitations on Changes in Control of EDS........................   22
 Forward-Looking Information May Prove Inaccurate........................   23
Risk Factors Regarding General Motors after the Split-Off................   24
 Reduction in General Motors' Consolidated Net Worth, Assets and Certain
  Ratios.................................................................   24
 Loss of Potential Availability of EDS Funds and Assets..................   24
 Effect of Split-Off on GM Pension Expense and Unfunded Pension
  Liability..............................................................   25
 Loss of Ownership Interest in IT Provider...............................   25
 Forward-Looking Information May Prove Inaccurate........................   25
Risk Factors Regarding Non-Consummation of the Split-Off.................   26
 Business Conflicts and Objectives.......................................   26
 Changes in Terms of Existing IT Services Agreements.....................   26
Special Factors..........................................................   27
 Purposes of the Split-Off...............................................   27
 Alternatives to the Split-Off...........................................   28
 Effects of the Split-Off................................................   29
 Background of the Split-Off.............................................   31
 Recommendations of the Capital Stock Committee and the GM Board;
  Fairness of the Transactions...........................................   47
 Fairness Opinions.......................................................   48
 Requisite Vote for the Transactions.....................................   65
 Certain U.S. Federal Income Tax Considerations..........................   65
 GM-PBGC Agreement.......................................................   66
 Certain Litigation......................................................   67
The Split-Off............................................................   69
 General.................................................................   69
 Merger Agreement........................................................   70
 No Appraisal Rights.....................................................   71
 Stock Exchange Listings for EDS Common Stock............................   72
 Accounting Treatment....................................................   72
 Certain U.S. Federal Income Tax Considerations..........................   72
 Regulatory Requirements.................................................   72
Relationship Between General Motors and EDS..............................   73
 Pre-Split-Off Relationship..............................................   73
 Post-Split-Off Arrangements.............................................   74
Plans and Proposals of EDS...............................................   81
 EDS Dividend Policy.....................................................   81
EDS Unaudited Pro Forma Consolidated Capitalization......................   82
General Motors Unaudited Pro Forma Condensed Consolidated Financial
 Statements..............................................................   83
EDS Unaudited Pro Forma Condensed Consolidated Financial Statements......   86
EDS Selected Consolidated Financial Information..........................   89
EDS Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................   90
Business of EDS..........................................................   97
 General.................................................................   97
 Strategy................................................................   97
 Services................................................................   98
 Business Areas..........................................................   98
 Acquisitions and Strategic Alliances....................................  100
 Revenues................................................................  100
 Services for General Motors.............................................  100
 Backlog.................................................................  101
 Competition.............................................................  101
 Employees...............................................................  102

                                                                           PAGE
                                                                           ----
 Patents, Proprietary Rights and Licenses................................  102
 Regulation..............................................................  102
 Real Property...........................................................  102
 Legal Proceedings.......................................................  103
EDS Management and Executive Compensation................................  104
 Directors and Executive Officers........................................  104
 Director Compensation...................................................  107
 Executive Compensation..................................................  108
 Amended EDS Incentive Plan..............................................  108
 Existing EDS Incentive Plan.............................................  115
 EDS Retirement Plan.....................................................  119
 Stock Purchase Plan.....................................................  120
 Change of Control Employment Agreements.................................  121
 Compensation Committee Interlocks and Insider Participation.............  122
 Indemnification Agreements..............................................  122
Class E Common Stock.....................................................  124
 Introduction............................................................  124
 Price Range and Dividends...............................................  124
 Dividend Policy.........................................................  124
 Voting Rights...........................................................  126
 Liquidation Rights......................................................  126
 Recapitalization........................................................  126
 Subdivision or Combination..............................................  127
 Considerations Relating to Multi-Class Common Stock Capital Structure...  127
EDS Capital Stock........................................................  128
 EDS Common Stock........................................................  128
 EDS Preferred Stock.....................................................  128
 EDS Rights Agreement....................................................  129
 Limitation on EDS Directors' Liability..................................  131
 Section 203 of the Delaware General Corporation Law.....................  132
 Limitations on Changes in Control.......................................  132
 EDS Transfer Agent and Registrar........................................  133
Comparison of Class E Common Stock and EDS Common Stock..................  134
 General.................................................................  134
 Dividend Policy.........................................................  134
 Voting Rights...........................................................  134
 Liquidation Rights......................................................  134
 Recapitalization........................................................  135
 Certain Limitations on Changes in Control of EDS........................  135
Solicitation of Written Consent of General Motors Common Stockholders....  136
 Matters to be Considered................................................  136
 Action by Written Consent...............................................  137
 Consents................................................................  138
Security Ownership of Certain Beneficial Owners and Management of General
 Motors and EDS..........................................................  140
 General Motors..........................................................  140
EDS......................................................................  143
 GM Hourly Plan Special Trust............................................  143
Estimated Fees and Expenses..............................................  146
Legal Matters............................................................  146
Experts..................................................................  146

                 Merger
 Appendix A--    Agreement...    A-1
                 Fairness
 Appendix B--    Opinions
                 Merrill
                 Lynch
                 Fairness
  Appendix B-1-- Opinion.....    B-1
                 Lehman
                 Brothers
                 Fairness
  Appendix B-2-- Opinion.....    B-5
                 Morgan
                 Stanley
                 Fairness
  Appendix B-3-- Opinion.....   B-10
                 EDS
                 Consolidated
                 Financial
 Appendix C--    Statements..
                 Independent
                 Auditors'
                 Report......    C-1
                 EDS
                 Consolidated
                 Financial
                 Statements
                 and Notes
                 Thereto.....    C-2
                 Amended EDS
                 Incentive
 Appendix D--    Plan........    D-1

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Solicitation Statement/Prospectus and the Appendices hereto. General Motors stockholders are urged to read this Solicitation Statement/Prospectus and the Appendices hereto in their entirety. Unless the context otherwise requires, all references in this Solicitation Statement/Prospectus to General Motors include General Motors and its subsidiaries (including EDS to the extent that such references relate to periods prior to the Split-Off). Electronic Data Systems Holding Corporation currently owns all of the capital stock of Electronic Data Systems Intermediate Corporation, which in turn owns all of the capital stock of Electronic Data Systems Corporation. Immediately prior to the Split-Off, (i) Electronic Data Systems Intermediate Corporation will be merged with and into Electronic Data Systems Holding Corporation and (ii) Electronic Data Systems Corporation will be merged with and into Electronic Data Systems Holding Corporation and, pursuant to such merger, Electronic Data Systems Holding Corporation will be renamed "Electronic Data Systems Corporation." Unless the context otherwise requires, all references in this Solicitation Statement/Prospectus to EDS give effect to the transactions described in the preceding sentence and include Electronic Data Systems Corporation and its subsidiaries. The share numbers in this Solicitation Statement/Prospectus reflect all stock dividends and subdivisions or combinations of General Motors capital stock prior to the date hereof.

INTRODUCTION

  This Solicitation Statement/Prospectus is being furnished in connection with the solicitation by the GM Board of the written consent of General Motors common stockholders approving the Transactions, including the adoption of the Merger Agreement. Pursuant to the Merger, each outstanding share of Class E Common Stock will be converted into one share of EDS Common Stock. In lieu of a special meeting of stockholders, action on the Transactions will be taken by written consent. The Transactions will be consummated on a date to be determined by GM, which is expected to be as soon as practicable after the requisite consents thereto are received from holders of $1 2/3 Common Stock, Class E Common Stock and Class H Common Stock, provided that the conditions to the consummation of the Merger set forth in the Merger Agreement have been satisfied or waived and the Merger Agreement has not been terminated. The Transactions will in any event not be consummated sooner than 20 business days after the date of mailing of this Solicitation Statement/Prospectus to GM's common stockholders. See "--Vote Required for Approval; Voting Securities Owned by Certain Persons" and "The Split-Off."

  This Solicitation Statement/Prospectus is also being furnished by General Motors to obtain the approval by the General Motors common stockholders of the Amended EDS Incentive Plan, which amends and restates the Existing EDS Incentive Plan in order, among other things, to provide that awards made thereunder will be in the form of EDS Common Stock rather than Class E Common Stock. Approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is being sought to ensure that the deductibility by EDS, for U.S. federal income tax purposes, of certain performance-based awards made under the Amended EDS Incentive Plan will not be limited by Section 162(m) of the Code. See "--Amended EDS Incentive Plan--Stockholder Approval; Vote Required," "EDS Management and Executive Compensation--Amended EDS Incentive Plan" and "--Existing EDS Incentive Plan."

  This Solicitation Statement/Prospectus also constitutes a prospectus of EDS under the Securities Act with respect to shares of EDS Common Stock to be distributed in exchange for Class E Common Stock in the Split-Off.

GENERAL MOTORS

  The major portion of General Motors' operations is derived from the automotive products industry, consisting of the design, manufacture, assembly and sale of automobiles, trucks and related parts and accessories. Primarily through its wholly owned subsidiaries, EDS, General Motors Acceptance Corporation ("GMAC") and

Hughes Electronics Corporation ("Hughes"), General Motors also manufactures products and provides services in other industry segments. General Motors' principal executive offices are located at 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-5000).

EDS

  EDS is a world leader in applying information technology, with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS' total revenues in 1995 were $12.4 billion, of which approximately $3.9 billion was attributable to the performance of IT and other services on behalf of General Motors and its affiliates. As of December 31, 1995, EDS employed approximately 96,000 persons and served clients in the United States and approximately 40 other countries. See "Business of EDS." EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105 (Telephone Number (214) 604-6000).

THE TRANSACTIONS

 Purposes of the Split-Off

  The GM Board has determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. Furthermore, the GM Board has determined that there are certain actual and potential conflicts between the business of EDS and the other businesses of General Motors. The Split-Off is intended to address such conflicts in a manner that is beneficial from the standpoint of all stockholders of General Motors and to allow the boards and management of GM and EDS to increase their focus on their respective business operations. Approximately one-third of the outstanding Class E Common Stock is held by the GM Hourly Plan Special Trust. Accordingly, after the Split-Off, so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of such stock will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

  The Split-Off is intended to accomplish at least three business objectives from the perspective of EDS and holders of Class E Common Stock: (i) to remove limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using EDS Common Stock); (ii) to remove limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries; and (iii) to enhance EDS' access to the capital necessary for investment in its future growth. See "Special Factors--Purposes of the Split-Off."

 Effects of the Split-Off

  As a result of the Split-Off, EDS will become an independent, publicly held company. In addition, holders of the Class E Common Stock will become stockholders of EDS rather than of General Motors, and the Class E Common Stock will cease to exist. The Split-Off will not result in the recapitalization of Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as currently provided in the General Motors Certificate of Incorporation upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances. Holders of EDS Common Stock will have no rights comparable to such recapitalization rights of holders of Class E Common Stock. See "Comparison of Class E Common Stock and EDS Common Stock." All other outstanding shares of GM capital stock will remain outstanding after the Split-Off, and the terms of such stock will remain essentially unchanged. No dividend or other distribution will be made on any GM capital stock in connection with the Split-Off. See "Special Factors--Effects of the Split-Off."

 The Merger

  The Split-Off will be accomplished through the consummation of the Merger of Mergeco with and into General Motors pursuant to the Merger Agreement. Mergeco is an indirect wholly owned subsidiary of EDS organized for the purpose of effecting the Split-Off. Pursuant to the Merger, among other things, (i) Mergeco will be merged with and into General Motors, with General Motors being the surviving corporation, (ii) each outstanding share of Class E Common Stock will be automatically converted into one share of EDS Common Stock and (iii) provisions in the General Motors Certificate of Incorporation regarding the Class E Common Stock will be deleted and certain other provisions therein, including provisions with respect to the General Motors Preferred Stock (the "Preferred Stock"), will be amended. There are currently no shares of Preferred Stock outstanding. The changes to the General Motors Certificate of Incorporation relating to the Preferred Stock will allow the GM Board to determine the specific rights, preferences and limitations of any series of Preferred Stock if and when issued in the discretion of the GM Board and will cause the Preferred Stock to assume the characteristics of "blank-check" preferred stock, which the General Motors Preference Stock already possesses. Such changes include the deletion of a restrictive covenant limiting the payment of cash dividends on classes of General Motors stock other than the Preferred Stock based on a net quick assets test, the removal of a restriction on the placing of liens on General Motors property, the elimination of certain voting rights of the Preferred Stock and the deletion of a specified liquidation price of $100 per share of Preferred Stock. See "The Split-Off-- Merger Agreement--Effect of the Merger."

  The consummation of the Merger is subject to certain conditions set forth in the Merger Agreement. The Merger Agreement may be terminated under certain circumstances set forth therein, including by General Motors at any time prior to the effective date of the Merger in the event that the GM Board concludes that termination would be in the best interests of General Motors and its stockholders. See "The Split-Off--Merger Agreement."

 Special Inter-Company Payment

  Immediately prior to and as a condition of the consummation of the Merger, EDS will contribute to Mergeco the Special Inter-Company Payment in the amount of $500 million in cash. As a result of the Merger, all of the assets of Mergeco, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. In determining the amount of the Special Inter-Company Payment, the GM Board gave consideration to, among other things, the fact that in the Separation Agreement GM would provide EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. The Special Inter-Company Payment was included as one of the terms of the Split-Off in order to enable the GM Board to determine that the Split-Off is fair to all classes of General Motors common stockholders.

 IT Services Agreements

  Immediately prior to and as a condition of the consummation of the Merger, General Motors and EDS will enter into the new Master Services Agreement, which will serve as a framework for the negotiation and operation of service agreements between GM and EDS related to certain "in-scope" IT services to be provided by EDS to General Motors on a worldwide basis after the Split-Off (collectively, together with the Master Services Agreement, the "IT Services Agreements"). The Master Services Agreement contemplates that EDS will continue to serve as GM's principal supplier of IT services for an initial term of ten years, which may be extended by agreement of the parties, and that the IT services to be provided by EDS after the Split-Off will generally be similar to those provided to General Motors under the existing Master Agreement (the "Existing Master Services Agreement"), which currently serves as a framework for individual services agreements between GM and EDS (collectively, together with the Existing Master Services Agreement, the "Existing IT Services Agreements"). Under the IT Services Agreements, EDS will provide to General Motors certain plant floor automation services in North America which had previously been provided by EDS and other vendors under a variety of agreements. IT services that will be considered to be "in-scope" for purposes of the Master Services Agreement accounted for approximately $3.4 billion of approximately $3.9 billion in the aggregate of revenues received by EDS from GM in 1995. The balance of EDS' 1995 revenues from GM was attributable to goods and services provided to GM by EDS which would have been outside the scope of the Master Services Agreement. Following the Split-Off, the parties expect that EDS will continue to provide "out-of-scope" goods and services to GM under various types of contractual agreements other than the Master Services Agreement.

  The IT Services Agreements provide that certain of the Existing IT Services Agreements applicable to particular units, sectors or other organizations within General Motors will be extended for additional terms of between approximately one and three years beyond their current expiration dates. The IT Services Agreements also provide that certain significant changes will be made to the pricing and terms of services provided by EDS. Among other things, the parties have agreed that the rates charged by EDS to General Motors for certain information processing activities and communications services will be reduced and that the parties will work together to achieve targets for increased structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, commencing in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. The Master Services Agreement provides for termination in the event of material default by either party, non-payment by GM, the insolvency of either party and certain changes in control of EDS. The GM Board believes that the changes reflected in the Master Services Agreement are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee will no longer be able to monitor the IT service arrangements between the parties,
(ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry and (iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

 Negotiating Teams

  In order to ensure that the terms of the Split-Off would be fair to all classes of GM common stockholders, the GM Board determined that it was appropriate to institute a process of arm's-length negotiation between separate teams acting on behalf of each of the groups of GM stockholders that could be deemed to have divergent interests in the Split-Off. Accordingly, in August 1995, the GM Board appointed two management negotiating teams. One team, which consisted of executive officers of General Motors (the "GM Team"), was charged with negotiating recommended terms of the Split-Off from the perspective of the holders of $1 2/3 Common Stock and the Class H Common Stock. The other team, which consisted of executive officers of EDS (the "EDS Team"), was charged with negotiating recommended terms of the Split-Off from the perspective of the holders of Class E Common Stock. The GM Team and the EDS Team negotiated the terms of the IT Services Agreements and the Separation Agreement, the amount of the Special Inter-Company Payment and the other material terms of the Transactions and recommended such terms to the Capital Stock Committee and the GM Board.

 Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

  The GM Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated March 31, 1996 (the "Merrill Lynch Fairness Opinion"), that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the Financial Effects of the Transactions (as defined in the Merrill Lynch Fairness Opinion) are fair, from a financial point of view, to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock. The Merrill Lynch Fairness Opinion, which sets forth the assumptions made, the matters considered and the limits on the review undertaken by Merrill Lynch, is attached as Appendix B-1 to this Solicitation Statement/Prospectus and should be read in its entirety. For information relating to the Merrill Lynch Fairness Opinion, see "Special Factors--Fairness Opinions--Merrill Lynch Fairness Opinion."

 Fairness Opinions of Lehman Brothers Inc. and Morgan Stanley & Co.
Incorporated

  The GM Board has received a written opinion from each of Lehman Brothers Inc. ("Lehman Brothers") and Morgan Stanley & Co. Incorporated ("Morgan Stanley," and together with Lehman Brothers, the "EDS Team Financial Advisors"), each dated March 31, 1996 (the "Lehman Brothers and Morgan Stanley Fairness Opinions"), to the effect that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the financial effect of the Split-Off Transactions (as defined in the Lehman

Brothers and Morgan Stanley Fairness Opinions) taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock. Assumptions made, matters considered and limits on the review undertaken by Lehman Brothers and Morgan Stanley, respectively, are set forth in the Lehman Brothers and Morgan Stanley Fairness Opinions, which are attached as Appendix B-2 and B-3, respectively, to this Solicitation Statement/Prospectus and should be read in their entirety. For information relating to the Lehman Brothers and Morgan Stanley Fairness Opinions, including a discussion of certain of the factors considered by EDS Team Financial Advisors in reaching their respective opinions, see "Special Factors--Fairness Opinions--EDS Team Financial Advisors Fairness Opinions."

 Advantages and Disadvantages of the Split-Off to the Holders of $1 2/3 Common Stock and Class H Common Stock

  Factors considered by the Capital Stock Committee and the GM Board to have a positive effect on the holders of the $1 2/3 Common Stock include the removal of certain existing and potential business conflicts between EDS and certain other GM business units; any decrease in GM's pension expense and funding obligations that may be caused by any appreciation resulting from the Split-Off in the EDS Common Stock to be owned by the pension plans for GM's hourly-rate and salaried employees; the receipt of the Special Inter-Company Payment; the terms of the new IT Services Agreements; and the elimination of the potential recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by GM of substantially all of the business of EDS. Certain of these factors, including the removal of potential business conflicts between EDS and Hughes and, with respect to Delco Electronics Corporation ("Delco"), the terms of the new IT Services Agreements, were also considered to have a positive effect on the holders of Class H Common Stock. The factors considered by the Capital Stock Committee and the GM Board to have a negative effect on the holders of the $1 2/3 Common Stock include the loss of ownership of its IT provider, EDS, the possible effect of the Split-Off on GM's credit rating and credit profile and the loss of the ability of General Motors to elect to recapitalize shares of Class E Common Stock as shares of $1 2/3 Common Stock. See "Special Factors--Background of the Split-Off--March 3, 1996 Capital Stock Committee Meeting," "--March 22, 1996 Capital Stock Committee Meeting," "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions" and "--Fairness Opinions."

 Advantages and Disadvantages of the Split-Off to the Holders of Class E Common Stock

  Factors considered by the Capital Stock Committee and the GM Board to have a positive effect on the holders of the Class E Common Stock included the benefits of owning an equity security like EDS Common Stock rather than Class E Common Stock, which is a derivative or "tracking" security; the removal of constraints on EDS' ability, as a subsidiary of GM, to participate in strategic alliances, including the ability to use EDS Common Stock in large acquisitions; the availability of new market opportunities and increased growth potential for EDS; lower cost of and better access to capital for EDS; the possibility that EDS Common Stock would be included in the Standard & Poor's 500 Index after the Split-Off; the release of EDS from certain liabilities relating to GM's U.S. pension plans; and the potential of holders of EDS Common Stock to realize premiums over prevailing market prices in connection with certain corporate transactions, including tender offers and other change of control transactions. The factors considered by the Capital Stock Committee and the GM Board to have a negative effect on the holders of Class E Common Stock were the payment of the Special Inter-Company Payment; the terms of the new IT Services Agreements; and the loss of the right to recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by GM of substantially all of the business of EDS and under certain other circumstances. See "Special Factors--Background of Split-Off--March 3, 1996 Capital Stock Committee Meeting," "--March 22, 1996 Capital Stock Committee Meeting," "-- Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions" and "--Fairness Opinions."

 Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions

  The Capital Stock Committee, which consists entirely of independent directors, has unanimously recommended that the GM Board proceed with the Transactions as being in the best interests of, and fair to,

General Motors and each class of GM common stockholders. Based upon, among other things, the GM Board's review and consideration of the terms and conditions of the Transactions and related matters, including the process of arm's-length negotiation established by the GM Board in order to develop the terms of the Split-Off, the oversight of such process and the GM/EDS relationship by the Capital Stock Committee and its recommendation, the reports and recommendations of the GM Team, the EDS Team and GM executive management, and the Merrill Lynch Fairness Opinion and the Lehman Brothers and Morgan Stanley Fairness Opinions, the GM Board has determined that the Transactions are in the best interests of, and fair to, General Motors and each class of GM common stockholders. Accordingly, the GM Board has unanimously approved the Transactions and recommends that General Motors common stockholders execute consents approving the Transactions, including the adoption of the Merger Agreement. For a description of the factors considered by the Capital Stock Committee and the GM Board in reaching their respective determinations, see "Special Factors--Background of the Split-Off" and "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions."

 Vote Required for Approval; Voting Securities Owned by Certain Persons

  Consummation of the Transactions is conditioned upon, among other things, receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. For purposes of the vote described in clause (i) above, and as provided for in the General Motors Certificate of Incorporation, holders of $1 2/3 Common Stock will be entitled to one vote per share, holders of Class E Common Stock will be entitled to one-eighth of a vote per share and holders of Class H Common Stock will be entitled to one-half of a vote per share. See "Solicitation of Written Consent of General Motors Common Stockholders." As of the Record Date, directors and executive officers of General Motors together held less than 1% of the outstanding shares of each class of GM common stock. As of the Record Date, pension, savings and incentive plans of General Motors (excluding its subsidiaries), including the GM Hourly Plan Special Trust, together beneficially owned approximately 14% of the $1 2/3 Common Stock outstanding, approximately 36% of the Class E Common Stock outstanding and approximately 5% of the Class H Common Stock outstanding. As of the Record Date, persons expected to be directors and executive officers of EDS upon consummation of the Split-Off together held less than 1% of the outstanding shares of each class of GM common stock. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS."

 Risk Factors Regarding EDS after the Split-Off

  Holders of Class E Common Stock will receive shares of EDS Common Stock in the Split-Off and should therefore be aware of certain risk factors with respect to an investment in EDS Common Stock, including that (i) the EDS Board may consider and implement after the Split-Off a dividend policy for EDS Common Stock that is different than the dividend policy that the GM Board has maintained with respect to the Class E Common Stock; (ii) it is anticipated that EDS may incur substantially more debt after the Split-Off than it has had while a subsidiary of GM and will borrow approximately $500 million to finance the Special Inter-Company Payment; (iii) there is currently no public market for EDS Common Stock and no assurance can be given that the trading price of a share of EDS Common Stock after the Split-Off will be equal to or greater than the trading price of a share of Class E Common Stock prior to the Split-Off;
(iv) although the percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly in recent years, GM will continue to account for a substantial portion of EDS' revenues upon consummation of the Split-Off; (v) the GM Hourly Plan Special Trust will hold approximately 31% of the outstanding EDS Common Stock immediately after the consummation of the Split-Off; (vi) there can be no assurance that the Split-Off will enable EDS to enter into major strategic alliances and take advantage of other growth opportunities or otherwise achieve the business objectives described herein; (vii) after the Split-Off, EDS may no longer be able to benefit from General Motors' worldwide network of business relationships with companies and government contacts; and (viii) the Restated Certificate of Incorporation of EDS (after giving effect to the Split-Off, the "EDS Certificate of Incorporation") and the EDS Bylaws (after giving effect to the Split-Off, the "EDS Bylaws"), as well as the EDS Rights Agreement (as hereinafter defined) and the provisions of certain other agreements, could have the effect of delaying, deferring or preventing a change in control of EDS after the Split-Off. See "Risk Factors Regarding EDS after the Split-Off."

 Risk Factors Regarding General Motors after the Split-Off

  Holders of $1 2/3 Common Stock and Class H Common Stock should be aware of certain risk factors, including that after the Split-Off, (i) GM will no longer own the outstanding stock of EDS and, accordingly, its balance sheet and income statement will no longer reflect the assets and operations of EDS; (ii) General Motors will no longer be able to consider the use of EDS funds and assets for GM's other businesses or corporate needs and the holders of $1 2/3 Common Stock and Class H Common Stock will lose their rights to share in the distribution of EDS' equity and assets upon the liquidation of General Motors; (iii) so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of such stock will affect the level of GM's pension expense and unfunded pension liability; and (iv) GM will no longer have an ownership interest in its principal IT provider, and its rights with respect to IT services provided by EDS will be derived solely by contract. See "Risk Factors Regarding General Motors after the Split-Off."

 Risk Factors Regarding Non-Consummation of the Split-Off

  Holders of all classes of General Motors common stock should be aware of certain factors if the Split-Off is not consummated, including that (i) there are certain actual and potential conflicts between the businesses of EDS and the other businesses of General Motors, as well as certain business objectives of EDS, that would need to be addressed in a different manner if EDS were to remain a subsidiary of General Motors, and there can be no assurance that the GM Board will be able to address these conflicts and objectives in a manner that will not have an adverse effect on the business, financial condition or results of operations of EDS or General Motors or on the market price of any class of GM common stock, and (ii) GM management has advised EDS management that, if the Split-Off is not consummated, General Motors would seek substantial changes to the Existing IT Services Agreements, including implementation of substantially all of the changes reflected in the IT Services Agreements, although no agreement has been reached between GM and EDS regarding the terms on which EDS will provide IT services to GM if the Split-Off is not consummated, and the Existing IT Services Agreements will remain in effect until GM and EDS agree to changes or the GM Board, upon recommendation of the Capital Stock Committee, determines that particular changes should be made and that such changes are fair to all classes of GM common stockholders.

 No Appraisal Rights

  General Motors stockholders will not be entitled to any appraisal rights in connection with the Transactions. See "The Split-Off--No Appraisal Rights."

 Summary Comparison of Class E Common Stock and EDS Common Stock

  The following is a summary comparison of the terms of the outstanding Class E Common Stock and the EDS Common Stock proposed to be distributed in the Split-Off. For more detailed information regarding the terms of the Class E Common Stock and EDS Common Stock, see "Class E Common Stock," "EDS Capital Stock" and "Comparison of Class E Common Stock and EDS Common Stock."

                         CLASS E COMMON STOCK            EDS COMMON STOCK

GENERAL.............  Holders of Class E Common   Holders of EDS Common Stock
                      Stock are stockholders of   will be stockholders of EDS,
                      General Motors, not of      which will no longer be a
                      EDS, and have an interest   subsidiary of General Motors,
                      in the equity and assets    and will have an equity in-
                      of General Motors, which    terest in EDS. EDS is a Dela-
                      includes 100% of the        ware corporation.
                      stock of EDS. General Mo-
                      tors is a Delaware corpo-
                      ration.

DIVIDEND POLICY.....  Under the General Motors    Under Delaware law and the
                      Certificate of Incorpora-   EDS Certificate of Incorpora-
                      tion, dividends on Class    tion, dividend policy with
                      E Common Stock may be de-   respect to the EDS Common
                      clared and paid only to     Stock will be determined by
                      the extent of the sum of    the EDS Board. EDS management
                      (i) the paid in surplus     intends to recommend to the
                      of General Motors attrib-   EDS Board at its first meet-
                      utable to the Class E       ing following consummation of
                      Common Stock plus (ii) an   the Split-Off that EDS con-
                      allocated portion of the    tinue to pay quarterly divi-
                      earnings of General Mo-     dends through 1996 in an
                      tors attributable to EDS,   amount equal to $0.15 per
                      determined as described     share. The EDS Board will not
                      herein under "Class E       be required to follow such
                      Common Stock" (the          recommendation by EDS manage-
                      "Available Separate Con-    ment. The EDS Board will be
                      solidated Net Income" of    free to adopt such dividend
                      EDS). The current divi-     policy as it deems appropri-
                      dend policy of the GM       ate and, during or after
                      Board is to pay dividends   1996, to change its dividend
                      on Class E Common Stock,    policies and practices from
                      when, as and if declared    time to time and to decrease
                      by the GM Board, at an      or increase the dividends
                      annual rate equal to ap-    paid on the EDS Common Stock
                      proximately 30% of the      on the basis of EDS' finan-
                      Available Separate Con-     cial condition, earnings and
                      solidated Net Income of     capital requirements and
                      EDS for the prior year.     other factors the EDS Board
                                                  may deem relevant.

VOTING RIGHTS.......  Holders of Class E Common   Holders of EDS Common Stock
                      Stock are entitled to       will be entitled to cast one
                      cast one-eighth of a vote   vote per share on all matters
                      per share on all matters    submitted to a vote of the
                      submitted to a vote of      common stockholders of EDS.
                      the common stockholders
                      of General Motors and,
                      with specified excep-
                      tions, such holders vote
                      together as a single
                      class with the holders of
                      $1 2/3 Common Stock and
                      Class H Common Stock on
                      all matters based on
                      their respective voting
                      rights as set forth in
                      the General Motors Cer-
                      tificate of Incorpora-
                      tion.

                         CLASS E COMMON STOCK            EDS COMMON STOCK

LIQUIDATION RIGHTS..  Upon the liquidation,       Upon the liquidation, disso-
                      dissolution or winding up   lution or winding up of EDS,
                      of General Motors, after    after the preferential or
                      the holders of GM Pre-      participating amounts to
                      ferred Stock (if any) and   which the holders of EDS Pre-
                      GM Preference Stock re-     ferred Stock (if any) are en-
                      ceive the full preferen-    titled have been paid or set
                      tial amounts to which       aside for payment, holders of
                      they are entitled, hold-    EDS Common Stock will be en-
                      ers of Class E Common       titled to receive any assets
                      Stock will be entitled to   available for distribution to
                      share in the distribution   stockholders.
                      of the remaining avail-
                      able assets of General
                      Motors with all other
                      holders of GM common
                      stock in proportion to
                      their respective liquida-
                      tion units. Holders of
                      Class E Common Stock are
                      entitled to a number of
                      liquidation units equal
                      to approximately one-
                      eighth per share, com-
                      pared to approximately
                      one per share for holders
                      of $1 2/3 Common Stock
                      and approximately one-
                      half per share for hold-
                      ers of Class H Common
                      Stock.

RECAPITALIZATION      All outstanding shares of   Holders of EDS Common Stock
RIGHTS..............  Class E Common Stock may    will have no rights compara-
                      be recapitalized as         ble to those of holders of
                      shares of $1 2/3 Common     Class E Common Stock with re-
                      Stock (i) at any time af-   spect to the potential recap-
                      ter December 31, 1995, in   italization of Class E Common
                      the sole discretion of      Stock into $1 2/3 Common
                      the GM Board (provided,     Stock at a 120% exchange ra-
                      that during each of the     tio. Holders of EDS Common
                      five full fiscal years      Stock will, however, have the
                      preceding the recapitali-   potential to realize premiums
                      zation, the aggregate       over prevailing market prices
                      cash dividends on Class E   for EDS Common Stock in con-
                      Common Stock have been no   nection with certain corpo-
                      less than a specified       rate transactions, including
                      percentage of the Avail-    tender offers for EDS Common
                      able Separate Consoli-      Stock and change in control
                      dated Net Income of EDS     transactions involving EDS,
                      for the prior fiscal        although there can be no as-
                      year) and (ii) automati-    surance in this regard.
                      cally, if at any time
                      General Motors disposes
                      of substantially all of
                      the business of EDS. In
                      the event of any such re-
                      capitalization, each
                      holder of Class E Common
                      Stock would receive
                      shares of $1 2/3 Common
                      Stock having a market
                      value, as of a specified
                      date, equal to 120% of
                      the market value of such
                      holder's Class E Common
                      Stock on such date. As a
                      result of the Merger, the
                      General Motors Certifi-
                      cate of Incorporation
                      will be amended so that
                      the Split-Off will not
                      result in any such recap-
                      italization.

                         CLASS E COMMON STOCK            EDS COMMON STOCK

CERTAIN LIMITATIONS
ON CHANGES IN
CONTROL.............

                                                  The EDS Certificate of Incor-
                                                  poration and the EDS Bylaws
                      The holders of Class E      contain certain provisions,
                      Common Stock are not sub-   such as a "fair price" provi-
                      ject to provisions compa-   sion, which could have the
                      rable to the "fair price"   effect of delaying, deferring
                      provision in the EDS Cer-   or preventing a change in
                      tificate of Incorporation   control of EDS and of limit-
                      or the provisions of the    ing any opportunity to real-
                      EDS Rights Agreement.       ize premiums over prevailing
                                                  market prices for EDS Common
                                                  Stock in connection there-
                                                  with. In addition, the Rights
                                                  Agreement (the "EDS Rights
                                                  Agreement") to which EDS is a
                                                  party provides for preferred
                                                  stock purchase rights that
                                                  could have the same effect.
                                                  One such right will be at-
                                                  tached to each share of EDS
                                                  Common Stock distributed upon
                                                  conversion of a share of
                                                  Class E Common Stock in the
                                                  Split-Off.

LISTING.............  The Class E Common Stock    Application has been made to
                      is listed and traded on     list the EDS Common Stock on
                      the NYSE.                   the NYSE, and such applica-
                                                  tion has been granted pending
                                                  notice of issuance.

 Certain U.S. Federal Income Tax Considerations

  General Motors has received a ruling (the "Tax Ruling") from the IRS to the effect that the Split-Off will be treated as a tax-free exchange under Section 355 of the Code. Accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by either General Motors or holders of Class E Common Stock on the exchange of EDS Common Stock for Class E Common Stock pursuant to the Split-Off. The Tax Ruling is based on certain factual representations and assumptions, however, and does not address U.S. state or local or non-U.S. tax consequences or the tax consequences of transactions (if any) effectuated prior to or after the Split-Off. If any such factual representations or assumptions are incorrect or untrue in any material respect, the Tax Ruling may be invalidated. Current Treasury Regulations require each General Motors stockholder who receives EDS Common Stock pursuant to the Split-Off to attach to such stockholder's federal income tax return for the year in which the Split-Off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Split-Off. At the time that the letter of transmittal is sent to all current holders of Class E Common Stock, General Motors will provide such information to each holder of Class E Common Stock receiving EDS Common Stock in the Split-Off in order to enable each such holder to comply with such regulations. For a more detailed discussion of the federal income tax consequences of the Split-Off to General Motors and its stockholders, see "Special Factors--Certain U.S. Federal Income Tax Considerations."

 GM--PBGC Agreement

  GM expects that, effective upon consummation of the Split-Off, the U.S. Pension Benefit Guaranty Corporation (the "PBGC") will release EDS and its subsidiaries from all existing and potential liabilities relating to General Motors' U.S. pension plans under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pursuant to the procedures set forth in an agreement dated March 3, 1995 between General Motors and the PBGC (as amended, the "GM-PBGC Agreement"). The PBGC has executed appropriate release instruments and has delivered them to an escrow agent for delivery to GM and EDS following consummation of the Split-Off. The GM-PBGC Agreement was entered into in connection with the March 1995 contribution by GM to the GM Hourly Plan of
173.2 million shares of Class E Common Stock and $4 billion in cash. See "Special Factors--Effects of the Split-Off" and "--GM-PBGC Agreement."

 Certain Litigation

  Two purported class actions relating to the Split-Off, the consolidated action Solomon v. General Motors Corporation, et al. and TRV Holding Company v. General Motors Corporation, et al., and Ward, et al., as Trustees for the Eisenberg Children's Irrevocable Trust II v. General Motors Corporation, et al., have been filed against General Motors and its directors in Delaware Chancery Court. Both of the complaints seek injunctive relief against the Split-Off, and the Solomon/TRV complaints seek monetary damages in addition. See "Special Factors--Certain Litigation." General Motors believes that the suits are without merit and intends to defend against them vigorously.

 Regulatory Requirements

  GM and EDS believe that no material U.S. federal or other regulatory requirements remain to be complied with by GM or EDS, and no material approvals thereunder must be obtained by GM or EDS, in order to consummate the Split-Off. However, there may be certain regulatory (e.g., securities and competition) requirements to be complied with and approvals to be obtained by GM and EDS outside of the United States in connection with the consummation of the Split-Off. GM and EDS are currently working together to evaluate and comply in all material respects with such requirements and to obtain all such approvals, and do not anticipate that any such foreign requirements will hinder, delay or restrict in any material respect consummation of the Transactions. See "The Split-Off--Regulatory Requirements."

AMENDED EDS INCENTIVE PLAN

 General

  The Amended EDS Incentive Plan is intended to amend and restate the Existing EDS Incentive Plan in order, among other things, to provide that awards made thereunder will be in the form of EDS Common Stock rather than Class E Common Stock. Awards to employees of EDS under the Amended EDS Incentive Plan may be made in the form of stock options, stock appreciation rights, restricted or non-restricted stock or units denominated in stock, cash awards, performance awards or any combination of the foregoing. Awards to nonemployee directors of EDS under such plan will be in the form of grants of stock options and restricted stock. The aggregate number of shares of EDS Common Stock that will be available for grant under the Amended EDS Incentive Plan (in addition to shares that are subject to outstanding awards at the time of consummation of the Split-Off) will be 60,000,000, which is approximately 35% less than the number of shares of Class E Common Stock that are currently available for grant under the Existing EDS Incentive Plan. The Amended EDS Incentive Plan will be administered by the Compensation and Benefits Committee of the EDS Board.

 Stockholder Approval; Vote Required

  Approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is being sought to ensure that the deductibility by EDS, for U.S. federal income tax purposes, of certain performance-based awards made under the Amended EDS Incentive Plan will not be limited by Section 162(m) of the Code. Approval of the Amended EDS Incentive Plan is independent of the vote on the Transactions and will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. See "Solicitation of Written Consent of General Motors Common Stockholders."

 Effectiveness of Plan

  If the Amended EDS Incentive Plan is approved by the stockholders of General Motors, it will become effective in its entirety upon consummation of the Split-Off. If the Amended EDS Incentive Plan is not approved by the stockholders of General Motors, the Existing EDS Incentive Plan will remain in effect (with certain modifications intended to reflect, among other things, the assumption of such plan by EDS upon the consummation of the Split-Off) and the Amended EDS Incentive Plan will become effective upon the consummation of the Split-Off to the extent that it relates to nonemployee directors of EDS but will not become effective to the extent that it relates to employees of EDS. See "EDS Management and Executive Compensation--Amended EDS Incentive Plan" and "--Existing EDS Incentive Plan."

               CERTAIN PER SHARE AND OTHER FINANCIAL INFORMATION

  The following table presents selected historical and pro forma per share data for all three classes of GM common stock and selected pro forma per share data for the EDS Common Stock. The historical per share data as of and for the year ended December 31, 1995 have been derived from General Motors' Consolidated Financial Statements and should be read in conjunction with such Consolidated Financial Statements (including the notes thereto) and Management's Discussion and Analysis in the GM 1995 Form 10-K, which is incorporated herein by reference, including the information with respect to EDS in Exhibit 99(a) thereto. The pro forma per share data for all three classes of GM common stock and the EDS Common Stock as of and for the year ended December 31, 1995 give effect to the Transactions and have been derived from, and should be read in conjunction with, the financial data set forth under "General Motors Unaudited Pro Forma Condensed Consolidated Financial Statements" and "EDS Unaudited Pro Forma Condensed Consolidated Financial Statements." The pro forma per share data for all three classes of GM common stock and the EDS Common Stock are not necessarily indicative of future operating results.

                   GM COMMON STOCK HISTORICAL PER SHARE DATA

                                                             AS OF AND FOR
                                                            THE YEAR ENDED
                                                           DECEMBER 31, 1995
                                                       -------------------------
                                                        $1 2/3
                                                       PAR VALUE CLASS E CLASS H
                                                       --------- ------- -------
      Book value per share (a)........................  $24.37    $3.11  $12.20
      Cash dividends per share........................    1.10     0.52    0.92
      Earnings per share attributable
       to common stocks...............................    7.21     1.96    2.77

                  GM COMMON STOCK PRO FORMA PER SHARE DATA(B)

                                                             AS OF AND FOR
                                                            THE YEAR ENDED
                                                           DECEMBER 31, 1995
                                                       -------------------------
                                                        $1 2/3
                                                       PAR VALUE CLASS E CLASS H
                                                       --------- ------- -------
      Book value per share (a)........................  $22.30    $--    $11.15
      Earnings per share attributable
       to common stocks...............................    7.41     --      2.77

                 EDS COMMON STOCK PRO FORMA PER SHARE DATA (C)

                                                    AS OF AND FOR THE YEAR ENDED
                                                         DECEMBER 31, 1995
                                                    ----------------------------
      Book value per share (d).....................            $9.16
      Earnings per share...........................             1.64

- --------
(a) Determined based on the liquidation rights with respect to the assets of General Motors associated with the three classes of General Motors common stock. For a description of such liquidation rights, see "Class E Common Stock."
(b) Pro forma amounts reflect the removal of the assets and liabilities of EDS, the impact of the IT Services Agreements, the Special Inter-Company Payment and other items related to the Split-Off and the reclassification of EDS' operating results to income from discontinued operations.
(c) Pro forma amounts include adjustments to reflect the impact of the IT Services Agreements, the Special Inter-Company Payment (including, with respect to EDS Common Stock, the financing thereof) and other items related to the Split-Off. For certain information regarding the anticipated 1996 financial impact of the Transactions on EDS, see "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations."
(d) Calculated by dividing book value of the net assets of EDS by the number of shares of EDS Common Stock expected to be outstanding upon consummation of the Split-Off.

  On August 4, 1995, the last trading day before General Motors announced that it intended to pursue a split-off of EDS through which EDS would become an independent, public company, the closing price of the Class E Common Stock, as reported on the NYSE Composite Tape, was $43 5/8, and the aggregate market value of the outstanding Class E Common Stock was approximately $19.1 billion. On such date, the closing price of the $1 2/3 Common Stock and the Class H Common Stock, as reported on the NYSE Composite Tape, was $48 1/4 and $41 7/8, respectively, and the aggregate market value of the outstanding $1 2/3 Common Stock and the outstanding Class H Common Stock was approximately $36.1 billion and $4.0 billion, respectively.

  On December 29, 1995, the last trading day before General Motors announced that it had received the Tax Ruling, the closing price of the Class E Common Stock, as reported on the NYSE Composite Tape, was $52, and the aggregate market value of the outstanding Class E Common Stock was approximately $22.8 billion. On such date, the closing price of the $1 2/3 Common Stock and the Class H Common Stock, as reported on the NYSE Composite Tape, was $52 7/8 and $49 1/8, respectively, and the aggregate market value of the outstanding $1 2/3 Common Stock and the outstanding Class H Common Stock was approximately $39.8 billion and $4.8 billion, respectively.

  On March 29, 1996, the last trading day before General Motors announced that the GM Board had approved the Transactions, the closing price of the Class E Common Stock, as reported on the NYSE Composite Tape, was $57, and the aggregate market value of the outstanding Class E Common Stock was approximately $27.7 billion. On such date, the closing price of the $1 2/3 Common Stock and the Class H Common Stock, as reported on the NYSE Composite Tape, was $53 1/4 and $63 1/4, respectively, and the aggregate market value of the outstanding $1 2/3 Common Stock and the outstanding Class H Common Stock was approximately $40.3 billion and $6.2 billion, respectively.

               GENERAL MOTORS RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

  The following table presents GM's historical and pro forma ratio of earnings to fixed charges for the periods indicated. The historical ratio of earnings to fixed charges for the years ended December 31, 1995 and 1994 have been derived from General Motors' Consolidated Financial Statements and should be read in conjunction with such Consolidated Financial Statements (including the notes thereto) and Management's Discussion and Analysis in the GM 1995 Form 10-K, which is incorporated herein by reference, including the information with respect to EDS in Exhibit 99(a) thereto. The GM pro forma ratio of earnings to fixed charges for the year ended December 31, 1995 gives effect to the Transactions and has been derived from and should be read in conjunction with the financial data set forth under "General Motors Unaudited Pro Forma Condensed Consolidated Financial Statements." The GM pro forma ratio of earnings to fixed charges is not necessarily indicative of future operating results.

                                    YEARS ENDED DECEMBER 31,
                   ----------------------------------------------------------------------------
                    PRO FORMA
                      1995                       1995                                     1994
                    ---------                    ----                                     ----
                       2.42                       2.52                                     2.51

  For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of consolidated income before cumulative effect of accounting change plus income taxes and fixed charges included in net income after eliminating the amortization of capitalized interest and the undistributed earnings of affiliates; "fixed charges" consist of interest and related charges on debt, that portion of rentals deemed to be interest, and interest capitalized in the period.

  For purposes of computing the pro forma ratio of earnings to fixed charges, "earnings" consist of pro forma income from continuing operations before cumulative effect of accounting change plus pro forma income taxes and pro forma fixed charges included in pro forma income from continuing operations after eliminating the pro forma amortization of capitalized interest and the pro forma undistributed earnings of affiliates; pro forma "fixed charges" consist of pro forma interest and related charges on debt, that portion of pro forma rentals deemed to be interest, and pro forma interest capitalized in the period.

                GENERAL MOTORS SUMMARY CONSOLIDATED HISTORICAL
                         AND PRO FORMA FINANCIAL DATA

  The following General Motors summary consolidated historical financial data have been derived from General Motors' Consolidated Financial Statements. Such data should be read in conjunction with General Motors' Consolidated Financial Statements (including the notes thereto) and Management's Discussion and Analysis in the GM 1995 Form 10-K, which is incorporated herein by reference, including the information with respect to EDS in Exhibit 99(a) thereto. The General Motors summary consolidated historical financial data as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from General Motors' Consolidated Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors. The summary consolidated financial data presented with GMAC on an equity basis as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 are unaudited. The General Motors unaudited summary consolidated pro forma financial data as of and for the year ended December 31, 1995 give effect to the Transactions and have been derived from, and should be read in conjunction with, the financial data set forth under "General Motors Unaudited Pro Forma Condensed Consolidated Financial Statements." Pro forma data are not necessarily indicative of future financial position or operating results.

                                    AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                         ------------------------------------------------------------------
                         PRO FORMA
                          1995(A)    1995(B)    1994(C)      1993     1992(D)     1991(E)
                         ---------- ---------- ---------- ---------- ----------  ----------
                                                   (IN MILLIONS)
OPERATING RESULTS
 Total net sales and
  revenues.............. $160,272.5 $168,828.6 $154,951.2 $138,219.5 $132,242.2  $123,108.8
                         ---------- ---------- ---------- ---------- ----------  ----------
 Costs and expenses.....  151,763.5  159,052.3  146,597.9  134,694.2  134,338.3   126,180.3
 Special provision for
  scheduled plant
  closings and other
  restructurings........        --         --         --       950.0    1,237.0     2,820.8
                         ---------- ---------- ---------- ---------- ----------  ----------
   Total costs and
    expenses............  151,763.5  159,052.3  146,597.9  135,644.2  135,575.3   129,001.1
                         ---------- ---------- ---------- ---------- ----------  ----------
 Income (Loss) from
  continuing operations
  before cumulative
  effect of accounting
  changes...............    6,134.5    6,932.5    5,658.7    2,465.8   (2,620.6)   (4,992.0)
                         ---------- ---------- ---------- ---------- ----------  ----------
 Net income (loss)...... $  6,982.7 $  6,880.7 $  4,900.6 $  2,465.8 $(23,498.3) $ (4,452.8)
                         ========== ========== ========== ========== ==========  ==========
BALANCE SHEET DATA
 Cash and marketable
  securities............ $ 16,517.6 $ 16,642.9 $ 16,075.6 $ 17,962.7 $ 15,107.7  $ 10,192.4
                         ---------- ---------- ---------- ---------- ----------  ----------
 Total assets...........  208,006.5  217,123.4  198,598.7  188,200.9  190,196.0   184,074.6
                         ---------- ---------- ---------- ---------- ----------  ----------
 Notes and loans
  payable...............   81,221.7   83,323.5   73,730.2   70,441.2   82,592.3    94,022.1
                         ---------- ---------- ---------- ---------- ----------  ----------
 Stockholders' equity...   18,748.7   23,345.5   12,823.8    5,597.5    6,225.6    27,327.6
                         ---------- ---------- ---------- ---------- ----------  ----------
 Cumulative Amount
  Available for Payment
  of Dividends (f)
  Class E Common Stock.. $      --  $ 10,672.1 $  3,752.1 $  3,243.8 $  2,546.4  $  1,753.0
  Class H Common Stock..    2,909.5    2,909.5    2,169.3    1,886.7    1,582.9     1,218.5
  $1 2/3 Par Value
   Common Stock.........   18,496.7   12,474.7    9,013.8    4,870.0    3,487.7    23,264.1
                         ---------- ---------- ---------- ---------- ----------  ----------
   Total................ $ 21,406.2 $ 26,056.3 $ 14,935.2 $ 10,000.5 $  7,617.0  $ 26,235.6
                         ========== ========== ========== ========== ==========  ==========

                                    AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                         ------------------------------------------------------------------
                         PRO FORMA
                          1995(A)    1995(B)    1994(C)      1993     1992(D)     1991(E)
                         ---------- ---------- ---------- ---------- ----------  ----------
                                                   (IN MILLIONS)
GM OPERATIONS WITH
 GMAC ON AN EQUITY
 BASIS:
OPERATING RESULTS
 Total net sales and
  revenues.............. $143,753.7 $152,614.5 $141,576.0 $125,252.7 $118,571.6  $109,156.9
                         ---------- ---------- ---------- ---------- ----------  ----------
 Costs and expenses.....  138,146.9  145,630.5  134,815.3  122,812.1  121,420.0   112,719.3
 Special provision for
  scheduled plant
  closings and other
  restructurings........        --         --         --       950.0    1,237.0     2,820.8
                         ---------- ---------- ---------- ---------- ----------  ----------
 Total costs and
  expenses..............  138,146.9  145,630.5  134,815.3  123,762.1  122,657.0   115,540.1
                         ---------- ---------- ---------- ---------- ----------  ----------
 Income (Loss) from
  continuing operations
  before cumulative
  effect of accounting
  changes...............    6,134.5    6,932.5    5,651.3    2,465.8   (2,903.2)   (4,660.5)
                         ---------- ---------- ---------- ---------- ----------  ----------
 Net income (loss)...... $  6,982.7 $  6,880.7 $  4,900.6 $  2,465.8 $(23,498.3) $ (4,452.8)
                         ========== ========== ========== ========== ==========  ==========
BALANCE SHEET DATA
 Cash and marketable
  securities............ $ 10,740.8 $ 10,866.1 $ 10,976.4 $ 10,485.0 $  7,960.8  $  4,419.4
                         ---------- ---------- ---------- ---------- ----------  ----------
 Total assets...........  126,062.4  135,243.3  126,334.9  120,980.5  121,356.2   104,797.5
                         ---------- ---------- ---------- ---------- ----------  ----------
 Long-term debt and
  capitalized leases....    6,467.0    6,134.0    6,218.7    6,383.6    7,055.4     6,699.1
                         ---------- ---------- ---------- ---------- ----------  ----------
 Stockholders' equity...   18,748.7   23,345.5   12,823.8    5,597.5    6,225.6    27,327.6
                         ---------- ---------- ---------- ---------- ----------  ----------

- --------
(a) The unaudited summary consolidated pro forma financial data give effect to the removal of assets and liabilities of EDS; the reclassification of EDS' operating results to income from discontinued operations; the receipt by GM of the Special Inter-Company Payment; adjustments to costs and expenses to reflect communication and information processing charges under the terms of the IT Services Agreements and additional selling, general, and administrative costs incurred as a result of the Split-Off; and income tax expense on the pro forma adjustments calculated at 38%.
(b) In November 1995, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on its Issue No. 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Resale Value." Adoption of this consensus, effective January 1, 1995, resulted in an unfavorable cumulative effect of $51.8 million, or $0.07 per share, attributable to $1 2/3 Common Stock.
(c) Effective January 1, 1994, GM adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The unfavorable cumulative effect of adopting SFAS No. 112 was $758.1 million, or $751.3 million, or $1.05 per share, attributable to $1 2/3 Common Stock and $6.8 million, or $0.08 per share, attributable to Class H Common Stock.
(d) GM adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1992. The unfavorable cumulative effect of adopting SFAS No. 106 was $20,687.3 million, or $33.38 per share, attributable to $1 2/3 Common Stock and $150.4 million, or $2.08 per share, attributable to Class H Common Stock. Also, effective January 1, 1992, Hughes Aircraft Company changed its revenue recognition policy for certain commercial businesses. The unfavorable effect of this change on 1992 earnings was $32.8 million, or $0.05 per share, attributable to $1 2/3 Common Stock, and $7.2 million, or $0.10 per share, attributable to Class H Common Stock.
(e) Effective January 1, 1991, accounting procedures were changed to include in inventory general purpose spare parts previously charged directly to expense. The effect of this change on 1991 earnings was a favorable adjustment of $302.7 million, or $0.50 per share, attributable to $1 2/3 Common Stock, and $3.8 million, or $0.04 per share, attributable to Class H Common Stock. Also, GM adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1991. The favorable (unfavorable) cumulative effect of adopting SFAS No. 109 was $230.5 million, or $0.38 per share, attributable to $1 2/3 Common Stock, ($6.1) million, or ($0.03) per share, attributable to Class E Common Stock, and $8.3 million, or $0.09 per share, attributable to Class H Common Stock.
(f) Amount of funds legally available as of such date for the payment of dividends on each class of GM common stock under the General Motors Certificate of Incorporation.

        EDS SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following EDS summary consolidated historical financial data have been derived from EDS' Consolidated Financial Statements. Such data should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included as Appendix C to this Solicitation Statement/Prospectus, and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." The EDS summary consolidated historical financial data as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from EDS' Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors. The EDS unaudited summary consolidated pro forma financial data as of and for the year ended December 31, 1995 give effect to the Transactions and have been derived from, and should be read in conjunction with, the financial data set forth under "EDS Unaudited Pro Forma Condensed Consolidated Financial Statements." Pro forma data are not necessarily indicative of future financial position or operating results.

                                  AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------------
                          PRO FORMA
                           1995(A)     1995      1994      1993      1992     1991(B)
                          ---------  --------  --------- --------- --------- ---------
                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Systems and other
 contracts revenues
 General Motors and
  affiliates............  $ 3,715.3  $3,891.1  $ 3,547.2 $ 3,323.7 $ 3,348.5 $ 3,362.2
 Outside customers......    8,531.0   8,531.0    6,412.9   5,183.6   4,806.7   3,666.3
                          ---------  --------  --------- --------- --------- ---------
 Total revenues.........   12,246.3  12,422.1    9,960.1   8,507.3   8,155.2   7,028.5
                          ---------  --------  --------- --------- --------- ---------
Costs and expenses
 Cost of revenues.......    9,604.6   9,601.6    7,529.4   6,390.6   6,205.8   5,415.1
 Selling, general, and
  administrative........    1,299.0   1,291.5    1,187.1   1,005.4     969.3     761.9
                          ---------  --------  --------- --------- --------- ---------
 Total costs and
  expenses..............   10,903.6  10,893.1    8,716.5   7,396.0   7,175.1   6,177.0
                          ---------  --------  --------- --------- --------- ---------
Operating income........    1,342.7   1,529.0    1,243.6   1,111.3     980.1     851.5
Interest and other
 income, net............      (97.0)    (62.0)      40.6      20.0      20.7      42.2
                          ---------  --------  --------- --------- --------- ---------
Income before income
 taxes..................    1,245.7   1,467.0    1,284.2   1,131.3   1,000.8     893.7
Provision for income
 taxes..................      450.7     528.1      462.3     407.3     365.3     330.7
Cumulative effect of
 accounting change(b)...        --        --         --        --        --      (15.5)
                          ---------  --------  --------- --------- --------- ---------
Net Income/Separate
 Consolidated Net Income
 (c)(d).................  $   795.0  $  938.9  $   821.9 $   724.0 $   635.5 $   547.5
                          =========  ========  ========= ========= ========= =========
Average number of shares
 of Class E Common Stock
 outstanding (Numerator)
 (d)....................        --      404.6      260.3     243.0     209.1     195.3
Class E Dividend Base
 (Denominator) (d)......        --      483.7      481.7     480.6     479.3     478.1
Available Separate
 Consolidated Net Income
 (d)....................        --   $  795.5  $   444.4 $   367.2 $   278.4 $   223.6
Earnings per share
 attributable to Class E
 Common
 Stock (d)..............        --       1.96       1.71      1.51      1.33      1.14
Dividends per share of
 Class E Common Stock
 (d)....................        --       0.52       0.48      0.40      0.36      0.32
Weighted average number
 of EDS common shares
 outstanding............      483.6       --         --        --        --        --
Net income per share....  $    1.64       --         --        --        --        --
BALANCE SHEET DATA
Cash and marketable
 securities.............  $   638.6  $  638.6  $   757.8 $   607.5 $   587.9 $   415.8
Current assets..........    4,368.1   4,381.5    3,354.1   2,506.8   2,157.0   1,945.6
Total assets (c)(e).....   10,785.8  10,832.4    8,786.5   6,942.1   6,123.5   5,703.2
Current liabilities.....    3,296.4   3,261.4    2,873.2   2,160.4   1,903.1   2,396.7
Long-term debt..........    2,352.8   1,852.8    1,021.0     522.8     561.1     281.9
Stockholders' equity
 (e)(f).................    4,430.2   4,978.5    4,232.5   3,617.4   3,063.4   2,610.3
OTHER DATA
Depreciation and
 amortization...........  $ 1,107.8  $1,107.8  $   771.1 $   626.8 $   603.2 $   524.4
Expenditures for
 property
 and equipment..........    1,261.5   1,261.5    1,186.0     816.4     639.0     673.2

- --------
(a) Pro forma amounts include adjustments to reflect the impact of the IT Services Agreements, the Special Inter-Company Payment (and the financing thereof) and other items related to the Split-Off. For certain information regarding the anticipated 1996 financial impact of the Transactions, see "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations."
(b) Effective January 1, 1991, GM and its affiliates (including EDS) adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change at January 1, 1991 was a charge of $15.5 million, of which $6.1 million, or $0.03 per share, was attributable to Class E Common Stock.
(c) Separate Consolidated Net Income and Total assets exclude the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS.
(d) Calculated for purposes related to the Class E Common Stock, which will be converted into EDS Common Stock on a one-for-one basis pursuant to the Split-Off.
(e) Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS).
(f) General Motors' equity in its indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

                RISK FACTORS REGARDING EDS AFTER THE SPLIT-OFF

  Holders of Class E Common Stock will receive shares of EDS Common Stock in the Split-Off and should therefore consider carefully, in addition to the other information set forth in this Solicitation Statement/Prospectus, the following factors.

DIVIDEND POLICY

  The payment of dividends on the Class E Common Stock is subject to the policies and practices of the GM Board. The current dividend policy of the GM Board is to pay quarterly dividends on the Class E Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year. Under the current policies and practices of the GM Board, the quarterly dividend paid on each share of Class E Common Stock was $0.13 per share during 1995. In February 1996, the GM Board increased the quarterly dividend on Class E Common Stock to $0.15 per share. The GM Board reserves the right to reconsider from time to time its policies and practices regarding dividends on Class E Common Stock and to increase or decrease the dividends paid on Class E Common Stock on the basis of General Motors' consolidated financial position, including liquidity, and other factors, including the earnings and consolidated financial position of EDS. See "Class E Common Stock."

  Following the Split-Off, the dividend policy and practices with respect to the EDS Common Stock will be as determined and as may be changed from time to time by the EDS Board, not the GM Board. Under Delaware law and the EDS Certificate of Incorporation, the EDS Board is not required to declare dividends on the EDS Common Stock. EDS management intends to recommend to the EDS Board at its first meeting following consummation of the Split-Off that EDS continue to pay quarterly dividends through 1996 in an amount equal to $0.15 per share. The EDS Board will not be required to follow such recommendation by EDS management. The EDS Board will be free to adopt such dividend policy as it deems appropriate and, during or after 1996, to change its dividend policies and practices from time to time and to decrease or increase the dividends paid on the EDS Common Stock on the basis of EDS' financial condition, earnings and capital requirements and other factors the EDS Board may deem relevant. See "Plans and Proposals of EDS--EDS Dividend Policy."

INCREASED LEVERAGE; NO ASSURANCE OF ACCESS TO CAPITAL

  After the Split-Off, it is expected that EDS may over time incur substantially more debt than it has while a subsidiary of GM. EDS expects that it will borrow approximately $500 million under its existing commercial paper and committed credit facilities to finance the Special Inter-Company Payment. In addition, EDS' financial leverage is expected to increase in the future as it borrows additional funds to meet its growing capital needs. EDS management believes that EDS' stable revenues should permit it to sustain a higher debt to equity ratio than that which it currently maintains as a subsidiary of GM and that such a higher level of debt will be necessary to provide EDS with the capital it needs to fund future growth. The degree to which EDS is leveraged, however, could under certain circumstances limit its financial and operating flexibility. To the extent that EDS is more highly leveraged following the Split-Off, EDS may also be required to pay higher interest rates on its outstanding borrowings. Furthermore, although General Motors and EDS believe that the Split-Off will enhance EDS' access to the capital necessary for investment in its business growth, there can be no assurance in this regard. See "Special Factors--Purposes of the Split-Off" and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

NO PRIOR PUBLIC MARKET FOR EDS COMMON STOCK; NO ASSURANCE AS TO MARKET PRICE

  Although the Class E Common Stock (which is a stock of General Motors designed to provide holders with financial returns based on the performance of
EDS) has been traded publicly since its initial issuance in 1984, there has been no public market for the EDS Common Stock since such time. Because, among other things, EDS Common Stock will be a security of EDS (rather than a security of GM), with different terms than the Class E Common Stock (including no rights comparable to the potential recapitalization of Class E Common Stock into

$1 2/3 Common Stock at a 120% exchange ratio under certain circumstances), there can be no assurance that the public market for EDS Common Stock will be similar to the public market for Class E Common Stock. See "EDS Capital Stock" and "Comparison of Class E Common Stock and EDS Common Stock." Based on the one-for-one exchange ratio for the Split-Off, approximately 485 million shares of EDS Common Stock will be issued and outstanding immediately after the Split-Off, which shares have been approved for listing on the NYSE subject to notice of issuance. Based on the ownership of Class E Common Stock on the Record Date, immediately after the Split-Off, shares of EDS Common Stock will be broadly distributed among numerous individual and institutional holders, and approximately 149.5 million shares will be held by the GM Hourly Plan Special Trust. Ultimately, the value of each share of EDS Common Stock will be principally determined in the trading markets and could be influenced by many factors, including the terms and conditions of the Split-Off, operations of EDS, the growth and expansion of EDS' business, investors' expectations of EDS' prospects, trends and uncertainties affecting the IT industry as a whole, issuances and repurchases of EDS Common Stock, and general economic and other conditions. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the trading value of each share of EDS Common Stock immediately after the Split-Off will be consistent with the trading value of each share of Class E Common Stock immediately before the Split-Off. The trading value of EDS Common Stock could be higher or lower than the trading value of Class E Common Stock, and GM and EDS are unable to estimate whether such difference (whether favorable or unfavorable) will be material to holders of EDS Common Stock.

DEPENDENCE ON MAJOR CUSTOMER; CHANGES IN PRICING AND TERMS

  Although the percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly in recent years as a result of the revenue growth of EDS' non-GM business, General Motors continues to account for a substantial portion of EDS' revenues. During the year ended December 31, 1995, the portion of EDS' revenues (excluding interest and other income) attributable to the performance of IT and other services on behalf of General Motors and its affiliates was approximately 31%. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS.

  Immediately prior to the Merger, General Motors and EDS will enter into the Master Services Agreement and certain other related IT Services Agreements. The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. However, unlike the Existing Master Services Agreement (which does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity), the Master Services Agreement provides for an initial term of 10 years from the date upon which the Split-Off is consummated, which may be extended by agreement of the parties. Furthermore, the Master Services Agreement will provide General Motors with termination rights under certain circumstances, including upon the occurrence of certain changes in control of EDS.

  In addition, the IT Services Agreements provide that certain significant changes will be made to the pricing and terms of services provided by EDS. Among other things, the parties have agreed that the rates charged by EDS to General Motors for certain information processing activities and communication services will be reduced and that the parties will work together to achieve targets for increased structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, commencing in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. The GM Board believes that such changes are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee will no longer be able to monitor the IT service arrangements between the parties, (ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry and (iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

  Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. Additionally, EDS expects that the changes reflected in the IT Services Agreements could reduce its 1996 earnings per share by as much as $0.07 to $0.14. The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements would not have a material adverse effect in the long term on the results of operations of EDS. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of EDS--Revenues."

SIGNIFICANT STOCKHOLDER

  As of the Record Date, the GM Hourly Plan Special Trust owned approximately
149.5 million shares of Class E Common Stock and, assuming none of such shares are sold, upon consummation of the Split-Off, will own approximately 31% of the outstanding EDS Common Stock. United States Trust Company of New York and its affiliate, U.S. Trust Company of California, N.A. (together, the "GM Hourly Plan Trustees"), as the independent trustees of the GM Hourly Plan Special Trust, have the authority and discretion to cause the GM Hourly Plan Special Trust to hold such shares of Class E Common Stock (and following the Split-Off, of EDS Common Stock) or to sell all or any portion thereof from time to time as they deem appropriate. The shares owned by the GM Hourly Plan Special Trust are subject to certain agreements that restrict the transferability of such shares and that provide certain registration rights with respect thereto. GM and EDS have been advised that, in order to discharge their fiduciary duties, the GM Hourly Plan Trustees continually look for attractive opportunities to sell a portion of their holdings of Class E Common Stock (and following the Split-Off, EDS Common Stock). There can be no assurance as to the timing or size of any offerings of shares owned by the GM Hourly Plan Special Trust since, subject to the terms of the agreements referred to above, the GM Hourly Plan Trustees have the right to sell such shares at any time. The sale of shares by the GM Hourly Plan Special Trust will depend on, among other things, market conditions, the price of, and demand for, such shares, and other factors outside the control of EDS. Although the GM Hourly Plan Trustees have notified GM and EDS of their intent to manage the disposition of shares of EDS Common Stock in a manner consistent with maintaining an orderly market for the EDS Common Stock, there can be no assurance in this regard and sales of substantial amounts of EDS Common Stock by the GM Hourly Plan Special Trust could adversely affect the then prevailing market price for the EDS Common Stock and could impair EDS' ability to raise additional capital through the sale of equity securities.

  The GM Hourly Plan Trustees have the authority and discretion to direct the voting and exercise of all other rights relating to the shares of Class E Common Stock (and after the Split-Off, of EDS Common Stock) held by the GM Hourly Plan Special Trust. Although the GM Hourly Plan Trustees have stated that such stock was not acquired for such purpose, the level of such ownership will give the GM Hourly Plan Special Trust sufficient voting power to influence the direction and policies of EDS, the election of the EDS Board and the outcome of any other corporate action requiring stockholder approval. As described below under "--Certain Limitations on Changes in Control of EDS," the GM Hourly Plan Special Trust is a party to certain agreements which restrict its ability to transfer shares of Class E Common Stock (and EDS Common Stock after the Split-Off) and to vote in favor of certain business combinations involving EDS. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust."

NO ASSURANCE OF STRATEGIC ALLIANCES AND OTHER BUSINESS OPPORTUNITIES

  The Split-Off is intended, among other things, to remove limitations on EDS' ability to participate in major strategic alliances and to obtain additional business that are believed to result from EDS' status as a subsidiary of General Motors. EDS is not currently a party to any agreement or understanding with respect to any material strategic alliance or business combination. Although General Motors and EDS believe that the Split-Off will enhance EDS' ability to enter into major strategic alliances and take advantage of other growth opportunities, no assurance can be given in this regard. Furthermore, there can be no assurance as to whether and to what extent any of the business objectives of the Split-Off will be achieved if the Split-Off is consummated. See "Special Factors-- Purposes of the Split-Off." The ability of EDS to enter into and consummate business combinations will be limited by the matters described below under "-- Certain Limitations on Changes in Control of EDS."

TERMINATION OF SUBSIDIARY RELATIONSHIP WITH GENERAL MOTORS

  As a subsidiary of General Motors, EDS has been able to benefit since 1984 from General Motors' extensive network of business relationships with companies and government contacts around the world. EDS has drawn on this resource in developing its own contacts and relationships. After the Split-Off, EDS will be a stand-alone, public company and thus will no longer be able to benefit from General Motors' relationships to the same extent that it could as a wholly owned subsidiary of GM.

CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF EDS

  The EDS Certificate of Incorporation and the EDS Bylaws contain certain provisions, such as a "fair price" provision applicable to certain business combinations, a provision prohibiting stockholder action by written consent unless such action is unanimous, and provisions limiting the ability of stockholders to call special stockholder meetings, which are not found in the General Motors Certificate of Incorporation or General Motors By-Laws and which could have the effect of delaying, deferring or preventing a change in control of EDS, even if such a change would be favorable to the interests of EDS' stockholders, and of limiting any opportunity to realize premiums over prevailing market prices for EDS Common Stock in connection therewith. The EDS Rights Agreement, which also has no equivalent at General Motors, could have the same effect. See "EDS Capital Stock" and "Comparison of Class E Common Stock and EDS Common Stock."

  As noted above, as of the Record Date, the GM Hourly Plan Special Trust owned approximately 31% of the outstanding Class E Common Stock. The GM Hourly Plan Special Trust is a party to the Registration Rights Agreement (as defined herein), which contains certain restrictions on its ability to transfer the shares of Class E Common Stock held by it (including by tendering into any tender offer), which restrictions will continue to apply to its holdings of EDS Common Stock after consummation of the Split-Off. General Motors and the GM Hourly Plan Special Trust are also parties to the Transfer Agreement (as defined herein), which is intended to preserve the tax-free status of the Split-Off and which contains restrictions on the ability of the GM Hourly Plan Special Trust to transfer Class E Common Stock and to vote in favor of certain business combinations involving EDS, which restrictions will apply to the EDS Common Stock for a period generally of two years after the Split-Off. The contractual restrictions to which the shares of EDS Common Stock owned by the GM Hourly Plan Special Trust are subject could have the effect of making more difficult or discouraging certain change in control transactions involving EDS, including tender offers for EDS Common Stock, that could give the holders of EDS Common Stock the opportunity to realize a premium over the then prevailing market price of such stock. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust."

  In addition, in order to preserve the tax-free status of the Split-Off, under the Separation Agreement, EDS will be prohibited, until after the two-year anniversary of the consummation of the Split-Off and unless certain conditions are satisfied, from entering into (i) certain secondary capital stock transactions whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of EDS Common Stock; or (ii) any other transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off. In addition, the Separation Agreement will prohibit EDS, until after the six-month anniversary of the consummation of the Split-Off, from entering into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of EDS voting stock or 20% of the total number of outstanding shares of any class or series of EDS non-voting stock. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--Separation Agreement." The Master Services Agreement will also provide General Motors with certain termination rights upon the occurrence of certain changes in control of EDS. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

  This Solicitation Statement/Prospectus contains certain forward-looking statements and information relating to EDS that are based on the beliefs of GM or EDS management as well as assumptions made by and information currently available to GM or EDS management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to GM, EDS or GM or EDS management, are intended to identify forward-looking statements. Such statements reflect the current views of GM or EDS with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Solicitation Statement/Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Neither GM nor EDS intends to update these forward-looking statements.

           RISK FACTORS REGARDING GENERAL MOTORS AFTER THE SPLIT-OFF

  Holders of $1 2/3 Common Stock and Class H Common Stock should consider carefully, in addition to the other information set forth in this Solicitation Statement/Prospectus, the following factors.

REDUCTION IN GENERAL MOTORS' CONSOLIDATED NET WORTH, ASSETS AND CERTAIN RATIOS

  Following the Split-Off, General Motors will no longer own all the outstanding shares of EDS and, accordingly, General Motors' balance sheet will reflect decreased stockholders' equity and liabilities as well as decreased assets, resulting in an overall reduction in General Motors' consolidated net worth of approximately $5 billion. General Motors also expects that, as a result of the Split-Off, certain GM financial ratios on a consolidated basis (including gross margin percentage, operating margin percentage and net margin percentage) will decrease, since the business of EDS is generally a higher margin business than GM's other businesses. See "General Motors Unaudited Pro Forma Condensed Consolidated Financial Statements."

LOSS OF POTENTIAL AVAILABILITY OF EDS FUNDS AND ASSETS

  Under the General Motors Certificate of Incorporation, the portion of General Motors' consolidated earnings attributable to EDS that is included in the amount available for the payment of dividends on the Class E Common Stock is determined by a fraction, the numerator of which is a number equal to the weighted average number of shares of Class E Common Stock outstanding during each quarterly accounting period and the denominator of which was 484.4 million for the first quarter of 1996; provided that such fraction shall never be greater than one. The denominator is adjusted from time to time as deemed appropriate by the GM Board to reflect subdivisions and combinations of the Class E Common Stock and certain transfers of capital to or from EDS. The denominator is sometimes referred to herein as the Class E Dividend Base. See "Class E Common Stock--Dividend Policy." Under the current dividend policies and practices of General Motors, General Motors pays dividends to holders of Class E Common Stock in an aggregate amount approximately equal to the product of the aggregate dividends received from EDS multiplied by the fraction described above.

   For the first quarter of 1996, the fraction described above was 463.2 million/484.4 million, or approximately 0.96. Approximately 44.7 million shares of Class E Common Stock were issued between January 1 and February 22, 1996 upon conversion of approximately 3.2 million shares of General Motors Series C Convertible Preference Stock (the "Series C Preference Stock"). The remaining 6,784 outstanding shares of Series C Preference Stock were redeemed on February 22, 1996 for $3.6 million. After giving effect for a full quarter to the issuance of such shares upon conversion (rather than for the portion of the quarter during which such shares were outstanding), such fraction would be approximately equal to one. Thus, under General Motors' current dividend policies and practices and assuming that the Split-Off did not occur, General Motors would not (unless such policies and practices were changed in the sole discretion of the GM Board) retain a significant portion, if any, of the cash received as dividends from EDS for other corporate purposes, since such cash would instead be paid as dividends to holders of Class E Common Stock. After the Split-Off, General Motors will no longer be the sole stockholder of EDS, and any dividends declared by EDS will be paid directly to the holders of EDS Common Stock. Accordingly, GM will no longer be able to consider using the funds generated by EDS to fund GM's other businesses or corporate needs, including in periods of economic downturn, rather than paying dividends to the holders of Class E Common Stock. Any use by General Motors of funds generated by EDS for purposes other than paying dividends to holders of Class E Common Stock would take place only after due consideration by the Capital Stock Committee and the GM Board of the best interests of the holders of each class of its common stock, the best interests of all of its common stockholders and the fiduciary duties owed by the GM Board to the holders of each class of its common stock.

  In addition, as a result of the Split-Off, holders of $1 2/3 Common Stock and Class H Common Stock will lose their rights to share (in proportion to their respective liquidation units as set forth in the General Motors Certificate of Incorporation) in the distribution of EDS' equity and assets upon the liquidation of General Motors.

EFFECT OF SPLIT-OFF ON GM PENSION EXPENSE AND UNFUNDED PENSION LIABILITY

  Approximately one-third of the outstanding Class E Common Stock is currently held by the GM Hourly Plan Special Trust. Accordingly, after the Split-Off, so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of EDS Common Stock will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

LOSS OF OWNERSHIP INTEREST IN IT PROVIDER

  After the Split-Off, General Motors will no longer have an ownership interest in its principal IT provider and the Capital Stock Committee will no longer monitor the terms on which EDS provides IT services to General Motors. Rather, following the Split-Off, all General Motors' rights concerning EDS' provision of IT services to it will be purely contractual in nature and governed by the IT Services Agreements and any other service contracts that may be entered into between General Motors and EDS. The GM Board has determined, however, that continued ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. See "Special Factors--Background of the Split-Off."

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

  This Solicitation Statement/Prospectus contains certain forward-looking statements and information relating to GM that are based on the beliefs of GM management as well as assumptions made by and information currently available to GM management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to GM or GM management, are intended to identify forward-looking statements. Such statements reflect the current view of GM with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Solicitation Statement/ Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. GM does not intend to update these forward-looking statements.

           RISK FACTORS REGARDING NON-CONSUMMATION OF THE SPLIT-OFF

  Holders of all classes of General Motors common stock should consider carefully, in addition to the other information in this Solicitation Statement/Prospectus, the following factors.

BUSINESS CONFLICTS AND OBJECTIVES

  The GM Board has determined that there are certain actual and potential conflicts between the businesses of EDS and the other businesses of General Motors and that it is likely that these conflicts will continue and intensify over time. The GM Board believes that the Split-Off would resolve these business conflicts and enhance certain additional EDS business objectives more effectively than any of the other available alternatives. See "Special Factors-- Alternatives to the Split-Off." However, if the Split-Off is not consummated, the GM Board will need to consider alternative means of addressing these conflicts and objectives. There can be no assurance that the GM Board will be able to address these conflicts and objectives in a manner that will not have an adverse effect on the business, financial condition or results of operations of EDS or General Motors or on the market price of any class of GM common stock.

CHANGES IN TERMS OF EXISTING IT SERVICES AGREEMENTS

  If the Split-Off is not consummated, the Existing IT Services Agreements will continue, with such changes as General Motors and EDS may from time to time agree upon or as the GM Board upon recommendation of the Capital Stock Committee may from time to time determine to be fair to all classes of GM common stockholders. No agreement has been reached between GM and EDS regarding any changes to the Existing IT Services Agreements that may take effect if the Split-Off is not approved by General Motors common stockholders or is not consummated for any other reason. GM management has advised EDS management that in such an eventuality it would seek substantial changes in the Existing IT Services Agreements, including implementation of substantially all of the changes provided for by the Master Services Agreement. Neither the GM Board nor the Capital Stock Committee has determined whether to require such changes to the Existing IT Services Agreements if the Split-Off is not consummated, but they anticipate considering such changes if such circumstances arise.

                                SPECIAL FACTORS

PURPOSES OF THE SPLIT-OFF

  The GM Board has determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. Furthermore, the GM Board has determined that there are certain actual and potential conflicts between the business of EDS and the other businesses of General Motors. The Split-Off is intended to address such conflicts in a manner that is beneficial from the standpoint of all stockholders of GM and to allow the boards and management of GM and EDS to increase their focus on their respective business operations. Approximately one-third of the outstanding Class E Common Stock is held by the GM Hourly Plan Special Trust. Accordingly, after the Split-Off, so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of EDS Common Stock will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

  The Split-Off of EDS from General Motors is intended to accomplish at least three business objectives from the perspective of EDS and the holders of Class E Common Stock. First, converting EDS from a wholly owned subsidiary of GM into an independent, publicly owned company is intended to remove limitations on EDS' ability to participate in strategic alliances, particularly in the rapidly growing and converging computing and software, communication, media and entertainment, and electronic commerce industries, which are increasingly important to EDS' continued competitiveness. Second, separating General Motors and EDS is intended to remove limitations on EDS' ability to obtain additional business and establish new customer relationships that result from GM's ownership of EDS, its common ownership of EDS, Hughes and GMAC, and the increasing overlap between EDS and the telecommunications and certain other businesses of Hughes. Finally, causing EDS to become a stand-alone, public company is intended to better position EDS to meet its growing capital needs. Each of these business objectives is described in more detail below.

  Strategic Alliances. The first purpose of the Split-Off is to eliminate the impediments arising from General Motors' ownership of EDS that have prevented EDS from pursuing and consummating strategic transactions that are important to its continued competitiveness. During the decade in which EDS has been a subsidiary of General Motors, there has been an increasing convergence of the computing and software, communication, media and entertainment, and electronic commerce industries. Because the ability to offer integrated services within these fields is widely viewed as necessary to remain competitive and grow, strategic alliances among service providers in these industries have multiplied. Consistent with this industry trend, EDS has engaged in discussions with leading telecommunications providers regarding potential strategic combinations on numerous occasions during the last decade. See "-- Background of the Split-Off." While some of these negotiations reached advanced stages (most notably the discussions with Sprint Corporation in 1994), none has resulted in a significant strategic transaction. In each case, the difficulties associated with EDS' status as a subsidiary of GM, including the complexities and control issues created by the nature of the Class E Common Stock, have prevented or hindered the consummation of a transaction. General Motors and EDS believe that these factors will continue to restrict EDS' ability to expand into integrated worldwide markets so long as EDS remains a subsidiary of General Motors.

  Certain Additional Growth Opportunities. A second purpose of the Split-Off is to remove certain limitations on EDS' ability to obtain additional business and establish new customer relationships that have arisen as a result of EDS' status as a subsidiary of GM. These limitations have not been imposed by GM, but rather are a result of certain reactions of potential EDS customers to EDS' affiliation with GM. Such limitations have become increasingly significant during the 1990s as the businesses of General Motors and GMAC and the telecommunications and certain other businesses of Hughes have expanded either to present conflicts that limit EDS' ability to obtain business from certain parties or to overlap with EDS' activities. In some cases, competitors of General Motors, Hughes or GMAC in industries that are important target markets for EDS have been reluctant to become customers or partners of EDS due to concerns relating to divulging confidential and proprietary information to an affiliate of one of their competitors. For example, GM and EDS believe that EDS' affiliation with General Motors and GMAC has limited EDS' ability to expand its business within the automotive, consumer finance and related industries, despite EDS' extensive expertise in these important markets. Similarly, GM and EDS believe that common ownership of EDS and Hughes, which participates in the direct to home satellite television services and wireless communications industries, has caused EDS to lose or be disadvantaged in seeking certain business opportunities with potential customers and partners, including in the cable television industry, who are concerned by Hughes' competition in these areas. General Motors and EDS expect impediments and conflicts like these to intensify in future years if the Split-Off does not occur.

  Capital Needs. A third purpose of the Split-Off is to afford EDS more flexible access to capital markets to meet its growing capital needs without regard to competing considerations of GM and its affiliates. As a wholly owned subsidiary of GM, EDS' ability to sell equity and debt securities to meet its rising capital needs is limited by factors relating to GM. EDS and the remainder of GM's operations are in industries with different characteristics, and each of them has substantially different goals and needs with respect to incurrence of debt and financial leverage. General Motors, which is engaged principally in the highly cyclical automotive industry, places great importance on maintaining a strong reserve of liquid assets and a high credit rating for itself and its financial subsidiary, GMAC. In contrast, EDS has based its business on long-term customer contracts, and as a result has experienced stable cash flow and revenues that should permit it to sustain higher debt-to-equity ratios on a stand-alone basis than those targeted by GM for GM and its consolidated subsidiaries. These different business needs create conflicts that GM and EDS believe will continue to grow. In addition, as EDS' business has expanded and evolved in recent years, its capital requirements have increased significantly. Driven in large part by the convergence among hardware, software, communication, information content and service providers, EDS has made tactical acquisitions and capital intensive investments to expand its IT, hardware and telecommunications capacities. In addition, EDS' customers have often insisted that EDS expend its own capital to acquire their IT operations, hire their employees and, in some cases, acquire an equity stake in the customers themselves. Accordingly, EDS believes that its capital requirements are likely to continue to increase in the future.

  Achievement of each of the foregoing business objectives is dependent on numerous factors in addition to consummation of the Split-Off, many of which are beyond the control of EDS. Accordingly, there can be no assurance as to whether and to what extent any of such objectives will in fact be achieved if the Split-Off is consummated.

ALTERNATIVES TO THE SPLIT-OFF

  In addition to considering the Split-Off of EDS from General Motors, the GM Board considered four other alternatives to address the conflicts and limitations and accomplish the objectives outlined in "--Purposes of the Split-Off." The first alternative considered was to make no change to the existing structure or businesses of the General Motors group. Maintaining the current structure, however, would not address EDS' difficulties in completing strategic alliances, the growing business conflicts between the business of EDS and other businesses of General Motors or challenges in providing for the growing capital needs of EDS. Furthermore, due to converging lines of business among EDS and other business units within General Motors, this option would require the GM Board and the Capital Stock Committee to increasingly confront difficult business decisions regarding capital allocation and other operational issues in order to avoid, mitigate or resolve conflicts.

  The second alternative considered was the maintenance of the existing structure of the GM group with explicit delineation of the areas and the manner in which EDS and Hughes could operate and compete. Implementation of this approach would have required extensive oversight by the GM Board and the Capital Stock Committee, involving continual and complex definitions and redefinitions of markets and competitive boundaries in a highly fluid business landscape, and would have continued to limit operating and strategic flexibility for both EDS and Hughes. Moreover, this approach would have left unresolved complications surrounding the unwillingness of potential strategic partners to enter into alliances with EDS, conflicts stemming from the unwillingness of competitors of General Motors, Hughes and GMAC to do business with EDS, and limitations on meeting EDS' heightened capital needs.

  The third alternative considered was the merger of all or part of the businesses of EDS and Hughes. Under this option, EDS and Hughes would have consolidated their efforts to win contracts instead of competing for them and potentially benefited from opportunities such as Hughes' ability to provide a portion of EDS' telecommunications needs. A merger of EDS and Hughes, however, could have exacerbated EDS' difficulties in seeking and maintaining certain customers and partners that are Hughes' competitors in the telecommunications industry and could have limited EDS' access to critical telecommunications capabilities not owned by EDS or Hughes. Moreover, before this option could have been implemented, a variety of difficult operational issues, such as determining exactly which operations should be merged and how this would be accomplished, would have needed to be resolved.

  The fourth alternative considered was the divestiture of all or part of Hughes. This approach would have eliminated business conflicts arising from EDS' affiliation with Hughes, made more capital available for the remaining members of the GM group, including EDS, and simplified General Motors' decision-making process with respect to capital allocation within the group. It would not, however, have removed many of the obstacles to EDS' consummation of strategic combinations or addressed the conflicts caused by competition between customers of EDS and other members of the GM group. Additionally, it would not have addressed the conflicts between the capital raising activities of General Motors and EDS. Furthermore, General Motors currently views the automotive electronics business of Hughes' wholly owned subsidiary, Delco, as part of GM's core operations.

  After examining the four other alternatives, the GM Board concluded that a divestiture of EDS offered the most comprehensive solution to the conflicts and limitations described in "--Purposes of the Split-Off." Such a divestiture was expected to remove the limitations on EDS' ability to participate in major strategic alliances and to obtain additional business that the GM Board believed were attributable to EDS' status as a subsidiary of General Motors, although there can be no assurance as to whether and to what extent any of the business objectives of the Split-Off will be achieved if the Split-Off is consummated. See "Risk Factors Regarding EDS After the Split-Off--No Assurance of Strategic Alliances and Other Business Opportunities." A divestiture of EDS was also expected to address EDS' capital needs more effectively than the other alternatives. In addition, such a divestiture was expected to allow the boards and management of GM and EDS to increase their focus on their respective business operations. On the other hand, divestiture of EDS was not believed to present potential adverse consequences for GM's automotive business because the GM Board had determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information.

  In considering a divestiture of EDS, the GM Board determined that any such transaction should be one that would both be tax-free for U.S. federal income tax purposes and not result in a recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as provided under the General Motors Certificate of Incorporation upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances. This determination was based on the GM Board's belief that the payment by General Motors of either the 20% premium on the Class E Common Stock resulting from such exchange ratio or a material tax on an EDS divestiture would not be in the best interests of General Motors and its stockholders and that payment of the 20% premium in the context of a split-off of EDS would not be consistent with the purpose for which the 120% exchange rate provision was included in the terms of the Class E Common Stock.

EFFECTS OF THE SPLIT-OFF

  As a result of the Split-Off, EDS will become an independent, publicly owned company rather than a wholly owned subsidiary of General Motors. In connection with the Split-Off, each outstanding share of Class E Common Stock (which is a security of General Motors designed to provide financial returns based on the performance of EDS) will be converted into one share of EDS Common Stock. As a result of the Merger, the General Motors Certificate of Incorporation will be amended so that the Split-Off will not result in the recapitalization of Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as currently provided in the General Motors Certificate of Incorporation upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances, and to change certain provisions relating to the

Preferred Stock that will allow the GM Board to determine the specific rights, preferences and limitations of any series of Preferred Stock if and when issued in the discretion of the GM Board and that will cause the Preferred Stock to assume the characteristics of "blank check" preferred stock. Holders of EDS Common Stock will have no rights comparable to such recapitalization rights of holders of Class E Common Stock. See "Comparison of Class E Common Stock and EDS Common Stock."

  Upon consummation of the Split-Off, General Motors' $1 2/3 Common Stock and Class H Common Stock will remain outstanding and essentially unaltered. Moreover, because under the General Motors Certificate of Incorporation dividends on each class of General Motors' common stock may only be declared and paid out of certain defined amounts attributable to such class, dividends to holders of $1 2/3 Common Stock and Class H Common Stock will be largely unaffected by the Split-Off. See "Risk Factors Regarding General Motors after the Split-Off--Loss of Potential Availability of EDS Funds and Assets" and "Class E Common Stock--Dividend Policy" and "--Considerations Relating to Multi-Class Common Stock Capital Structure." If the Split-Off takes place, however, holders of $1 2/3 Common Stock and Class H Common Stock will lose the portion of their liquidation rights attributable to General Motors' ownership of EDS' equity and assets. For additional information on the effects of the Split-Off on GM, see "Risk Factors Regarding General Motors after the Split-Off--Reduction in General Motors' Consolidated Net Worth, Assets and Certain Ratios" and "General Motors Unaudited Pro Forma Condensed Consolidated Financial Statements." In addition, in the Merger, the General Motors Certificate of Incorporation will be amended as described herein. See "The Split-Off--Merger Agreement."

  Immediately prior to the Split-Off and as a condition of the Merger whereby the Split-Off is effected, EDS will contribute to Mergeco the Special Inter-Company Payment. As a result of the Merger, all of Mergeco's assets, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. General Motors will retain such cash for its general corporate purposes, and no corresponding or related dividend will be distributed by General Motors to its stockholders. EDS expects to fund the Special Inter-Company Payment through borrowings under its existing commercial paper and committed credit facilities. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Immediately prior to and as a condition of the consummation of the Merger, General Motors and EDS will enter into the Master Services Agreement. The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. However, unlike the Existing Master Services Agreement (which does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity), the Master Services Agreement provides for an initial term of 10 years from the date upon which the Split-Off is consummated, which may be extended by agreement of the parties. In addition, the IT Services Agreements provide that certain significant changes will be made to the pricing and terms of services provided by EDS to General Motors. The GM Board believes that such changes are necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee will no longer be able to monitor the IT service arrangements between the parties, (ii) to reflect the evolutionary nature of the General Motors-EDS customer relationship and the IT services industry and
(iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements," "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of EDS--Revenues."

  Upon consummation of the Split-Off, former holders of Class E Common Stock will no longer own any interest (incident to such holdings) in the equity or assets of General Motors, but will instead own an equity interest in EDS. Such holders will no longer have any rights (as such holders) to share in the equity and assets of General Motors upon General Motors' liquidation but will have the right to receive their proportionate share of EDS' assets in the event of its liquidation. In addition, as holders of EDS Common Stock rather than Class E Common Stock, such holders (in their capacities as such) will no longer be entitled to vote as General Motors stockholders but will have the right to vote directly on matters with respect to EDS submitted to the vote of EDS' stockholders. As EDS stockholders, former holders of Class E Common Stock will forego the potential for a recapitalization of their Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as currently provided by the General Motors Certificate of Incorporation upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances. Holders of EDS Common Stock will, however, have the potential to realize premiums over prevailing market prices for their EDS Common Stock in connection with certain corporate transactions, including tender offers for EDS Common Stock and change in control transactions involving EDS, although there can be no assurance in this regard. Such premiums, if any, will not be limited by any formula in the EDS Certificate of Incorporation comparable to that relating to the recapitalization of Class E Common Stock in the General Motors Certificate of Incorporation. See "Risk Factors Regarding EDS after the Split-Off--Certain Limitations on Changes in Control of EDS," "Class E Common Stock--Liquidation Rights" and "--Recapitalization" and "Comparison of Class E Common Stock and EDS Common Stock."

  Approximately one-third of the outstanding Class E Common Stock is held by the GM Hourly Plan Special Trust. Accordingly, after the Split-Off, so long as the GM Hourly Plan Special Trust holds any EDS Common Stock, any appreciation or depreciation in the value of EDS Common Stock will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles. Under the terms of the GM-PBGC Agreement, which was entered into in connection with the March 1995 contribution of Class E Common Stock and cash to the GM Hourly Plan, GM has agreed to defer the use of funding credits that would otherwise result from such stock and cash contributions. Consequently, GM will continue to make regular cash contributions to the GM Hourly Plan over the next several years.

  Because all outstanding shares of Class E Common Stock will be eliminated in the Split-Off, the Class E Common Stock will be delisted from the NYSE. Application has been made to list the EDS Common Stock on the NYSE, and such application has been granted pending notice of issuance. The trading symbol for the EDS Common Stock on the NYSE will be "EDS."

  The Class E Common Stock is currently registered as an equity security of General Motors under the Exchange Act. General Motors is permitted under the Exchange Act to apply to the Commission for termination of such registration if the Class E Common Stock is neither listed on a national securities exchange nor held by at least 300 holders of record, and General Motors intends to apply for such termination immediately following consummation of the Split-Off. General Motors will, however, remain subject to the reporting obligations of the Exchange Act on account of its other outstanding securities. In addition, EDS intends to file with the Commission a registration statement on Form 10 registering the EDS Common Stock under the Exchange Act, and EDS will be subject to the reporting obligations of the Exchange Act following the Split-Off.

BACKGROUND OF THE SPLIT-OFF

  GM's Acquisition of EDS. In 1984, General Motors acquired EDS, which at the time was already a leading provider of IT services. In connection with the acquisition of EDS, General Motors created a new class of its common stock, the Class E Common Stock, designed to provide financial returns based on the future performance of EDS. The agreement governing the acquisition of EDS by GM contemplated that EDS would be operated as an independent subsidiary of General Motors with a substantial degree of autonomy. Pursuant to such agreement, in 1985, General Motors and EDS entered into the Existing Master Services Agreement. Within the framework of the Existing Master Services Agreement, EDS is currently responsible for substantially all of the worldwide data processing and telecommunications activities of General Motors and its subsidiaries (other than Hughes, with the exception of its subsidiary, Delco), including integrated information systems for payroll, health and benefits, office automation, communications and plant automation functions. See "Business of EDS--Services for General Motors."

  It is GM's policy that a standard of fair dealing govern the relationship between EDS and General Motors. To that end, in 1985 the GM Board formed a standing committee, comprised entirely of independent directors of General Motors, with responsibility for reviewing, among other things, (i) the principal business and financial relationships and transactions among GM, EDS and Hughes, (ii) the dividend policies and practices of GM and

(iii) such other matters as have the potential to have differing effects on holders of the three classes of General Motors common stock. That committee is currently known as the "Capital Stock Committee." See "Class E Common Stock-- Considerations Relating to Multi-Class Common Stock Capital Structure."

  EDS Strategic Combination Discussions. During the period in which EDS has been a subsidiary of GM, there has been an increasing convergence of the computing and software, communications, media and entertainment, and electronic commerce industries. Because the ability to offer customers integrated IT services and systems is increasingly viewed as necessary to remain competitive and grow, strategic alliances among service providers in these industries have become more prevalent. Consistent with this industry trend, EDS has engaged in discussions with leading telecommunications providers regarding potential strategic combinations on numerous occasions in the last decade in an effort to enhance its own competitiveness.

  In 1991, EDS explored the possibility of acquiring an international supplier of IT services and had preliminary strategic discussions with a long-distance carrier. In late 1992 and early 1993, EDS engaged in extended negotiations with an international telecommunications company regarding a strategic alliance. These discussions involved numerous types of possible business alliances and reached varying stages of negotiations, but none of them resulted in any consummated transaction.

  In 1994, EDS and GM reached an advanced stage of negotiations on a possible merger with a telecommunications company, Sprint Corporation ("Sprint"). Like many of EDS' earlier potential strategic partners, Sprint was unwilling to enter into a business combination with EDS if General Motors (whose dividend and other financial policies are tied to a worldwide, cyclical automotive business) remained the major stockholder of the merged entity. Based upon the GM Board's determination that continued ownership of EDS was not necessary for General Motors to implement its IT strategy and that General Motors would be willing to split-off EDS to advance EDS' strategic objectives, GM announced publicly that it would consider a split-off of EDS to facilitate EDS' possible combination with Sprint. In particular, in a May 16, 1994 press release, General Motors stated, in part:

    "General Motors Corporation today confirmed that it is considering a proposal to spin off its wholly owned subsidiary, Electronic Data Systems Corp., (EDS) to holders of Class E common stock. Such a spin-off would be proposed to General Motors shareholders if ongoing negotiations between EDS and Sprint result in an agreement for those companies to merge or form a strategic alliance.

    A spin-off of EDS to Class E shareholders would be proposed only in a transaction that is tax free, and does not result in the recapitalization of Class E common stock into General Motors $1 2/3 par value common stock at a 120 percent exchange ratio, as currently provided for under certain circumstances by General Motors' certificate of incorporation.

    EDS has been a wholly owned subsidiary of General Motors since 1984. In the event that EDS becomes an independent company, General Motors and EDS plan to enter into a new, 10-year master agreement, with options for renewal, under which EDS would continue to provide the same information technology services for General Motors that it does today."

  Discussions with Sprint terminated in June 1994 when General Motors, EDS and Sprint were unable to agree on the proper exchange ratio for EDS stock and Sprint stock to have been issued in the EDS/Sprint transaction subsequent to the split-off then contemplated by the parties. The parties disagreed in part because of the difficulty, for purposes of such exchange ratio, of valuing the Sprint stock in relation to the Class E Common Stock, which is a security of General Motors with rights to dividends based on the earnings of EDS, as opposed to a security of an independent company with full voting control. The failure to complete the EDS/Sprint transaction was also partially attributable to the additional constraints and complications created by combining one complex transaction, a split-off of EDS, with a second complex transaction, a strategic merger involving a second public company. Such uncertainties and complexities added both time and procedural requirements (such as additional stockholder votes and governmental approvals, including a ruling by the IRS as to the tax-free status of a split-off) to the transaction process, and thereby made the likelihood of completing the transaction more uncertain. See "-- Purposes of the Split-Off."

  Consideration of Split-Off. Following the termination of discussions with Sprint, the GM Board reaffirmed that it remained willing to consider a split-off of EDS under appropriate circumstances. On June 6, 1994, GM issued a press release stating that it "would continue to consider a proposal to spin-off its wholly owned subsidiary, Electronic Data Systems (EDS) Corp., if necessary to facilitate EDS' ability to attain its strategic objectives. Such a spin-off could occur through an exchange of EDS common stock for Class E stock and would only be proposed in a transaction that is tax-free."

  From time to time after June 1994, GM and EDS management personnel and financial, legal and accounting advisers engaged in informal discussions of EDS' strategic needs and ways of addressing them, including the possibility of a split-off. Initially, these discussions assumed that a split-off would be proposed only in the context of a specific strategic combination with a third party. However, as the discussions progressed, they came to include consideration of splitting off EDS for general strategic reasons rather than in the context of a particular business combination.

  In connection with these ongoing discussions, in February 1995, McKinsey & Company ("McKinsey"), a management consulting firm, began to assess the implications of the changing information technology industry for General Motors' major lines of business, including the market forces driving the convergence of computing, telecommunications, electronic commerce and media. General Motors engaged McKinsey to assist GM management in developing a perspective on current and potential conflicts among the major businesses within GM, with a particular focus on whether EDS would be in a stronger competitive position if it were not owned by GM.

  During January to July 1995, GM and EDS management personnel and financial, legal and accounting advisers met from time to time to assess EDS' strategic objectives and to consider legal, tax and accounting issues that would be presented by a split-off transaction. Among other things, the independent accounting firms for GM and EDS considered the appropriate accounting treatment for a split-off transaction and reviewed their conclusions with the accounting staff of the Commission. In addition, during and after April 1995, tax counsel for GM and EDS began to assess whether the strategic objectives identified by management were consistent with the principles necessary to make a determination that any proposed transaction would be tax-free to General Motors and its stockholders for U.S. federal income tax purposes. These preliminary discussions did not result in any definitive determination either that a split-off would be desirable in the absence of a strategic combination or as to the structure or terms of any transaction that might be presented to the GM Board.

  In June 1995, the GM Hourly Plan Special Trust and a trust (the "GM Salaried Plan Trust") under the General Motors Retirement Plan Trust for Salaried Employees completed a public offering in which they sold 42.5 million shares of Class E Common Stock. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust." In the prospectus related to such public offering, General Motors stated:

    "The managements of EDS and General Motors are engaged in discussions concerning the most appropriate means of addressing EDS' strategic objectives, including the possibility of a spin-off of EDS. These discussions have not produced a definitive proposal as to the structure or terms of any transaction or as to whether any transaction will be proposed to the board of directors of General Motors or EDS or the stockholders of General Motors. Any spin-off of EDS would be proposed only in a transaction determined by General Motors' Board to be fair to holders of all classes of General Motors' capital stock and that would be tax free and would not result in the recapitalization of Class E Common Stock into General Motors $1 2/3 Common Stock at a 120% exchange ratio as currently provided for under certain circumstances in the General Motors Certificate of Incorporation."

  Based on the continuing discussions between management personnel at GM and EDS and on the ongoing work by McKinsey, representatives of General Motors' financial staff (Leon J. Krain, Vice President and Group Executive, and Heidi Kunz, then Vice President and Treasurer) presented the financial staff's recommendations regarding a possible split-off of EDS to General Motors' senior management decisionmaking body, the

President's Council, on July 28, 1995. The members of the President's Council in attendance consisted of J.T. Battenberg III, Executive Vice President, Louis R. Hughes, Executive Vice President, J. Michael Losh, Executive Vice President and Chief Financial Officer, Harry J. Pearce, as Executive Vice President, John F. Smith, Jr., as Chief Executive Officer and President, and
G. Richard Wagoner, Jr., Executive Vice President. The President's Council reviewed the financial staff's recommendation that General Motors proceed to develop the terms of a possible split-off of EDS and recommended that the matter be brought before the GM Board and the Capital Stock Committee at their regular meetings to be held in early August 1995. At its meeting on August 4, 1995, the President's Council decided to present the matter to the GM Board and the Capital Stock Committee, as recommended by GM management.

  August 1995 Capital Stock Committee Meeting. At meetings of the Capital Stock Committee on August 6, 1995 and of the GM Board on August 7, 1995, GM management reported its recommendation that General Motors proceed to develop a specific proposal to split-off EDS. The principal discussion of these matters took place during the meeting of the Capital Stock Committee on August 6, 1995 (the "August 1995 CSC Meeting"). All of the members of the GM Board were invited to attend this meeting, which was attended not only by the members of the Capital Stock Committee (Thomas H. Wyman, Chairman, John H. Bryan, Ann D. McLaughlin, John G. Smale and Dennis Weatherstone) but also by certain other members of the GM Board (Thomas E. Everhart, Charles T. Fisher III, J.W. Marriott, Jr., Edward T. Pratt, Jr. and Louis W. Sullivan) and by Mr. Smith as Chief Executive Officer and President. The August 1995 CSC Meeting was also attended by Mr. Battenberg, Mr. Krain, Mr. Losh, Mr. Pearce, Mr. Wagoner, Ms. Kunz, Thomas A. Gottschalk, General Counsel, and other members of GM management; by Lester M. Alberthal, Jr., Chairman, President and Chief Executive Officer of EDS and Gary J. Fernandes and John R. Castle, Jr., Senior Vice Presidents of EDS; and by a representative of McKinsey and the Capital Stock Committee's independent legal counsel, Weil, Gotshal & Manges LLP.

  At the August 1995 CSC Meeting, management reviewed the history of General Motors' ownership of EDS since 1984 and General Motors' determination that continued ownership of EDS was not necessary for General Motors to execute its IT strategy or to ensure the security of its computer data and other information. Management also reviewed the growing perception of conflicts with other GM businesses as EDS' business grew and expanded in scope during the time it had been owned by General Motors. Among other things, as boundaries increasingly disappeared between certain industries in which EDS and Hughes participate, EDS had experienced a growing number of business conflicts and limitations arising from the common ownership of both companies by General Motors. Furthermore, it had become increasingly apparent that GM's ownership of EDS presented a significant impediment to EDS' ability to consummate large strategic transactions such as the proposed alliance with Sprint. Also, EDS' significant annual growth in revenues, among other things, had resulted in greater capital needs for its business, which sometimes conflicted with GM's need to access capital for its other businesses. See "--Purposes of the Split-Off."

  Management also reported on a number of financial, legal, tax and accounting matters that would affect any proposed split-off. These matters included the necessity that the exchange ratio for the Class E Common Stock and the EDS Common Stock and other terms be fair to all classes of General Motors common stockholders, that the transaction be tax-free to General Motors and its stockholders for U.S. federal income tax purposes, that the terms of the Existing IT Services Agreements be amended and that other agreements customarily incident to a split-off be entered into by General Motors and EDS in connection with any split-off. Management also reported its determination, concurred with by General Motors' independent accountants, that under generally accepted accounting principles a split-off would be accounted for at General Motors' historical amounts as a non-reciprocal transfer to the holders of Class E Common Stock, with no accounting gain or loss being recognized by General Motors in its consolidated statement of income on account thereof.

  A representative of McKinsey summarized the conclusions of the consulting project undertaken by McKinsey as described above. He observed that both EDS and Hughes were currently well positioned to participate in the large and rapidly developing IT and telecommunications marketplace. However, common ownership of EDS and Hughes by General Motors and the increasing convergence of IT and telecommunications industry participants and market sectors had created business conflicts between EDS, Hughes and General Motors that McKinsey anticipated would continue and intensify over time. He also stated that McKinsey believed that competition for customers and business partners, restrictions on bidding and other customer concerns arising from common ownership, obstructions to strategic transactions, reduced access to funds for capital expenditures and differences in each company's decision-making processes were all likely to have an increasing effect on the businesses of EDS, Hughes and General Motors over time.

  GM management and the McKinsey representative next reviewed the possible alternative strategic options for EDS and Hughes that had been identified: continuing the status quo by allowing each business to continue independently; determining where and how each company would operate in order to avoid conflicts; merging all or part of the businesses of EDS and Hughes; divesting Hughes; and divesting EDS. The McKinsey representative discussed the relative degree to which each of the five alternatives would effectively address the conflicts and limitations described in "--Purposes of the Split-Off," as well as certain related business synergies and the feasibility of implementation. The matters discussed and conclusions reached, which were concurred with by GM management, were substantially as set forth under "--Alternatives to the Split-Off." Based on the foregoing, GM management then reported that it had concluded that a split-off of EDS would most effectively address EDS' strategic objectives and recommended that the GM Board authorize development of definitive terms for a split-off of EDS.

  The Capital Stock Committee, with other GM Board members participating, engaged in a detailed discussion of the matters reported by management and McKinsey. They also discussed a number of matters relating to the valuation of EDS to be used in any split-off that might be proposed, the necessity of negotiating amendments to the terms of the Existing IT Services Agreements in connection with a split-off, tax considerations related to a split-off and the business plans for EDS following a split-off.

  The Capital Stock Committee also discussed and considered appropriate means of ensuring that the terms of any split-off transaction would be fair to all classes of GM common stockholders. In particular, the Capital Stock Committee determined that it would be appropriate to institute a process of arm's-length negotiation between separate teams negotiating from the perspective of each of the groups of General Motors stockholders that could be deemed to have divergent interests in a split-off. Accordingly, the Capital Stock Committee considered and endorsed procedures for establishing the financial and other essential terms of a split-off in which the GM Board would be aided by two management negotiating teams, one consisting of GM executive officers and the other consisting of EDS executive officers, with each team to be counseled by its own internal and outside financial and legal advisers. See "--Negotiating Teams." The progress of the negotiating teams would be reported to the Capital Stock Committee, which would oversee the negotiations to ensure a level playing field between the parties and keep the full GM Board informed about the status of negotiations. The Capital Stock Committee and, ultimately, the full GM Board would then review the results of this negotiating process in making their own determinations as to whether the structure and terms of any split-off proposal would be fair to all General Motors common stockholders. In addition, any such transaction approved by the GM Board would then be submitted for approval to appropriate class votes of GM common stockholders, including separate class votes of holders of $1 2/3 Common Stock and Class E Common Stock. In considering alternative means for establishing the terms of a split-off, the Capital Stock Committee also requested that GM management explore the feasibility of structuring a split-off in a way that would permit the market, upon full disclosure of all material facts, to determine the relative values of the Class E Common Stock and the EDS Common Stock.

  After discussion of the foregoing matters, the Capital Stock Committee determined to recommend that the GM Board approve management's recommendation of authorization to proceed to develop definitive terms for a split-off of EDS using the negotiating procedures that had been described to the Capital Stock Committee.

  August 1995 GM Board Meeting. At its meeting the following day, August 7, 1995, which was attended by all of GM's directors, the GM Board received a report of the matters discussed at the August 1995 CSC Meeting and concluded that a split-off of EDS, on terms that would be tax-free to General Motors and its stockholders for U.S. federal income tax purposes and fair to all classes of General Motors common stockholders, would be in the best interests of General Motors and its stockholders. Accordingly, the GM Board appointed the negotiating teams and authorized the process described above in order to aid the GM Board in the development of definitive terms for such a transaction, subject to oversight of the negotiating process by the Capital Stock Committee and subject to the GM Board's own review and consideration of such definitive terms and changes thereto that it might determine to make. Consistent with the principle of trying to ensure a level playing field for the two negotiating teams, the GM Board determined that officers and employees of General Motors and EDS who served as members of the negotiating teams or in support of such teams would be indemnified to the same extent as directors and officers of General Motors are indemnified under General Motors' By-Laws. Finally, the GM Board authorized the filing of a request with the IRS seeking a ruling on the tax-free status of the proposed transaction.

  Following the August 7, 1995 Board meeting, General Motors issued a press release stating as follows:

    "GM said today that it intends to pursue a split-off of its wholly owned subsidiary, EDS, to its GM Class E shareholders in a tax-free exchange of stock. The GM Board of Directors today approved a recommendation by GM and EDS managements to develop specific terms and a plan for a split-off transaction through which EDS would become an independent, public company. The split-off would be subject to a number of approvals and to a favorable vote by holders of GM common stocks.

    . . .

    To achieve a split-off, GM would exchange EDS capital stock for the outstanding shares of GM Class E common stock. There are currently 438.7 million shares of GM Class E common stock outstanding, and 44.9 million shares currently reserved for issuance upon conversion of Series C Preference Stock. The process of establishing definitive terms for a split-off transaction which will be fair to all holders of GM common stock will, among other things, consider differences between the values of GM Class E and EDS common stocks in order to establish any adjustment deemed appropriate by the GM Board of Directors.

    A split-off would be subject to the appropriate stockholder approvals, and a favorable Internal Revenue Service ruling that the transaction would be tax-free. The specific terms of a transaction, which are yet to be developed, must also be approved by the GM Board of Directors. Subject to these and other approvals and conditions, GM and EDS expect that a split-off could occur in the first half of 1996. However, it should be noted that due to the numerous uncertainties involved in these matters, there can be no assurance that any split-off of EDS will be proposed or completed.

    A split-off would be proposed only in a manner that would not result in the recapitalization of GM Class E common stock into GM $1 2/3 par value common stock at a 120 percent exchange ratio, as currently provided for under certain circumstances in the GM certificate of incorporation.

    In the event of a split-off GM and EDS would enter into a long-term agreement in which EDS would provide substantially the same information technology and other services for GM that it does today."

  Alternative Market-Based Valuation Mechanisms. In a letter dated August 28, 1995, the General Motors Treasurer's Office responded to the request made by the Capital Stock Committee at its August 6, 1995 meeting for the exploration of the feasibility of structuring a split-off in a way that would allow the market to value the differences between the Class E Common Stock and the EDS Common Stock. Taking into account various legal, tax and accounting considerations, the Treasurer's Office reviewed four such potential market mechanisms, none of which were found to be feasible. Under the first alternative, General Motors would have distributed some shares of EDS Common Stock to the public prior to a split-off and set a split-off exchange ratio based on the trading values of both stocks. Under the second alternative, EDS Common Stock would have been publicly traded on a "when-issued" basis (i.e., conditional pending issuance) for a period of time preceding a split-off, and the split-off exchange ratio would have been based on the trading prices of the EDS Common Stock and the Class E Common Stock during such period. Under the third alternative, shares of EDS Common Stock would have been sold through an auction in which, in order to preserve the tax-free nature of such transaction, participation would have been restricted to GM stockholders and consideration for the purchase of EDS Common Stock in the auction would have been restricted to GM capital stock. Under the fourth alternative, GM would have issued to holders of $1 2/3 Common Stock warrants that would be required to accompany each share of Class E Common Stock in order for such stock to be exchanged for EDS Common Stock in a split-off on a one-for-one basis. This fourth alternative contemplated that holders of $1 2/3 Common Stock and Class E Common Stock would engage in negotiations to arrive at a price for the warrants reflecting their relative valuations of the two securities.

  After assessing the foregoing alternatives, the Treasurer's Office reported its conclusion that the practical problems and costs associated with the implementation of any such market mechanism would be substantial. In addition, the letter expressed the Treasurer's Office's opinion that, due to the imperfect market in which the EDS Common Stock would be priced under any of the available alternatives, the relative pricing observed in any such market should not be relied on by the GM Board as the basis for determining the terms of any split-off. The letter concluded that a "private" valuation of the respective values of the Class E Common Stock and the EDS Common Stock (such as that contemplated by the process established by the GM Board) would better take into account all relevant considerations. In view of the conclusions reached by the Treasurer's Office, a market mechanism for valuing the differences between Class E Common Stock and EDS Common Stock was not utilized and the GM Board continued to rely on the arm's-length negotiation process, with Capital Stock Committee oversight, as described herein. Furthermore, no conclusion was reached as to how any such market based valuation, even if reliably determined, would affect the GM Board's deliberations as to the fairness of all of the terms and conditions of a split-off.

  Negotiating Teams. As noted previously, in order to aid the GM Board in the development of definitive financial and other essential terms of the Split-Off, the GM Board appointed two management negotiating teams at its August 1995 meeting. One team, which consisted of executive officers of General Motors (the GM Team), was charged with negotiating terms of the Split-Off to be recommended to the Capital Stock Committee and the GM Board from the perspective of the holders of the $1 2/3 Common Stock and the Class H Common Stock, who would continue to be stockholders of General Motors after the Split-Off. The GM Team initially consisted of Harry J. Pearce, as General Motors' Executive Vice President with responsibility, among other things, for EDS and Hughes matters, and Heidi Kunz, then Vice President and Treasurer of General Motors. On December 4, 1995, the GM Board accepted the resignation of Ms. Kunz as Vice President and Treasurer and appointed John D. Finnegan to replace Ms. Kunz in that position. On December 4, 1995, the GM Board also elected Mr. Pearce to the GM Board and designated him as Vice Chairman of the GM Board. On February 5, 1996, the GM Board reconstituted the GM Team to consist of Messrs. Finnegan, Krain and Losh. The GM Team was authorized to use the assistance of General Motors' Treasurer's Office Staff and Legal Staff, and also engaged Merrill Lynch as its independent financial advisor and the law firms of Kirkland & Ellis, Richards Layton & Finger and Milbank, Tweed, Hadley & McCloy as its outside counsel.

  The other team, which consisted of executive officers of EDS (the EDS Team), was charged with negotiating terms of the Split-Off to be recommended to the Capital Stock Committee and the GM Board from the perspective of the holders of Class E Common Stock, who would become stockholders of EDS in the Split-Off. The EDS Team consisted of Lester M. Alberthal, Jr., Chairman, President and Chief Executive Officer of EDS, Gary J. Fernandes, Senior Vice President of EDS, and Joseph M. Grant, Senior Vice President and Chief Financial Officer of EDS. The EDS Team was authorized to use the assistance of the Financial and Legal Staffs of EDS and also engaged Lehman Brothers as its independent financial advisor and the law firms of Baker & Botts, L.L.P., Prickett, Jones, Elliott, Kristol & Schnee and Hughes & Luce, L.L.P. as its outside counsel. In March 1996, certain senior personnel involved in providing financial advice to the EDS Team left Lehman Brothers to join Morgan Stanley, at which time Morgan Stanley also began advising the EDS Team. Since the time Morgan Stanley began advising the EDS Team, it and Lehman Brothers have performed their services in cooperation with each other. See "--Fairness Opinions--EDS Team Financial Advisors Fairness Opinions."

  On August 31, 1995, representatives of Weil, Gotshal & Manges LLP, independent counsel to the Capital Stock Committee, held a meeting with the General Counsel of General Motors and another attorney on the GM Legal Staff as representatives of the GM Team and with a Senior Vice President of EDS and the General Counsel of EDS as representatives of the EDS Team. At this meeting, there was preliminary discussion of the appropriate sequence for negotiating the provisions of the IT Services Agreements and the amount of any special payment between GM and EDS.

  On September 7, 1995, members and representatives of the management negotiating teams and their advisors met with representatives of Weil, Gotshal & Manges LLP for further discussion of the sequencing of negotiations and other procedural matters. The meeting was attended on behalf of the GM Team by Ms. Kunz and representatives of the GM Treasurer's Office, the GM Legal Staff, Merrill Lynch and Kirkland & Ellis. Participants in the meeting for the EDS Team were Mr. Fernandes and Mr. Grant, together with EDS' General

Counsel and representatives of Lehman Brothers and Baker & Botts, L.L.P. The participants in the meeting discussed the order in which they would negotiate various terms of the transaction. It was determined at the meeting that the terms of the IT Services Agreements would be negotiated before other matters, such as the amount of any special payment between General Motors and EDS, in order to enhance the arm's-length and commercially reasonable nature of the IT Services Agreements on a stand-alone basis. Counsel for the Capital Stock Committee also reviewed the background behind the formation of the management negotiating teams and explained the process contemplated by the Capital Stock Committee.

  Negotiation of IT Services Agreements. The EDS Team designated Paul Chiapparone, Senior Vice President of EDS, and John R. Castle, Jr., Senior Vice President of EDS, as its lead negotiators regarding the IT Services Agreements, and the GM Team similarly designated Leon J. Krain, GM Vice President and Group Executive--Finance (who later was designated a member of the GM Team), and Thomas A. Gottschalk, General Counsel of GM, as its lead negotiators. Subsequently, Messrs. Krain and Gottschalk formed a negotiating guidance team, consisting of themselves, Robert Hendry, GM Group Vice President, North American Operations Business Support Group, and Vince Barabba, General Director--Knowledge Network, to provide senior level direction to GM's staff negotiators.

  The lead negotiators met on September 21, 1995 to discuss the framework and procedures for the negotiations and the appointment of staff-level negotiating teams and outside advisors.

  The staff negotiators for the teams held their first meeting on September 29, 1995. The GM Team representatives outlined their view of the essential elements of new agreements that would meet GM's business requirements, including the duration of the principal agreement's initial term, determination of "in-scope" services to be provided, provisions relating to competitiveness of services provided with respect to quality, service, price and technology, and the establishment of appropriate payment terms for services rendered. The EDS Team representatives asked clarifying questions but did not negotiate substantive terms at that time.

  At its meeting on October 2, 1995, the GM Board received reports on the status of the Split-Off from Mr. Pearce and Mr. Wyman, chairman of the Capital Stock Committee, including a report on the principal issues with respect to the negotiation of the IT Services Agreements. All of the members of the GM Board were present at the meeting.

  During October and early November 1995, the representatives of the management negotiating teams exchanged views regarding the IT services issues that had been identified by GM at the September 29, 1995 meeting. The EDS Team representatives noted that GM and EDS had participated in a successful strategic IT partnership for more than ten years and stated that the GM/EDS relationship should continue largely unchanged so as to continue to help GM achieve important strategic objectives, including maximizing the value provided to GM by EDS' worldwide organization and resources, making information a strategic advantage for GM on a global basis, improving GM's worldwide competitive cost and quality position through the innovative and effective use of IT, implementing common systems and processes approved by GM, enabling GM to make the most effective use of its IT expenditures and allowing GM and EDS to continue to work together to demonstrate that GM pays reasonable prices for and receives meaningful value from the services provided by EDS. On that basis, the EDS Team representatives suggested that no material changes would be needed to the Existing IT Services Agreements other than to provide for a specific duration rather than an indefinite term and that the principal issues to be negotiated should be limited to the duration of initial and renewal terms for the agreements, provisions for termination upon material default or non-payment, mitigation and allocation of recurring costs resulting from the split-off, dispute resolution procedures, the establishment of an information technology committee of GM and EDS corporate officers to oversee implementation of the agreement and the elimination of any existing contract ambiguities. As described in their September 29, 1995 presentation, the GM Team representatives stated their view that certain additional changes would be required in the context of a split-off because (i) the Capital Stock Committee and other fairness mechanisms such as cost audits would no longer be available to monitor the commercial reasonableness and fairness of implementation of the agreements, (ii) the provisions of the agreements had been developing in an evolutionary manner during the decade that GM had owned EDS and would, in any event, continue to develop to reflect changing business, industry and economic circumstances, and (iii) the IT outsourcing industry had experienced significant growth and change since GM acquired EDS in 1984, and it was therefore now possible and appropriate for the agreements to reflect the more competitive IT outsourcing market.

  At its meeting on November 5, 1995, the Capital Stock Committee received a report from representatives of Weil, Gotshal & Manges LLP, its independent counsel, on the status of the negotiations of the IT Services Agreements. The members of the Capital Stock Committee in attendance at the meeting consisted of Mr. Wyman, Mr. Bryan, Ms. McLaughlin and Mr. Weatherstone. After extensive discussion of issues that had arisen in the course of the negotiations, the Capital Stock Committee determined that the negotiating teams were in need of guidance as to the corporate objectives to be addressed in a split-off. Accordingly, the Capital Stock Committee recommended that the GM Board provide the following guidelines to the management negotiating teams regarding its goals and priorities with respect to the Split-Off in general and the IT Services Agreements in particular: (i) an appropriate, long-term IT supply contract should be developed for the proposed split-off to achieve the respective business goals of GM and EDS; (ii) the terms of any such contract should take into account and further the legitimate interests and expectations of all GM stockholders; (iii) GM should resume the principal role in developing and supervising its IT strategy and programs, while still drawing on EDS' expertise; and (iv) since following any split-off the Capital Stock Committee would no longer be able to review the terms on which EDS provides IT services to GM and would therefore have to rely on contractual protections, the IT Services Agreements should provide GM with greater ability to test the competitiveness of the terms on which EDS would provide such services to GM, including through the opportunity to competitively bid limited portions of GM's IT service needs and to award such bids to suppliers other than EDS when appropriate.

  At a GM Board meeting on November 6, 1995 attended by all of the directors, the GM Board received a report from Mr. Wyman on the status of various issues relating to the Split-Off, including the guidelines recommended by the Capital Stock Committee. The GM Board concurred that counsel for the Capital Stock Committee should communicate such guidelines to the GM Team and the EDS Team. Such counsel so communicated the guidelines and indicated that the guidelines should be used to inform and guide the continuing negotiations of the terms of the IT Services Agreements. Counsel also communicated the GM Board's desire that the GM Team and the EDS Team and their lead negotiators remain personally involved in the negotiations in order to expedite them.

  At meetings during the first half of November 1995, the GM Team negotiators and the EDS Team negotiators continued to exchange proposals regarding contract terms and identified as the key issue finding appropriate means, including limited competitive bidding and outsourcing, to assure GM of the competitiveness of EDS' prices, quality, service and technology. During these meetings, the GM Team representatives also stressed the importance of realizing long-term reductions in GM's structural costs, whether a split-off were to occur or not. In these meetings, the respective representatives also discussed certain other issues relating to the GM/EDS relationship that would likely have arisen in the absence of split-off discussions, including the implementation of a new agreement upon the expiration on December 31, 1995 of EDS' arrangement with GM's International Operations group, the pricing of certain information processing activities and communications services ("IPACS") provided by EDS and matters relating to a new plant floor automation project being undertaken by GM's North American Operations group. On November 20, 1995, GM determined to withhold certain IPACS payments from EDS pending resolution of disputed amounts.

  At the GM Board meeting on December 4, 1995, with all directors in attendance, the GM Board received a report on the status of the Split-Off from Weil, Gotshal & Manges LLP, independent counsel to the Capital Stock Committee. It was reported that although Messrs. Alberthal and Pearce and other senior EDS and GM executives had become personally involved in the negotiations of the IT Services Agreements and some progress appeared to have been made, there was as yet no resolution of significant substantive issues.

  On December 18, 1995, the GM Board met by telephone conference, with all but one director in attendance. Representatives of EDS described the terms of certain provisions of the EDS Certificate of Incorporation, the

EDS Bylaws and the EDS Rights Agreement that EDS desired to adopt in order to protect future public stockholders of EDS, including holders of Class E Common Stock who would become EDS stockholders upon consummation of the Split-Off, from certain abusive and coercive takeover tactics by third parties. The EDS representatives noted that the proposal to adopt these provisions was not being made in response to any known takeover threat and that many public companies have similar provisions. After discussion and review of information regarding, among other things, the market impact of such provisions, the GM Board determined that it would have no objection to the implementation of such provisions at any time after the management negotiating teams reached an agreement in principle on the material terms of the IT Services Agreements. Following the resolution of these terms, the protective provisions were adopted by EDS on March 12, 1996. For a description of the EDS Rights Agreement and other provisions, see "EDS Capital Stock."

  Negotiations with respect to the principal terms for the IT Services Agreements continued during December 1995 and January and February 1996. The principal issues discussed included extension of certain service agreements, limited exposure of certain services to competitive bidding, the timing of payments by GM for services provided by EDS, the definition of "in-scope" services, termination rights for GM in certain circumstances (including in the event of certain changes in control of EDS), commitments by both parties with respect to certain structural cost reductions for GM, the identification of project personnel and the ownership of intellectual property. The parties also discussed the IPACS payments being withheld by GM and certain disputed issues involving GM's international operations.

  At the GM Board Meeting on February 5, 1996, with all but one director in attendance, Mr. Wyman reported to the GM Board on the status of the Split-Off discussions and the GM Board reconstituted the GM Team as described above in "--Negotiating Teams."

  On February 8, 1996, the EDS Team's lead negotiators and the GM Team's lead negotiators reached a preliminary agreement with respect to a substantial number of terms proposed to be included in the IT Services Agreements. Two material issues under discussion at that time were not fully resolved by the preliminary agreement. One such issue related to the scope of GM's termination rights in the event of a change of control of EDS and the other related to the methods for the resolution of disputes arising in connection with the negotiation of the terms of future service agreements under the Master Services Agreement. In mid-February 1996, the parties commenced work on definitive documentation for the IT Services Agreements. In March 1996, agreement was reached by the parties' lead negotiators as to the two previously unresolved material issues. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

  Negotiation of Special Inter-Company Payment. The GM Team and EDS Team agreed that it would be appropriate to address a special inter-company payment as one of the terms of the Split-Off in order to enable the GM Board to determine that the Split-Off is fair to all classes of GM common stockholders. See "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions." On December 8, 1995, in response to an inquiry from the IRS regarding the Tax Ruling, General Motors advised the IRS that the Special Inter-Company Payment would not exceed one billion dollars and could well be substantially less. As described above, it had been determined in September 1995 that the amount of the Special Inter-Company Payment would not be negotiated by the management negotiating teams until after they reached agreement on the principal terms of the IT Services Agreements. Accordingly, negotiation of the amount of the Special Inter-Company Payment did not commence until shortly after the teams reached a preliminary agreement on February 8, 1996 as to a substantial number of terms proposed to be included in the IT Services Agreements.

  In order to facilitate the negotiating process, the independent counsel for the Capital Stock Committee invited representatives of the GM Team and the EDS Team to make separate presentations to such counsel as to each respective team's views on the appropriate range for the amount of the Special Inter-Company Payment and its underlying assumptions and analysis. The two teams generally considered similar factors relating to the overall Split-Off transaction in formulating their views as to a range of appropriate values for the Special Inter-Company Payment. Both teams recognized that two of the principal factors relevant to the negotiation of the amount of the Special Inter-Company Payment were (i) the different characteristics of the Class E Common Stock, which is a security of GM designed to provide financial returns based on the performance of EDS, and the EDS Common Stock, which is a more typical equity security, and (ii) the financial impact of the terms of the IT Services Agreements. However, each team had different assumptions and views about the effect of the factors due, in part, to the asymmetrical impact that certain factors could have on GM and EDS, respectively. For example, the GM Team anticipated that GM's IT spending (and corresponding EDS revenues) would slightly increase over the ten-year initial term of the IT Services Agreements, while the EDS Team expected a slightly declining revenue stream during that period. In addition, while the GM Team had access to information about and focused its attention on the spending (and revenue) effects of changes in the IT Services Agreements, the EDS Team also had access to information about and placed greater weight on the effect that the changes in the IT Services Agreements might have on EDS' operating margins. The teams also had different assessments of the changes that likely would be made in the Existing IT Services Agreements in the absence of a Split-Off and the anticipated financial impact of such changes on EDS. The factors considered by the negotiating teams were also considered by the Capital Stock Committee and the GM Board and are described in greater detail below under "--March 3, 1996 Capital Stock Committee Meeting," "--March 22, 1996 Capital Stock Committee Meeting" and "--March 31, 1996 GM Board Meeting."

  The GM Team and its advisors made an initial presentation to counsel for the Capital Stock Committee on February 16, 1996. At this meeting, the GM Team stated that, based on its assumptions, a Special Inter-Company Payment could be supported in the range of $750 million to $1.7 billion. Nevertheless, in light of the prior determination that any special payment would not exceed $1.0 billion and in order not to impair the growth potential of EDS following the Split-Off, the GM Team stated that the Special Inter-Company Payment should be in the range of $750 million to $1.0 billion. On February 19, 1996, the EDS Team and its advisors had an initial meeting with the independent counsel for the Capital Stock Committee. At this meeting, the EDS Team stated that, based on its assumptions, the amount to be paid by EDS to GM in connection with the Split-Off should not exceed $250 million and that the EDS Team was not currently prepared to recommend the making of any payment.

  Between February 20, 1996 and March 1, 1996, there were further discussions by both teams and their advisors with counsel for the Capital Stock Committee as well as three meetings between the GM Team and the EDS Team with respect to the Special Inter-Company Payment. At these meetings, the teams exchanged their respective views as to the appropriate factors to consider in determining the amount of the Special Inter-Company Payment. Although both teams generally agreed on the list of such factors and whether the factors had positive or negative effects, the teams held widely divergent estimates of the value and importance of almost all of the factors. Rather than resolving their different views on individual matters, the teams sought to reach a compromise on an amount of the Special Inter-Company Payment that would permit each team to recommend the terms of the Transactions taken as a whole to the Capital Stock Committee and the GM Board. As a result of these discussions, the GM Team and EDS Team reached preliminary agreement on March 1, 1996 on a Special Inter-Company Payment in the amount of $500 million. In reaching this preliminary agreement, the teams recognized that the Special Inter-Company Payment constituted only one of the many terms of the Split-Off and related transactions, all of which are integrally related. Accordingly, the teams viewed their agreement as to the amount of the Special Inter-Company Payment as preliminary in that it was premised on, among other things, the review of and approval by the Capital Stock Committee and the GM Board of all of the terms of the Transactions on substantially the same terms as those contemplated by the teams at the time such preliminary agreement was reached. The teams also reached preliminary agreement that General Motors would provide EDS a $50 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

  March 3, 1996 Capital Stock Committee Meeting. At its meeting on March 3, 1996 (the "March 3, 1996 CSC Meeting"), the Capital Stock Committee received reports and presentations as to the Split-Off and related matters. All of the members of the Capital Stock Committee and certain other members of the GM Board attended the meeting. The relevant portion of the March 3, 1996 CSC Meeting was also attended by representatives of the management negotiating teams and their advisors and by the Capital Stock Committee's independent legal counsel.

  Independent counsel for the Capital Stock Committee reviewed certain corporate governance matters relating to consideration of the Split-Off. Representatives of the GM Legal Staff then reported on various aspects of the developing Split-Off proposal and on an update provided by McKinsey to its consulting project concerning potential conflicts between EDS' business and other businesses of GM and its subsidiaries which had been discussed at the August 1995 CSC Meeting. This update included McKinsey's conclusion that the fundamental industry forces shaping competition (and creating potential conflicts among GM's current businesses) had intensified, strengthening the rationale underlying its earlier recommendation as to a split-off of EDS.

  Mr. Gottschalk and Mr. Castle, on behalf of the GM Team and the EDS Team, respectively, then reported on the substantial progress made by the negotiating teams, including reaching preliminary agreement with respect to a substantial number of terms proposed to be included in the IT Services Agreements. With Mr. Castle's concurrence, Mr. Gottschalk summarized the agreement that had been negotiated with respect to, among other things, the term of the new Master Services Agreement, the allocation of responsibility between GM and EDS for IT strategy and direction, the limited competitive bidding that would be permitted, the identification of key EDS employees for critical projects, revised payment terms, certain matters related to the scope of the agreement and the inclusion of a standard of good faith and fair dealing in the contract. He also reported that the teams were still negotiating certain matters relating to termination provisions for the Master Services Agreement.

  Counsel for the Capital Stock Committee then reviewed certain matters relating to the negotiations over the amount of the Special Inter-Company Payment, noting that such payment should take into account, among other factors, the financial impact of the IT Services Agreements on EDS to the extent that such impact was attributable to the Split-Off. However, counsel noted that, while both negotiating teams expressed their belief that certain changes would have been made to the Existing IT Services Agreements in the absence of a split-off of EDS, the exact nature and timing of such changes were extremely difficult, if not impossible, to determine.

  Mr. Finnegan and Mr. Grant, representing the GM Team and the EDS Team, respectively, then discussed the negotiations regarding the amount of the Special Inter-Company Payment. They observed that the payment was considered as one element among many in the overall Split-Off transaction. They reported on the factors considered in negotiating the amount of the payment, noting that both teams generally agreed as to the list of such factors and whether the factors had a positive or negative effect but that virtually all of the factors were subject to widely varying estimates of value and importance, and that the teams had not resolved their differences in reaching a preliminary agreement on a payment of $500 million and a preliminary agreement to recommend that General Motors provide EDS a $50 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

  The factors considered to have a positive effect on the holders of the $1 2/3 Common Stock were the removal of the existing and potential business conflicts that had previously been identified between EDS and certain other GM business units, including Hughes and GMAC; any decrease in GM's pension expense and funding obligations that may be caused by any appreciation resulting from the Split-Off in the EDS Common Stock to be owned by the pension plans for GM's hourly-rate and salaried employees; the receipt of the Special Inter-Company Payment; the terms of the new IT Services Agreements; and the elimination of the potential recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by GM of substantially all of the business of EDS. Certain of these factors, including the removal of potential business conflicts between EDS and Hughes and, with respect to Delco, the terms of the IT Services Agreements, were also considered to have a positive effect on the holders of Class H Common Stock. Factors considered to have a positive effect on the holders of the Class E Common Stock included the benefits of owning an equity security like EDS Common Stock rather than Class E Common Stock, which is a security of GM designed to provide holders with financial returns based on the performance of EDS; the removal of constraints on EDS' ability, as a subsidiary of GM, to participate in strategic alliances, including the ability to use EDS Common Stock in large acquisitions; the availability of new market opportunities and increased growth potential for EDS; lower cost of and better access to capital for EDS; the possibility that EDS Common Stock would be included in the Standard & Poor's 500 Index after the Split-Off; the release by the PBGC of EDS from liability under Title IV of ERISA relating to GM's U.S. pension plans; and the potential of holders of EDS Common Stock to realize premiums over prevailing market prices in connection with certain corporate transactions, including tender offers and other change of control transactions.

  The teams also agreed on the list of certain negative factors. The factors considered to have a negative effect on the holders of $1 2/3 Common Stock were the loss of the ability to control through ownership its IT provider, EDS, the possible effect of the Split-Off on GM's credit rating and credit profile and the loss of the ability of General Motors to elect to recapitalize shares of Class E Common Stock as shares of $1 2/3 Common Stock. The factors considered to have a negative effect on the holders of Class E Common Stock were the payment of the Special Inter-Company Payment; the terms of the new IT Services Agreements; and the loss of the right to recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio under certain circumstances. Other practical considerations discussed included market expectations and the requirement to have the Split-Off approved by GM's common stockholders and that, after the Split-Off, EDS should be adequately capitalized to pursue growth and new business opportunities.

  March 4, 1996 GM Board Meeting. At the GM Board meeting on March 4, 1996, with all but one director in attendance, Mr. Wyman reported to the GM Board regarding the Capital Stock Committee's review of the status of the Split-Off at its March 3, 1996 meeting.

  March 18, 1996 Capital Stock Committee Meeting. At a telephonic meeting of the Capital Stock Committee on March 18, 1996, with all members participating, counsel to the Capital Stock Committee described the process planned for the further review and consideration of the Split-Off by the Capital Stock Committee, including matters related to the Capital Stock Committee's March 22, 1996 meeting. The Capital Stock Committee also received a report on the status of certain issues with respect to the IT Services Agreements.

  March 22, 1996 Capital Stock Committee Meeting. The Capital Stock Committee met by telephone conference on March 22, 1996, with all members participating. Members of GM and EDS management, representatives of the financial and legal advisors to the GM Team and EDS Team and the Capital Stock Committee's independent legal counsel participated in the relevant portions of the meeting.

  Counsel for the Capital Stock Committee reviewed certain matters relating to directors' responsibilities, the process that had previously been established for arm's length negotiations regarding the terms of the Split-Off and the role of the Capital Stock Committee in reviewing the proposed terms of the Transactions.

  Mr. Finnegan presented a report on behalf of GM management as to the background of the Transactions, including the principal business purposes for the Split-Off, the strategic advice received from McKinsey, the Tax Ruling and the process of arm's-length bargaining that had been followed by the management negotiating teams. Mr. Finnegan noted that the anticipated benefits and costs of the Transactions from the perspective of each of the three classes of GM common stock would be addressed in the reports of the management negotiating teams and financial advisors.

  Mr. Finnegan also presented the report of the GM Team, noting that it was relying on the advice of Merrill Lynch that it expected to be in a position to render the Merrill Lynch Fairness Opinion to the GM Board on March 31, 1996. He reviewed certain material terms and advantages and disadvantages of the Transactions, including the IT Services Agreements and the Special Inter-Company Payment, from the perspective of the holders of $1 2/3 Common Stock and Class H Common Stock. Based on the foregoing, Mr. Finnegan stated that the GM Team recommended the Transactions as in the best interest of and fair to the holders of $1 2/3 Common Stock and Class H Common Stock.

  Members of the EDS Team then reviewed the background and history of the negotiations, including the appointment of the teams as an aid to the process established by the GM Board, the engagement by the EDS Team of its financial advisors and counsel, the preliminary agreements reached by the teams with respect to the terms of the Master Services Agreement and the amount of the Special Inter-Company Payment and the anticipated financial effects of the Transactions on EDS. After reviewing the foregoing matters, the EDS Team recommended the proposed terms of the Split-Off to the Capital Stock Committee as being in the best interests of the holders of the Class E Common Stock and, accordingly, fair to such holders. In reaching its conclusions, the EDS Team specifically noted that (i) it was relying on the advice of Lehman Brothers and Morgan Stanley that they expected to be in a position to render an opinion to the effect that, based on and subject to the assumptions, limitations and other matters set forth therein, the financial effect of the Split-Off Transactions taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock; (ii) it had considered both the advantages and disadvantages of the Transactions from the perspective of the holders of Class E Common Stock; and (iii) its conclusions were subject to the understanding of EDS' management that substantial changes would have been made beginning in 1996 to the Existing Master Services Agreement regardless of whether the Split-Off occurred. The disadvantages of the Transactions identified by the EDS Team included (a) the impact on EDS and the holders of Class E Common Stock of the changes reflected in the Master Services Agreement; and (b) the impact on EDS and the holders of Class E Common Stock of the Special Inter-Company Payment. The advantages of the Transactions identified by the EDS Team included (a) the benefits of owning EDS Common Stock instead of Class E Common Stock, which is a derivative or "tracking" stock; (b) the removal of constraints on EDS to pursue strategic alliances not available to EDS as a subsidiary of General Motors; (c) the removal of constraints on EDS to pursue new market opportunities not available to EDS as a subsidiary of General Motors; (d) the more flexible access to capital markets that will be available to EDS after the Split-Off without regard to competing considerations of General Motors; (e) the advice of the financial advisors to the EDS Team regarding the likelihood of EDS being included in the Standard & Poor's 500 Index and the benefits of such inclusion; (f) the release by the PBGC of EDS from contingent liability for General Motors pension benefit obligations; (g) the tax-free nature of the Split-Off; and (h) the advantages of a simplified governance process after the Split-Off, including the benefits of a board of directors that will be focused exclusively on the interests of the holders of EDS Common Stock. Members of the EDS Team also discussed certain matters relating to corporate governance arrangements for EDS following the Split-Off, including the identity of the persons who would be elected to serve as non-employee directors of EDS upon the consummation of the Split-Off.

  A representative of Merrill Lynch presented certain financial analyses regarding the Split-Off, as described under "--Fairness Opinions--Merrill Lynch Fairness Opinion." The representative said that Merrill Lynch expected to be in a position to render the Merrill Lynch Fairness Opinion to the full GM Board on March 31, 1996.

  A representative of Morgan Stanley presented a joint report of Morgan Stanley and Lehman Brothers as to the EDS Team Financial Advisors' analysis of the financial effect of the Split-Off Transactions from the perspective of the holders of Class E Common Stock. Information about the report is provided under "--Fairness Opinions--EDS Team Financial Advisors Fairness Opinions." The representative said that Morgan Stanley and Lehman Brothers expected to be in a position to render their respective opinions to the full GM Board on March 31, 1996.

  Representatives of GM's Legal and Tax Staffs described certain terms of the Merger Agreement, the Separation Agreement and the Tax Allocation Agreement. EDS management reported on EDS' consideration of a nonrecurring charge to be taken no earlier than the second quarter of 1996. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, EDS management reported on various matters relating to the GM Hourly Plan Special Trust's ownership of Class E Common Stock.

  Mr. Smith, GM's Chairman, Chief Executive Officer and President, summarized the presentations and recommendations that had been made by or on behalf of the two management negotiating teams. Based on the foregoing, he stated that GM executive management recommended the Transactions as fair to all classes of GM common stockholders and in the best interests of GM and its common stockholders.

  After reviewing and discussing the foregoing matters, and acting in reliance on the reports provided by and the advice of Merrill Lynch, Lehman Brothers and Morgan Stanley that they expected to be in a position to render fairness opinions as described herein, the Capital Stock Committee unanimously adopted a resolution recommending that the GM Board proceed with the Transactions as being in the best interests of, and fair to, General Motors and each class of GM common stockholders.

  March 31, 1996 GM Board Meeting. The GM Board held a special meeting on March 31, 1996 to review and consider the terms of the proposed Split-Off as recommended by the two management negotiating teams, by GM executive management and by the Capital Stock Committee. The special meeting was attended by all but one of the members of the GM Board as well as by members of GM and EDS management, representatives of the financial and legal advisors to the GM Team and the EDS Team, counsel for the Capital Stock Committee and representatives of GM's independent auditors.

  Counsel for the Capital Stock Committee reviewed the terms of proposed resolutions to be considered by the GM Board and certain matters relating to the GM Board's responsibilities in connection with considering the Transactions. Counsel reviewed the GM Board's fiduciary obligations to holders of all classes of GM common stock and the process that had been established by the GM Board for arm's-length negotiation of the terms of the Split-Off under the supervision of, and subject to review by, the Capital Stock Committee. Counsel also noted that with respect to the fairness of the Transactions to each class of GM common stockholders, approval of the Transactions would be sought not only from all three classes of GM common stockholders voting together as a single class in accordance with their respective voting rights, but also from the holders of the $ 1 2/3 Common Stock voting as a separate class and the holders of the Class E Common Stock voting as a separate class. In addition, counsel reported on the status of certain pending litigation relating to the Split-Off. See "--Certain Litigation."

  Mr. Wyman, Chairman of the Capital Stock Committee, reported as to the special role that the Capital Stock Committee had played for many years in reviewing the relationship between General Motors and EDS. He described the special charge given to the Committee in August 1995 to oversee the negotiations between the management negotiating teams and review the proposed terms of the Transactions, noting that the Capital Stock Committee had held seven meetings since August 1995 relating to the Split-Off (including the August 1995 CSC Meeting) and members of the Capital Stock Committee had participated in numerous other informal briefings and conferences with counsel and members of the management negotiating teams and had reported to the GM Board regarding such meetings, briefings, and conferences at eight different GM Board meetings, including the August 7, 1995 GM Board Meeting. Mr. Wyman noted the Capital Stock Committee's involvement in determining that the principal terms of the IT Services Agreements should be negotiated before other terms of the Transactions and in providing specific guidance to the negotiating teams in November 1995 as to the corporate objectives to be addressed in a split-off of EDS, particularly with respect to IT Services. He also noted the complexity of evaluating the proposed IT Services Agreements in comparison to the arrangements that might have prevailed between the parties in the absence of the Split-Off. He said that if the Split-Off were not consummated for any reason, the Capital Stock Committee anticipated that it would review further the subject of GM/EDS IT services arrangements and consider whether any changes would be appropriate. Based on the foregoing and the matters discussed at the March 22, 1996 meeting of the Capital Stock Committee (including the reports and recommendations of the GM Team and EDS Team and GM executive management and the fairness opinions expected to be delivered by Merrill Lynch and by each of the EDS Team Financial Advisors), Mr. Wyman stated that the Capital Stock Committee had unanimously determined that the Transactions are in the best interests of, and fair to, General Motors and each class of its common stockholders, and that the Capital Stock Committee recommended that the GM Board proceed with the Transactions. See "-- March 22, 1996 Capital Stock Committee Meeting."

  Mr. Finnegan presented a report of GM management with respect to the background, purposes and terms of the Transactions, which report was substantially similar to the report on these matters that he had delivered to the Capital Stock Committee on March 22, 1996. See "--March 22, 1996 Capital Stock Committee Meeting."

  Mr. Smith stated that, based on the information that had previously been delivered to the GM Board, the presentations to be made by the management negotiating teams and their respective financial advisors, and the actions of the Capital Stock Committee, GM's senior executive management believed that the two teams had used a fair process to negotiate and structure a transaction that is fair to all classes of GM common stockholders and that GM should proceed with the Transactions as being in the best interests of GM and all of its common stockholders.

  Merrill Lynch delivered its written opinion to the GM Board that, based on and subject to the assumptions, limitations and other matters set forth therein, the Financial Effects of the Transactions (as defined in the Merrill Lynch Fairness Opinion) are fair, from a financial point of view, to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock. A copy of the Merrill Lynch Fairness Opinion, which sets forth the assumptions made, matters considered and limits of the review undertaken, is attached as Appendix B-1 to this Solicitation Statement/Prospectus and is incorporated herein by reference. A representative of Merrill Lynch reviewed with the GM Board certain materials relating to the Transactions and such opinion, which materials have been filed as an exhibit to the Schedule 13E-3. For further information about the Merrill Lynch Fairness Opinion and related presentation to the GM Board, see "--Fairness Opinions--Merrill Lynch Fairness Opinion."

  The EDS Team Financial Advisors delivered their written opinions to the GM Board to the effect that, based on and subject to the assumptions, limitations and other matters set forth therein, the financial effect of the Split-Off Transactions (as defined in the Lehman Brothers and Morgan Stanley Fairness Opinions) taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock. A copy of each of the Lehman Brothers and Morgan Stanley Fairness Opinions, which sets forth the assumptions made, matters considered and limits of the review undertaken, is attached as Appendix B-2 and Appendix B-3, respectively, to this Solicitation Statement/Prospectus and is incorporated herein by reference. A representative of the EDS Team Financial Advisors reviewed with the GM Board certain materials relating to the Transactions and such opinions, which materials have been filed as an exhibit to the Schedule 13E-3. For further information about the Lehman Brothers and Morgan Stanley Fairness Opinions and related presentation to the GM Board, see "--Fairness Opinions--EDS Team Financial Advisors Fairness Opinions."

  Mr. Finnegan presented a report on behalf of the GM Team as to the negotiation of the terms of the Split-Off, including the IT Services Agreements and the Special Inter-Company Payment, from the perspective of the holders of the $1 2/3 Common Stock and the Class H Common Stock, which report was substantially similar to the report on these matters that he had delivered to the Capital Stock Committee on March 22, 1996. See
"--March 22, 1996 Capital Stock Committee Meeting." Based on the entire process and its results, and in reliance on the Merrill Lynch Fairness Opinion, he stated that the GM Team believed the terms of the Transactions are in the best interests of GM and fair to the holders of $1 2/3 Common Stock and Class H Common Stock. Accordingly, the GM Team recommended that the Transactions be approved by the GM Board.

  Members of the EDS Team then proceeded, after reviewing the background and history of the negotiations between the management teams, to recommend the proposed terms of the Split-Off to the GM Board as being in the best interests of the holders of Class E Common Stock and, accordingly, fair to such holders. In reaching such conclusion, the EDS Team took note of the same bases and assumptions, and reviewed the same advantages and disadvantages of the Transactions, as were discussed at the meeting of the Capital Stock Committee held on March 22, 1996. See "--March 22, 1996 Capital Stock Committee Meeting."

  The GM Board also received reports on the Amended EDS Incentive Plan, EDS' consideration of a nonrecurring charge to be taken by EDS in the second quarter of 1996 and related disclosure matters, other matters relating to the business and operations of EDS and the governance of EDS after the Split-Off. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, EDS management reported on certain matters relating to the GM Hourly Plan Special Trust's ownership of Class E Common Stock.

  GM management reported as to the appropriate accounting treatment for the Split-Off and discussed the process for filing this Solicitation Statement/Prospectus with the Commission and soliciting consents from GM's common stockholders in connection with the Transactions and the Amended EDS Incentive Plan. GM management also discussed the press releases and other announcements that would be appropriate in connection with the approval by the GM Board of the Transactions.

  After considering the foregoing matters, the GM Board unanimously determined that the Transactions are in the best interests of, and fair to, General Motors and each class of the GM common stockholders and, accordingly, the GM Board unanimously approved and authorized the Transactions. The GM Board also unanimously determined to recommend to the common stockholders of GM that they execute consents approving the Transactions, including the adoption of the Merger Agreement.

RECOMMENDATIONS OF THE CAPITAL STOCK COMMITTEE AND THE GM BOARD; FAIRNESS OF THE TRANSACTIONS

  As described above, at its August 7, 1995 meeting, the GM Board concluded that certain important strategic objectives of EDS could be addressed through a split-off of EDS and determined that a split-off of EDS on terms that would be fair to all classes of GM common stockholders would be in the best interests of GM and its stockholders. Furthermore, the GM Board required that any such split-off would be proposed only in a transaction that would be tax-free for U.S. federal income tax purposes and that would not result in the recapitalization of Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as currently provided for upon a disposition by GM of substantially all of the assets of EDS and under certain other circumstances by the General Motors Certificate of Incorporation. See "--Alternatives to the Split-Off" and "--Background of the Split-Off--Consideration of Split-Off."

  In August 1995, the Capital Stock Committee considered and endorsed procedures for establishing the financial and other essential terms of a split-off. The GM Board, in connection with its August 1995 authorization to management to develop the terms of a specific proposal regarding a split-off, placed substantial reliance on presentations made to and discussions held at the August 1995 Capital Stock Committee meeting. Upon the recommendation of the Capital Stock Committee, the GM Board established procedures that it believed would result in the negotiation of the terms of a split-off transaction that would be fair to all classes of GM common stockholders. The principal procedure established was the process of arm's-length negotiation involving the GM Team and the EDS Team, each acting with its own legal and financial advisors and under the general oversight of the Capital Stock Committee, to ensure a level playing field between the parties. The GM Board relied substantially on the Capital Stock Committee to monitor and oversee the process by which the terms of the Transactions were developed. See "-- Background of the Split-Off--Consideration of Split-Off," "--August 1995 Capital Stock Committee Meeting," "--August 1995 GM Board Meeting" and "-- Negotiating Teams."

  The Capital Stock Committee and the GM Board monitored the progress of the management negotiating teams and provided guidance to them as appropriate, including the communication in November 1995 of certain guidelines regarding the GM Board's goals and priorities with respect to the Split-Off in general and the IT Services Agreements in particular. In addition, the Capital Stock Committee provided assistance to the negotiating teams in connection with the September 1995 decision to negotiate the terms of the IT Services Agreements before the other terms of the Transactions in order to enhance the arm's-length and commercially reasonable nature of the IT Services Agreements on a stand-alone basis. As a result of so sequencing the negotiations, the management teams were able to negotiate the amount of the Special Inter-Company Payment as a final term of the Transactions that would enable the Capital Stock Committee and the GM Board, taking into account all other factors (including the terms of the IT Services Agreements), to determine that the Transactions are fair to all classes of GM common stockholders. See "Background of the Split-Off--Negotiating Teams," "--Negotiation of IT Services Agreements" and "--Negotiation of Special Inter-Company Payment."

  In reviewing the terms of the Split-Off, the Capital Stock Committee placed substantial reliance on its determination (based on the reports of the two management negotiating teams and GM executive management) that there had in fact been a process that involved vigorous arm's-length negotiation between the two management teams, each of which was represented by independent financial and legal advisors. With respect to the fairness of the Transactions, the Capital Stock Committee also considered the fact that the Transactions would be submitted for approval not only by all of GM's common stockholders voting together as a single class in accordance with their respective voting rights, but also by separate class votes of the holders of $1 2/3 Common Stock and Class E Common Stock. The Capital Stock Committee considered the recommendations of the GM Team and the EDS Team, as well as the fact that the proposed terms of the Transactions satisfied the conditions initially established by the GM Board as to the tax-free nature of the Split-Off and the absence of a recapitalization at a 120% exchange ratio and the guidelines established in November 1995 as to certain other matters. The Capital Stock Committee also considered the one-for-one ratio for converting shares of Class E Common Stock into shares of EDS Common Stock, the opportunities that would be afforded to EDS and GM to accomplish the purposes of the Split-Off, the amount of the Special Inter-Company Payment and the terms of the IT Services Agreements. In addition, as to the financial fairness of the Transactions, the Capital Stock Committee placed substantial reliance on the presentations made and fairness opinions expected to be delivered by Merrill Lynch and by each of the EDS Team Financial Advisors. On the basis of all of the foregoing considerations and the other matters discussed at its March 22, 1996 meeting, the Capital Stock Committee determined to recommend to the GM Board that General Motors proceed with the Transactions as in the best interests of, and fair to, GM and each class of GM common stockholders. See "--Background of the Split-Off--March 22, 1996 Capital Stock Committee Meeting."

  The GM Board determined the fairness of the Transactions based on substantially the same factors as those considered by the Capital Stock Committee. The GM Board did not formally assign weights to specific factors but considered all factors together. However, the GM Board placed principal reliance on its conclusion that certain important strategic objectives of EDS could be addressed through the Split-Off without significant potential adverse consequences for GM and its determination that a fair process had been developed and implemented for negotiating the terms of the Transactions. With regard to the negotiating process, the GM Board attributed substantial importance to the vigorous arm's-length negotiations that it determined had taken place between the two management negotiating teams and to the activities of the Capital Stock Committee and its independent counsel in overseeing and providing guidance to the management negotiating teams. In addition, (a) as to the fairness, from a financial point of view, of the financial effects of the Transactions on General Motors (and, accordingly, on holders of the $1 2/3 Common Stock and the Class H Common Stock), the GM Board principally relied on the Merrill Lynch Fairness Opinion and the presentation of Merrill Lynch to the GM Board and (b) as to the fairness, from a financial point of view, of the financial effects of the Transactions on holders of the Class E Common Stock, the GM Board principally relied on the presentation and written opinion of each of the EDS Team Financial Advisors.

  In addition to and without limiting the foregoing, in determining the fairness of the Transactions to each class of GM common stock, the GM Board considered (i) the report, presentation and recommendation of GM's executive management regarding the Split-Off and related transactions, (ii) the report and recommendation of each of the GM Team and the EDS Team, (iii) the presentation and written opinion of each of Merrill Lynch and the EDS Team Financial Advisors, (iv) the recommendation of the Capital Stock Committee that the GM Board proceed with the Transactions as in the best interests of, and fair to, GM and each class of GM common stockholders, (v) the background, oversight, deliberations and views of the Capital Stock Committee with respect to the Transactions and the relationship between GM and EDS, (vi) the information previously reviewed and the prior deliberations of the GM Board concerning the potential for a split-off of EDS and the relationship between GM and EDS and (vii) the other matters reported on at the March 31, 1996 GM Board Meeting. See "--Background of the Split-Off--March 31, 1996 GM Board Meeting" and "--Fairness Opinions."

  Based on the foregoing, the GM Board unanimously determined that the Transactions are in the best interests of, and fair to, General Motors and each class of the GM common stockholders and, accordingly, the GM Board unanimously approved and authorized the Transactions. The GM Board also unanimously determined to recommend to the common stockholders of GM that they execute consents approving the Transactions, including the adoption of the Merger Agreement.

FAIRNESS OPINIONS

 Merrill Lynch Fairness Opinion

  On March 31, 1996, Merrill Lynch delivered its written opinion to the GM Board that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the Financial Effects of the Transactions (as defined below) are fair, from a financial point of view, to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock. As used in the Merrill Lynch Fairness Opinion and in this section of this Solicitation Statement/Prospectus, the term "Financial Effects of the Transactions" refers collectively to the Special Inter-Company Payment, the $50 million allowance to EDS under the Separation Agreement, the expenses of implementing the Transactions to be borne by General Motors and the financial effects on General Motors (excluding EDS) of (i) certain changes, pursuant to the Master Services Agreement and certain IT Services Agreements, to the terms on which IT services are currently provided by EDS to General Motors (the "MSA Modifications"), (ii) the removal of certain potential conflicts between the business of EDS and certain other businesses of General Motors and its subsidiaries, (iii) any change in the market price of the shares of Class E Common Stock held by the GM Hourly Plan Special Trust and the GM Salaried Plan Trust (collectively, the "Plan Holdings") as a result of the Transactions and (iv) the conversion of each share of Class E Common Stock into one share of EDS Common Stock and, upon such conversion, the cancellation of all such shares of Class E Common Stock (the "Class E Common Stock Conversion"). A COPY OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B-1 TO THIS SOLICITATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COMMON STOCKHOLDERS OF GENERAL MOTORS ARE URGED TO READ THE MERRILL LYNCH FAIRNESS OPINION IN ITS ENTIRETY.

  Merrill Lynch also provided a written presentation to the GM Board regarding the financial and comparative analyses performed by Merrill Lynch in connection with preparation of the Merrill Lynch Fairness Opinion and discussed such analyses with the GM Board at its March 31, 1996 meeting. A description of such presentation is contained in this section of the Solicitation Statement/Prospectus. A substantially similar presentation was provided to the Capital Stock Committee and discussed with the Capital Stock Committee at its March 22, 1996 meeting. A copy of the written presentation to the GM Board has been filed as an exhibit to the Rule 13e-3 Transaction Statement filed with the Commission with respect to the Transactions and may be inspected and copied, and obtained by mail, from the Commission as set forth in "Available Information" and will be made available for inspection and copying at the principal executive offices of General Motors at General Motors Corporation, Room 11-243, General Motors Building, 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 during regular business hours by any interested common stockholder of General Motors or his or her representative who has been so designated in writing.

  The Merrill Lynch Fairness Opinion is directed only to the fairness, from a financial point of view, of the Financial Effects of the Transactions to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock, and does not constitute a recommendation to any common stockholder of General Motors as to whether such stockholder should consent to the Transactions. The Merrill Lynch Fairness Opinion does not in any manner address the fairness of the Transactions to EDS or to the holders of Class E Common Stock, matters as to which Merrill Lynch's opinion has not been requested. Furthermore, Merrill Lynch expressed no opinion as to the prices at which EDS Common Stock will trade subsequent to the Split-Off. The Merrill Lynch Fairness Opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Merrill Lynch Fairness Opinion.

  In arriving at its opinion, Merrill Lynch, among other things: (1) reviewed General Motors' Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, General Motors' audited financial statements for the year ended December 31, 1995, drafts of General Motors' Annual Report and Form 10-K for that year, and General Motors' Forms 10-Q for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995; (2) reviewed EDS' Annual Reports and related financial information for the five fiscal years ended December 31, 1994 and EDS' audited financial statements for the year ended December 31, 1995; (3) conducted discussions with members of senior management of General Motors concerning their views regarding (a) the use of IT services by General Motors in the future and (b) the strategic rationale for, and the financial effects on General Motors (excluding EDS) of, the Split-Off, including the financial benefits to General Motors of the removal of certain potential conflicts between the business of EDS and certain other businesses of General Motors and its subsidiaries; (4) reviewed certain forecasts furnished to

Merrill Lynch by General Motors management of General Motors' future expenditures for information technology services; (5) reviewed certain estimates furnished to Merrill Lynch by management of General Motors of the expenses of implementing the Transactions to be borne by General Motors; (6) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of EDS, furnished to Merrill Lynch by EDS; (7) reviewed published reports of equity analysts regarding their expectations with respect to the future earnings of EDS and the impact of the Split-Off on such earnings; (8) conducted discussions with members of senior management of EDS concerning their views regarding the strategic rationale for, and the financial effects on EDS of, the Split-Off, and various strategic alternatives available to EDS, both as a wholly owned subsidiary of General Motors and as an independent, publicly traded company;
(9) compared certain financial ratios of EDS, on a pro forma basis giving effect to the Split-Off, to the financial ratios of certain companies that Merrill Lynch deemed to be reasonably similar to EDS; (10) reviewed the historical market prices for the Class E Common Stock to be converted into EDS Common Stock in the Split-Off and considered the potential impact of the Split-Off on the market price thereof; (11) considered the financial benefits to General Motors of its rights of ownership and control of EDS (taking into account the terms of the Class E Common Stock and the GM Board's policies with respect to the exercise of such rights), all of which would terminate as a result of the Class E Common Stock Conversion; (12) compared the financial terms of the Split-Off with the financial terms of certain transactions that Merrill Lynch deemed to be relevant; (13) considered the alternatives available to EDS and General Motors in developing and implementing strategic alliances and other strategic alternatives for EDS, as a wholly owned subsidiary of General Motors, with third parties; (14) reviewed a draft dated March 27, 1996 of the Merger Agreement; (15) reviewed a draft dated March 26, 1996 of the Separation Agreement and a draft dated March 28, 1996 of the Tax Allocation Agreement; (16) reviewed the Existing Master Services Agreement and a draft dated March 22, 1996 of the Master Services Agreement; (17) reviewed the General Motors Certificate of Incorporation and GM's By-laws; (18) reviewed (a) the GM-PBGC Agreement, (b) the Escrow Agreement (the "Escrow Agreement") made as of March 5, 1996 by and among Bankers Trust Company (the "Escrow Agent"), the PBGC and General Motors and (c) forms of the Unconditional Releases (as defined below in "--GM-PBGC Agreement"); (19) reviewed the Registration Rights Agreement; (20) reviewed the Final Exemption published by the Department of Labor in the Federal Register dated March 15, 1995 with respect to GM's March 1995 contribution of Class E Common Stock and cash to the GM Hourly Plan Special Trust; (21) reviewed the Tax Ruling and the request to the IRS for such ruling; (22) reviewed a draft dated March 28, 1996 of this Solicitation Statement/Prospectus; and (23) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Fairness Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by General Motors and EDS, and Merrill Lynch did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of General Motors or EDS and was not furnished with any such evaluation or appraisal. With respect to the forecasts furnished by General Motors management of General Motors' future expenditures for information technology services, Merrill Lynch assumed that they are reasonably based and reflect the best currently available estimates and judgments of such management as to such expected expenditures. Merrill Lynch assumed that the executed Unconditional Releases will be released from escrow in accordance with the terms of the Escrow Agreement. In addition, Merrill Lynch assumed that any appreciation in the market price of the Plan Holdings as a result of the Transactions will directly reduce General Motors' pension expense and unfunded pension liability. Merrill Lynch was advised by General Motors that the consummation of the Transactions will not result in any default or similar event under any loan agreement, instrument of indebtedness or other contract of General Motors or EDS that will not be waived.

  The terms of the Transactions were developed through a process of arms'- length negotiations between the GM Team and the EDS Team and were approved by the Capital Stock Committee and the GM Board. See "--Background of the Split-Off." No limitations were imposed by General Motors or the GM Board with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion, except that

Merrill Lynch was not authorized by General Motors or the GM Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest with respect to a business combination or other extraordinary transaction involving EDS or any of its assets.

  The following paragraphs contain a summary of certain financial and comparative analyses performed by Merrill Lynch in connection with the preparation of the Merrill Lynch Fairness Opinion and presented to the GM Board and the Capital Stock Committee. The summary does not purport to be a complete description of the analyses conducted by Merrill Lynch in arriving at its opinion. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The preparation of a fairness opinion is a complex process, and a summary description does not capture the full analysis. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of General Motors and EDS. In addition, certain elements of the Transactions were not susceptible to precise quantification and, in preparing its opinion, Merrill Lynch made judgments and estimates that it considered reasonable and appropriate under the circumstances. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such estimates or analyses. Because such estimates are inherently subject to uncertainty, none of General Motors, EDS, Merrill Lynch or any other person assumes responsibility for their accuracy. In addition, analyses relating to the value of businesses do not purport to be appraisals and do not necessarily reflect the prices at which businesses may be sold in the future or at which their shares of capital stock may trade in the future.

  Overview of Analyses of the Financial Effects of the Transactions. Merrill Lynch analyzed the value of the financial effects on General Motors (excluding
EDS) of the MSA Modifications and of the Funding Effect (as defined below under "--Analysis of the Financial Effects of the Transactions on the Plan Holdings") by calculating ranges of values of such financial effects, as described below. By adding the amount of the Special Inter-Company Payment to the sum of such ranges of values, and by subtracting a range of from $70 million to $50 million on account of the $50 million allowance provided to EDS under the Separation Agreement and for the expenses of implementing the Transactions to be borne by General Motors, Merrill Lynch calculated a range of values for such financial effects of $970 million to $2.29 billion, or from 3.6% to 8.5% of the aggregate market value of the Class E Common Stock (the "Class E Aggregate Market Value"), based on 483 million shares outstanding and the closing market price on March 26, 1996 of $55.875 per share. Merrill Lynch reviewed such range of percentages of the Class E Aggregate Market Value against reference ranges of Percentage Premiums (as defined and described below under "--Analysis of the Financial Effects of the Class E Common Stock Conversion") developed from analyses of certain Comparable Transactions (as defined and described below). The analyses of the Comparable Transactions were undertaken in order to quantify the financial benefits to General Motors from its control of EDS, all of which would terminate as a result of the Class E Common Stock Conversion. In addition, Merrill Lynch discussed with the GM Board and the Capital Stock Committee (as described below), but did not attempt to quantify, (a) certain financial benefits to General Motors of the Transactions, including financial benefits to General Motors (excluding EDS) arising out of the removal of certain potential conflicts between the business of EDS and certain other businesses of General Motors and its subsidiaries and a reduction in goodwill amortization and (b) certain financial benefits that General Motors would cease to have as a result of the Class E Common Stock Conversion, including the ability of General Motors to elect to recapitalize shares of Class E Common Stock as shares of $1 2/3 Common Stock under certain circumstances (as described below under "Class E Common Stock-- Recapitalization") and the ability of General Motors to capture and retain dividends paid by EDS to General Motors.

  Analysis of the Financial Effects of the MSA Modifications. In order to quantify the financial effects on General Motors (excluding EDS) of the MSA Modifications, Merrill Lynch calculated: (a) ranges of values of the financial effects of the MSA Modifications (i) giving General Motors and its affiliates the option, with respect to purchases of information technology services covered under the Master Services Agreement, to subject a portion of such purchases to competitive bidding and to source such purchases with bidders other than EDS (the "Outsourcing Modification"), (ii) providing certain goals for EDS to meet in reducing the cost to General Motors and its affiliates of the services to be provided by EDS (the "Structural Cost Reductions"), (iii) lengthening, commencing in 1997, the time available to General Motors and its affiliates to make payments for services (the "Payment Terms Modification") and (iv) providing for an initial term of 10 years following the consummation of the Split-Off (the "Primary Term"), subject to renewal; and (b) ranges of values of the financial effects of the MSA Modifications based on assumptions regarding possible changes to the terms on which IT services are currently provided by EDS to General Motors that might have been implemented in the absence of a split-off of EDS. In addition, Merrill Lynch discussed with the GM Board and the Capital Stock Committee, but did not attempt to quantify, the financial effects on General Motors (excluding EDS) of certain other MSA Modifications, including the extension of certain of the Existing IT Services Agreements for additional terms of approximately one and two years beyond their current expiration dates, the inclusion in MSA Services of plant floor automation services in General Motors manufacturing facilities that are currently contracted for outside the scope of the Existing Master Services Agreement, and certain changes to the pricing of commodity items.

  . Outsourcing Modification--Primary Term. Merrill Lynch calculated a range of values for the financial effects of the Outsourcing Modification during the Primary Term, based on the after-tax present value of assumed price reductions resulting from the opportunity to expose certain MSA Services to competitive bidding and the assumption that there would be no such opportunity to outsource during the Primary Term absent the Split-Off. Based on discussions with General Motors management, Merrill Lynch made certain additional assumptions for purposes of its analysis, including that (a) price reductions of from 12% to 20% would occur on services that were actually outsourced as a result of competitive bidding, (b) price reductions of from 6% to 10% would occur on services that EDS would continue to provide as a result of its being awarded a contract on the basis of its bid (which was assumed to occur with respect to 75% of the contracts awarded after competitive bidding), (c) average growth of expenditures by GM for IT services would be approximately 2% per year (taking into account the assumptions regarding price reductions described above), (d) General Motors' tax rate would be 35% and (e) General Motors' after-tax cost of capital would be 11%. Based on such assumptions, Merrill Lynch calculated a range of values for the financial effects on General Motors (excluding EDS) of the Outsourcing Modification during the Primary Term of from $165 million to $274 million (of which between $1 million and $2 million would be benefits allocable to holders of the Class H Common Stock).

  In the absence of information as to the likelihood that terms similar to the Outsourcing Modification would be implemented in the absence of the Split-Off, Merrill Lynch noted that the value of the financial effects of the Outsourcing Modification would, if and to the extent that such similar terms were implemented, be less than the value reflected in the analysis described above, and could be zero.

  . Outsourcing Modification--After the Primary Term. Merrill Lynch calculated a range of values for the financial effects of the Outsourcing Modification after the Primary Term, based on the after-tax present value of assumed price reductions resulting from the opportunity to expose certain MSA Services to competitive bidding under the Master Services Agreement (the "Split-Off Case") and the following two cases: one premised on the assumption that there would be no such opportunity to outsource after the Primary Term absent the Split-Off (the "No Outsourcing Case"); and the other premised on the assumption that there would be a limited opportunity to outsource after the Primary Term absent the Split-Off (the "Limited Outsourcing Case"). Based on discussions with General Motors management, Merrill Lynch also assumed that expenditures for IT services by General Motors would grow by 2% per year after 2005 and made certain additional assumptions for purposes of its analysis of: (a) the Split-Off Case, including that (i) 6.8% of General Motors' expenditures for IT services would be outsourced in 2005 and such percentage would increase linearly to a constant percentage within a range between 20% and 40% after 2014 and (ii) all of General Motors' expenditures for IT services would be exposed to outsourcing after 2005; (b) the Limited Outsourcing Case, including that (i) a constant 6.8% of General Motors' expenditures for IT services would be outsourced after 2005 and (ii) 27.2% of General Motors' expenditures for IT services would be exposed to outsourcing after 2005; and
(c) for each of the Split-Off Case, the No Outsourcing Case and the Limited Outsourcing Case, including that (i) price reductions of from 6% to 10% would occur on services that were actually outsourced as a result of competitive bidding, (ii) price reductions of from 3% to 5% would occur on services that EDS would continue to provide as a result of its being awarded a contract on the basis of its bid, (iii) General Motors' tax rate would be 35% and (iv) General Motors' after-tax cost of capital would be 11%. Based on such assumptions, Merrill Lynch calculated a range of values for the financial effects of the Outsourcing Modification after the Primary Term of from $396 million to $744 million assuming that the No Outsourcing Case would have occurred in the absence of the Split-Off (of which between $3 million and $5 million would be benefits allocable to holders of the Class H Common Stock) and $279 million to $546 million assuming that the Limited Outsourcing Case would have occurred in the absence of the Split-Off (of which between $2 million and $4 million would be benefits allocable to holders of the Class H Common Stock).

  . Structural Cost Reductions. Merrill Lynch calculated that the financial benefits to General Motors (excluding EDS) of the Structural Cost Reductions would be $163 million, based on the after-tax present value of the amount by which (a) the targeted amounts of Structural Cost Reductions in the IT Services Agreements exceed (b) the targeted amounts of cost reductions under the Existing IT Services Agreements. To the extent that the amounts targeted under the Structural Cost Reductions would have been achieved in the absence of the Split-Off but would have been required to be shared with EDS under the Existing IT Services Agreements until the expiration of such agreements, the value of the Structural Cost Reductions to General Motors would be $73 million. In making the calculations of the financial effect of the Structural Cost Reductions described above, Merrill Lynch assumed that the IT Services Agreements would, even in the absence of the Split-Off, be renegotiated as they expire to include terms identical to the Structural Cost Reductions.

  In the absence of information as to the likelihood that terms similar to the Structural Cost Reductions would, in the absence of the Split-Off, be implemented prior to the expiration dates of the respective Existing IT Services Agreements, Merrill Lynch noted that the value of the financial effects of the Structural Cost Reductions would, if and to the extent that such similar terms were implemented prior to such dates, be less than the value reflected in the analysis described above, and could be zero.

  . Payment Terms Modification. Merrill Lynch analyzed the financial effects on General Motors (excluding EDS) of the Payment Terms Modification by calculating a range of present values of the positive cash flows from increased days receivable during the Primary Term of from $64 million to $123 million, using the following assumptions, based on discussions with General Motors management: (a) averages of 15 additional days before payments are rendered by General Motors to EDS during 1997, 19.3 such additional days during 1998 and 35 such additional days during the years from 1999 to 2005,
(b) a range of after-tax funding rates for General Motors of from 4% to 12%, and (c) expenditures by General Motors for IT services as described under "-- Outsourcing Modification--Primary Term" and applicability of the Payment Terms Modification to 71% of such expenditures (principally in North America). In addition, Merrill Lynch assumed that, even if there were no Split-Off, terms of payment would, at the point in time equivalent to the end of the Primary Term, be conformed to those in the Master Services Agreement.

  In the absence of information as to the likelihood that terms similar to the Payment Terms Modification would, in the absence of the Split-Off, be implemented prior to the equivalent of the end of the Primary Term, Merrill Lynch noted that the value of the financial effects of the Payment Terms Modification would, if and to the extent that such similar terms were implemented prior to such time, be less than the value reflected in the analysis described above, and could be zero.

  Analysis of the Financial Effects of the Transactions on the Plan Holdings. In order to quantify the financial effects on General Motors (excluding EDS) of the financial effects of the Transactions on the Plan Holdings, Merrill Lynch analyzed the potential effect of the Split-Off on the per share market price of the Class E Common Stock to be converted in the Merger into EDS Common Stock (the "Pricing Effect"), using the following assumptions, based on discussions with General Motors management (except as otherwise noted below):
(a)
earnings per share ("EPS") for EDS of $2.27 in 1996 and growth in EPS ("Future Growth") of 15% per year for the following five years, in each case absent the Split-Off (based on analyst expectations as compiled by I/B/E/S, February
1996); (b) EDS revenue from sources other than General Motors ("Non-GM Revenue") of $9.871 billion in 1996 (based on Merrill Lynch's estimate), growth in Non-GM Revenue of approximately 19% per year for the following 5 years absent the Split-Off, increases in growth of such revenue of from 0% to 4% as a result of the Split-Off (focusing in the analyses, as described below, on increases in growth of 1% to 2%) and a constant pre-tax margin of 14% on such EDS revenue; (c) increases in EDS revenue from General Motors resulting from the Plant Floor Agreement and a constant pre-tax margin of 14% on such EDS revenue; (d) increases in EDS interest expense at a pre-tax rate of 6% as a result of the Special Inter-Company Payment and the Payment Terms Modification; and (e) the following two cases: (i) one premised on assumptions consistent with no financial benefits to General Motors during the first five years of the Primary Term as a result of the MSA Modifications ("MSA Case 1") and (ii) the other premised on assumptions consistent with the maximum amount of financial benefits to General Motors as a result of the MSA Modifications ("MSA Case 2"), in each case as summarized above under "--Analysis of the Financial Effects of the MSA Modifications." In its analysis, Merrill Lynch also assumed that: (1) any appreciation in the market price of the Plan Holdings as a result of the Transactions would directly reduce General Motors' pension expense and unfunded pension liability; (2) reductions in pension funding would reduce future tax benefits to General Motors at a marginal rate of 35%; and (3) General Motors' after-tax cost of capital would equal the investment return of the GM Pension Plans (as defined below). Merrill Lynch calculated ranges of Pricing Effect using the above assumptions and the following equation: Price = (Price/EPS / Future Growth) X (Future Growth X Earnings). In addition, Merrill Lynch calculated the Pricing Effect of inclusion of EDS Common Stock in the S&P 500 Index (the "S&P 500 Inclusion Effect") by calculating the effect of an increase of up to 2% in the ratio of Price/EPS to Future Growth included in such equation, based on historical data reviewed by Merrill Lynch regarding the effect of such inclusion on pricing of the capital stock of other issuers.

  Based on the above methodology, Merrill Lynch calculated ranges (the high and low ends of such ranges corresponding to assumptions of the high and low S&P 500 Inclusion Effect) of the Pricing Effect and ranges of amounts of after-tax savings to General Motors from reductions in General Motors' pension expense and unfunded pension liability (the "Funding Effect") as follows: (a) with respect to MSA Case 1, (i) assuming a 0% increase in growth of Non-GM Revenue, (A) a $(0.98) to $0.12 Pricing Effect and (B) a $(99) million to $12 million Funding Effect, (ii) assuming a 1% increase in growth of Non-GM Revenue, (A) a $2.51 to $3.68 Pricing Effect and (B) a $255 million to $373 million Funding Effect, (iii) assuming a 2% increase in growth of Non-GM Revenue, (A) a $6.06 to $7.30 Pricing Effect and (B) a $615 million to $740 million Funding Effect, (iv) assuming a 3% increase in growth of Non-GM Revenue, (A) a $9.68 to $10.99 Pricing Effect and (B) a $982 million to $1.12 billion Funding Effect, and (v) assuming a 4% increase in growth of Non-GM Revenue, (A) a $13.36 to $14.75 Pricing Effect and (B) a $1.36 billion to $1.50 billion Funding Effect; and (b) with respect to MSA Case 2, (i) assuming a 0% increase in growth of Non-GM Revenue, (A) a $(2.71) to $(1.64) Pricing Effect and (B) a $(274) million to $(166) million Funding Effect, (ii) assuming a 1% increase in growth of Non-GM Revenue, (A) a $0.71 to $1.85 Pricing Effect and (B) a $72 million to $187 million Funding Effect, (iii) assuming a 2% increase in growth of Non-GM Revenue, (A) a $4.20 to $5.40 Pricing Effect and (B) a $426 million to $548 million Funding Effect, (iv) assuming a 3% increase in growth of Non-GM Revenue, (A) a $7.75 to $9.02 Pricing Effect and (B) a $786 million to $915 million Funding Effect, and (v) assuming a 4% increase in growth of Non-GM Revenue, (A) a $11.36 to $12.70 Pricing Effect and (B) a $1.15 billion to $1.29 billion Funding Effect. Merrill Lynch indicated, however, that it believed that the increase in growth of Non-GM Revenue would probably be in the range of approximately 1% to 2% and, accordingly, focused on a range of Funding Effects of from $255 million to $548 million in its analyses.

  Merrill Lynch also reviewed data regarding the daily closing market price of the Class E Common Stock and the daily closing market price of an index of selected comparable companies during the periods from July 25, 1995 to August 22, 1995 and from December 15, 1995 to January 12, 1996 and, in connection therewith, considered the potential impact that certain announcements during such periods regarding the Split-Off had on the market price of the Class E Common Stock. Merrill Lynch noted, however, that such announcements contained only then current information about the probability of the Split-Off and the terms thereof. The index of comparable companies included: Automatic Data Processing, Computer Sciences Corporation, First Data Corporation, Fiserv, Inc., Policy Management Systems Corp., Shared Medical Systems Corporation and SunGard Data Systems, Inc.

  Analysis of the Financial Effects of the Class E Common Stock Conversion. In order to analyze the financial effects on General Motors (excluding EDS) of the Class E Common Stock Conversion, Merrill Lynch considered the financial benefits to General Motors of its rights of ownership and control of EDS (taking into account the terms of the Class E Common Stock and the GM Board's policies with respect to the exercise of such rights), all of which would terminate as a result of the Class E Common Stock Conversion. Merrill Lynch considered the financial benefits to General Motors of its ability to elect to recapitalize shares of Class E Common Stock as shares of $1 2/3 Common Stock under certain circumstances (as described below under "Class E Common Stock-- Recapitalization") and its ability to capture and retain dividends paid by EDS to General Motors, both of which would terminate as a result of the Class E Common Stock Conversion. However, Merrill did not attempt to quantify such financial benefits because of the low probability, according to management of General Motors, that General Motors would undertake such a recapitalization or attempt to capture and retain such dividends. Merrill Lynch analyzed the financial benefits to General Motors of control of EDS by comparing the financial terms of the Split-Off with the financial terms of certain recapitalization and acquisition transactions in which either (a) holders of shares of common stock issued by companies with dual class common stock received different consideration depending on whether they were holders of the shares having a greater number of votes per share ("High Vote Shares") or (b) holders of a significant block (a "Blocking Position") of the common stock of a company received different consideration than other such holders. Merrill Lynch reviewed the premiums paid to the holders of High Vote Shares or Blocking Positions in the following transactions (the "Comparable Transactions"): (a) the recapitalization of Fischer & Porter in 1993 and the recapitalization of Bergen Brunswig Corp. in 1988 (the "Recapitalization Transactions"), (b) the acquisition of Resorts International Inc. by The Merv Griffin Company in 1988 and the acquisition of Sealand by CSX in 1986 (the "Competitive Acquisitions") and (c) the acquisition by Silver King Communications of a 41% stake in Home Shopping Network, Inc. in 1995, the 1993 proposed (but not consummated) acquisition by Bell Atlantic of Tele-Communications, Inc., the 1993 proposed (but not consummated) acquisition by AT&T of McCaw Cellular, the acquisition by Premark International Inc. of Sikes Corporation in 1990 and the acquisition by Trumps of Pay 'n Save in 1984 (the "Negotiated Acquisitions"). The High Vote Shares in each applicable transaction represented more than 50% of the outstanding voting power of the common stock. The Blocking Position in Trumps/Pay 'n Save was 18.4% and in CSX/Sealand was 39.2%. Merrill Lynch calculated the aggregate premium paid or to be paid in each Comparable Transaction to the holders of High Vote Shares or Blocking Positions, as a percentage of the total consideration (the "Percentage Premium"). While there were numerous other instances of acquisitions of companies with dual classes of stock or with shareholders having Blocking Positions, such other transactions reviewed by Merrill Lynch did not involve the payment of a premium to the holders of High Vote Shares or Blocking Positions. The high, low and mean of the Percentage Premiums in the Recapitalization Transactions were 11.6% (Bergen Brunswig), 2.9% (Fischer & Porter) and 7.3%, respectively. The high, low and mean of the Percentage Premiums in the Competitive Acquisitions were 23.1% (The Merv Griffin Company/Resorts International Inc.), 7.1% (CSX/Sealand) and 15.1%, respectively. The high, low, mean and median of the Percentage Premiums in the Negotiated Acquisitions were 5.8% (AT&T/McCaw), 1.2% (Trumps/Pay 'n Save), 3.0% and 2.2%. The foregoing analysis of the Comparable Transactions takes into account solely the purchase price paid for the equity interest in the target company and does not take into account any value or detriment inherent in any strategic arrangements or other agreements that may have been entered into in connection with the Comparable Transactions.

  As part of its investment banking business, Merrill Lynch is engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. Merrill Lynch was selected by the GM Team to act as financial advisor to General Motors, the GM Board and the GM Team because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with

General Motors (including its capital structure) and EDS. Pursuant to an engagement letter dated December 13, 1995 (the "Engagement Letter"), General Motors has agreed to pay Merrill Lynch a fee of $12,500,000, contingent upon the consummation of the Split-Off. In addition, under certain circumstances, General Motors would be obligated to pay Merrill Lynch an additional fee of $10,000,000 in connection with a Business Combination (as defined below) between EDS and any third party entered into after the Split-Off but that was agreed to, proposed or as to which substantive discussions were held prior to consummation of the Split-Off. A fee of $2,500,000 would become payable upon execution of a definitive agreement with respect to any such Business Combination, but would be credited against the first to be paid of the other fees described above. A "Business Combination" is defined in the Engagement Letter as a merger or other business combination pursuant to which all or a substantial portion of the business of EDS would be combined with that of another business entity the value of which exceeds $2.5 billion. A fee in line with compensation paid to major investment banking firms for similar services would be payable for transactions, other than a Business Combination, between EDS and a third party. The engagement letter also provides that General Motors will reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of its legal counsel) and will indemnify Merrill Lynch and certain related persons against certain liabilities arising out of its engagement.

  Merrill Lynch has, in the past, provided financial advisory, financing and other services to General Motors and its affiliates (including financial advisory services in connection with General Motors' contribution of Class E Common Stock to the GM Hourly Plan Special Trust) and has received fees for the rendering of such services in the past two years in the aggregate amount of approximately $40,000,000. In the ordinary course of its business, Merrill Lynch may actively trade in securities of General Motors for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 EDS Team Financial Advisors Fairness Opinions

  The EDS Team Financial Advisors were engaged by General Motors to act as financial advisors to the EDS Team in connection with the Split-Off. The EDS Team Financial Advisors provided financial advice to the EDS Team in connection with its consideration of the Split-Off and the negotiation of certain terms thereof, and were requested to evaluate, and provide their respective opinions to the GM Board as to, the fairness, from a financial point of view, of the financial effect of the Split-Off Transactions (as defined below) taken as a whole, to the holders of Class E Common Stock. The Merger and the related transactions, including the Special Inter-Company Payment, the Split-Off Changes (as defined below) effected pursuant to the execution and delivery of the Master Services Agreement and the execution and delivery of the Separation Agreement are collectively referred to as the "Split-Off Transactions."

  At a meeting of the GM Board held on March 31, 1996, at which the GM Board approved the terms of the Split-Off, the EDS Team Financial Advisors rendered their respective opinions to the GM Board to the effect that, based upon and subject to the assumptions, limitations and other matters described in their respective written opinions, the financial effect of the Split-Off Transactions taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock. Prior to the time such opinions were rendered to the GM Board, each of the EDS Team and the Capital Stock Committee were advised of the substance of the opinions that the EDS Team Financial Advisors expected to render to the GM Board, and that such opinions would also be for the use and benefit of each of the EDS Team, the EDS Board and the Capital Stock Committee. A copy of the written opinion of Lehman Brothers is attached as Appendix B-2 and a copy of the written opinion of Morgan Stanley is attached as Appendix B-3 to this Solicitation Statement/Prospectus, and each of such opinions is incorporated herein by reference. STOCKHOLDERS MAY READ THE WRITTEN OPINIONS OF THE EDS TEAM FINANCIAL ADVISORS IN THEIR ENTIRETY FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE SCOPE OF REVIEW UNDERTAKEN BY THE EDS TEAM FINANCIAL ADVISORS IN RENDERING SUCH OPINIONS. The summary of the written opinions of Morgan Stanley and Lehman Brothers set forth in this Solicitation Statement/Prospectus is qualified in its entirety by reference to the full text of such opinions. A copy of the EDS Team Financial Advisors' written presentation to the GM Board has been filed as an exhibit to the Schedule 13E-3. In addition, copies thereof will be made available for inspection and copying at the principal executive offices of General Motors during their regular business hours by any interested stockholder or any representative of a stockholder who has been so designated in writing.

  The opinions of Morgan Stanley and Lehman Brothers speak only as of the date thereof and were provided for the use and benefit of the GM Board, the EDS Team, the Capital Stock Committee and the EDS Board in connection with consideration of the Split-Off Transactions. Such opinions do not constitute a recommendation to any holder of Class E Common Stock, or any other class of capital stock of General Motors, as to whether such stockholder should consent to the Transactions.

  No limitations were imposed by the GM Board, the Capital Stock Committee or the EDS Team on the scope of the EDS Team Financial Advisors' investigation or the procedures to be followed by the EDS Team Financial Advisors in rendering their respective opinions, except as described herein. The EDS Team Financial Advisors were not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of EDS, its business or the Class E Common Stock. The EDS Team Financial Advisors were not asked to, and did not, express an opinion as to the prices at which EDS Common Stock will actually trade following the Merger, and the EDS Team Financial Advisors can provide no assurance that the trading price of a share of EDS Common Stock following the Split-Off will be equal to or in excess of the trading price of a share of Class E Common Stock prior to the Split-Off. The EDS Team Financial Advisors were not requested to, and did not, recommend the terms of the Transactions, including the form or amount of the Special Inter-Company Payment, the terms of the Master Services Agreement or the form or amount of the consideration to be received by holders of Class E Common Stock in the Merger, all of which were determined by the GM Board following the negotiations and other procedures discussed under "--Background of the Split-Off." The EDS Team Financial Advisors were not requested to opine as to, and their respective opinions do not address, the underlying business decision to proceed with or effect the proposed Split-Off Transactions.

  In arriving at their respective opinions, the EDS Team Financial Advisors reviewed, among other things, (i) historical financial statements of EDS and certain other financial and operating data of EDS, (ii) historical financial statements of General Motors, (iii) certain publicly available information with respect to EDS and General Motors, (iv) certain projected financial data with respect to EDS, both with and without giving effect to the Split-Off, prepared by EDS management, (v) reported prices and trading activity for the Class E Common Stock, (vi) drafts of this Solicitation Statement/Prospectus,
(vii) the terms of the Class E Common Stock as set forth in the General Motors Certificate of Incorporation as currently in effect, (viii) the terms of the EDS Common Stock as set forth in the EDS Certificate of Incorporation as currently in effect, (ix) the Tax Ruling, (x) a summary of terms for the Master Services Agreement provided to the GM Board in connection with its March 31, 1996 meeting, (xi) the Registration Rights Agreement and (xii) the EDS Rights Agreement. In addition, the EDS Team Financial Advisors held discussions with management of EDS, and in certain cases management of General Motors, with respect to, among other things, (i) the operations and financial condition of EDS and the plans of EDS management with respect to the business and affairs of EDS both prior to and after the Split-Off, (ii) the projected financial data for EDS prepared by EDS management, (iii) the benefits and detriments to EDS of ownership by General Motors, (iv) the expected impact of the Split-Off Transactions on EDS' operations and the financial and strategic flexibility of EDS, and the new business opportunities available to EDS, after the Split-Off, (v) certain terms of (A) the GM-PBGC Agreement, (B) the Existing Master Services Agreement and the proposed Master Services Agreement and certain other IT Services Agreements to be entered into in connection with the Master Services Agreement, and (C) the proposed Separation Agreement and
(vi) the effect of the Master Services Agreement (including the related changes to the terms of the underlying services agreements, and certain other IT Services Agreements to be entered into in connection with the Master Services Agreement, to the extent that they relate to the financial effect of the Master Services Agreement as projected by EDS management, as discussed under "Discounted Cash Flow Analysis--Master Services Agreement") and the Separation Agreement on the business, results of operations and financial condition of EDS and on the business relationship between General Motors and EDS (including, but not limited to, their relationship as customer and vendor, respectively). In addition, the EDS Team Financial Advisors undertook such other studies, analyses and investigations as they deemed appropriate for purposes of rendering their respective opinions.

  In arriving at their respective opinions, the EDS Team Financial Advisors assumed and relied upon the accuracy and completeness of all of the financial and other information used by them without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of EDS and General Motors that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projected financial data of EDS prepared by EDS management (which reflect, among other things, with respect to periods following the Split-Off, estimates of the expected value of certain benefits to be derived by EDS from the Split-Off), upon the advice of EDS management and with the consent of the GM Board, the EDS Team Financial Advisors assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of EDS management as to expected future prospects and financial performance of EDS, and the EDS Team Financial Advisors relied on such projections in rendering their respective opinions. With respect to the estimates prepared by EDS management of the value of certain benefits and detriments of the Split-Off to EDS, with the consent of the GM Board, the EDS Team Financial Advisors relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of EDS management as to such benefits and detriments. The EDS Team Financial Advisors also took into account and considered the determination of the GM Board, as described in this Solicitation Statement/Prospectus, that a split-off of EDS would be proposed only in a transaction that would not result in the recapitalization of shares of Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio as provided for under certain circumstances under the terms of the General Motors Certificate of Incorporation. See "--Background of the Split-Off." Furthermore, the EDS Team Financial Advisors believe that following the Split-Off, the EDS Common Stock would very likely be included in the Standard and Poor's 500 Index and the EDS Team Financial Advisors rendered their respective opinions on that basis. The EDS Team Financial Advisors did not conduct a physical inspection of the properties and facilities of EDS and did not make or obtain any evaluation or appraisal of the assets or liabilities of EDS. The respective opinions of the EDS Team Financial Advisors are necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof.

  In connection with the review of the financial effect on EDS of the Master Services Agreement, both EDS management and General Motors management advised the EDS Team Financial Advisors that certain changes would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off. EDS management identified to the EDS Team Financial Advisors those changes that EDS management believed would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off, the financial effect of which, as projected by EDS management, would begin to impact EDS in 1996 and continue over time as reflected in the analyses described under "Discounted Cash Flow Analysis." The changes to the Existing Master Services Agreement which would have been made in the absence of the Split-Off are referred to herein as the "Base Changes." Under different base cases identified by EDS management and described under "--Discounted Cash Flow Analysis," the Base Changes assumed to occur vary to the extent they reflect different assumptions regarding certain rate reductions and changes in payment terms. General Motors management advised the EDS Team Financial Advisors that General Motors management believed that changes that differ from or are in addition to the Base Changes identified by EDS management, which changes, taken as a whole, would have been more favorable to General Motors and less favorable to EDS than the Base Changes identified by EDS management, would have been made to the Existing Master Services Agreement even in the absence of the Split-Off. No assurances can be given as to exactly which changes to the Existing Master Services Agreement would have been implemented absent the Split-Off or which changes might be implemented in the future if the Split-Off is not consummated.

  At the request of the EDS Team, and with the consent of the GM Board, the EDS Team Financial Advisors assumed that the Base Changes would have been made to the Existing Master Services Agreement in 1996 even in the absence of the Split-Off (or any other change in the nature of General Motors' ownership of EDS), and that the financial effect thereof would begin in 1996 and continue over time as reflected in the projections prepared by EDS management and described under "--Discounted Cash Flow Analysis," and therefore, in performing their analyses in connection with rendering their respective opinions, at the request of the EDS Team and with the consent of the GM Board, the EDS Team Financial Advisors did not address, and gave no effect to, the financial effect on EDS or holders of Class E Common Stock of the Base Changes effected pursuant to the Master Services Agreement. At the request of the EDS Team and with the consent of the GM Board, the EDS Team Financial Advisors did not consider, and gave no effect to, contingent liabilities or indemnification obligations of EDS arising under the Separation Agreement or otherwise in connection with the Split-Off. At the request of the EDS Team, upon the advice of General Motors management and its legal and accounting advisors, and with the consent of the GM Board, the EDS Team Financial Advisors also assumed that the proposed Merger would be tax free to the holders of Class E Common Stock receiving EDS Common Stock in the Merger and that the Unconditional Releases under the GM-PBGC Agreement would become effective as of the effectiveness of the Merger.

  The following is a summary of certain financial analyses which were reviewed by the EDS Team Financial Advisors with the EDS Team, the Capital Stock Committee and the GM Board in connection with the respective opinions of the EDS Team Financial Advisors, and does not purport to be a complete description of the analyses conducted by the EDS Team Financial Advisors in arriving at such opinions. In arriving at their respective opinions, the EDS Team Financial Advisors did not attribute any particular weight to any analysis or factor considered by them, but rather considered all of these analyses and factors together and made qualitative judgments as to the significance and relevance thereof. Although in connection with their financial analyses the EDS Team Financial Advisors considered various value differentials and ranges, they did not ascribe a specific value or range of values to Class E Common Stock or the EDS Common Stock. Although the EDS Team Financial Advisors performed independent, as well as cooperative, analyses in connection with providing their respective opinions, the presentations made to the Capital Stock Committee and the GM Board described herein were made jointly by the EDS Team Financial Advisors.

  Benefits and Detriments Analysis. In considering the fairness, from a financial point of view, to the holders of Class E Common Stock, of the financial effect of the Split-Off Transactions taken as a whole, the EDS Team Financial Advisors considered, among other things, (i) the $500 million Special Inter-Company Payment, (ii) the $50 million allowance provided to EDS under the Separation Agreement (and, with the consent of the GM Board, in rendering their respective opinions, the EDS Team Financial Advisors assumed that a substantial amount of such allowance will be used for the benefit of EDS under the Separation Agreement), (iii) that EDS management has estimated that, as a result of the allowance identified in the immediately preceding clause, there will be no net payments made by EDS to General Motors under the terms of the Separation Agreement (other than payments, if any, to be made under the provisions thereof with respect to indemnification obligations or the allocation of contingent liabilities, to which the EDS Team Financial Advisors gave no effect in rendering their respective opinions), (iv) the financial effect on EDS, as projected by EDS management, of the changes other than the Base Changes (such changes being referred to herein as the "Split-Off Changes") effected pursuant to the Master Services Agreement as discussed under "--Discounted Cash Flow Analysis--Master Services Agreement" and "Relationship Between General Motors and EDS--Post Split-Off Arrangements--IT Services Agreements," (v) the financial effect, as projected by EDS management, of projected declines following the Split-Off in sales of certain goods and services provided by EDS to General Motors and its affiliates other than under the Existing Master Services Agreement or the Master Services Agreement, as the case may be, (vi) transaction costs, estimated by EDS management, of between $25 million and $38 million payable by EDS in connection with the Split-Off and (vii) certain estimated benefits of the Split-Off to EDS or holders of Class E Common Stock, including (A) the Derivative Stock Differential (as defined below) as discussed under "-- Derivative Security vs. Capital Stock Analysis," (B) the value of the inclusion of EDS Common Stock in the Standard & Poor's 500 Index, as discussed under "--Certain Other Analyses," (C) the value to EDS of the removal of certain limitations on EDS' ability to participate in major strategic alliances (including, among others, mergers and acquisitions which can be effected using EDS Common Stock), which was estimated by EDS management as discussed under "--Discounted Cash Flow Analysis--Consideration of Strategic Benefits" and (D) the present value to EDS of projected new business growth and customer relationships, which was estimated by EDS management, as discussed under "--Discounted Cash Flow Analysis--Consolidated Company." Accordingly, to the extent described herein, the EDS Team Financial Advisors took into account and considered certain benefits as estimated by EDS management that may be realized by EDS as a result of the opportunity to pursue the business purposes of the Split-Off.

  Derivative Security vs. Capital Stock Analysis. The EDS Team Financial Advisors identified certain significant components of value of a derivative security having the general terms of the Class E Common Stock and of capital stock having the general terms of the EDS Common Stock and then analyzed the valuation impact of such differences. The primary components of the value of such differences identified were (i) voting rights, (ii) liquidation rights and credit risks and (iii) redemption rights.

  In their analysis of voting rights differences, the EDS Team Financial Advisors considered, among other things, (i) the voting rights of the Class E Common Stock, (ii) the voting rights of the EDS Common Stock, including that holders of EDS Common Stock will not have the right to vote with General Motors stockholders, (iii) that Class E Common Stock has relatively lesser voting rights compared to more typical common stock, primarily because holders of Class E Common Stock do not have the ability to vote for directors of EDS (and consequently have limited ability to direct EDS policies as set by the EDS Board) and because the voting power in General Motors of holders of Class E Common Stock is disproportionately low compared to the economic value of the outstanding Class E Common Stock relative to the other classes of General Motors common stock, (iv) factors related to selected dual class common stocks, including trading differentials, amounts paid in merger and acquisition transactions and the impact on trading value of selected recapitalizations creating or eliminating a class of common stock and (v) the impact of ownership of a substantial portion of the Class E Common Stock prior to, and the EDS Common Stock following, the Split-Off by the GM Hourly Plan Special Trust. Based on their voting rights analysis, the EDS Team Financial Advisors concluded that the voting rights of the EDS Common Stock should be perceived as more valuable than the voting rights of the Class E Common Stock.

  In their analysis of liquidation rights and credit risk differences, the EDS Team Financial Advisors considered, among other things, (i) the liquidation rights of the Class E Common Stock, (ii) the liquidation rights of the EDS Common Stock, (iii) that Class E Common Stock has relatively lesser liquidation rights compared to more typical common stock, primarily because the liquidation rights in General Motors of holders of Class E Common Stock are disproportionately low in relation to the economic value of the outstanding Class E Common Stock relative to the other classes of General Motors common stock, (iv) the absence of any direct claim by holders of Class E Common Stock on the assets of EDS upon liquidation of EDS, (v) that the new EDS Common Stock would be entitled to a direct claim on assets of EDS upon liquidation of EDS, and would not be entitled to any claim on assets of General Motors upon liquidation of General Motors, (vi) the possibility that earnings and cash flow generated by EDS might not be available to, or used for the benefit of, EDS or holders of Class E Common Stock, (vii) analyses performed by the EDS Team Financial Advisors suggesting that the trading value of the Class E Common Stock is not currently adversely impacted by General Motors' liquidation risk or the theoretical structural disadvantage of the Class E Common Stock, which does not provide its holders with a direct claim on the assets or cash flow of EDS and (viii) various factors indicative of General Motors' perceived credit risk. Based on their liquidation rights and credit risks analysis, the EDS Team Financial Advisors concluded that the liquidation rights of the EDS Common Stock should be perceived as more valuable than the liquidation rights of the Class E Common Stock.

  In their analysis of redemption rights differences, the EDS Team Financial Advisors considered, among other things, (i) the redemption rights that could result in the recapitalization of Class E Common Stock as shares of $1 2/3 Common Stock at a 120% exchange ratio at the option of General Motors or automatically upon the occurrence of certain events, including a sale, transfer, assignment or other disposition by General Motors of the business of EDS substantially as an entirety (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise) relative to the ability of EDS Common Stock to obtain the entire amount of any control premium associated with a change in control of EDS unrestricted by the redemption rights of General Motors, (ii) the absence of corresponding rights with respect to the EDS Common Stock and (iii) the potential economic impact on General Motors of redemption of the Class E Common Stock under various scenarios. Based on their redemption rights analysis, the EDS Team Financial Advisors concluded that the redemption rights of the Class E Common Stock should be perceived as more valuable than the absence of redemption rights in the EDS Common Stock.

  As a result of their derivative security versus capital stock differential analysis, the EDS Team Financial Advisors concluded that capital stock having the general characteristics of EDS Common Stock would be expected to have a value in excess of a derivative security having the general characteristics of the Class E Common Stock and that such differential (the "Derivative Security Differential") would be expected to be in the range of $0 to $172 million, based on the March 29, 1996, $57.00 per share closing price of the Class E Common Stock as reported on the NYSE.

  Discounted Cash Flow Analysis. Based on projected financial data prepared by EDS management, the EDS Team Financial Advisors reviewed discounted cash flow analyses both on a "consolidated company" basis for EDS (including goods and services provided to General Motors and its affiliates, whether or not under the Existing Master Services Agreement or the Master Services Agreement, and to all other customers) and with respect only to goods and services provided to General Motors and its affiliates under the Existing Master Services Agreement, after giving effect to the Base Changes reflected in the Master Services Agreement with respect to non-Split-Off cases, or the Master Services Agreement with respect to post-Split-Off cases. In addition, the EDS Team Financial Advisors considered the estimates by EDS management of the value of certain strategic benefits discussed under "--Consideration of Strategic Benefits."

  Consolidated Company. Based on projected financial data prepared by EDS management, the EDS Team Financial Advisors performed analyses calculating the present value of future streams of cash flows both as projected by management for EDS on a consolidated company basis following the Split-Off and as adjusted for EDS on a consolidated company basis if the Split-Off were not to occur. EDS management advised the EDS Team Financial Advisors that the only material differences between the categories of items included in pre-Split-Off projected financial data and the post-Split-Off projected financial data were the financial effect of inclusion in the post-Split-Off projected financial data of (i) the Split-Off Changes reflected in the Master Services Agreement and projected declines in sales of certain goods and services provided by EDS to General Motors and its affiliates other than under the Existing Master Services Agreement or the Master Services Agreement, as the case may be, (ii) new business assumed to be available to EDS only if the Split-Off is completed and (iii) the impact of the Special Inter-Company Payment; although various assumptions within categories of items differed among different projected cases. Estimates prepared by EDS management of the value of the removal of certain limitations on EDS' ability to participate in major strategic alliances, as discussed under "--Consideration of Strategic Benefits" were not included in such projected financial data. The EDS Team Financial Advisors compared (A) the present value of the projected cash flows of EDS on a consolidated company basis plus a terminal value under a weighted average of two base cases each of which assumed, among other things, the non-consummation of the Split-Off and the modification of the Existing Master Services Agreement to effect the Base Changes, determined under two different scenarios, the first of which (the "Lower Base Case") assumed certain Base Changes (with respect to certain rate reductions and changes in payment terms) additional to the Base Changes assumed under the other case (the "Higher Base Case") (the weighted average under such cases (the weight attributed by EDS management to the Lower Base Case being 60% and the weight attributed by EDS management to the Higher Base Case being 40%) being referred to as "the Base Case") with (B) the present value of the projected cash flows of EDS on a consolidated company basis plus terminal values under a post- Split-Off case projected by management which was derived as the weighted average of three post-Split-Off cases (the "Weighted Average Case"). The three post-Split-Off cases projected by EDS management were a "Favorable Case", an "Intermediate Case" and a "Low Case", each of which applied varying assumptions. These assumptions included different assumptions with respect to the term of the Master Services Agreement (including renewals and post-contract provision of goods and services), revenue growth, outsourcing, pricing and structural cost reductions. In deriving the Weighted Average Case, the weight attributed by EDS management to the Favorable Case was 40%, to the Intermediate Case was 50% and to the Low Case was 10%. The consolidated company projected financial data were projected for a ten-year period, and therefore do not reflect the financial effect of a significant portion of the changes to the Existing Master Services Agreement reflected in the Master Services Agreement, to the extent that such effect is projected to occur following such ten-year period.

  Each of the Weighted Average Case, and the three other post-Split-Off cases underlying that case assumed, among other things, the occurrence of the Split-Off and gave effect to, among other things, both the Base Changes and the Split-Off Changes effected pursuant to the Master Services Agreement. None of the non-Split-

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

Off or post-Split-Off projected financial data reflected estimates of the value of the removal of certain limitations on EDS' ability to participate in major strategic alliances, as discussed under "--Consideration of Strategic Benefits." However, all post-Split-Off cases did include new business growth and customer relationships believed to be available to EDS only if the Split-Off is completed. In this regard, the projected financial data prepared on a consolidated company basis for post-Split-Off periods reflected that the present value of EDS management's estimates of (i) such new business growth and customer relationships, at discount rates from 11% to 13%, as calculated by the EDS Team Financial Advisors, was in the range of $769 million to $1,121 million and (ii) projected declines in sales of certain goods and services provided by EDS to General Motors and its affiliates other than under the Existing Master Services Agreement or the Master Services Agreement, as the case may be, at discount rates from 11% to 13%, as calculated by the EDS Team Financial Advisors, was in the range of $133 million to $167 million. The discount rates utilized by the EDS Team Financial Advisors in performing their analyses were selected based on a number of factors, including the interest rate environment at the time of the opinion, required rates of return of investors in the common stock of EDS and of similar companies, the risks associated with an investment in the stock of similar companies, and the weighted average cost of capital for EDS.

  Cash flows were calculated as net income plus interest expense net of tax benefit plus non-cash expense items less non-cash income items, less capital expenditures plus or minus (as appropriate) changes in working capital and plus or minus certain changes in other assets and liabilities. Terminal values were calculated under the market multiple method (by applying to terminal year earnings before interest, taxes, depreciation and amortization, multiples based on enterprise value/cash flow multiples of selected comparable companies). The cash flow streams and terminal values were then discounted to present values using discount rates ranging from 11% to 13%.

  The present values of the projected cash flows for all of EDS' business, including new business that was assumed to be available to EDS only if the Split-Off is completed, plus terminal values for all of EDS' business on a consolidated company basis were, at discount rates from 11% to 13%, from $0.8 billion to $0.9 billion lower under the Weighted Average Case than the present values of projected cash flows plus terminal values for all of EDS' business on a consolidated company basis (excluding the new business assumed to be available only if the Split-Off is completed) under the Base Case using the same terminal value price/earnings ratio and discount rate in various scenarios. As noted above, General Motors management advised the EDS Team Financial Advisors that such management believed that changes to the Existing Master Services Agreement that are different from or in addition to the Base Changes identified by EDS management would have been made even in the absence of a Split-Off, which changes, taken as a whole, would have been more favorable to General Motors and less favorable to EDS than the Base Changes identified by EDS management. The EDS Team Financial Advisors noted that, using the assumptions embodied in the projected cash flow models prepared by EDS management, this would imply a smaller decrement between the Base Case and the Weighted Average Case than is reflected either in the above analysis or in the analysis below under "--Master Services Agreement."

  Master Services Agreement. EDS management provided to the EDS Team Financial Advisors projected financial data reflecting only goods and services provided to General Motors and its affiliates under the Master Services Agreement. Unlike the ten-year period covered in the consolidated company projections, the period covered by these projections extended to the assumed termination of the provision of goods and services under the Master Services Agreement. Based on the projected financial data prepared by EDS management with respect to the Master Services Agreement, the present value of the projected cash flows of EDS attributable to goods and services provided to General Motors and its affiliates under the Master Services Agreement as calculated under the Weighted Average Case was, at discount rates from 11% to 13%, in a range from $517 million to $654 million lower than the present value calculated under the Base Case using the same discount rate in various scenarios. Because this analysis dealt only with projected financial data with respect to goods and services provided under the Master Services Agreement, the $769 million to $1,121 million new business opportunities referred to under "--Consolidated Company" are not reflected in this analysis. Based on information regarding the historical financial and operating results of EDS and discussions with EDS management, the EDS Team

Financial Advisors noted that if neither the Base Changes nor any other significant modifications to the terms of the Existing Master Services Agreement would have been made in the absence of a Split-Off, then the decrement in the present value of cash flows attributable to goods and services projected by EDS management to be provided to General Motors and its affiliates in accordance with the terms of the Existing Master Services Agreement (both under analyses performed on a consolidated company basis for EDS (including goods and services provided to General Motors and its affiliates and to all other customers) and under analyses performed on a basis reflecting only goods and services provided to General Motors and affiliates in accordance with the terms of the Existing Master Services Agreement) resulting from changes to the Existing Master Services Agreement arising as a result of the Split-Off would have been significantly larger than under the analyses conducted by the EDS Team Financial Advisors.

  Consideration of Strategic Benefits. The EDS Team Financial Advisors were advised by EDS management that it estimates (and the EDS Team Financial Advisors took into account for purposes of their respective opinions), based in part on an analysis prepared by McKinsey, that the value to EDS of the removal of certain limitations on EDS' ability to participate in major strategic alliances (including, among others, mergers and acquisitions which can be effected using EDS Common Stock) prior to the Split-Off is at least $500 million. However, in arriving at such estimates, EDS management noted that the benefits derived from the resolution of such factors are inherently subject to uncertainty and are not susceptible of precise quantification. As a result, the effect of these separate benefits was not included in EDS' post-Split-Off projections and is therefore not reflected in the analysis above.

  In connection with their consideration of the strategic benefits analysis prepared by EDS management, the EDS Team Financial Advisors considered EDS' historic pursuit of strategic transactions, the nature of the impediments which have in the past prevented the consummation of a major business alliance as well as the fact that one of the principal business strategies of EDS after the Split-Off, as articulated by EDS management, will be to pursue opportunities for major strategic transactions.

  Certain Other Analyses. Based on the projected financial data prepared by EDS management, the EDS Team Financial Advisors analyzed the projected earnings and earnings per share of EDS under the Base Case and the Weighted Average Case. The EDS Team Financial Advisors also reviewed various multiples of earnings based on historical and projected multiples applicable to the Class E Common Stock, multiples applicable to certain other companies and other factors. Management's projections for 1996, and pro forma calculation for 1995, of EDS' earnings and earnings per share on a consolidated company basis under the Weighted Average Case (including the benefits of new business believed to be available to EDS only if the Split-Off is completed) was 3.6% lower than under the Base Case for 1996 and was 5.2% lower than under the Base Case on a pro forma basis for 1995. The financial effect of certain of the changes to the Existing Master Services Agreement made pursuant to the Master Services Agreement are not reflected in earnings projections for 1996 or in pro forma 1995 earnings because such financial effect is projected to occur following 1996.

  Based on the projected financial data prepared by EDS management, the EDS Team Financial Advisors also considered the financial effect of the increased leverage of EDS on EDS' credit rating and other indicia of creditworthiness following the Split-Off.

  The EDS Team Financial Advisors considered various criteria that currently appear to forestall inclusion of the Class E Common Stock in the Standard & Poor's 500 Index, including status as a subsidiary of General Motors, trading liquidity in the Class E Common Stock and the percentage holdings of Class E Common Stock of the GM Hourly Plan Special Trust. The EDS Team Financial Advisors noted that there could be no assurance that EDS would be included in the Standard & Poor's 500 Index. However, based upon factors including elimination of subsidiary status of EDS upon the Split-Off, and anticipated improvements in liquidity and percentage ownership following the Split-Off, the EDS Team Financial Advisors considered it very likely that following the Split-Off, the EDS Common Stock will be included in the Standard & Poor's 500 Index and the EDS Team Financial Advisors rendered their respective opinions on that basis. Based on a review of historical stock price impact when various companies have been included in the Standard & Poor's 500 Index, the EDS

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

Team Financial Advisors estimated the value of such inclusion to be in the range of 1.5% to 2.5% of the market capitalization of the EDS Common Stock after adjustment for the Derivative Stock Differential.

  Certain Other Benefits and Detriments to EDS. The EDS Team Financial Advisors considered certain potential benefits and detriments of the Split-Off to EDS in addition to those discussed above. Factors considered by the EDS Team Financial Advisors included, among other things, (i) the PBGC release of EDS from the General Motors control group under certain circumstances following the Split-Off, which would relieve EDS of a large potential liability, (ii) the increased financial flexibility of EDS resulting from the Split-Off and (iii) the ownership of a significant portion of the Class E Common Stock before the Split-Off, and of the EDS Common Stock following the Split-Off, by the GM Hourly Plan Special Trust. The EDS Team Financial Advisors did not attempt to quantify the impact on the value of the Class E Common Stock or the EDS Common Stock of the factors referred to in this paragraph.

  The foregoing summary does not purport to be a complete description all of the analyses performed by the EDS Team Financial Advisors. The preparation of fairness opinions is a complex process and is not susceptible to partial analysis or summary description. Selecting portions of the EDS Team Financial Advisors' analyses or any of the factors considered by the EDS Team Financial Advisors, without considering the analyses and factors considered as a whole, could create an incomplete or incorrect view of the processes underlying the respective opinions of the EDS Team Financial Advisors. In arriving at their respective opinions, the EDS Team Financial Advisors considered the results of all such analyses. No company, security or transaction used in the analyses described above as a comparison is identical to General Motors or EDS, the Class E Common Stock or the EDS Common Stock, or the Split-Off. Accordingly, a review of the results of the analyses and factors discussed above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of EDS, the behavior of persons other than EDS, trading of the Class E Common Stock and EDS Common Stock and a number of other factors and assumptions, many of which are beyond the control of General Motors and EDS.

  The analyses described above were prepared for the purposes of, and in connection with, assisting the EDS Team in its review of the terms of the Split-Off Transactions and the preparation by the EDS Team Financial Advisors of their respective opinions to the General Motors Board as to the fairness, from a financial point of view, of the financial effect of the Split-Off Transactions taken as a whole to the holders of Class E Common Stock. These analyses do not purport to be appraisals or to reflect the prices at which the Class E Common Stock or EDS Common Stock should or will trade. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, the EDS Team Financial Advisors assume no responsibility if future results are materially different from those forecast.

  The EDS Team selected the EDS Team Financial Advisors to render financial advisory services to the EDS Team based upon their familiarity with General Motors and its subsidiaries, including EDS, and their investment banking experience and expertise, including expertise with regard to the information technology business. As part of their investment banking business, the EDS Team Financial Advisors regularly engage in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, competitive biddings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

  Pursuant to separate engagement letters between General Motors and each of Morgan Stanley and Lehman Brothers, each of Morgan Stanley and Lehman Brothers will receive a fee of $7,500,000 in connection with the Transactions, payable as follows: $1,000,000 was paid to each of Morgan Stanley and Lehman Brothers on rendering their respective opinions and $6,500,000 is payable to each of Morgan Stanley and Lehman Brothers on consummation of the Split-Off. Therefore, a significant portion of the fees of the EDS Team Financial Advisors is contingent on consummation of the Split-Off. The engagement letters also provide for reimbursement of the EDS Team Financial Advisors for certain out-of-pocket expenses, including certain fees and expenses of legal counsel, and indemnification of the EDS Team Financial Advisors against certain expenses and liabilities (and EDS has agreed to exculpate the EDS Team Financial Advisors) in connection with their services as financial advisors, including those arising under the federal securities laws. Under the Separation Agreement, EDS has agreed to pay the fees and expenses of the EDS Team Financial Advisors. See "Relationship Between General Motors and EDS-- Post-Split-Off Arrangements--Separation Agreement."

  Lehman Brothers and Morgan Stanley have performed investment banking and financial advisory services for General Motors, and Lehman Brothers has performed such services for EDS, in the past and have received customary compensation in connection therewith, including approximately $17,000,000 and $10,400,000, respectively, during the last two years. In particular, in 1995, at the time of General Motors' contribution of shares of Class E Common Stock to the GM Hourly Plan Special Trust, Lehman Brothers received $5,000,000 from EDS for financial advisory services. In addition, certain senior personnel providing financial advice to the EDS Team and involved in rendering the opinion of Morgan Stanley represented General Motors in connection with its acquisition of EDS and the related creation and issuance of the Class E Common Stock.

  In March 1996, two of the senior investment bankers actively involved in the transaction for Lehman Brothers in its capacity as financial advisor to the EDS Team joined Morgan Stanley, at which time Morgan Stanley also began advising the EDS Team. Since such time as Morgan Stanley also began acting in this capacity, it and Lehman Brothers have performed their services in cooperation, with Lehman Brothers relying to a significant degree on the due diligence performed, and Morgan Stanley relying to a significant degree on the work performed, by the same individuals. However, each firm performed its own independent internal review and analysis in arriving at its opinion.

  In the ordinary course of business, both Morgan Stanley and Lehman Brothers actively trade in the debt and equity securities of General Motors, including the Class E Common Stock, for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

REQUISITE VOTE FOR THE TRANSACTIONS

  Consummation of the Transactions is conditioned upon receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors' common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and
(iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. See "Solicitation of Written Consent of General Motors Common Stockholders." In light of such requisite stockholder votes, as well as the process by which the terms of the Split-Off were determined, General Motors has not retained any unaffiliated representative to act solely on behalf of its unaffiliated stockholders in negotiating the Split-Off or to prepare a report for such stockholders as to the fairness thereof. See "-- Negotiating Teams."

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes those U.S. federal income tax considerations resulting from the Split-Off that materially affect General Motors and its stockholders. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to General Motors or its stockholders as described herein.

  Stockholders of General Motors should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons. In addition, the following discussion does not address the tax consequences of the Split-Off under U.S. state or local and non-U.S. tax laws or the tax consequences of transactions (if any) effectuated prior to or after the Split-Off (whether or not such transactions are undertaken in connection with the Split-Off). ACCORDINGLY, STOCKHOLDERS OF GENERAL MOTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPLIT-OFF TO THEM.

  General Motors has received the Tax Ruling with regard to the U.S. federal income tax consequences of the Split-Off to the effect that the Split-Off will be treated as a tax-free exchange under Section 355 of the Code and that, accordingly, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by General Motors upon the exchange of EDS Common Stock for Class E Common Stock pursuant to the Split-Off, (ii) no gain or loss will be recognized by (and no amount will be included in the income of) the holders of Class E Common Stock upon the receipt of EDS Common Stock in exchange for Class E Common Stock pursuant to the Split-Off, (iii) the basis of EDS Common Stock received by each holder of Class E Common Stock pursuant to the Split-Off will be the same as the basis of the Class E Common Stock held by such holder immediately before the Split-Off, and (iv) the holding period of the EDS Common Stock received by each holder of Class E Common Stock will include the holding period of the Class E Common Stock surrendered by such stockholder pursuant to the Split-Off, provided that such stock is held as a capital asset on the date of the Split-Off.

  The Tax Ruling does not specifically address how tax bases and holding periods should be allocated among shares of EDS Common Stock received in the Split-Off by holders who own two or more blocks of Class E Common Stock with different per share bases and/or holding periods. Such holders are encouraged to consult with their own tax advisors regarding the possible tax basis and holding period consequences of the Split-Off.

  The Tax Ruling, while generally binding on the IRS, is based upon certain factual representations and assumptions described in the Tax Ruling, including the representation that Class E Common Stock is stock of General Motors and not of EDS, and the written application therefor. If any such factual representations or assumptions are incorrect or untrue in any material respect, the Tax Ruling may be invalidated. General Motors is not aware of any facts or circumstances which would cause any such representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if General Motors consummates the Split-Off and the Split-Off is held to be taxable, both General Motors and holders of Class E Common Stock would in all probability incur material tax liabilities.

  On March 19, 1996, the Clinton administration proposed new legislation that would, under certain circumstances, cause a parent corporation to recognize gain on the distribution of the stock of a subsidiary in a split-off transaction. Even if such legislation were enacted, General Motors believes that such legislation would not apply to the Split-Off.

  Current Treasury Regulations require each General Motors stockholder who receives EDS Common Stock pursuant to the Split-Off to attach to such stockholder's federal income tax return for the year in which the Split-Off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Split-Off. At the time that the letter of transmittal regarding exchange of certificates is sent to all current holders of Class E Common Stock, General Motors will provide such information to each holder of Class E Common Stock receiving EDS Common Stock in the Split-Off in order to enable each such holder to comply with such regulations.

GM-PBGC AGREEMENT

  General Motors and certain of its subsidiaries sponsor U.S. defined benefit pension plans covered by Title IV of ERISA (the "GM Pension Plans"). As of December 31, 1995, measured on an SFAS No. 87 basis, the GM Pension Plans were underfunded, and the projected benefit obligations exceeded plan assets, by approximately $3 billion in the aggregate. If any of the GM Pension Plans were to terminate at a time that they had unfunded benefit liabilities, the PBGC would have a statutory claim to recover such unfunded benefit liabilities. The PBGC's claim would extend to the company or companies that sponsored the terminated GM Pension Plan(s) and to all other persons within the sponsoring company's "controlled group," as that term is defined under Title IV of ERISA.

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

  EDS is currently a company within General Motors' "controlled group" for purposes of ERISA. As such, EDS would potentially be among the companies against which the PBGC could have a claim to recover unfunded benefit liabilities with respect to a GM Pension Plan if such GM Pension Plan were to terminate at a time when it had unfunded benefit liabilities.

  In March 1995, in connection with the contribution of approximately 173 million shares of Class E Common Stock and $4 billion in cash to the GM Hourly Plan as described herein (see "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust"), General Motors and the PBGC entered into the GM-PBGC Agreement, which provides, among other things, for the PBGC to release EDS and EDS' subsidiaries from all liabilities or obligations now existing or hereafter arising under Title IV of ERISA with respect to the GM Pension Plans if a transaction such as the Split-Off were to occur. Under the GM-PBGC Agreement, the PBGC's releases become effective upon the occurrence of a "Qualified EDS Transaction," provided that certain other conditions have not occurred. The GM-PBGC Agreement defines "Qualified EDS Transaction" to mean any transaction or series of transactions (including one by which Class E Common Stock is exchanged, converted or redeemed for capital stock of EDS) by which EDS ceases to be a member of General Motors' "controlled group," unless immediately after the transaction, the GM Hourly Plan continues to hold certain types of securities in certain specified amounts.

  The PBGC's releases in connection with a Qualified EDS Transaction are documented in two ways. Initial release instruments, which become effective upon the occurrence of a Qualified EDS Transaction, provided that certain conditions have not occurred, were delivered to GM and EDS by the PBGC on March 24, 1995. In addition, under the GM-PBGC Agreement, a second set of release instruments, which are not subject to any conditions (the "Unconditional Releases") are to be delivered to GM and EDS by the PBGC following the consummation of a Qualified EDS Transaction through the certification procedure described below.

  The GM-PBGC Agreement includes a procedure by which General Motors may obtain certification that a proposed transaction constitutes a Qualified EDS Transaction (the "Certification Process"). Under the Certification Process, the PBGC is required to deliver written notice to General Motors within a specified period of time if it disagrees with General Motors' determination that a transaction proposed by General Motors constitutes or will constitute a Qualified EDS Transaction. In the absence of such disagreement, the PBGC is required to execute the Unconditional Releases and deliver them to an escrow agent for delivery to GM and EDS upon notification of consummation of the Split-Off and instruction from the PBGC.

  General Motors has determined that the Split-Off, if and when consummated, will constitute a Qualified EDS Transaction. General Motors has initiated the Certification Process described above, and the PBGC has not notified General Motors of any disagreement with such determination. The PBGC has delivered the Unconditional Releases to an escrow agent for delivery to GM and EDS upon notification of consummation of the Split-Off and instruction from the PBGC. Such instruction must, under the GM-PBGC Agreement, be given by the PBGC no more than two (or, in certain circumstances, fourteen) business days after receipt of certain additional documentation from GM. In the Separation Agreement, General Motors has agreed to deliver such documentation as soon as practicable after the effective time of the Merger and to use commercially reasonable efforts to do all things necessary pursuant to the GM-PBGC Agreement to effect the delivery to EDS of the Unconditional Releases. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements-- Separation Agreement." Accordingly, General Motors expects the PBGC's releases of EDS and its subsidiaries to be effective immediately upon consummation of the Split-Off, and further that the Unconditional Releases will be delivered to EDS shortly after consummation of the Split-Off.

CERTAIN LITIGATION

  Two suits, Solomon v. General Motors Corporation, et al. and TRV Holding Company v. General Motors Corporation et al., were filed in Delaware Chancery Court on May 13 and 18, 1994, respectively. Such actions have been consolidated, and a consolidated amended complaint ("Solomon/TRV") was filed on April 2, 1996. Another lawsuit, Ward et al., as Trustees for the Eisenberg Children's Irrevocable Trust II v. General Motors

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

Corporation, et al. ("Ward"), was filed in Delaware Chancery Court on November 15, 1995. Both of these actions purport to be class actions brought on behalf of holders of Class E Common Stock against General Motors and its directors. The complaints make essentially the same allegations, namely, that defendants have breached and are continuing to breach their fiduciary duties to holders of Class E Common Stock by proposing and pursuing the Split-Off, which plaintiffs contend would unfairly benefit General Motors to the detriment of such holders. Specifically, the complaints allege that the Split-Off unfairly effects a disposition of EDS without providing for a recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio, as currently provided in the General Motors Certificate of Incorporation upon a disposition by GM of substantially all of the business of EDS and under certain other circumstances. The actions allege that the shares of EDS Common Stock to be received by holders of Class E Common Stock in the Split-Off are substantially less valuable than the shares of $1 2/3 Common Stock that such holders would receive in a recapitalization, and that the value of EDS will be further eroded by the Special Inter-Company Payment and, according to Solomon/TRV, by the terms of the IT Services Agreements. Ward seeks a preliminary and permanent injunction against the Split-Off (or any other disposition of EDS in the absence of a recapitalization of the Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio) and against any equalizing payment from EDS to General Motors. Solomon/TRV seeks monetary damages as well as injunctive relief against the Split-Off. General Motors believes that the suits are without merit and intends to defend against them vigorously.

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

                                 THE SPLIT-OFF

GENERAL

  The common stockholders of General Motors are being asked to approve the Transactions, including the adoption of the Merger Agreement whereby the Split-Off of EDS from General Motors will be accomplished. Pursuant to the Merger Agreement, among other things, (i) Mergeco will be merged with and into General Motors, with General Motors being the surviving corporation, (ii) each outstanding share of Class E Common Stock will be converted automatically into one share of EDS Common Stock and (iii) provisions in the General Motors Certificate of Incorporation regarding the Class E Common Stock will be deleted (including the provisions that require Class E Common Stock to be recapitalized into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances) and certain other provisions therein will be amended as described herein. As a result of the Merger, EDS will become an independent, publicly held company. THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS SOLICITATION STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

  Consummation of the Transactions is conditioned upon, among other things, receiving the consent of the common stockholders of General Motors. Approval of the Transactions is independent of the vote on the Amended EDS Incentive Plan and will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors' common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. See "Solicitation of Written Consent of General Motors Common Stockholders." If the Transactions, including the Merger Agreement, are so approved, the Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

  The Split-Off and related Transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement and certain other IT Services Agreements to be entered into in connection therewith and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, are all part of a single plan. By voting in favor of the Transactions, General Motors' common stockholders will be ratifying each of the Transactions.

  If the Transactions are not approved by General Motors common stockholders, none of the Transactions will be consummated. If the Transactions are not consummated, the Existing IT Services Agreements will continue, with such changes beginning in 1996 as General Motors and EDS may agree or as the GM Board, upon recommendation of the Capital Stock Committee, may from time to time consider fair to all classes of General Motors common stockholders. In this regard, EDS management believes that substantial changes would be made to the Existing Master Services Agreement in 1996 even in the absence of the Split-Off. GM management has determined, and has advised EDS management, that in the absence of the Split-Off it would seek substantial changes in the Existing IT Services Agreements, including implementation of substantially all of the changes provided for by the Master Services Agreement. Neither the GM Board nor the Capital Stock Committee has determined whether to require such changes to the Existing IT Services Agreements if the Split-Off is not consummated, but they anticipate considering such changes if such circumstances arise. See "Risk Factors Regarding Non-Consummation of the Split-Off--Changes in Terms of Existing IT Services Agreements."

  THE GM BOARD HAS UNANIMOUSLY APPROVED THE TRANSACTIONS. THE GM BOARD HAS DETERMINED THAT THE TRANSACTIONS ARE IN THE BEST INTERESTS OF, AND FAIR TO, GENERAL MOTORS AND EACH CLASS OF GM COMMON STOCKHOLDERS. THE GM BOARD RECOMMENDS THAT GENERAL MOTORS COMMON STOCKHOLDERS EXECUTE CONSENTS TO APPROVE THE TRANSACTIONS, INCLUDING THE ADOPTION OF THE MERGER AGREEMENT.

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

MERGER AGREEMENT

 Effect of the Merger

  Subject to the terms and conditions of the Merger Agreement, Mergeco will merge with and into General Motors, with General Motors being the corporation surviving the Merger. Promptly following the satisfaction or waiver of the conditions to the Merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware, at which time the Merger will be effective (the "Effective Time"). The separate corporate existence of Mergeco will then cease, and the internal corporate affairs of General Motors (sometimes referred to in this discussion as the "Surviving Corporation") will continue to be governed by the laws of the State of Delaware. By operation of the Merger, at the Effective Time, Article Fourth of the General Motors Certificate of Incorporation will be amended to remove Class E Common Stock as a class of authorized General Motors capital stock, to delete provisions therein regarding the Class E Common Stock and certain related provisions that will no longer be relevant and to make certain additional changes updating terms and provisions therein, such as reflecting the current name of Hughes and changing certain provisions relating to any Preferred Stock that may be issued by General Motors from time to time in the future. There are currently no shares of Preferred Stock outstanding.

  The changes to the General Motors Certificate of Incorporation relating to the Preferred Stock will allow the GM Board to determine the specific rights, preferences and limitations of each series of Preferred Stock if and when issued in the discretion of the GM Board and will cause the Preferred Stock to assume the characteristics of "blank-check" preferred stock, which the General Motors Preference Stock already possesses. Such changes include the deletion of a restrictive covenant limiting the payment of cash dividends on classes of General Motors stock other than the Preferred Stock based on a net quick assets test, the removal of a restriction on the placing of liens on General Motors property, the elimination of certain voting rights of the Preferred Stock and the deletion of a specified liquidation price of $100 per share of Preferred Stock. There will continue to be six million shares of Preferred Stock authorized under the General Motors Certificate of Incorporation immediately after the Merger. Under certain circumstances, the issuance of shares of such "blank-check" Preferred Stock could have the effect of delaying, deferring or preventing certain corporate transactions involving a change in control of General Motors, although the changes to the terms of the Preferred Stock to be effected by the Merger are not being made for such purpose. The terms of the three outstanding series of General Motors Preference Stock will be unaffected by the Merger.

  The General Motors Certificate of Incorporation, as so amended, will be the certificate of incorporation of the Surviving Corporation. Article Fourth of the General Motors Certificate of Incorporation, in the form proposed to be amended, is included in Appendix A of this Solicitation Statement/Prospectus as Exhibit A to the Merger Agreement. The By-Laws of General Motors will continue to be the By-Laws of the Surviving Corporation, with appropriate deletions of references to Class E Common Stock and EDS. The directors and officers of General Motors in office immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation immediately after the Effective Time.

 Conversion of Class E Common Stock

  At the Effective Time, each issued and outstanding share of Class E Common Stock (each, a "Class E Share") will be converted into one share of EDS Common Stock (each, an "EDS Share"). Accordingly, immediately after the Effective Time, (i) for all purposes of determining the record holders of EDS Common Stock, the holders of Class E Common Stock immediately prior to the Effective Time shall be deemed to be holders of EDS Common Stock and (ii) subject to any transfer of such stock, such holders shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, EDS Common Stock. EDS will agree in the Separation Agreement to cause The Bank of New York, as exchange agent (the "Exchange Agent"), to mail, as promptly as practicable, to each record holder of Class E Shares as of the Effective Time a letter of transmittal for such holder to use in surrendering the certificates which represented such holder's Class E Shares in exchange for a certificate representing the number of EDS Shares to

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

which such holder is entitled. Holders of Class E Shares will be instructed to mail the certificates representing such shares to the Exchange Agent accompanied by such letter of transmittal. HOLDERS OF CLASS E SHARES SHOULD NOT RETURN SUCH CERTIFICATES WITH THE CONSENT CARD ENCLOSED WITH THIS SOLICITATION STATEMENT/PROSPECTUS.

 Conditions to Closing

  Under the Merger Agreement, the obligation of General Motors to consummate the Merger is subject to the satisfaction or waiver of the following conditions: (i) the absence of any action, suit or proceeding that would be reasonably likely to prevent consummation of the Merger, cause the Merger to be rescinded following consummation or cause General Motors or any of its officers or directors to become liable for any material damages; (ii) the approval of the Transactions, including adoption of the Merger Agreement, by
(a) a majority of the voting power of all outstanding shares of all three classes of General Motors' common stock, voting together as a single class based on their respective voting rights, (b) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (c) a majority of the outstanding shares of Class E Common Stock, voting as a separate class;
(iii) the absence of any notification from Merrill Lynch that the Merrill Lynch Fairness Opinion has been withdrawn or from Lehman Brothers or Morgan Stanley that either of their respective opinions has been withdrawn; (iv) the absence of any notification from the IRS that the Tax Ruling has been withdrawn or invalidated and of any determination by the GM Board that the representations and assumptions underlying such ruling are not true and correct in all material respects; (v) the merger of Electronic Data Systems Intermediate Corporation and Electronic Data Systems Corporation, respectively, into EDS; (vi) the receipt by Mergeco of cash in the amount of the Special Inter-Company Payment; and (vii) the execution and delivery by General Motors and EDS of the Master Services Agreement, the Separation Agreement and a succession agreement with respect to the Registration Rights Agreement.

 Termination

  The Merger Agreement may be terminated as follows: (i) by mutual written consent of General Motors and Mergeco prior to the Effective Time; (ii) by General Motors by giving written notice to Mergeco at any time prior to the Effective Time in the event that the GM Board concludes that termination would be in the best interests of General Motors and its stockholders; (iii) by General Motors in the event that either the Merrill Fairness Opinion or either of the respective opinions of Lehman Brothers or Morgan Stanley is withdrawn;
(iv) by General Motors in the event that GM has been notified by the IRS or otherwise believes that the Split-Off would not be treated as a tax-free exchange under Section 355 of the Code; and (v) by General Motors in the event the Transactions are not approved by written consent of the holders of (a) a majority of the voting power of all outstanding shares of all three classes of General Motors' common stock, voting together as a single class based on their respective voting rights, (b) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (c) a majority of the outstanding shares of Class E Common Stock, voting as a separate class.

 Amendment

  The Merger Agreement may be amended at any time and from time to time by a writing executed by General Motors and Mergeco; provided, however, that any such amendment made after the Merger Agreement is adopted by written consent of the common stockholders of GM as described herein shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of the Class E Common Stock,
(b) alter or change any term of the certificate of incorporation of the Surviving Corporation or (c) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of General Motors capital stock.

NO APPRAISAL RIGHTS

  The Delaware General Corporation Law, as amended (the "DGCL"), does not provide appraisal rights to stockholders of General Motors in connection with the Transactions. Appraisal rights will not be available to

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holders of Class E Common Stock because, among other things, the Class E
Common Stock is, and the EDS Common Stock will be, listed on the NYSE. All other holders of GM capital stock will not be entitled to appraisal rights because, among other things, each class of such stock is listed on the NYSE and the holders thereof will not exchange or otherwise relinquish any such stock pursuant to the Merger.

STOCK EXCHANGE LISTINGS FOR EDS COMMON STOCK

  Application has been made to list the EDS Common Stock on the NYSE, and such application has been granted pending notice of issuance. The trading symbol for the EDS Common Stock on the NYSE will be "EDS." EDS intends to seek to list the EDS Common Stock on the London Stock Exchange, with such listing to be effective upon the consummation of the Split-Off.

ACCOUNTING TREATMENT

  General Motors will not recognize any accounting gain or loss as a result of the Split-Off. For accounting purposes, the assets and liabilities of EDS will continue to be accounted for by EDS at their existing carrying values after the consummation of the Split-Off. EDS' Consolidated Financial Statements exclude the effects of purchase accounting adjustments arising from the acquisition of EDS by GM in 1984, including GM's remaining carrying value of such purchase adjustments and the accumulated amortization of all such adjustments. The remaining carrying value of such adjustments would be immaterial to EDS' Consolidated Financial Statements.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  For a description of the U.S. federal income tax consequences of the Split-Off for General Motors and its stockholders, see "Special Factors--Certain U.S. Federal Income Tax Considerations."

REGULATORY REQUIREMENTS

  GM and EDS believe that no material U.S. federal or other regulatory requirements remain to be complied with by GM or EDS, and no material approvals thereunder must be obtained by GM or EDS, in order to consummate the Split-Off. However, there may be certain regulatory (e.g., securities and competition) requirements to be complied with and approvals to be obtained by GM and EDS outside of the United States in connection with the consummation of the Split-Off. GM and EDS are currently working together to evaluate and comply in all material respects with such requirements and to obtain all such approvals, and do not anticipate that any such foreign requirements will hinder, delay or restrict in any material respect consummation of the Transactions.

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

                  RELATIONSHIP BETWEEN GENERAL MOTORS AND EDS

PRE-SPLIT-OFF RELATIONSHIP

 General

  EDS is currently a wholly owned subsidiary of General Motors, and the Class E Common Stock, which is a security of General Motors, is designed to provide financial returns based on the performance of EDS. See "Class E Common Stock."

  Because of GM's multi-class capital structure, it is GM's policy that a standard of fair dealing govern the prices, terms and conditions of commercial transactions between EDS and General Motors. The Capital Stock Committee of the GM Board is primarily responsible for reviewing, among other things, (i) the principal business and financial relationships and transactions among General Motors, EDS and Hughes, (ii) the dividend policies or practices of General Motors and (iii) such other matters as have the potential to have differing effects on holders of the three classes of General Motors common stock, all to the extent such Committee may deem appropriate. The Capital Stock Committee is comprised entirely of independent directors of General Motors. In addition, a majority of the members of the GM Board are independent directors. See "Class E Common Stock--Considerations Relating to Multi-Class Common Stock Capital Structure."

  The EDS Board is currently comprised of executive officers of EDS. As the sole stockholder of EDS, General Motors controls the EDS Board and, subject to Delaware law, is able to cause EDS to pay dividends and make advances to or otherwise enter into such transactions as GM deems desirable and appropriate. So long as General Motors is the sole stockholder of EDS, GM reserves the right to cause EDS to pay dividends to GM in such amounts as GM determines are desirable under the then prevailing facts and circumstances. Such amounts may be the same as, greater than, or less than the cash dividends paid by General Motors on the Class E Common Stock. There is no required fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by GM to holders of the Class E Common Stock and the dividends or other amounts that may be paid by EDS to GM. However, it has been the consistent practice of the EDS Board to pay quarterly cash dividends on the outstanding shares of EDS Common Stock in an aggregate amount equal to the quarterly dividends per share paid by General Motors with respect to Class E Common Stock multiplied by the Class E Dividend Base, which is the denominator of the fraction used in allocating a portion of GM's earnings attributable to EDS to the Class E Common Stock for dividend purposes as described herein. See "Class E Common Stock."

 Existing IT Services Agreements

  General Motors and EDS are currently parties to the Existing Master Services Agreement under which EDS is responsible for substantially all of the worldwide IT services activities of General Motors and certain of its affiliates. The Existing Master Services Agreement, which was effective as of September 1, 1985 and was amended on May 29, 1987, establishes standard provisions that govern the contractual arrangements between EDS and General Motors with respect to a substantial portion of the IT services required by General Motors. In accordance with the framework established by the Existing Master Services Agreement, each GM subsidiary, division, group or other organization within the scope of such agreement negotiates and enters into a service agreement (a "Service Agreement") with EDS for the provision of IT services. Generally, each Service Agreement incorporates the standard provisions contained in the Existing Master Services Agreement (except to the extent that the contracting parties otherwise agree) and contains separately negotiated provisions regarding term, services to be provided, and payment for services, as well as other matters required to be addressed in connection with the applicable service or project. The Existing Master Services Agreement does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity. Each Service Agreement is effective for a fixed term, although in most cases a Service Agreement may be terminated by either party in the event of the termination of the Existing Master Services Agreement.

  Under the Existing Master Services Agreement, General Motors and EDS have generally utilized one of three alternative pricing methods, as appropriate for a particular service or project. The pricing method for a particular service or project is negotiated by the parties. First, General Motors and EDS have utilized fixed-price arrangements for Service Agreements where the scope of work can be defined. Second, the parties have utilized a cost-plus management fee method of pricing for EDS' services where the scope of work is more difficult to define. Third, the parties have utilized uniform published rates for the pricing of off-the-shelf, commercially available products and services. The Existing Master Services Agreement provides that, in the absence of separately negotiated pricing terms set forth in a Service Agreement or as a default mechanism in the event that the parties are not able to reach agreement, EDS will be compensated for its services on a cost-plus management fee basis.

POST-SPLIT-OFF ARRANGEMENTS

 General

  General Motors will continue to have certain contractual relationships with EDS after the Split-Off has been consummated. The Separation Agreement will establish certain transitional and other arrangements deemed necessary in connection with the Split-Off and the IT Services Agreements will provide for the continuation of a long-term customer-supplier relationship, in each case as described below. Additionally, GM will have a significant indirect stake in EDS' financial performance for a substantial period of time following the Split-Off as a result of the sizeable holdings of EDS Common Stock that the GM Hourly Plan Special Trust will possess after the Split-Off. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust." Appreciation or depreciation in the value of such holdings will affect the level of General Motors' pension expense and unfunded pension liability, which are actuarially determined and computed in accordance with generally accepted accounting principles.

 IT Services Agreements

  Immediately prior to and as a condition of the consummation of the Merger, General Motors and EDS will enter into the Master Services Agreement and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of IT services on a worldwide basis for an initial term of 10 years following the Split-Off, which term may be extended by mutual agreement of the parties. In addition, GM and EDS will implement certain contractual changes which modify or otherwise affect the provisions of several existing Service Agreements. GM and EDS will also enter into agreements whereby the rates charged by EDS for certain information processing activities and communications services will be reduced.

  The terms of the Master Services Agreement are applicable to all IT Services Agreements between and among GM and its affiliates, on the one hand, and EDS and its affiliates, on the other hand, which relate to certain "in-scope" services as defined in the Master Services Agreement ("MSA Services"). Under the IT Services Agreements, EDS will provide to General Motors certain plant floor automation services in North America which had previously been provided by EDS and other vendors under a variety of agreements. IT services that will be considered to be MSA Services after the Split-Off accounted for approximately $3.4 billion of the approximately $3.9 billion of revenues in the aggregate received by EDS from GM in 1995. The balance of EDS' 1995 revenues from GM was attributable to goods and services provided to GM by EDS which would have been outside the scope of the Master Services Agreement. Following the Split-Off, the parties expect that EDS will continue to provide "out-of-scope" goods and services to GM under various types of contractual agreements other than the Master Services Agreement.

  Set forth below is a summary description of certain of the principal provisions of the IT Services Agreements. Such description does not purport to be complete, and to the extent it relates to the Master Services Agreement, is qualified in its entirety by reference to the Master Services Agreement, the form of which has been filed with the Commission as an exhibit to the Registration Statement of which this Solicitation Statement/Prospectus is a part. For a discussion of certain financial effects on General Motors and EDS of the terms of the IT Services Agreements, see "Special Factors--Fairness Opinions" and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Term. The term of the Master Services Agreement will commence upon the consummation of the Split-Off and will continue until the expiration of ten years thereafter. The term of the Master Services Agreement may be extended for an additional period or periods by mutual agreement between General Motors and EDS. Prior to the Split-Off, the Existing Master Services Agreement remained in effect indefinitely, subject to termination by either General Motors or EDS in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity. The change in the term of the Master Services Agreement was deemed appropriate in connection with the Split-Off because GM and EDS desire to continue the customer-supplier relationship after the Split-Off and independent IT service providers generally do not have contracts with their customers for indefinite terms. The length of EDS' largest customer contracts generally ranges from 8 to 12 years. Although EDS has historically been able to achieve high renewal rates with its customers upon the expiration of long-term contracts, there can be no assurance as to whether or to what extent EDS will continue to provide IT services to GM after the initial term of the Master Services Agreement.

  Service Agreements. As previously noted, pursuant to the Existing Master Services Agreement, GM business units and EDS have entered into a number of Service Agreements setting forth the terms and provisions applicable to specific services or projects undertaken by EDS on behalf of various GM organizations. See "--Pre-Split-Off Relationship--Existing IT Services Agreements." Such Service Agreements will remain in effect after the Split-Off and, in many cases, will be extended or otherwise modified as provided in the Master Services Agreement. In addition, it is contemplated that, under the Master Services Agreement, GM business units and EDS will continue to negotiate and enter into additional Service Agreements after the Split-Off providing for the performance of IT services on mutually agreed terms. Each future Service Agreement will set forth provisions with respect to, among other things, (i) the period of time for which EDS will perform services pursuant thereto, (ii) the nature and scope of the respective obligations of the parties thereunder and (iii) the pricing structure, method and amounts of payments to be made to EDS in accordance therewith. In negotiating future Service Agreements, the parties will endeavor to agree upon fixed-price service arrangements which meet the standards of competitiveness described below. See "--Competitiveness" and "--Pricing of Services" below. The provisions of the Master Services Agreement will apply to all Service Agreements, whether entered into prior to or after the consummation of the Split-Off.

  In connection with the execution of the Master Services Agreement, the terms of the largest domestic Service Agreements (accounting for approximately $2.4 billion in annual revenues in 1995) currently in effect will be extended for additional terms of between one and three years. In particular, the Service Agreement with Delphi Automotive Systems will be extended through December 31, 1998 and the Service Agreements with GM's North American Operations ("NAO"), General Motors Acceptance Corporation (U.S. and Canada) and Motors Insurance Corporation (U.S. and Canada) will each be extended through December 31, 1999. Each other Service Agreement entered into prior to the Split-Off will continue in effect for the duration of its agreed term.

  Scope of Services. The Master Services Agreement will establish a contractual framework for the provision on a worldwide basis of the MSA Services by EDS to General Motors and all entities (i) in which General Motors owns 65% or more of the outstanding equity and over which it exercises management control (if EDS was providing services in support of the business operations of that entity as of August 1, 1995) or (ii) in which General Motors owns 80% or more of the outstanding equity (if EDS was not providing services in support of the business operations of that entity as of August 1,
1995). The Master Services Agreement will contain a flexible description of the MSA Services that is based on functional service categories so as to take into account possible future changes in business operations or technologies that result in the replacement of existing processes and technologies. The MSA Services to be provided by EDS include IT goods and services related to the following functional service categories: (i) computing and communications infrastructure; (ii) development of application software and implementation of commercial off-the-shelf application software; (iii) data management; (iv) cross-functional IT-related services; and (v) certain services related to specified plant floor operations.

  Under the Master Services Agreement, services for certain GM units or operations or in certain geographic areas will be specifically excluded from the scope of work to be performed by EDS. In particular, such agreement

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

will provide that General Motors will not be required to obtain from EDS any MSA Services (i) for Hughes, with the exception of its subsidiary, Delco, (ii) for any other business or entity acquired by General Motors after January 1, 1985 (other than (x) GMAC Mortgage Corporation, with the exception of its subsidiary, Residential Funding Corporation, and (y) any other entity which executed a Service Agreement prior to August 1, 1995), (iii) in any country where the provision of such services by EDS would violate any national law of that country, (iv) in specified emerging geographic markets outside of North America and Western Europe where, as of August 1, 1995, EDS has not previously provided such services for the same GM business function and line of business in that emerging market, and (v) with respect to any plant floor services other than pursuant to the agreement described in "--Plant Floor Agreement" below or certain other arrangements currently in effect between the parties. Furthermore, the provisions of the Master Services Agreement relating to the scope of services to be provided by EDS will be subject to General Motors' right, under certain circumstances, to competitively bid and award a portion of such services to third party service providers. See "--Market Testing and Outsourcing" below.

  IT Strategy and Direction. The Master Services Agreement will provide that General Motors will be responsible for, and will decide and direct, its IT strategies and requirements, including its computing and communications architecture. EDS will be responsible for the performance of IT services pursuant to the Master Services Agreement in furtherance of General Motors' IT strategies and requirements.

  Competitiveness. In accordance with the Master Services Agreement, the MSA Services to be provided by EDS will be competitive with respect to quality, service, price and technology giving due consideration to General Motors' requirements and other relevant factors. The provisions of the Master Services Agreement with respect to competitiveness will apply to the negotiation or renegotiation of (i) new or replacement Service Agreements, (ii) the terms and conditions applicable to new or replacement MSA Services and (iii) the pricing of any MSA Services when such negotiation or renegotiation is contractually provided for in a Service Agreement. When the applicable EDS and GM organizations reach a mutually acceptable agreement as to the competitiveness of any services, the standards of competitiveness provided for in the Master Services Agreement will be deemed satisfied for the term of such agreement.

  In situations where the applicable GM and EDS organizations are unable to reach a mutually acceptable agreement as to the competitiveness of any MSA Services, the Master Services Agreement will provide a procedure whereby the negotiating impasse will be escalated to senior management, the services of a standing neutral mediator may (and, in some cases, must) be utilized, and, in the absence of an agreement, (i) any impasse as to uniform published rates for applicable items will be resolved by binding arbitration and (ii) any impasse as to any other services will be resolved by EDS providing the services on the basis of the standard terms and conditions provided in the Master Services Agreement and a modified cost-plus pricing methodology.

  Pricing of Services. In general, under the Master Services Agreement, the same methods of pricing will be available as are provided for under the Existing Master Services Agreement. See "--Pre-Split-Off Relationship-- Existing IT Services Agreements." As a result, depending on the type of services to be provided by EDS, the parties may utilize (i) fixed-price arrangements, (ii) cost-based pricing methods or (iii) uniform published rates for off-the-shelf, commercially available products and services. However, the parties have agreed to endeavor to incorporate fixed-price arrangements into new Service Agreements entered into under the Master Services Agreement to the extent practicable.

  With respect to certain information processing services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations worldwide, which reduced rates will be applied retroactively as of January 1, 1996 and will be in effect through December 31, 2000. In addition, with respect to certain communication services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations in the United States, which reduced rates will be applied retroactively as of January 1, 1996 and will be in effect through December 31, 1998. During the respective periods that these reduced rates are in effect, the information processing and communications services to which the reduced charges apply will not be subject to the provisions of the Master Services Agreement relating to market testing or outsourcing. See "--Market Testing and Outsourcing" below.

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

  Market Testing and Outsourcing. The Master Services Agreement will provide for certain market testing procedures in order to test the competitiveness of the MSA Services provided by EDS given that after the Split-Off the Capital Stock Committee of GM's Board of Directors will no longer have the ability to monitor and ensure the continued fairness of the arrangements between GM and EDS. Under these procedures, EDS will have the opportunity to bid on any and all MSA Services and any bid submitted by EDS will be evaluated on the same criteria as bids submitted by other service providers. In each of 1996 and 1997, GM's International Operations unit ("GMIO") may expose to competitive bidding MSA Services that would otherwise be provided by EDS so long as the revenues that would be reasonably paid to EDS by GM for such MSA Services during each such year do not exceed $30 million. Following such competitive bidding, GMIO may award contracts to one or more third party service providers with respect to any or all of the MSA Services exposed to competitive bidding. Thereafter, during each year beginning in 1998, GM will be permitted to expose to competitive bidding specified percentages of the prior year's revenues paid to EDS for MSA Services. In each year from 1998 through 2000, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 6% of the prior year's revenues paid to EDS for MSA Services. For the years 2001 through 2005, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 2.4% of the prior year's revenues paid to EDS for MSA Services. Subject to certain limitations, GM will select the MSA Services to be exposed to competitive bidding after consultation with EDS. In addition to the aforementioned annual limitations, the following aggregate limitations apply: through the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 15% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year; and after the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 25% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year. Although EDS may bid on any and all of such MSA Services, it is expected that third party service providers will be awarded some portion of the MSA Services exposed to competitive bidding. Accordingly, there can be no assurance as to whether or to what extent EDS will be successful in bidding on such MSA Services.

  Structural Cost Reductions. The Master Services Agreement will establish specified structural cost reduction targets for the first four years of the Master Services Agreement. In each of the years 1996 through 1998, the annual cost reduction targets will be $100 million. In 1999, the target will be $50 million. These cost reduction targets are generally somewhat higher than the cost reduction targets set forth in the existing Service Agreements, which they are intended to replace. Unlike the cost reduction targets in the existing Service Agreements, however, the targets under the Master Services Agreement are not intended to be performance guarantees, but rather simply represent firm good faith business commitments on the part of General Motors and EDS. As such, the Master Services Agreement does not provide for any gain sharing or similar incentives in the event that the targets are exceeded and does not impose any penalties or other liabilities in the event that they are not met. No assurance can be given that any of the specific targets for structural cost reductions will be achieved.

  Payment Terms. The Existing IT Services Agreements provide for GM to pay EDS on the 15th day of the month in which services are provided with respect to a substantial portion of services, especially in North America. International payment terms in the Existing IT Services Agreements are often more favorable to GM and are generally governed by the commercial standards prevailing in each particular country. Under the IT Services Agreements, there will be a transition of payment terms to the 20th day of the month following service for all agreements which do not have payment terms at least that favorable to GM (principally in North America). The transition will be accomplished as follows: (i) through 1996, no change; (ii) beginning in 1997, payment on the 30th day of the month when services are provided; (iii) beginning in 1998, payment on the 20th day of the month following service for certain business units; and (iv) beginning in 1999, payment on the 20th day of the month following service for all remaining business units, including NAO.

  Termination. The Master Services Agreement provides that it may be terminated (i) by either party, if the other party defaults in any material respect in the performance of its obligations thereunder and such default is not cured as provided therein after notice thereof, (ii) by EDS, if General Motors defaults in the payment when

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

due of any material amount owing to EDS thereunder and such default is not cured as provided therein after notice thereof, (iii) by either party, if the other party becomes insolvent or (iv) by General Motors, if there occurs a "change of control" of EDS and certain additional conditions are met.

  For purposes of the termination provisions of the Master Services Agreement, a "change of control" means the occurrence of any of the following events: (i) any person files (or is required to file) a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person has become the beneficial owner of EDS Common Stock representing 50% or more of the aggregate voting power of the outstanding shares of EDS Common Stock; (ii) any person files (or is required to file) a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person has become the beneficial owner of EDS Common Stock representing 30% or more of the aggregate voting power of the outstanding shares of EDS Common Stock, or commences a proxy solicitation subject to Rule 14a-11 of the Exchange Act with respect to the election or removal of members of the EDS Board, and, within two years, individuals who constituted a majority of the members of the EDS Board at the time of such acquisition or solicitation (as applicable), together with certain persons elected, recommended or nominated by such directors, cease to constitute a majority of the EDS Board; or (iii) there is consummated any transaction (or transactions) resulting in a number of shares of EDS Common Stock which represents 50% or more of the aggregate voting power of the outstanding shares of EDS Common Stock being beneficially owned by persons who did not either own such securities as EDS Common Stock immediately prior to such transaction or receive such securities in respect of the conversion or exchange of EDS Common Stock in such transaction.

  In the event of a change of control, GM may elect to terminate the Master Services Agreement if the GM Board of Directors determines that there is substantial uncertainty about EDS' ability to perform its obligations under the IT Services Agreements in all material respects or any other significant threat to the business relationship between EDS and the GM units that are provided MSA Services by EDS. GM may also terminate the Master Services Agreement in the event of a change of control in which EDS is acquired by a manufacturer of cars or trucks that competes with GM (a "core competitor") and as a result of which GM determines that there is a reasonable likelihood of a significant competitive threat to GM. In addition, if there is a change of control in which EDS is acquired by a competitor of GM (other than a core competitor) and there is a reasonable likelihood of a significant competitive threat to one or more significant GM units that contract with EDS for MSA Services under the Master Services Agreement, GM may terminate the Service Agreements between EDS and such units; provided, that EDS may instead elect to terminate the Master Services Agreement if the revenues associated with those Service Agreements accounted for more than 60% of the revenues paid to EDS for MSA Services during the preceding year.

  In the event that General Motors elects to terminate the Master Services Agreement or any Service Agreement as a result of a change in control of EDS, then General Motors (i) will be obligated to pay EDS for transition services in accordance with the provisions therefor in the Master Services Agreement, and (ii) may, under certain circumstances, be obligated to pay for all or a portion (depending on the status of the party acquiring control of EDS) of certain cancellation charges intended to reimburse EDS for certain wind-down expenses, losses relating to capital assets and long-term leases, and personnel expenses.

  Plant Floor Agreement. GM and EDS will also enter into an agreement (the "Plant Floor Agreement") which covers plant floor systems services for NAO and Delphi North American entities (excluding Saturn) for an initial term of five years and for additional renewal periods under the Master Services Agreement (subject to possible termination at the end of a 2.5 year probationary period). The Plant Floor Agreement, which will be subject to the Master Services Agreement, is expected to account for approximately $200 million in revenue in 1997. Prior to the Plant Floor Agreement, GM procured plant floor services from EDS and other vendors under a variety of agreements.

 Separation Agreement

  As a condition to the consummation of the Merger, General Motors and EDS will enter into the Separation Agreement, which will establish certain arrangements between General Motors and EDS deemed necessary in order to deal with various business, legal and regulatory issues following the Split-Off, and the Tax Allocation

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

Agreement, which replaces both the Agreement for the Allocation of United States Federal Income Taxes and the Agreement for the Allocation of United States State and Local Income Taxes, between General Motors and EDS, each entered into effective as of December 31, 1984. The Separation Agreement will be entered into immediately prior to the consummation of the Merger. Set forth below is a summary description of certain of the principal provisions of the Separation Agreement and the Tax Allocation Agreement. Such description does not purport to be complete and is qualified in its entirety by reference to such agreements. The form of the Separation Agreement and a copy of the Tax Allocation Agreement have been filed with the Commission as exhibits to the Registration Statement of which this Solicitation Statement/Prospectus is a part.

  The Separation Agreement will contain covenants intended to protect the tax-free status of the Split-Off. EDS will agree with General Motors that, until after the two-year anniversary of the Effective Time, EDS will not (i) enter into certain secondary capital stock transactions, or permit such transactions to occur, whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of EDS Common Stock, unless either (a) General Motors has determined that any such proposed transaction would constitute a tax-free reorganization under the Code or would not otherwise jeopardize the tax-free status of the Split-Off or (b) the IRS has issued a ruling to the effect that any such proposed transaction would constitute a tax-free reorganization under the Code; (ii) fail to continue the active conduct of the trade or business conducted by EDS at the Effective Time (or liquidate, dispose of, or otherwise discontinue the conduct of any material portion of such trade or business); (iii) voluntarily dissolve or liquidate or, except in the ordinary course of business, sell or otherwise dispose of more than 60% of the gross assets of EDS or more than 60% of the consolidated gross assets of EDS and its subsidiaries, unless General Motors determines that such transaction would not jeopardize the tax-free status of the Split-Off; or (iv) take any other action or enter into any transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off, unless GM has determined that such action or transaction would not jeopardize the tax-free status of the Split-Off. In addition, EDS has agreed with General Motors that, until after the six-month anniversary of the Effective Time, EDS will not enter into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of the voting stock of EDS or 20% of the total number of outstanding shares of any class or series of non-voting stock of EDS. EDS will indemnify General Motors and its affiliates from and against tax-related losses incurred by General Motors to the extent caused by EDS' breach of any of the representations, warranties or covenants made by EDS in the Separation Agreement with respect to protecting the tax-free status of the Split-Off.

  Under the Separation Agreement, each of General Motors and EDS will agree to indemnify the other and its affiliates and their respective directors, officers and employees from and against losses arising out of (i) breaches of the provisions of the Separation Agreement (not including for such purpose the Tax Allocation Agreement), (ii) certain misstatements or omissions, or alleged misstatements or omissions, in certain filings under the securities laws,
(iii) certain administrative actions in connection with stock records and the exchange of stock certificates by former holders of Class E Common Stock and
(iv) the conduct of its respective business. GM has agreed to indemnify the members of the EDS Team, the officers and employees of EDS providing assistance to the EDS Team, and the directors of EDS who granted any approval or authorization for EDS in connection with the Split-Off, in each case, in their capacity as such, against losses arising from the Split-Off in accordance with the GM Bylaws, to the same extent as if such person were a director or officer of GM; provided that such indemnification does not apply to losses relating to (i) the EDS Certificate of Incorporation, the EDS Bylaws or the EDS Rights Agreement, (ii) EDS employee and director compensation and indemnification arrangements or (iii) EDS plans, proposals, intentions or policies applicable after the Effective Time, including EDS' dividend policy. EDS will reimburse GM for all amounts paid to or on behalf of the persons entitled to indemnification as referred to in the preceding sentence.

  Pursuant to the Separation Agreement, until the six-year anniversary of the Effective Time, General Motors will provide EDS and its affiliates with directors' and officers' liability, general liability and products liability insurance, with respect to applicable incidents, acts or omissions occurring before the Effective Time, no less favorable to any covered person in coverage and amount than the lesser of (i) the coverage in effect at the Effective Time and (ii) the coverage then in effect for General Motors. Such insurance will be subject to the payment by EDS of certain deductibles and retention amounts, but EDS will make no annual premium payments for such coverage. EDS may terminate any of such coverage at any time, subject to applicable notice provisions.

  The Separation Agreement allocates responsibility for the payment of fees and expenses incurred by the parties in connection with the Split-Off. EDS will pay the fees and expenses of the financial, accounting and legal advisors retained by it or the EDS Team, including Lehman Brothers, Morgan Stanley, KPMG Peat Marwick LLP, Baker & Botts, L.L.P., Prickett, Jones, Elliott, Kristol & Schnee and Hughes & Luce, L.L.P. GM will pay the fees and expenses of the financial, accounting, legal and other advisors retained by it or the GM Team, including Merrill Lynch, Deloitte & Touche LLP, Kirkland & Ellis, Richards, Layton & Finger, Milbank, Tweed, Hadley & McCloy, Weil, Gotshal & Manges LLP, and McKinsey. Other than as provided in the preceding sentence, the fees and expenses associated with the preparation, distribution to stockholders and filing with the Commission of the materials associated with this consent solicitation or associated with other securities law filings will be shared equally by General Motors and EDS, except that GM shall pay the first $3.0 million of such fees and expenses. EDS will pay all costs of printing and engraving the certificates representing the EDS Common Stock and the costs of listing the EDS Common Stock on any stock exchange. All other costs and expenses of either party incurred in connection with the Split-Off will be paid by such party. See "Estimated Fees and Expenses."

  The Separation Agreement provides for General Motors to deliver to the PBGC certain documentation required by the PBGC as soon as practicable after the Effective Time and to use commercially reasonable efforts to do all things necessary pursuant to the GM-PBGC Agreement to effect the delivery to EDS of the Unconditional Releases. See "Special Factors--GM-PBGC Agreement." The Separation Agreement also provides that General Motors will not amend or modify the Transfer Agreement between General Motors and the GM Hourly Plan Trustee in any material respect, or waive the benefit of any material term of the Transfer Agreement, without the prior written consent of EDS. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust." The Separation Agreement provides that any employee who transferred between General Motors, EDS and certain of their affiliates during the period between September 1, 1985 and the Split-Off and continues in employment until his or her retirement will receive certain reciprocal treatment under his or her original employer's qualified retirement plan for service to the company to which such employee transferred. Such employee's compensation and service will be recognized for certain specific purposes under the qualified retirement plan of the company from which he or she transferred. The reciprocal treatment provided by the Separation Agreement will not apply to certain employees who transferred to or from Hughes or certain other General Motors subsidiaries. The Separation Agreement also includes certain agreements and arrangements with respect to the provision of continuing access to certain information, the treatment of confidential information and the establishment of lease arrangements for space within certain GM facilities used or occupied by EDS. In addition, the Separation Agreement contains representations and warranties as to certain matters, including with respect to the Class E Common Stock and EDS Common Stock to be outstanding immediately before the Effective Time, and the absence of registration rights granted by GM that would apply to EDS Common Stock after the Split-Off (other than those of the GM Hourly Plan Special Trust as described under "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust").

  The Separation Agreement provides EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. To date, the parties have agreed to the application of $40.7 million of the allowance, principally to various tax, employee benefit and insurance matters. The remaining $9.3 million of the allowance will be available to EDS for a period generally of two years after the Effective Time for application against any amounts that are or may become payable by EDS and its affiliates to GM and its affiliates in connection with any uncertain, contingent or other matters arising prior to the Effective Time and out of the separation of GM and EDS. Such allowance generally may not be utilized for items provided for in the Separation Agreement or in the Tax Allocation Agreement.

  Pursuant to the Separation Agreement, GM and EDS shall attempt in good faith to resolve any disputes thereunder through negotiation, and have agreed that any such disputes that cannot be resolved through negotiation shall be litigated in the Delaware state courts (except that disputes with respect to tax matters shall be submitted to arbitration).

  The Tax Allocation Agreement, which applies to tax periods during which EDS and its consolidated or combined subsidiaries (the "EDS Group") are part of GM's consolidated federal, state and local income tax returns, generally requires EDS to pay to GM in a timely manner the amount of federal, state and local income taxes that the EDS Group would have paid had the EDS Group been a separate group of corporations during such periods, filing its own consolidated income tax returns. Any tax attributes arising in the tax periods covered by the Tax Allocation Agreement that carry over to periods following the Split-Off will be apportioned between GM and EDS on the basis of applicable regulations or, absent specific guidance, on the basis of the amount of such attributes that would have carried over and been available to the EDS Group had it filed separate returns as described above. The Tax Allocation Agreement also grants EDS certain control and participation rights in any audit of GM by the Internal Revenue Service or state and local tax authorities, and in any litigation arising therefrom, to the extent EDS would be liable under the Tax Allocation Agreement with respect to the issues in dispute.

                          PLANS AND PROPOSALS OF EDS

EDS DIVIDEND POLICY

  The current dividend policy of the GM Board is to pay quarterly dividends on Class E Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year. Under this dividend practice of the GM Board, GM paid quarterly dividends on the outstanding shares of Class E Common Stock in an amount equal to $0.13 per share during 1995. In February 1996, the GM Board raised the quarterly dividend on Class E Common Stock to $0.15 per share. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by General Motors to holders of Class E Common Stock and cash dividends or other amounts that may be paid by EDS to General Motors. However, it has been the practice of the EDS Board to pay quarterly cash dividends on the outstanding shares of EDS Common Stock in an aggregate amount equal to the quarterly dividends per share paid by General Motors with respect to Class E Common Stock, multiplied by the Class E Dividend Base, which is the denominator of the fraction used in allocating a portion of GM's earnings attributable to EDS to the Class E Common Stock for dividend purposes as described herein. See "Class E Common Stock--Dividend Policy."

  EDS' dividend policy following the Split-Off will be determined by the EDS Board. Under Delaware law and the EDS Certificate of Incorporation, the EDS Board will not be required to declare dividends on any class of EDS capital stock. EDS management intends to recommend to the EDS Board at its first meeting following consummation of the Split-Off that EDS continue to pay quarterly dividends through 1996 in an amount equal to $0.15 per share. The EDS Board will not be required to follow such recommendation by EDS management. The EDS Board will be free to adopt such dividend policy as it deems appropriate and, during or after 1996, to change its dividend policies and practices from time to time and to decrease or increase the dividends paid on the EDS Common Stock on the basis of EDS' financial condition, earnings and capital requirements and other factors the EDS Board may deem relevant.

  EDS expects that it will adopt a dividend reinvestment plan, which will become effective following the Split-Off.

              EDS UNAUDITED PRO FORMA CONSOLIDATED CAPITALIZATION

  The following table sets forth the short-term debt and consolidated capitalization of EDS as of December 31, 1995 and on a pro forma basis after giving effect to the Transactions. This table should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included as Appendix C to this Solicitation Statement/Prospectus, and with the financial data set forth under "EDS Unaudited Pro Forma Condensed Consolidated Financial Statements." The pro forma data are not necessarily indicative of EDS' future short-term debt and consolidated capitalization or of what EDS' short-term debt and consolidated capitalization would have been had the Transactions been consummated as of December 31, 1995.

                                                             DECEMBER 31, 1995
                                                            -------------------
                                                                         PRO
                                                            HISTORICAL  FORMA
                                                            ---------- --------
                                                               (IN MILLIONS)
Short-term debt:
  Notes payable (current)..................................  $  247.8  $  247.8
                                                             ========  ========
Long-term debt:
  Notes payable............................................  $1,852.8  $2,352.8
                                                             --------  --------
Stockholders' equity:
  Preferred stock, $.01 par value; 200 million shares
   authorized; no shares issued and outstanding............       --        --
  Common stock, without par value; one billion shares
   authorized; 483.7 million shares issued and outstanding.     517.7       --
  Common stock, $.01 par value; two billion shares
   authorized; 483.7 million shares issued and outstanding.       --        4.8
  Additional paid-in capital...............................       --      512.9
  Retained earnings........................................   4,460.8   3,912.5
                                                             --------  --------
    Total stockholders' equity.............................   4,978.5   4,430.2
                                                             --------  --------
    Total capitalization...................................  $6,831.3  $6,783.0
                                                             ========  ========

                      GENERAL MOTORS UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements are based on General Motors' Consolidated Financial Statements and give effect to the Transactions as if they had been consummated as of January 1, 1995 (in the case of income statement data) or as of December 31, 1995 (in the case of balance sheet data). The pro forma condensed consolidated financial statements are based on the assumptions set forth in the accompanying notes and should be read in conjunction with General Motors' Consolidated Financial Statements (including the notes thereto) in the GM 1995 Form 10-K, which is incorporated herein by reference, including the information with respect to EDS in Exhibit 99(a) thereto. The pro forma condensed consolidated financial statements are not necessarily indicative of General Motors' future consolidated financial position or results of operations or of what General Motors' consolidated financial position would have been had the Transactions been consummated as of December 31, 1995 or what the results of operations would have been had the Transactions been consummated as of January 1, 1995.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                   PRO FORMA
                                      HISTORICAL  ADJUSTMENTS    PRO FORMA
                                      ----------  -----------    ----------
NET SALES AND REVENUES
Manufactured products...............  $143,666.1   $     --      $143,666.1
Financial services..................    11,664.0         --        11,664.0
Computer systems services...........     8,531.0    (8,531.0)(a)        --
Other income........................     4,967.5       (25.1)(a)    4,942.4
                                      ----------   ---------     ----------
 Total Net Sales and Revenues.......   168,828.6    (8,556.1)     160,272.5
                                      ----------   ---------     ----------
COSTS AND EXPENSES
Cost of sales and other operating
 charges, exclusive of items listed
 below..............................   126,535.3    (5,234.2)(a)
                                                      (175.8)(b)  121,125.3
Selling, general, and administrative
 expenses...........................    13,514.7      (964.9)(a)
                                                        15.0 (c)   12,564.8
Interest expense....................     5,302.2      (120.8)(a)    5,181.4
Depreciation of real estate, plants,
 and equipment......................     8,554.4      (808.1)(a)    7,746.3
Amortization and other deductions...     5,145.7         --         5,145.7
                                      ----------   ---------     ----------
 Total Costs and Expenses...........   159,052.3    (7,288.8)     151,763.5
                                      ----------   ---------     ----------
Income from continuing operations
 before income taxes and cumulative
 effect of accounting change........     9,776.3    (1,267.3)       8,509.0
United States, foreign, and other
 income taxes.......................     2,843.8      (528.1)(a)
                                                        61.1 (d)
                                                        (2.3)(d)    2,374.5
                                      ----------   ---------     ----------
Income from continuing operations
 before cumulative effect of
 accounting change..................     6,932.5      (798.0)       6,134.5
Income from discontinued operations.         --        900.0 (a)      900.0 (e)
Cumulative effect of accounting
 change.............................       (51.8)        --           (51.8)
                                      ----------   ---------     ----------
 Net income.........................     6,880.7       102.0        6,982.7
Preference shares tender offer
 premium............................       153.4         --           153.4
Dividends on preference stocks......       210.2      (103.5)(k)      106.7
                                      ----------   ---------     ----------
 Income on Common Stocks............  $  6,517.1   $   205.5     $  6,722.6
                                      ==========   =========     ==========
EARNINGS ATTRIBUTABLE TO COMMON
 STOCKS
 $1 2/3 par value before cumulative
  effect of accounting change.......  $  5,508.8   $   205.5
                                                      (104.5)(f) $  5,609.8
 Cumulative effect of accounting
  change............................       (51.8)        --           (51.8)
                                      ----------   ---------     ----------
 Net earnings attributable to $1 2/3
  par value.........................  $  5,457.0   $   101.0     $  5,558.0
                                      ==========   =========     ==========
 Net earnings attributable to Class
  H.................................  $    264.6   $     --      $    264.6
                                      ==========   =========     ==========
 Class E from continuing operations.  $    795.5   $  (795.5)(a) $      --
 Discontinued operations............         --        795.5 (a)
                                                       104.5 (f)      900.0
Average number of shares of common
 stocks outstanding (in millions)
 $1 2/3 par value...................       749.7         --           749.7
 Class E............................       404.6      (404.6)(a)        --
 Class H............................        95.5         --            95.5
EARNINGS PER SHARE ATTRIBUTABLE TO
 COMMON STOCKS
 $1 2/3 par value before cumulative
  effect of accounting change.......  $     7.28   $     .20     $     7.48
 Cumulative effect of accounting
  change............................       (0.07)        --           (0.07)
                                      ----------   ---------     ----------
 Net earnings attributable to $1 2/3
  per value.........................  $     7.21   $     .20     $     7.41
                                      ==========   =========     ==========
 Net earnings attributable to Class
  H.................................  $     2.77   $     --      $     2.77
                                      ==========   =========     ==========
 Class E from continuing operations.  $     1.96   $   (1.96)    $      --
 Discontinued operations............         --         1.66           1.66
                                                         .22 (f)        .22

    The accompanying notes are an integral part of the Unaudited Pro Forma
                 Condensed Consolidated Financial Statements.

                       GENERAL MOTORS UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995
                                 (IN MILLIONS)

                                                       PRO FORMA
                                           HISTORICAL ADJUSTMENTS      PRO FORMA
                  ASSETS                   ---------- -----------      ----------
Cash and cash equivalents................. $ 11,044.3  $  (548.9)(a)
                                                           500.0 (g)   $ 10,995.4
Other marketable securities...............    5,598.6      (76.4)(a)      5,522.2
                                           ----------  ---------       ----------
  Total cash and marketable securities....   16,642.9     (125.3)        16,517.6
Finance receivables--net..................   58,732.0        --          58,732.0
Accounts and note receivable..............    9,988.4   (3,008.9)(a)      6,979.5
Inventories...............................   11,529.5     (181.2)(a)     11,348.3
Contracts in process......................    2,469.2        --           2,469.2
Net equipment on operating leases.........   27,702.3        --          27,702.3
Deferred income taxes.....................   19,028.3      691.7 (a)
                                                           (26.8)(l)     19,693.2
Property
  Real estate, plants, and equipment--at
   cost...................................   73,652.3   (6,237.5)(a)     67,414.8
  Less accumulated depreciation...........   44,083.2   (3,065.7)(a)     41,017.5
                                           ----------  ---------       ----------
    Net real estate, plants, and
     equipment............................   29,569.1   (3,171.8)        26,397.3
  Special tools--net......................    8,170.7        --           8,170.7
                                           ----------  ---------       ----------
      Total property......................   37,739.8   (3,171.8)(a)     34,568.0
Intangible assets--net....................   11,898.9   (1,155.4)(a)     10,743.5
Other assets--net.........................   21,392.1   (2,139.2)(a)     19,252.9
                                           ----------  ---------       ----------
    Total Assets.......................... $217,123.4  $(9,116.9)      $208,006.5
                                           ==========  =========       ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable (principally trade)...... $ 11,898.8  $  (288.0)(a)
                                                            24.3 (h)   $ 11,635.1
Notes and loans payable...................   83,323.5   (2,101.8)(a)     81,221.7
United States, foreign, and other income
 taxes--deferred and payable..............    3,231.6     (123.9)(a)
                                                            (9.2)(h)      3,098.5
Postretirement benefits other than
 pensions.................................   41,595.1        --          41,595.1
Pensions..................................    6,842.3     (151.0)(a)      6,691.3
Other liabilities and deferred credits....   46,886.6   (1,870.5)(a)     45,016.1
                                           ----------  ---------       ----------
  Total Liabilities.......................  193,777.9   (4,520.1)       189,257.8
Total Stockholders' Equity................   23,345.5   (5,054.9)(a,i)
                                                           500.0 (g)
                                                           (15.1)(h)     18,748.7(j)
                                                           (26.8)(l)
                                           ----------  ---------       ----------
    Total Liabilities and Stockholders'
     Equity............................... $217,123.4  $(9,116.9)      $208,006.5
                                           ==========  =========       ==========

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                      GENERAL MOTORS UNAUDITED PRO FORMA
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

 NOTES TO GENERAL MOTORS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                  STATEMENTS

  (a) Reflects the removal of the assets and liabilities of EDS, prior to receipt of the Special Inter-Company Payment described in note (g) below, and the reclassification of EDS' operating results to income from discontinued operations. The measurement date for accounting purposes will be the date GM stockholder approval is received.

  (b) Reflects reductions in unit billings as provided for under the terms of the IT Services Agreements as applied to actual usage for certain communication and information processing charges.

  (c) Reflects additional selling, general, and administrative costs expected to be incurred as a result of the Split-Off.

  (d) Income tax expense on pro forma adjustments was calculated at 38%, and includes the benefits of certain tax credits.

  (e) The General Motors pro forma income from discontinued operations reconciles to EDS' Separate Consolidated Net Income as follows:

      Pro forma income from discontinued operations...................  $900.0
      EDS' Separate Consolidated Net Income...........................   938.9
                                                                        ------
        Effect of purchase accounting adjustments reflected in General
         Motors Consolidated Financial Statements that are applicable to EDS.......................................................  $(38.9)
                                                                        ======

  (f) Represents the reclassification of the portion of EDS' Separate Consolidated Net Income allocated to $1 2/3 Common Stock, offset by the impact of the purchase accounting adjustments described in note (e) above.

  (g) Reflects receipt by GM of Special Inter-Company Payment from EDS.

  (h) Reflects one-time charges of approximately $24.3 million, net of income tax effect of $9.2 million, for financial advisory, legal, registration fee, printing and mailing costs related to the Split-Off. Such costs have been excluded from the Unaudited Pro Forma Condensed Consolidated Statement of Income.

  (i) Stockholders' equity pro forma adjustments (as described in note (a) above), excluding those items discussed in notes (g) and (h) above, for General Motors reconciles to EDS' stockholder's equity, before pro forma adjustment, as follows:

      GM stockholders' equity pro forma adjustments...................  $5,054.9
      EDS stockholder's equity........................................   4,978.5
                                                                        --------
      Effect of purchase accounting adjustments reflected in General
       Motors Consolidated Financial Statements that are applicable to
       EDS............................................................  $   76.4
                                                                        ========

  (j) Pro forma stockholders' equity includes the impact of the 1996 issuance of approximately 44.7 million shares of Class E Common Stock upon conversion of approximately 3.2 million shares of Series C Preference Stock. On February 22, 1996, the remaining 6,784 outstanding shares of Series C Preference Stock were redeemed. The impact of the redemption was not material to GM's consolidated balance sheet.

  (k) Reflects dividends on Series C Preference Stock, assuming conversion of shares as of January 1, 1995.

  (l) Reflects net deferred tax benefits allocated to EDS.

      EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements are based on EDS' Consolidated Financial Statements and give effect to the Transactions as if they had been consummated as of January 1, 1995 (in the case of income statement data) or as of December 31, 1995 (in the case of balance sheet data). The pro forma condensed consolidated financial statements are based on the assumptions set forth in the accompanying notes and should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included as Appendix C to this Solicitation Statement/Prospectus. The pro forma condensed consolidated financial statements are not necessarily indicative of EDS' future consolidated financial position or results of operations or of what EDS' consolidated financial position would have been had the Transactions been consummated as of December 31, 1995 or what the results of operations would have been had the Transactions been consummated as of January 1, 1995.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       PRO FORMA
                                          HISTORICAL  ADJUSTMENTS   PRO FORMA
                                          ----------  -----------   ---------
Systems and other contracts revenues
  GM and affiliates.....................  $ 3,891.1     $(175.8)(a) $ 3,715.3
  Outside customers.....................    8,531.0                   8,531.0
                                          ---------     -------     ---------
    Total revenues......................   12,422.1      (175.8)     12,246.3
                                          ---------     -------     ---------
Costs and expenses
  Cost of revenues......................    9,601.6         3.0 (c)   9,604.6
  Selling, general, and administrative..    1,291.5         7.5 (c)   1,299.0
                                          ---------     -------     ---------
    Total costs and expenses............   10,893.1        10.5      10,903.6
                                          ---------     -------     ---------
Operating income........................    1,529.0      (186.3)      1,342.7
Interest and other income, net..........      (62.0)      (35.0)(b)     (97.0)
                                          ---------     -------     ---------
Income before income taxes..............    1,467.0      (221.3)      1,245.7
Provision for income taxes..............      528.1         2.3 (a)
                                                          (79.7)(d)     450.7
                                          ---------     -------     ---------
Separate Consolidated Net Income/Net
 Income.................................  $   938.9     $(143.9)    $   795.0 (j)
                                          =========     =======     =========
Available Separate Consolidated Net
 Income.................................  $   795.5                 $     --
                                          =========                 =========
Average number of shares of Class E
 Common Stock outstanding...............      404.6                       --
                                          =========                 =========
Earnings per share attributable to Class
 E Common Stock.........................  $    1.96                 $     --
                                          =========                 =========
Weighted average number of EDS common
 shares outstanding.....................        --                      483.6 (e)
                                          =========                 =========
Net income per share....................  $     --                  $    1.64 (e)
                                          =========                 =========


The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                 EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995
                                 (IN MILLIONS)

                                                           PRO FORMA
                                            HISTORICAL    ADJUSTMENTS   PRO FORMA
                  ASSETS                    ----------    -----------   ---------
Current assets:
  Cash and cash equivalents................ $   548.9       $              $548.9
  Accounts receivable......................   3,169.0                     3,169.0
  Other current assets.....................     663.6        (13.4)(h)      650.2
                                            ---------       ------      ---------
    Total current assets...................   4,381.5        (13.4)       4,368.1
Property and equipment, net................   3,242.4                     3,242.4
Investment in leases and other.............   1,573.5        (33.2)(h)    1,540.3
Software, goodwill, and other intangibles,
 net.......................................   1,529.9                     1,529.9
Other assets...............................     105.1                       105.1
                                            ---------       ------      ---------
    Total assets........................... $10,832.4       $(46.6)     $10,785.8
                                            =========       ======      =========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued liabilities...................... $ 1,704.5       $ 35.0 (j)   $1,739.5
  Other current liabilities................   1,556.9                     1,556.9
                                            ---------       ------      ---------
    Total current liabilities..............   3,261.4         35.0        3,296.4
Deferred income taxes......................     739.7        (33.3)(g)      706.4
Notes payable..............................   1,852.8        500.0 (f)    2,352.8
Stockholders' equity.......................   4,978.5(i)    (500.0)(f)
                                                              33.3 (g)
                                                             (46.6)(h)
                                                             (35.0)(j)    4,430.2
                                            ---------       ------      ---------
    Total liabilities and stockholders'
     equity................................ $10,832.4       $(46.6)     $10,785.8
                                            =========       ======      =========



The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONCLUDED)

 NOTES TO EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Notes to EDS Unaudited Pro Forma Condensed Consolidated Financial Statements relate to the individual adjustments required to reflect the Transactions as if they had occurred on January 1, 1995 (in the case of income statement data) or as of December 31, 1995 (in the case of balance sheet data). Adjustments to EDS' consolidated balance sheet are based on EDS' carryover basis as reported in EDS' Consolidated Financial Statements included as Appendix C herein. EDS' Consolidated Financial Statements exclude the effects of purchase accounting adjustments arising from the acquisition of EDS by GM in 1984, including GM's remaining carrying value of such purchase adjustments and the accumulated amortization of all such adjustments. The remaining carrying value of such adjustments would be immaterial to EDS' Consolidated Financial Statements.

(a) Reflects the reductions in revenues from GM and its affiliates, which represent the effects of reduced unit billings as provided for under the terms of the IT Services Agreements as applied to actual usage for certain communications and compute activities for the year ended December 31, 1995, as well as certain reduced tax credits.

(b) Reflects additional interest expense attributable to $500.0 million of debt incurred to make the Special Inter-Company Payment, calculated based on EDS' 1995 average long-term borrowing rate.

(c) Reflects additional costs as a result of operating as a separate public company, rather than a subsidiary of General Motors. These costs include, among other items, additional insurance coverages, NYSE fees and transfer agent fees.

(d) Reflects the tax impact of pretax income statement adjustments at EDS' effective tax rate of 36%.

(e) Reflects the conversion of each outstanding share of Class E Common Stock into one share of EDS Common Stock. Pro forma earnings per share have been calculated based on the weighted average shares of Class E Common Stock outstanding for the year ended December 31, 1995, adjusted for the following: (i) GM's contribution of approximately 173.2 million shares of Class E Common Stock to the GM Hourly Plan on March 13, 1995; and (ii) GM's issuance of approximately 44.7 million shares of Class E Common Stock between January 1 and February 22, 1996, to satisfy conversion privileges associated with Series C Preference Stock. For purposes of computing pro forma earnings per share for 1995, each of these transactions was treated as if it occurred on January 1, 1995.

(f) Reflects payment of the Special Inter-Company Payment and incurrence of additional debt for the financing thereof.

(g) Reflects the net deferred tax benefits previously allocated to GM.

(h) Reflects the reclassification to EDS treasury stock for GM Class E Common Stock held by EDS as an asset prior to the Split-Off. These shares, which are used to satisfy restricted stock awards as they vest, will be converted to EDS Common Stock in the Merger.

(i) General Motors' equity in its indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

(j) The pro forma balance sheet includes, and the pro forma income statement excludes, the one-time charges of approximately $35.0 million associated with the formulation and implementation of the Split-Off. These charges will be included in EDS' consolidated financial statements for the year ended December 31, 1996. These expenses could impact EDS' effective tax rate to the extent that they are non-deductible for tax purposes.

                EDS SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following EDS selected consolidated historical financial data have been derived from EDS' Consolidated Financial Statements. Such data should be read in conjunction with the EDS consolidated financial statements (including the notes thereto), which are included as Appendix C to this Solicitation Statement/Prospectus, and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." The EDS selected consolidated historical financial data as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from EDS' Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors.

                                  AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------
                                   1995      1994      1993     1992     1991
                                 --------  --------- -------- -------- --------
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Systems and other contracts
 revenues
 General Motors and affiliates.  $3,891.1  $ 3,547.2 $3,323.7 $3,348.5 $3,362.2
 Outside customers.............   8,531.0    6,412.9  5,183.6  4,806.7  3,666.3
                                 --------  --------- -------- -------- --------
 Total revenues................  12,422.1    9,960.1  8,507.3  8,155.2  7,028.5
                                 --------  --------- -------- -------- --------
Costs and expenses
 Cost of revenues..............   9,601.6    7,529.4  6,390.6  6,205.8  5,415.1
 Selling, general, and
  administrative...............   1,291.5    1,187.1  1,005.4    969.3    761.9
                                 --------  --------- -------- -------- --------
 Total costs and expenses......  10,893.1    8,716.5  7,396.0  7,175.1  6,177.0
                                 --------  --------- -------- -------- --------
Operating income...............   1,529.0    1,243.6  1,111.3    980.1    851.5
Interest and other income, net.     (62.0)      40.6     20.0     20.7     42.2
                                 --------  --------- -------- -------- --------
Income before income taxes.....   1,467.0    1,284.2  1,131.3  1,000.8    893.7
Provision for income taxes.....     528.1      462.3    407.3    365.3    330.7
Cumulative effect of accounting
 change(a).....................       --         --       --       --     (15.5)
                                 --------  --------- -------- -------- --------
Separate Consolidated Net
 Income (b)....................  $  938.9  $   821.9 $  724.0 $  635.5 $  547.5
                                 ========  ========= ======== ======== ========
Average number of shares of
 Class E Common Stock
 outstanding
 (Numerator) (b)...............     404.6      260.3    243.0    209.1    195.3
Class E Dividend Base
 (Denominator) (b).............     483.7      481.7    480.6    479.3    478.1
Available Separate Consolidated
 Net Income (b)................  $  795.5   $  444.4 $  367.2 $  278.4 $  223.6
Earnings per share attributable
 to Class E Common Stock (b)...      1.96       1.71     1.51     1.33     1.14
Dividends per share of Class E
 Common Stock (b)..............      0.52       0.48     0.40     0.36     0.32
BALANCE SHEET DATA
Cash and marketable securities.  $  638.6   $  757.8 $  607.5 $  587.9 $  415.8
Current assets.................   4,381.5    3,354.1  2,506.8  2,157.0  1,945.6
Total assets (c)...............  10,832.4    8,786.5  6,942.1  6,123.5  5,703.2
Current liabilities............   3,261.4    2,873.2  2,160.4  1,903.1  2,396.7
Long-term debt.................   1,852.8    1,021.0    522.8    561.1    281.9
Stockholder's equity (c)(d)....   4,978.5    4,232.5  3,617.4  3,063.4  2,610.3
OTHER DATA
Depreciation and amortization..  $1,107.8  $   771.1 $  626.8 $  603.2 $  524.4
Expenditures for property and
 equipment.....................   1,261.5    1,186.0    816.4    639.0    673.2

- --------
(a) Effective January 1, 1991, General Motors and its subsidiaries (including
    EDS) adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change at January 1, 1991 was a charge of $15.5 million, of which $6.1 million, or $0.03 per share, was attributable to Class E Common Stock.
(b) Calculated for purposes related to the Class E Common Stock, which will be converted into EDS Common Stock on a one-for-one basis pursuant to the Split-Off.
(c) Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS).
(d) General Motors' equity in its indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

                  EDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  EDS is a provider of IT services using computer and communication technologies to meet the business needs of its clients. EDS offers its clients a continuum of services, including the management and operation of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services.

EFFECT OF THE SPLIT-OFF

  In connection with the Split-Off, the Master Services Agreement will be entered into between EDS and General Motors with respect to IT services to be provided after the Split-Off and the Special Inter-Company Payment will be made by EDS. If the Split-Off is not consummated, EDS will continue as an indirect wholly owned subsidiary of GM and no Special Inter-Company Payment will be made. Under such circumstances, the Existing IT Services Agreements will continue with such changes as GM and EDS may from time to time agree upon or as the GM Board upon recommendation of the Capital Stock Committee may from time to time determine to be fair to all classes of GM common stockholders. No agreement has been reached between GM and EDS regarding any changes to the Existing IT Services Agreements that may take effect if the Split-Off is not approved by GM common stockholders or is not consummated for any other reason. GM management has advised EDS management that in such an eventuality it would seek substantial changes in the Existing IT Services Agreements, including implementation of substantially all of the changes provided for by the Master Services Agreement. Neither the GM Board nor the Capital Stock Committee has determined whether to require such changes to the Existing IT Services Agreements if the Split-Off is not consummated, but they anticipate considering such changes if such circumstances arise.

  The IT Services Agreements contemplate that EDS will continue to serve as General Motors' principal supplier of IT services for an initial term of ten years, which may be extended by agreement of the parties, and that the IT services to be provided by EDS after the Split-Off will generally be similar to those provided to General Motors under the Existing IT Services Agreements. Under the terms of the IT Services Agreements, certain of the Existing IT Services Agreements applicable to particular units, sectors or other organizations within General Motors will be extended for additional terms of between approximately one and three years beyond their current expiration dates. In addition, EDS will provide certain plant floor automation services in North America to GM that it has not previously provided. The IT Services Agreements also provide that certain significant changes will be made to the pricing and terms under which EDS will provide IT services to General Motors after the Split-Off. Among other things, the IT Services Agreements provide that the rates charged by EDS to General Motors for certain information processing activities and communications services will be reduced and that the parties will work together to achieve increased targets for structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, beginning in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. See "Relationship between General Motors and EDS--Post Split-Off Arrangements--IT Services Agreements."

  Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. In addition, EDS expects that the contemplated changes in its arrangements with GM could reduce its 1996 earnings per share by as much as $0.07 to $0.14 (including $0.03 in the first quarter of 1996). The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements would not have a material adverse effect in the long term on the results of operations of EDS. For additional information regarding the IT Services Agreements, see "Relationship Between General Motors and EDS-- Post-Split-Off Arrangements--IT Services Agreements" and "Business of EDS-- Revenues."

  The Special Inter-Company Payment will be paid by EDS to GM at such time, if any, as the Split-Off occurs. The amount of the Special Inter-Company Payment will be $500.0 million. Interest costs related to the Special Inter-Company Payment are expected to be approximately $.03 per share in 1996. In addition to the Special Inter-Company Payment, EDS expects to incur approximately $35.0 million, or approximately $.05 per share in 1996, of one-time costs in connection with the formulation and implementation of the Split-Off. Certain of these costs will be incurred only if the Split-Off is consummated. In arriving at the amount of the $500.0 million Special Inter-Company Payment, the parties took into account the fact that in the Separation Agreement GM would provide EDS an allowance of $50 million relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

  Statements about the effect of the Transactions and the impact of the IT Services Agreements after the Split-Off are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

RESTRUCTURING ACTIVITIES

  On April 1, 1996, EDS announced that it is taking certain actions and considering others to maintain and improve operating efficiencies and accelerate EDS' move towards "user-centered" computing. In connection therewith, EDS also announced the implementation of a voluntary early retirement offer and involuntary severance arrangements affecting between 4,000 and 5,000 employees and designed to both reduce labor costs and change the skill mix of EDS' workforce. Communication of terms of these arrangements to employees began on April 1 and will continue during the second quarter of 1996. It is expected that substantially all of these workforce reductions would be completed by December 1996.

  As part of its overall goal to improve operating efficiencies, EDS is also in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Accordingly, the actions under consideration could include the elimination by EDS of certain business functions and consolidation of certain related facilities.

  EDS will incur a pre-tax non-recurring charge in the second quarter of 1996 in connection with the restructuring actions discussed above. The amount of the aggregate charge (including the employee related actions, asset writedowns, and other actions being considered) will depend on the number of employees who elect to accept early retirement offers and the determination of which EDS business functions and related facilities would be eliminated or consolidated. EDS estimates that all such actions could result in an aggregate pre-tax non-recurring charge in the second quarter of 1996 in the range of $500.0 million to $750.0 million (between $.66 and $.99 per share, after tax). A portion of the contemplated charge will be of a non-cash nature, the amount of which has not yet been determined. EDS expects that any restructuring actions implemented by it will result in savings commencing in the second half of 1996. The restructuring activities discussed above are not contingent upon approval or consummation of the Split-Off.

  Statements about the effect of EDS' actions and the possible amount of a non-recurring charge are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

RESULTS OF OPERATIONS

 Three Years Ended December 31, 1995, 1994 and 1993

  Revenues. EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. The following table summarizes EDS' systems and other contracts revenues in each geographic operating segment for each of the years ended December 31, 1995, 1994 and 1993:

                     SYSTEMS AND OTHER CONTRACTS REVENUES
                                 (IN MILLIONS)

                                                       1995      1994     1993
                                                     --------- -------- --------
      Outside Customers:
        United States............................... $ 5,794.9 $4,611.2 $4,004.5
        Europe......................................   2,001.5  1,308.1    911.6
        Other.......................................     734.6    493.6    267.5
                                                     --------- -------- --------
          Total Outside Customers...................   8,531.0  6,412.9  5,183.6
                                                     --------- -------- --------
      GM and Affiliates:
        United States...............................   2,926.1  2,764.4  2,574.5
        Europe......................................     659.2    523.4    511.2
        Other.......................................     305.8    259.4    238.0
                                                     --------- -------- --------
          Total GM and Affiliates...................   3,891.1  3,547.2  3,323.7
                                                     --------- -------- --------
      Total Systems and Other Contracts Revenues.... $12,422.1 $9,960.1 $8,507.3
                                                     ========= ======== ========
      Percentage of Total Revenues:
        Outside Customers...........................     69%      64%      61%
        GM and Affiliates...........................     31       36       39
                                                        ---      ---      ---
          Total.....................................    100%     100%     100%
                                                        ===      ===      ===

  Total revenues increased 25% in 1995 to $12,422.1 million from $9,960.1 million in 1994, which represented a 17% increase over 1993 total revenues of $8,507.3 million. Revenues from customers other than General Motors and its affiliates (outside customers) grew 33% in 1995 to $8,531.0 million, compared to a 24% increase in 1994 from $5,183.6 million in 1993. Total revenues related to GM and its affiliates were $3,891.1 million, $3,547.2 million, and $3,323.7 million in 1995, 1994 and 1993, respectively. The percentage of EDS' total revenues generated from GM and its affiliates declined to 31% in 1995 from 36% in 1994 and 39% in 1993. EDS expects this trend to continue as revenues from outside customers continue to grow.

  Total domestic revenues from outside customers increased 26% from $4,611.2 million in 1994 to $5,794.9 million for 1995. This compares with growth rates of 15% in 1994 and 8% in 1993. The increase in 1995 was attributable to full-year revenues on contracts which began in late 1994 and to revenues related to acquisitions, primarily the A.T. Kearney acquisition in August 1995. Domestic revenues from outside customers in 1994 increased over 1993 results due to revenues associated with new contracts signed in 1993 and 1994.

  During 1995, non-U.S. revenues from outside customers increased $934.4 million compared with an increase of $622.6 million in 1994 from $1,179.1 million in 1993. Growth in revenues from outside customers in Europe increased $693.4 million in 1995 from revenues associated with new contracts signed during 1994 and 1995, as well as certain acquisitions which occurred in late 1994 or 1995. In 1994, non-U.S. revenues from outside customers in Europe increased $396.5 million, or 43%, to $1,308.1 million.

  Other non-U.S. revenues from outside customers grew $241.0 million over 1994, to $734.6 million due to new contracts signed in Asia/Pacific and Canada, as well as full-year revenues from acquisitions in New Zealand which occurred in 1994. Other non-U.S. revenues from outside customers in 1994 was up $226.1 million over 1993 due in part to business in Japan and New Zealand.

  The following summary table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995, derived from EDS' principal industry areas.

                                                               PERCENTAGE OF
                                                                REVENUES FOR
                                                                 THE YEARS
                                                               ENDED DECEMBER
                                                                    31,
                                                               ----------------
      INDUSTRY AREA                                            1995  1994  1993
      -------------                                            ----  ----  ----
      Manufacturing...........................................  47%   49%   51%
      Financial Services......................................  14    14    15
      Government..............................................  12    10    10
      All others individually less than 10%...................  27    27    24
                                                               ---   ---   ---
                                                               100%  100%  100%
                                                               ===   ===   ===

  Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994, or 1993. GM business, which has historically grown at a slower rate than business from outside customers, is included in the Manufacturing industry area. The Government industry area has grown due to, among other reasons, EDS' success in selling to newly privatized sectors in Europe.

  Costs and Expenses. Cost of revenues as a percentage of systems and other contracts revenues was 77% in 1995, compared with 76% in 1994 and 75% in 1993. Cost as a percentage of revenues has increased due to higher labor costs for skilled workforce and pricing pressures as a result of the increasingly competitive environment in which EDS operates. The increasingly competitive environment in which EDS operates results in part from a long-term trend of convergence occurring in the computing, communications and media/entertainment sectors of the information industry. EDS is addressing this environment in part through expected efficiencies to be gained from its restructuring activities described above and its value-added business approach. See "-- Restructuring Activities" and "Business of EDS." Selling, general and administrative expenses increased 9% in 1995 to $1,291.5 million from $1,187.1 million in 1994, which increased 18% from 1993. Selling, general and administrative expenses were 10% of systems and other contracts revenues in 1995, down from 12% in 1994 and 1993 due to the fixed nature of certain of these costs.

  Operating Income. Operating income increased $285.4 million to $1,529.0 million in 1995. Operating income was $1,243.6 million and $1,111.3 million for 1994 and 1993, respectively. Operating margins declined from 12.5% in 1994 to 12.3% in 1995 due to the aforementioned changes in costs and expenses, as well as increased reserves for certain customer receivables. The 1993 operating margin was 13.1%.

  Interest and Other Income, net. Interest and other income, net, decreased $102.6 million in 1995 to $(62.0) million, compared with $40.6 million in 1994 and $20.0 million in 1993. The primary reason for the decrease in 1995 was due to increased interest expense. Interest expense increased to $120.8 million in 1995, compared with $51.7 million in 1994 and $34.5 million in 1993. The increase in 1995 resulted from interest associated with the issuance of $350.0 million of 6.85% notes due May 15, 2000 (the "Five-year Notes") and $300.0 million of 7.125% notes due May 15, 2005 (the "Ten-year Notes"), as well as from other borrowings. These borrowings were used for general corporate purposes, including the repayment of outstanding commercial paper borrowings, property and equipment expenditures, acquisitions, and other contract-related investments to support business growth. Interest and other income decreased from $92.3 million in 1994 to $58.8 million in 1995 primarily due to lower interest income on notes receivable and the recognition of other than temporary declines in the fair value of certain investment securities.

  Income Taxes. The effective income tax rate was 36% in 1995, 1994 and 1993.

  Net Income. EDS' separate consolidated net income increased 14% to $938.9 million in 1995, compared with $821.9 million for 1994 and $724.0 million in 1993. Earnings per share attributable to Class E Common Stock increased 15% to $1.96 per share in 1995 and 13% to $1.71 per share in 1994, based on EDS' Available Separate Consolidated Net Income as described in Note 1 to EDS' Consolidated Financial Statements.

  EDS and its customers may, from time to time, modify their contractual arrangements. For customer contracts accounted for under the percentage of completion method, such changes would be reflected in results of operations as a cumulative change in accounting estimate in the period the revisions are determined.

  Seasonality and Inflation. EDS' revenues vary over the calendar year, with the fourth quarter generally reflecting the highest revenues for the year due to certain EDS services that are purchased more heavily in the fourth quarter as a result of the spending patterns of several customers. In addition, revenues have generally increased from quarter to quarter as a result of new business added throughout the year. EDS believes that inflation generally had little effect on its results of operations for each of the years ended December 31, 1995, 1994, and 1993.

FINANCIAL POSITION

  Assets. In 1995, EDS' total assets increased to $10,832.4 million, a 23% increase over total assets of $8,786.5 million at December 31, 1994. This change represents increases in accounts receivable and property and equipment for contract-related investments and an increase in intangible assets related to acquisitions, primarily the acquisition of A.T. Kearney. Accounts receivable from outside customers increased $789.9 million due to more competitive contract terms, receivables acquired in the A.T. Kearney acquisition ($149.3 million), and an increase in unbilled receivables on newer contracts.

  At December 31, 1995, EDS held cash and cash equivalents of $548.9 million, had working capital of $1,120.1 million, and a current ratio of 1.3-to-1. This compares to $480.9 million in working capital and a 1.2-to-1 current ratio at December 31, 1994.

  On August 31, 1995, EDS acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, EDS paid approximately $113 million in cash and $162 million in short and long-term notes to A.T. Kearney shareholders in connection with this acquisition. Additionally, the terms included restricted stock grants of approximately 6.6 million shares of Class E Common Stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with EDS. Prior to December 31, 1995, EDS retired $80.9 million of short-term notes related to the acquisition. After the acquisition, EDS' Management Consulting Services unit was combined with A.T. Kearney to create a new wholly owned subsidiary operating under the A.T. Kearney brand.

  Return on assets was 9.6% in 1995, compared with 10.5% for 1994 and 11.1% for 1993. Return on assets has declined due to the increasing capital intensity of EDS' business and increased contract-related investments in computers and telecommunications equipment, software, and other property and equipment. Additionally, EDS' results for the year ended December 31, 1995, include the results of A.T. Kearney's operations only since the acquisition date.

  Liabilities and Stockholder's Equity. Total liabilities increased in 1995 to support business growth and as a result of the issuance of EDS' Five-year and Ten-year Notes. Additionally, EDS revised its agreement with a syndicate of banks, which increased EDS' committed lines of credit to $2,500.0 million. Total debt was $2,100.6 million and $1,224.4 million at December 31, 1995 and 1994, respectively, which consisted of long- and short-term notes payable. The total debt-to-capital ratio (which includes current notes payable as a component of capital) was 29.7% at December 31, 1995, and 22.4% at December 31, 1994. The ratio of noncurrent debt-to-capital was 27% at December 31, 1995, and 19% at December 31, 1994. At December 31, 1995, EDS had unused uncommitted short-term lines of credit totaling $728.2 million and unused committed lines of credit of $2,500.0 million. The unused committed lines of credit of $2,500.0 million serve as a backup facility for EDS' commercial paper borrowings. At December 31, 1995, EDS had total committed lines of credit of $2,515.5 million.

  Stockholder's equity was $4,978.5 million at December 31, 1995, and $4,232.5 million at December 31, 1994. Return on stockholder's equity was 20.4% in 1995, compared with 20.9% in 1994 and 21.7% in 1993.

  New Accounting Standards. The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for

Long-Lived Assets to Be Disposed Of, which will become effective for fiscal years beginning in 1996. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and for the measurement of loss to be based on the fair value of the asset. In addition, long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of the carrying amount or fair value less selling costs.

  As discussed above, EDS is in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Since this evaluation is not expected to be completed until the second quarter of 1996, EDS believes the effects of initially adopting SFAS No. 121 as of January 1, 1996 will be immaterial to its consolidated financial statements.

  The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which will become effective for fiscal years beginning in 1996. EDS intends to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of its basic consolidated financial statements and provide pro forma disclosures as if the SFAS No. 123 fair value method had been applied. Accordingly, EDS expects no impact on the basic consolidated financial statements upon adoption of this Statement.

  Foreign Exchange Risk Management. The translation effects of changes in exchange rates on EDS' Consolidated Financial Statements can be found in the consolidated stockholder's equity currency translation adjustment in Note 10 and in the effect of exchange rate changes on cash and cash equivalents in the EDS consolidated statements of cash flows. The disclosure of nonfunctional currency transactions gains (losses) is contained in the "Summary of Significant Accounting Policies" in Note 1. All other effects of changes in exchange rates on EDS' consolidated financial statements are immaterial due to the general nature of EDS' business and its risk management strategies described below. EDS' foreign subsidiaries conduct nearly all aspects of their respective operations using their respective functional currencies. Accordingly, such operations are not expected to yield significant currency risks.

  EDS hedges predominantly all its transaction risk associated with material monetary assets and liabilities denominated in currencies other than the U.S. dollar. EDS does not hedge the foreign exchange risk related to either the translation of foreign earnings into U.S. dollars or the translation of its net investment in foreign subsidiaries into U.S. dollars. EDS has no material unhedged monetary assets or liabilities denominated in currencies other than its foreign operations' functional currencies.

  EDS conducts business in the United States and approximately 40 other countries. EDS' most significant foreign currency transaction exposures relate to Canada, Western European countries (primarily Germany, the United Kingdom, Italy, the Netherlands and Switzerland) and New Zealand. EDS manages the foreign exchange transaction exposure resulting from its multinational operations primarily by utilizing short-term forward contracts which are used to hedge the aggregate net exposure in each currency. Derivatives involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed by dealing solely with major commercial banks with high quality credit and, therefore, EDS management does not expect to incur any cost due to counterparty default. Market risk is inherently limited by the fact that EDS holds offsetting asset or liability positions. Pursuant to its prescribed policies, EDS does not hold or issue financial instruments for trading purposes.

LIQUIDITY AND CAPITAL RESOURCES

  For the year ended December 31, 1995, net cash provided by operating activities was $1,259.0 million, down $273.5 million from the same period in 1994 due to increases in accounts receivable, including an increase in receivables from GM and its affiliates. For the year ended December 31, 1994, net cash provided by operating activities was $1,532.5 million, up $111.5 million from 1993, due in part to increases in accounts payable and accrued liabilities. Net cash provided by operating activities for 1993 consisted of depreciation and amortization as well as increases in working capital items.

  For the year ended December 31, 1995, net cash used in investing activities increased $241.8 million, to $1,781.5 million when compared to the same period for 1994. Net cash used in investing activities increased $472.0 million, to $1,539.7 million in 1994, from $1,067.7 million in 1993. Consistent with the increasing capital intensity of EDS' business, cash used in investing activities consisted largely of payments for purchases of property and equipment of $1,261.5 million, $1,186.0 million, and $816.4 million in 1995, 1994, and 1993, respectively. Additionally, EDS used cash for investments in leases and other assets and for payments related to acquisitions.

  Net cash provided by financing activities was $465.1 million for the year ended December 31, 1995, up $258.6 million from the corresponding period in 1994 due in part to the issuance of long-term debt and notes payable, particularly the issuance of the Five-year Notes and the Ten-year Notes. For the year ended December 31, 1994, net cash provided by financing activities was $206.5 million, compared with cash used in financing activities of $378.2 million in 1993. EDS paid cash dividends to GM totaling $251.3 million, $231.1 million, and $192.1 million in 1995, 1994, and 1993, respectively.

  EDS expects that its principal uses of funds for the foreseeable future will be for capital expenditures, debt repayment, working capital and costs associated with the Split-Off, as well as the payment of the Special Inter-Company Payment to General Motors. Capital expenditures may consist of purchases of computer and telecommunications equipment, buildings and facilities, land, and software, as well as acquisitions. EDS' projected capital expenditures for 1996 are approximately $1,400.0 to $1,700.0 million. However, actual capital expenditures will depend to a significant extent on the level of acquisition and joint venture activities by EDS, as well as capital requirements for new business. EDS anticipates that cash flows from operations and unused borrowing capacity under its existing lines of credit will provide sufficient funds to meet its needs for at least the next year.

  The Existing IT Services Agreements provide for GM to pay EDS on the 15th day of the month in which services are provided with respect to a substantial portion of services. Under the IT Services Agreements, there will be a transition over a two-year period, beginning in 1997, to payment on the 20th day of the month following service for all agreements which do not already have payment terms at least that favorable to GM. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements--Payment Terms." These revised payment terms are expected to result in an increase in EDS' working capital requirements. EDS will obtain the funds for this working capital impact and for the Special Inter-Company Payment through borrowings under its existing commercial paper or bank credit facilities. EDS currently anticipates that it may seek to refinance such commercial paper or bank borrowings as part of its general plan to extend maturities of its indebtedness.

  The competitive environment and changing market forces are increasing the capital intensity of EDS' business. Increasing amounts of capital will be required by EDS in order to make investments in acquisitions, joint ventures and strategic alliances in other parts of the information industry and in new product development. In addition, information technology customer contracts frequently require investments in computers and telecommunications equipment, software, and other property, plant and equipment. For these reasons, EDS' ability to continue to access the capital markets on an efficient basis will become increasingly important to its ability to compete effectively.

  The Split-Off is intended, among other things, to afford EDS more flexible access to capital markets to meet its growing needs without regard to competing considerations of GM and its affiliates. Following the Split-Off, EDS may over time incur substantially more debt than it has while a subsidiary of GM. As a result, EDS' financial leverage may increase in the future. To the extent that EDS would become more highly leveraged following the Split-Off, EDS may be required to pay higher interest rates on its outstanding borrowings. In order to provide the funds necessary for EDS' future acquisition and expansion goals, EDS expects that it might incur, from time to time, additional bank financing and/or issue equity or debt securities, depending on market and other conditions.

                                BUSINESS OF EDS

GENERAL

  EDS is a world leader in applying IT, with over 30 years of experience in using advanced computer and communications technologies to meet the business needs of its clients.

  Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of Electronic Data Systems Corporation, which was incorporated in Texas in 1962. General Motors acquired all of the capital stock of Electronic Data Systems Corporation in October 1984. Prior to that time, Electronic Data Systems Corporation had been an independent, publicly held corporation. In December 1995, Electronic Data Systems Holding Corporation formed a new wholly owned subsidiary, Electronic Data Systems Intermediate Corporation, a Delaware corporation, to which it contributed all of the capital stock of Electronic Data Systems Corporation.

  Thus, as of the date hereof, Electronic Data Systems Holding Corporation owns all of the capital stock of Electronic Data Systems Intermediate Corporation, which in turn owns all of the capital stock of Electronic Data Systems Corporation. Immediately prior to the Split-Off, (i) Electronic Data Systems Intermediate Corporation will be merged with and into Electronic Data Systems Holding Corporation and (ii) Electronic Data Systems Corporation will be merged with and into Electronic Data Systems Holding Corporation and, pursuant to such merger, Electronic Data Systems Holding Corporation will be renamed "Electronic Data Systems Corporation." Unless the context otherwise requires, references herein to EDS give effect to the transactions described in the preceding sentence and include Electronic Data Systems Corporation and its subsidiaries.

  EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105 (telephone number (214) 604-6000).

STRATEGY

  EDS' strategy is to offer a full range of IT services to enterprises, government entities and individuals worldwide. These services include management consulting, systems development, systems integration, systems management and process management. EDS' organizational structure is designed to offer the full range of services on a global basis through business units that focus along the lines of specified industries, such as manufacturing, financial services, government, communications, health, travel and transportation, and energy, as well as geographically, such as on the Americas, Europe, and Asia/Pacific and Japan. Each business unit is further organized into separate, more focused business units within the relevant industry or geography. EDS seeks to leverage its knowledge and resources for its individual customers by drawing from the many industries and skill sets available across a wide range of geographies. EDS believes its organizational structure enables it to better focus on and use the knowledge gained from the industries and geographies in which its customers operate and therefore better serve its customers and its customers' customers.

  EDS seeks to continue its leadership position in the IT industry through increased globalization and expanded product and service offerings. The percentage of EDS' revenues outside the United States has increased from 18% in 1990 to 30% in 1995, and the number of countries in which EDS operates has increased from 28 in 1990 to 40 in 1995. EDS believes that corporations are becoming increasingly globalized because other companies enter their markets from other geographies or they desire to expand into additional geographies. This trend is fostered by advancements in communications technology which compress time and distance. EDS intends to continue to capitalize on the general trend toward convergence of the world's markets by enhancing its capability through expanded service offerings as well as through strategic alliances with global partners and distributors. The acquisition of A.T. Kearney in 1995, which expanded EDS' capabilities along a range of industries, skill sets and regions, is an example of such strategic growth.

  EDS seeks to create value by imbedding more information content into the products and services it delivers. By creating "smart" systems, or systems with built-in flexibility, EDS can enhance the quantity and type of information available to a customer, increase the value of that information to the customer and better enable the customer to take full advantage of that information for its business needs.

  EDS believes that as the trend toward the individualization of products and services accelerates, the ability to customize the delivery of information to the individual consumer will become increasingly important. This trend is evidenced by the growth of the internet and electronic commerce markets. EDS anticipates building the tools, capabilities and offerings to be a significant participant in the internet and electronic commerce markets. EDS' delivery of services to these markets, which include the home banking and home shopping markets, is generally to the consumer through EDS' customer.

SERVICES

  EDS offers its clients a continuum of services worldwide, including the management of computers, networks, information systems, information processing facilities, business operations and related personnel, providing to its clients advantages in cost-effectiveness, speed of implementation and state-of-the-art technology. In delivering this continuum of services, EDS generally performs one or more of five basic functions:

  . MANAGEMENT CONSULTING SERVICES. Through its A.T. Kearney subsidiary, EDS offers management consulting services, including business and market strategy, benchmarking and best practices analysis, business process reengineering, manufacturing and operations improvement, organizational effectiveness, global sourcing and logistics and supply change management.

  . CREATION OF IT SYSTEMS--SYSTEMS DEVELOPMENT. EDS designs, develops and implements information systems or adds features that may increase the capabilities of existing systems.

  . ASSEMBLY OF IT PLATFORMS--SYSTEMS INTEGRATION. EDS selects technologies and assembles integrated systems that may include software, hardware, telecommunications and systems support and maintenance.

  . MANAGEMENT OF IT OPERATIONS--SYSTEMS MANAGEMENT. EDS assumes and manages the operation of part or all of a client's IT operations, which may include equipment, personnel, information processing systems and communications networks.

  . MANAGEMENT OF BUSINESS OPERATIONS--PROCESS MANAGEMENT. EDS manages an entire business function within the client's enterprise, which may include IT operations as well as other activities such as remittance processing, marketing, sales, customer service and training.

  EDS is able to leverage its extensive technical infrastructure and other numerous resources to offer IT services at clients' sites or through large scale information processing centers or specialized distributed service centers located worldwide. EDS' digital telecommunications network, EDSNET(R), is capable of worldwide transmission of clients' voice, digital and video data using the integrated fiber optic, microwave and satellite facilities of what EDS believes is one of the world's largest digital telecommunications networks, excluding government networks and common carriers. EDS constantly examines and tests computer hardware and software offered by suppliers worldwide as part of its efforts to assess and use in its operations, and offer to EDS' clients, the technological changes that continuously occur within the computer industry, including developments in distributed computing and client/server architecture. EDS has developed computer-aided software engineering ("CASE") tools to assist in generating new software to keep pace with rapidly evolving strategies involving hardware technologies and information processing theories and to facilitate the rapid deployment of its products and services to the market.

BUSINESS AREAS

  EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. By combining the skills of an industry-focused business unit with a geographic business unit, EDS is able to respond to a client's requirements with people who are knowledgeable about a specific industry and the client's business.

  Additionally, certain services provided by EDS to all clients are concentrated in specific service units. These service units provide electronic transfer, microcomputer technology, computer assisted design, manufacturing and engineering ("CAD," "CAM" and "CAE") and other services to EDS' clients in coordination with the business units having primary responsibility for a particular client.

  The industry areas to which EDS provides IT services can be broadly categorized as follows:

  . MANUFACTURING. EDS assists numerous manufacturing companies in their worldwide operations and in their implementation of global competitive strategies, providing them with advanced capabilities in information processing, information management and telecommunications. EDS offers manufacturing clients expertise in electronic data interchange, engineering information systems, integrated document processing, inventory control, materials handling, process control, synchronous manufacturing, artificial intelligence techniques and capabilities in CAD/CAM/CAE on an integrated basis.

  . GOVERNMENT. EDS performs IT services for national, state and local governments in the U.S. and around the world. At the national level, EDS targets its services at both civil and defense organizations with complex, large-scale information needs. Within state and local governments, key markets of EDS include human services, transportation, public safety and administration and finance. EDS' core competency for managing complexity and its proven ability to leverage process performance improvement techniques and technologies from the private sector into the public sector has allowed EDS to expand its government presence worldwide.

  . FINANCIAL SERVICES. EDS offers a full range of IT services to the global financial services industry. The industry's expansion of products and services has led to an unprecedented dependence on IT and its integration with a financial institution's business processes and strategy. Through strategic alliances and acquisitions, EDS has positioned itself to support a wide range of industry segments, including commercial banks, consumer finance companies, commercial insurance companies, investment banks, regional and community banks, credit unions, brokerage and securities firms, thrifts and mortgage lenders. EDS' services are augmented by a full range of industry-specific products and services, including data processing, automated teller machines ("ATMs"), debit and credit card services, voice and teller automation, item and remittance processing, crossborder funds transfer and currency exchange, consumer asset management, customer service technology, remote/home banking and business-process improvement.

  . COMMUNICATIONS. EDS offers a full spectrum of IT services to the global communications market in addition to industry specific technology platforms tailored to the information needs of each industry segment. These services include clearinghouse, roaming and billing services and systems for the wireless industry, information management and billing systems for the cable television industry, and operational support systems and billing systems for the telecommunications industry. EDS also offers multimedia-based services designed to satisfy the predicted demand of emerging full service network operators within the interactive multimedia segment.

  . HEALTH. EDS offers IT services to companies in the health care industry, providing the management of information required in this highly regulated industry in a rapidly-changing, record-intensive environment. EDS' services go beyond traditional outsourcing and include solution sets to improve specific business areas, including sales and marketing, customer service and claims management.

  . TRAVEL AND TRANSPORTATION. EDS' travel and transportation group offers IT services to customers worldwide in the air transportation, freight, computer reservation system, vehicle rental, travel agency, cruise line and hospitality industries. EDS' IT services to these industries are designed to meet customer requirements for reducing operating costs, improving quality and increasing responsiveness to rapidly changing market conditions.

  . ENERGY. EDS provides IT services on a global basis to companies in the petroleum, natural gas, chemical, pharmaceutical, mining and utility industries. EDS' services in the energy industry are intended to improve inventory control, reduce time to market, lower product cost, improve rate case approval, improve capacity planning and increase efficiency in regulatory and environmental compliance.

  In certain of these markets, EDS provides services, such as ATM and travel related services, directly to individual consumers.

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

ACQUISITIONS AND STRATEGIC ALLIANCES

  From time to time EDS has made acquisitions and entered into strategic alliances in an effort to obtain a competitive advantage or a new or expanded presence in targeted geographic or service markets. For example, EDS acquired the domestic and international management consulting business of A.T. Kearney in August 1995. A.T. Kearney is one of the world's leading international management consulting and executive search firms serving clients throughout the world.

  EDS believes that a convergence of the computing and software, communication, media and entertainment and electronic commerce industries is occurring and will continue. As a result, acquisitions, joint ventures and strategic alliances are expected to be increasingly important to EDS' ability to compete effectively. See "Risk Factors Regarding EDS after the Split-Off-- No Assurance of Strategic Alliances and Other Business Opportunities," "Special Factors--Purposes of the Split-Off" and "--Competition."

REVENUES

  EDS receives fees for all aspects of its continuum of services. The fees are generally paid pursuant to predetermined rates set forth in contracts. Contracts with respect to non-General Motors business generally have terms of one to 10 years.

  EDS' total revenues grew from $786 million in its 1984 fiscal year (the last full fiscal year before General Motors' acquisition of EDS) to $12.4 billion in 1995. Although revenues attributable to General Motors and its affiliates have increased from 1985 to 1995, they have decreased as a percentage of total revenues from approximately 70% in 1985 to approximately 31% in 1995 as a result of the rapid revenue growth of EDS' outside (non-General Motors) business. As a percentage of total revenues, revenues attributable to EDS' outside business have increased from approximately 30% in 1985 to approximately 69% in 1995.

  The following table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995 derived by EDS from the identified principal business areas.

                                                                 PERCENTAGE OF
                                                                    REVENUES
                                                                 FOR THE YEARS
                                                                 ENDED DECEMBER
                                                                      31,
                                                                 ----------------
                            BUSINESS AREA                        1995  1994  1993
                            -------------                        ----  ----  ----
      Manufacturing.............................................  47%   49%   51%
      Financial Services........................................  14    14    15
      Government................................................  12    10    10
      Communications............................................   8     7     6
      Health....................................................   7     8     8
      Travel and Transportation.................................   4     4     5
      Energy....................................................   3     4     4
      Other.....................................................   5     4     1
                                                                 ---   ---   ---
          Total................................................. 100%  100%  100%
                                                                 ===   ===   ===

  Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994 or 1993. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

SERVICES FOR GENERAL MOTORS

  Approximately 31% of EDS' total revenues in 1995 was attributable to General Motors and its affiliates. EDS provides substantially all of the worldwide data processing and telecommunications activities for General Motors and its affiliates (other than Hughes, with the exception of its subsidiary, Delco), including integrated information systems for payroll, health and benefits, office automation, communications and plant automation functions. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS. See "Risk Factors Regarding EDS after the Split-Off--Dependence on Major Customer; Changes in Pricing and Terms." The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

BACKLOG

  EDS' backlog represents an estimate of the remaining future revenue from existing signed contracts. Using the best available information, EDS determines this estimate on an annual basis as of December 31 of each year. The estimate includes contracts with non-GM customers which have a term of 12 months or longer and is calculated for each of the next ten years plus a summary amount for contracts with terms extending beyond such ten-year period. EDS historically has not included estimates for future revenues from General Motors and its subsidiaries because of the intercompany relationships with these entities as well as the ongoing nature of the Existing IT Services Agreements. The EDS backlog estimate includes revenues expected under current terms of executed contracts, revenues from government contracts in which quantities are not definite but estimable, and a risk-adjusted estimate of renewals and extensions for those contracts which contain renewal or extension provisions.

  Changes in the backlog calculation from year to year result from (i) additional revenue from the signing of new contracts, (ii) reduction in revenue from fulfilling contracts during the most recent year, (iii) reduction in revenue from early termination of contracts, and (iv) adjustments to estimates of previously included contracts. On an annual basis, EDS reviews each contract included in the calculation and adjusts estimates for those contracts based on the latest available information.

  At December 31, 1995 and 1994, EDS' firm backlog for services was approximately $39.8 billion and $34.5 billion, respectively.

COMPETITION

  EDS experiences competition in the IT industry and in the broader information industry, which includes the computing, communications and media/entertainment industries. Today, EDS' principal competitors in the IT services industry include International Business Machines Corporation, Andersen Consulting LLP, Computer Sciences Corporation, AT&T Corp. ("AT&T"), MCI Communications Corporation/SHL Systemhouse Inc. ("MCI") and Cap Gemini Sogeti S.A.

  EDS has historically faced competition principally from other companies providing information technology systems and services. As the markets for IT services have grown and as the services demanded by customers have expanded and increased in complexity, EDS' competitors have expanded from niche-oriented, geographically-focused companies to include broader-based, global competitors.

  EDS believes that a long-term trend of convergence is occurring in the computing, communications and media/entertainment sectors of the information industry. As this trend continues, companies historically involved in the communications and media/entertainment sectors of the information industry, as well as companies principally involved in other portions of the IT industry, will increasingly seek to compete in the businesses in which EDS has traditionally operated. For example, AT&T and MCI now offer services that combine computing with communications. Similarly, EDS' strategy includes continuing to leverage its expertise into other parts of the information industry. The ability of EDS to remain competitive will depend in part upon its continued ability to finance and acquire the resources necessary to offer broad-based services and products on an efficient basis. See "Special Factors--Purposes of the Split-Off."

  In addition, technology in the IT industry is in a rapid and continuing state of change as new technologies continue to be developed, introduced and implemented. EDS management believes that its ability to continue to compete effectively also will depend upon its ability to develop and market services and products that meet changing user needs and respond to technological changes on a timely and cost-effective basis.

EMPLOYEES

  As of December 31, 1995, EDS employed approximately 96,000 persons located in the United States and approximately 40 other countries. None of EDS' United States or Canadian employees is currently employed under an agreement with a collective bargaining unit, and EDS believes that its relations with employees are good. To maintain its technical expertise and its responsiveness to evolving client needs, EDS provides its employees with extensive continuing education and training, as well as leadership and professional development programs.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

  EDS holds a number of patents and pending patent applications in the United States and in foreign countries. EDS' policy generally is to pursue patent protection that it considers necessary or advisable for the patentable inventions and technological improvements of its business. EDS also relies significantly on trade secrets, copyrights, technical expertise and know-how, continuing technological innovations and other means, such as confidentiality agreements with employees, consultants and customers, to protect and enhance its competitive position.

  Some of the business areas in which EDS is engaged are highly patent-intensive. Many of EDS' competitors have obtained, and may be expected to obtain in the future, patents that cover or affect services or products directly or indirectly related to those offered by EDS. EDS routinely receives communications from third parties asserting patent or other rights covering EDS' services or products. There can be no assurance that EDS is aware of all patents containing claims that may post a risk of infringement by its services or products. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, EDS cannot evaluate the extent to which its services or products may infringe claims contained in pending patent applications. In general, if it were determined that one or more of the services or products offered by EDS infringe patents held by others, EDS would be required to cease developing or marketing such services or products, to obtain licenses to develop or market such services from the holders of the patents or to redesign such services or products in such a way as to avoid infringing the patent claims. The extent to which EDS may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses are currently unknown. There can be no assurance that EDS would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that it would be able to redesign its services or products to avoid infringement or that litigation would not ensue.

  EDS management is not aware of any pending patent or proprietary right disputes against EDS that would have a material adverse effect on EDS' consolidated financial position or results of operations.

REGULATION

  Various aspects of EDS' business are subject to federal and state regulation noncompliance with which, depending upon the nature of the noncompliance, may result in the suspension or revocation of any license or registration at issue, the termination or loss of any contract at issue or the imposition of contractual damages, civil fines or criminal penalties. EDS has experienced no material difficulties in complying with the various laws and regulations affecting its business.

REAL PROPERTY

  As of December 31, 1995, EDS had approximately 442 locations operating in 41 states and 221 cities in the United States and approximately 257 additional locations in 130 cities in approximately 40 countries outside the United States. At such date, approximately 6.1 million square feet of space was owned by EDS and an additional

13.8 million square feet of space was leased. EDS' worldwide headquarters, which is owned by EDS and located on a 363 acre campus in Plano, Texas, contains approximately 3.5 million square feet of office and data center space. EDS' two information management centers, which monitor the EDSNET(R) global telecommunications network, are located in Plano, Texas and Stockley Park, United Kingdom. EDS' large scale information processing centers ("IPCs") are located throughout the United States and in each of Canada, Brazil, France, Germany, the Netherlands, Spain and the United Kingdom. In addition, EDS operates distributed service centers ("DSCs") at customer owned sites or EDS owned or leased facilities throughout the world. DSCs generally support a single or small number of customers with more specialized requirements than those supported at the large scale, multiple customer IPCs.

  Leased properties consist primarily of office, warehouse, DSC and non-U.S. IPC facilities. Lease terms are generally five years or, with respect to leases related to a specific customer contract, have a term concurrent with that contract. Upon expiration of its leases, EDS does not anticipate any difficulty in obtaining renewals or alternative space. In addition to the leased property referred to above, EDS occupies office space at customer locations throughout the world. Such space is generally occupied pursuant to the terms of the respective customer contracts.

  EDS management believes that its facilities are suitable and adequate for its business; however, EDS periodically reviews its space requirements to consolidate and dispose of or sublet facilities which are no longer required in connection with its business and to acquire new space to meet the needs of its business.

LEGAL PROCEEDINGS

  From time to time EDS is involved in various litigation matters arising in the ordinary course of its business. EDS management does not believe that disposition of any current matter will have a material adverse effect on EDS' consolidated financial position or results of operations.

                   EDS MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND EXECUTIVE OFFICERS

  The EDS Board currently has five members, all of whom are executive officers of EDS. Effective as of the date of consummation of the Split-Off, three of the current members of the EDS Board will resign as directors. In addition, effective as of the same date, the total number of directors will be increased to 10 and eight additional persons will commence to serve as directors. When such persons commence to serve as directors, a majority of the members of the EDS Board will consist of independent directors.

  Set forth below are the names, ages and positions with EDS upon consummation of the Split-Off of the persons expected to be directors and executive officers of EDS immediately after such consummation.

       NAME               AGE                     POSITIONS
       ----               ---                     ---------
Lester M. Alberthal, Jr.
 ........................  52 Chairman of the Board and Chief Executive Officer
Gary J. Fernandes........  52 Vice Chairman and Director
Jeffrey M. Heller........  56 President, Chief Operating Officer and Director*
John R. Castle, Jr. .....  53 Senior Vice President
Paul J. Chiapparone......  56 Senior Vice President
Joseph M. Grant..........  57 Senior Vice President and Chief Financial Officer
Dean Linderman...........  52 Senior Vice President
G. Stuart Reeves.........  56 Senior Vice President
James A. Baker, III......  65 Director*
Richard B. Cheney........  55 Director*
Ray J. Groves............  60 Director*
Ray L. Hunt..............  53 Director*
C. Robert Kidder.........  51 Director*
Judith Rodin.............  51 Director*
Enrique J. Sosa..........  56 Director*

- --------
*Election as director to be effective immediately after consummation of the Split-Off.

  The EDS Board will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. Messrs. Groves, Heller and Hunt will be designated as Class I directors, with their terms of office expiring in 1997; Messrs. Cheney, Fernandes, Kidder and Sosa will be designated as Class II directors, with their terms of office expiring in 1998; and Messrs. Alberthal and Baker and Dr. Rodin will be designated as Class III directors, with their terms of office expiring in 1999.

  The EDS Board has established three standing committees, an Audit Committee, a Compensation and Benefits Committee and a Governance Committee. The Audit Committee will initially consist of Messrs. Groves, Hunt and Sosa. The Compensation and Benefits Committee will initially consist of Messrs. Groves and Kidder, who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The Governance Committee will initially consist of Messrs. Baker and Cheney and Dr. Rodin, with the Chairman of the Board being an ex-officio, non-voting member.

  The Audit Committee will recommend to the EDS Board the independent public accountants to be selected to audit EDS' annual financial statements. The Audit Committee will also review the planned scope of the annual external and internal audits, the independent accountants' and internal auditors' reports to management and management's responses thereto, possible violations of EDS' business ethics and conflicts of interest policies and the effectiveness of EDS' internal audit staff.

  The Compensation and Benefits Committee will establish remuneration levels for senior executives of EDS, review the performance of the Chief Executive Officer, review significant employee benefit programs and establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

  The Governance Committee will recommend to the EDS Board the slate of nominees to be elected to the EDS Board and to be selected for membership on the various EDS Board committees and will recommend a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise.

  The EDS Board may, from time to time, establish other committees to facilitate the management of EDS or for other purposes it may deem appropriate.

  Executive officers serve at the discretion of the EDS Board.

  Set forth below is a description of the backgrounds of the persons expected to be directors and executive officers of EDS upon the consummation of the Split-Off.

  Mr. Alberthal has been President of EDS since April 1986, Chief Executive Officer since December 1986 and Chairman of the Board since June 1989. Mr. Alberthal joined EDS in 1968. He became responsible for EDS' health care division in 1974 and was named Senior Vice President with responsibility for EDS' insurance group in 1979. Following the acquisition of EDS by General Motors in 1984, Mr. Alberthal led all non-General Motors North American operating groups. Mr. Alberthal is on the Board of Directors of Baker Hughes Incorporated.

  Mr. Fernandes has been a Senior Vice President of EDS since October 1984 and a director of EDS since October 1981. Mr. Fernandes has been elected as the Vice Chairman of EDS effective upon consummation of the Split-Off. Mr. Fernandes has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. Mr. Fernandes is a director of The Southland Corporation, Westcott Communications, Inc., Amtech Corporation and John Wiley & Sons, Inc.

  Mr. Heller has been a Senior Vice President of EDS since October 1984 and a director of Electronic Data Systems Corporation since April 1983. Mr. Heller has been elected as the President and Chief Operating Officer and a director of EDS effective upon consummation of the Split-Off. Mr. Heller has oversight responsibility for EDS' Asia/Pacific operations, global communications business units and technical services groups. Mr. Heller joined EDS in 1968 and has served in numerous technical management positions. Mr. Heller is a director of Westcott Communications, Inc.

  Mr. Castle has been a Senior Vice President of EDS since October 1988. He has oversight responsibility for EDS' government affairs, communications and public relations groups and EDS' legal department. Prior to joining EDS in 1988, Mr. Castle was a partner in the Dallas law firm of Hughes & Luce.

  Mr. Chiapparone has been a Senior Vice President of EDS since April 1986. He has oversight responsibility for EDS' business units serving General Motors and other customers in the manufacturing industry. Mr. Chiapparone joined EDS in 1966 and has served in numerous management capacities. Mr. Chiapparone is a director of St. Jude Medical, Inc.

  Mr. Grant has been Chief Financial Officer of EDS since December 1990 and a Senior Vice President since February 1992. Mr. Grant has oversight responsibility for EDS' administration and corporate finance groups. Prior to joining EDS in December 1990, Mr. Grant served as executive vice president and chief systems officer for American General Corporation from 1989 to 1990 and as chairman of the board and chief executive officer of Texas American Bancshares Inc. from 1986 to 1989. Mr. Grant is a director of Heritage Media Corporation, American Eagle Group, Inc. and NorAm Energy Corp.

  Mr. Linderman has been a Senior Vice President of EDS since April 1986. He has oversight for EDS' business units serving customers in the financial, energy, travel and transportation, health care and insurance industries, as well as EDS' operations in Canada, Mexico and Central and South America and its employee development units. Mr. Linderman joined EDS in 1970 and has served in numerous management positions.

  Mr. Reeves has been a Senior Vice President since February 1987. Mr. Reeves has oversight responsibilities for EDS' European operations. Mr. Reeves joined EDS in 1967, and has held numerous technical and management positions.

  Mr. Baker has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Baker has been a Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as United States Secretary of State from January 1989 to August 1992, as United States Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985.

  Mr. Cheney has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Cheney has been the President and Chief Executive Officer of Halliburton Company since October 1995 and its Chairman of the Board since January 1996. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. Mr. Cheney served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company.

  Mr. Groves has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young L.L.P. in September 1994, which position he had held since October 1977, and has served as part-time Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves is a director of Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc.

  Mr. Hunt has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Hunt has been the Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Dresser Industries, Inc., Pepsico, Inc., and Ergo Science Corporation.

  Mr. Kidder has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Kidder has been Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. Mr Kidder is a director of Borden, Inc., Duracell International, Inc., and Dean Witter, Discover & Co.

  Dr. Rodin has been elected as a director of EDS effective upon consummation of the Split-Off. Dr. Rodin has been President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. Dr. Rodin is a director of AETNA Life and Casualty Company and Air Products and Chemicals, Inc.

  Mr. Sosa has been elected as a director of EDS effective upon consummation of the Split-Off. Since October 1995, Mr. Sosa has been an Executive Vice President of Amoco Corporation, heading its chemicals sector. For greater than five years prior to that time, Mr. Sosa was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America.

DIRECTOR COMPENSATION


  Each non-employee director of EDS will receive annual cash compensation in the amount of $35,000, and will also receive annual cash compensation in the amount of $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the EDS Board and each committee thereof. Any director who is also an employee of EDS or its affiliates will not be entitled to any compensation for serving as a director of EDS.

 Amended EDS Incentive Plan

  In addition, each nonemployee director will receive, on an annual basis pursuant to the Amended EDS Incentive Plan, (i) options to purchase 1,500 shares of EDS Common Stock at an exercise price equal to the fair market value of such shares at the date of grant and (ii) 500 restricted shares of EDS Common Stock, which options and restricted stock will vest ratably over a three-year period. A nonemployee director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year, (i) non-qualified stock options to purchase EDS Common Stock and/or (ii) a restricted stock award covering shares of EDS Common Stock, in each case in accordance with the terms of the Amended EDS Incentive Plan.

 EDS Nonemployee Director Deferred Compensation Plan

  The EDS Deferred Compensation Plan for Nonemployee Directors (the "EDS Nonemployee Director Deferred Compensation Plan"), which has been adopted by the EDS Board and approved and ratified by General Motors, permits nonemployee directors to elect annually to defer all or a portion of their director's fees and to have such deferred fees treated as if they had been, at the election of the director, invested either in an interest bearing account or in units denominated in EDS Common Stock. The EDS Nonemployee Director Deferred Compensation Plan will be administered by a committee consisting of at least two members of the EDS Board. Such committee shall initially be the Compensation and Benefits Committee.

  Fees deferred and treated as invested in an interest bearing account earn interest from the effective date of the deferral until paid at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service pursuant to Section 1274(d) of the Code, compounded annually. Fees deferred and treated as invested in EDS Common Stock shall be deemed to have purchased whole and fractional shares of such stock on the effective date of the deferral at the then fair market value of EDS Common Stock. At such time as dividends are paid on EDS Common Stock, the interest bearing account established for a nonemployee director who has elected to invest his or her fees in units denominated in EDS Common Stock will be credited with an amount equal to the deemed dividends thereon. Interest accrued on amounts accumulated in a nonemployee director's interest bearing account will be credited to such account on an annual basis.

  All amounts accumulated in the account of a nonemployee director pursuant to the EDS Nonemployee Director Deferred Compensation Plan, including any interest or deemed dividends, will be paid to such nonemployee director commencing upon (i) the date of termination of his or her status as a director of EDS or (ii) the expiration of five years after such date. Any payments made pursuant to the plan shall be in the form of cash, and a nonemployee director may elect to receive the cash payments to which he or she is entitled (a) in a lump sum, (b) in three equal consecutive annual installments or (c) in five equal consecutive annual installments.

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth information on compensation earned in 1995 by Mr. Alberthal and the four other most highly compensated executive officers of EDS.

                                                                LONG TERM
                                                               COMPENSATION
                                    ANNUAL COMPENSATION           AWARDS
                              -------------------------------- ------------
        NAME AND                                                RESTRICTED        ALL
   PRINCIPAL POSITION                             OTHER ANNUAL    STOCK          OTHER
      DURING 1995        YEAR  SALARY   BONUS(A)  COMPENSATION  AWARDS(B)   COMPENSATION(C)
   ------------------    ---- -------- ---------- ------------ ------------ ---------------
Lester M. Alberthal,
 Jr.,
 Chairman of the Board,
 President and Chief
 Executive Officer...... 1995 $675,000 $1,000,000   $10,902        --           $33,126
Jeffrey M. Heller,
 Senior Vice President.. 1995  385,000    550,000    11,498        --            48,588
Gary J. Fernandes,
 Senior Vice President.. 1995  330,000    575,000     2,113        --             9,026
John R. Castle, Jr.,
 Senior Vice President.. 1995  370,000    450,000     1,592        --             8,048
Dean Linderman,
 Senior Vice President.. 1995  335,000    450,000     2,766        --            10,591

- --------
(a) Represents bonuses earned by the named executives with respect to the year ended December 31, 1995. 50%, 25% and 25% of the amount reported with respect to each named executive will be paid during 1996, 1997 and 1998, respectively, subject to certain conditions regarding the continuation of the named executive's employment.
(b) As of December 31, 1995, the number and fair market value of the aggregate units representing shares of unvested restricted Class E Common Stock held by the named executive officers is: Mr. Alberthal, 480,000 shares, $24,960,000; Mr. Heller, 340,000 shares, $17,680,000; Mr. Fernandes,
    260,000 shares, $13,520,000; Mr. Castle, 155,000 shares, $8,060,000; and
    Mr. Linderman, 290,000 shares, $15,080,000. All such restricted stock units have been granted pursuant to the Existing EDS Incentive Plan and are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1996 through the earlier of normal retirement age or 2009. Certificates for the shares underlying such units are issuable upon vesting. Dividend equivalents are paid to the named executive officers with respect to such restricted stock units in the amounts and at the time of the payment of dividends on the Class E Common Stock.
(c) Consists of (i) payments by EDS of premiums under certain life insurance policies the proceeds of which would be applied by EDS for the benefit of the named executives' estates and (ii) the imputed value of outstanding non-interest bearing loans to the named executives during 1995 for the payment of withholding taxes required as a result of the vesting of units representing restricted Class E Common Stock under the Existing EDS Incentive Plan. See "--Existing EDS Incentive Plan--Advancement of Withholding Tax Payments."

AMENDED EDS INCENTIVE PLAN

  The description set forth below represents a summary of the principal terms and conditions of the Amended EDS Incentive Plan in the form approved by the GM Board and its Executive Compensation Committee and does not purport to be complete. Such description is qualified in its entirety by reference to the Amended EDS Incentive Plan, a copy of which is attached as Appendix D to this Solicitation Statement/Prospectus.

 General

  The Amended EDS Incentive Plan is intended to amend and restate the Existing EDS Incentive Plan. On March 31, 1996, the GM Board and its Executive Compensation Committee approved the Amended EDS Incentive Plan. The Amended EDS Incentive Plan has also been ratified and approved by the EDS Board. If the Amended EDS Incentive Plan is approved by the requisite votes of the common stockholders of General Motors, it will become effective in its entirety upon consummation of the Split-Off. If the Plan is not approved by the requisite stockholder votes, it will nonetheless become effective upon consummation of the Split-Off insofar as it relates to Nonemployee Directors (as defined below) but will not become effective insofar as it relates to Employees (as defined below). Furthermore, if the Amended EDS Incentive Plan is not approved by the common stockholders of General Motors, the Existing EDS Incentive Plan will remain in effect (with certain modifications intended, among other things, to reflect the assumption of such plan by EDS upon the consummation of the Split-Off) and an aggregate of 60,000,000 shares of EDS Common Stock will be available for future awards to Employees thereunder. A description of the terms and provisions of the Existing EDS Incentive Plan is provided below under "--Existing EDS Incentive Plan."

  The objectives of the Amended EDS Incentive Plan are to attract and retain key employees of EDS and its subsidiaries, to attract and retain qualified directors of EDS, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of EDS and its subsidiaries. These objectives are to be accomplished by making awards ("Awards") under the Amended EDS Incentive Plan and thereby providing participants with a proprietary interest in the growth and performance of EDS and its subsidiaries.

  Key employees eligible for Awards under the Amended EDS Incentive Plan (the "Employees") are those that hold positions of responsibility and whose performance can have a significant effect on the success of EDS and its subsidiaries. Directors eligible for automatic or elective Awards under the Amended EDS Incentive Plan are those who are not employees of EDS or any of its subsidiaries (the "Nonemployee Directors").

  Awards to Employees under the Amended EDS Incentive Plan ("Employee Awards") may be made in the form of grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted or non-restricted stock or units denominated in stock ("Stock Awards"), cash awards ("Cash Awards"), performance awards ("Performance Awards") or any combination of the foregoing. Awards to Nonemployee Directors under the Amended EDS Incentive Plan ("Director Awards") will be in the form of grants of Options and restricted Stock Awards.

  The Amended EDS Incentive Plan provides for Awards to be made in respect of a maximum of 60,000,000 shares of EDS Common Stock (in addition to the shares that are the subject of awards outstanding as of the date upon which the Amended EDS Incentive Plan becomes effective), of which 400,000 shares will be available for Director Awards and the remainder will be available for Employee Awards. Shares of EDS Common Stock which are the subject of Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of EDS Common Stock or in a manner such that all or some of the shares covered thereby are not issued or are exchanged for Awards that do not involve EDS Common Stock will again immediately become available for Awards under the Amended EDS Incentive Plan.

  The Amended EDS Incentive Plan, as it applies to Employee Awards but not with respect to Nonemployee Directors, will be administered by the Compensation and Benefits Committee of the EDS Board, or such other committee as may in the future be appointed by the EDS Board (the "Committee"). To the extent required pursuant to Rule 16b-3 under the Exchange Act in order for the grant of Employee Awards to be exempt under Section 16, the Committee will at all times consist of at least two members of the EDS Board of Directors who meet the requirements of the definition of "disinterested person" set forth in Rule 16b-3(c)(2)(i).

  Insofar as the Amended EDS Incentive Plan relates to Employee Awards, the Committee will have the exclusive power to administer the Amended EDS Incentive Plan and to take all actions which are specifically contemplated thereby or are necessary or appropriate in connection with the administration thereof. Insofar as the Amended EDS Incentive Plan relates to Employee Awards, the Committee will also have the exclusive power to interpret the Amended EDS Incentive Plan and to adopt such rules, regulations and guidelines for carrying out the purposes of the Amended EDS Incentive Plan as it may deem necessary or proper in keeping with the objectives thereof. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions contained in an Employee Award, waive any restriction or other provision of the Amended EDS Incentive Plan or in any Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Employee holding the Employee Award or (ii) consented to by such Employee.

  The Committee may delegate to the Chief Executive Officer and to other senior officers of EDS its duties under the Amended EDS Incentive Plan, except that no such delegation may be made in the case of actions with respect to participants who are subject to Section 16 of the Exchange Act.

 Employee Awards

  The Committee will determine the type or types of Employee Awards made under the Amended EDS Incentive Plan and will designate the Employees who are to be recipients of such Awards. Each Employee Award may be embodied in an agreement, which will contain such terms, conditions and limitations as are determined by the Committee. Employee Awards may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Amended EDS Incentive Plan or any other employee plan of EDS or any of its subsidiaries, including any acquired entity; provided, however, that no Option may be issued in exchange for the cancellation of an Option with a lower exercise price. All or part of an Employee Award may be subject to conditions established by the Committee, which may include continuous service with EDS and its subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.

  The types of Employee Awards that may be made under the Amended EDS Incentive Plan are as follows:

  Options. Options are rights to purchase a specified number of shares of EDS Common Stock at a specified price. An option granted pursuant to the Amended EDS Incentive Plan may consist of either an incentive stock option ("ISO") that complies with the requirements of Section 422 of the Code or a non-qualified stock option ("NQSO") that does not comply with such requirements. ISOs must have an exercise price per share that is not less than the fair market value of the EDS Common Stock on the date of grant. NQSOs must have an exercise price per share that is not less than, but may exceed, the fair market value of the EDS Common Stock on the date of grant. In either case, the exercise price must be paid in full at the time an Option is exercised in cash or, if the Employee so elects, by means of tendering EDS Common Stock or surrendering another Award. The Committee will determine acceptable methods for tendering EDS Common Stock or other Awards by an Employee to exercise an Option; provided, however, that any EDS Common Stock or other Employee Award may be so tendered only if it has been held by the Employee for at least six months. Subject to the foregoing, the terms, conditions and limitations applicable to any Options, including the term of any Options and the date or dates upon which they become exercisable, will be determined by the Committee.

  SARs. SARs are rights to receive a payment, in cash or EDS Common Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of EDS Common Stock on the date the rights are exercised over a specified strike price. An SAR may be granted under the Amended EDS Incentive Plan to the holder of an Option with respect to all or a portion of the shares of EDS Common Stock subject to such Option or may be granted separately. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Committee.

  Stock Awards. Stock Awards consist of restricted and non-restricted grants of EDS Common Stock or units denominated in EDS Common Stock. The terms, conditions and limitations applicable to any Stock Awards will be determined by the Committee. Without limiting the foregoing, rights to dividends or dividend equivalents may be extended to and made part of any Stock Award in the discretion of the Committee.

  Cash Awards. Cash Awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any Cash Awards will be determined by the Committee.

  Performance Awards. Performance Awards consist of grants made to an Employee subject to the attainment of one or more performance goals. A Performance Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate and (ii) the elapse of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the Employee, one or more business units of EDS or EDS as a whole, and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Awards will be determined by the Committee.

  EDS management intends to recommend to the Committee that Employee Awards granted under the Amended EDS Incentive Plan be distributed among a significant number of Employees and that the Committee balance the use of Options and Stock Awards and include the use of a significant number of Options.

  The Amended EDS Incentive Plan contains certain limitations with respect to Awards that may be made thereunder. In particular, the Amended EDS Incentive Plan provides that the following limitations shall apply to any Employee Awards made thereunder:

    (i) no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 1,500,000 shares of Common Stock;

    (ii) no Participant may be granted, during any one-year period, Employee Awards consisting of shares of Common Stock or units denominated in such shares (other than any Employee Awards consisting of Options or SARs) covering or relating to more than 300,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Stock Based Awards Limitations"); and

    (iii) no Participant may be granted Employee Awards consisting of cash or in any other form permitted under the Amended EDS Incentive Plan (other than Employee Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one-year period having a value determined on the date of grant in excess of $5,000,000.

  Under the Existing EDS Incentive Plan, there are currently outstanding restricted Stock Awards covering an aggregate of approximately 17,100,000 shares of Class E Common Stock. Upon the effectiveness of the Amended EDS Incentive Plan in so far as it relates to Employees, such outstanding restricted Stock Awards will be adjusted to reflect the Split-Off and prevent any dilution or enlargement of the rights of the holders thereof. By virtue of this adjustment and without necessity of any action on the part of the participants, each outstanding restricted Stock Award will be modified so that, effective as of the date of consummation of the Split-Off, the securities to which each such Stock Award relates will be a number of shares of EDS Common Stock equal to the number of shares of Class E Common Stock subject to such Stock Award immediately prior to the consummation thereof. Such adjustment will not have any effect on the vesting of, or restrictions on resale applicable to, any outstanding restricted Stock Award. Furthermore, the holder of each restricted Stock Award shall continue to be subject to any non-competition restrictions provided for in the Existing EDS Incentive Plan which were applicable thereto prior to the effectiveness of the Amended EDS Incentive Plan.


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

 Director Awards

  Under the Amended EDS Incentive Plan, each Nonemployee Director will receive the Awards described below, which will be granted either automatically or at the option of the Nonemployee Director in lieu of director's fees.

  Nonemployee Director Options. On the date of the consummation of the Split-Off, each Nonemployee Director will automatically receive a grant of NQSOs that provide for the purchase of 1,500 shares of EDS Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of the stockholders of EDS is held (each, an "Annual Director Award Date"), each Nonemployee Director will automatically receive a grant of NQSOs that provide for the purchase of 1,500 shares of EDS Common Stock. A Nonemployee Director who is elected after the date of the consummation of the Split-Off otherwise than by election at an annual meeting of stockholders of the Company will automatically receive, on the date of his or her election, a grant of NQSOs that provides for the purchase of a number of shares of EDS Common Stock equal to the product of (i) 1,500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date and the denominator of which is 365. The term of the NQSOs granted to Nonemployee Directors will be for a period of ten years from the date of grant. The exercise price of such NQSOs will be equal to the fair market value of the EDS Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time a NQSO is exercised. All NQSOs granted to Nonemployee Directors under the Amended EDS Incentive Plan will become exercisable in increments of one-third of the total number of shares of EDS Common Stock that are subject thereto on the first, second and third anniversaries of the date of grant. All unvested NQSOs granted to a Nonemployee Director will be forfeited if the Nonemployee Director resigns from the EDS Board without the consent of a majority of the other directors.

  In addition a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a number of NQSOs equal to the product of (x) three times (y) a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for NQSOs and the denominator of which is equal to the fair market value of EDS Common Stock on the date of the election. The terms of the NQSOs received by a Nonemployee Director pursuant to such election will be the same as those of the NQSOs automatically granted as described above.

  Nonemployee Director Restricted Stock Grants. On the date of the consummation of the Split-Off, each Nonemployee Director will automatically receive a restricted Stock Award covering 500 shares of EDS Common Stock. In addition, on each Annual Director Award Date, each Nonemployee Director will automatically receive a restricted Stock Award covering 500 shares of EDS Common Stock. A Nonemployee Director who is elected after the date of the consummation of the Split-Off otherwise than by election at an annual meeting of stockholders of the Company will automatically receive, on the date of his or her election, a restricted Stock Award covering a number of shares of EDS Common Stock equal to the product of (i) 500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date and the denominator of which is 365. The shares of EDS Common Stock that are the subject of any such restricted Stock Award (i) will vest ratably in increments equal to one-third of the total number of shares of EDS Common Stock subject thereto on the first, second and third anniversaries of the date of grant and (ii) will vest fully upon the failure of the Nonemployee Director to be reelected as a director of EDS, the death of the Nonemployee Director or the resignation of the Nonemployee Director by reason of disability or at the request of a majority of the other directors of EDS. All unvested shares of EDS Common Stock that are the subject of such restricted Stock Award will be forfeited if the Nonemployee Director resigns from the EDS Board without the consent of a majority of the other directors.

  In addition, a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a restricted Stock Award covering a number of shares of EDS Common Stock having a fair market value equal to 110% of a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for restricted Stock Awards and the denominator of which is equal to the fair market value of EDS Common Stock on the date of the election. The terms of the restricted Stock Awards received by a Nonemployee Director pursuant to such election will be the same as those of the restricted Stock Awards automatically granted as described above.

 Other Provisions

  With the approval of the Committee, payments in respect of Employee Awards may be deferred, either in the form of installments or a future lump sum payment, by any Employee. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type.

  EDS will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of EDS Common Stock under the Amended EDS Incentive Plan, an appropriate amount of cash or number of shares of EDS Common Stock, or combination thereof, for the payment of taxes. The Committee may also permit withholding to be satisfied by the transfer to EDS of shares of EDS Common Stock previously owned by the holder of the Employee Award for which withholding is required. The Committee may provide for loans, on either a short term or demand basis, from EDS to an Employee or Nonemployee Director to permit the payment of taxes required by law.

  The EDS Board may amend, modify, suspend or terminate the Amended EDS Incentive Plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment that would impair the rights of any Employee or Nonemployee Director with respect to any Award may be made without the consent of such Employee or Nonemployee Director and (ii) no amendment requiring stockholder approval in accordance with Rule 16b-3 under the Exchange Act will be effective until such approval has been obtained.

  No Award or any other benefit under the Amended EDS Incentive Plan constituting a "derivative security" within the meaning of Rule 16a-1(c) under the Exchange Act will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

  In the event of any subdivision or consolidation of outstanding shares of EDS Common Stock, declaration of a stock dividend payable in shares of EDS Common Stock or other stock split, the Amended EDS Incentive Plan provides for the Committee to make appropriate adjustments to (i) the number of shares of EDS Common Stock reserved under the Amended EDS Incentive Plan, (ii) the number of shares of EDS Common Stock covered by outstanding Awards in the form of EDS Common Stock or units denominated in EDS Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate fair market value and other price determinations for Awards in order to reflect such transactions, (v) the number of shares of Common Stock covered by Options automatically granted to Nonemployee Directors, (vi) the number of shares covered by restricted Stock Awards automatically granted to Nonemployee Directors and (vii) the Stock Based Awards Limitations. Furthermore, in the event of any other recapitalization or capital reorganization of EDS, any consolidation or merger of EDS with another corporation or entity, the adoption by EDS of any plan of exchange affecting the EDS Common Stock or any distribution to holders of EDS Common Stock of securities or property (other than normal cash dividends or stock dividends), the EDS Board will make appropriate adjustments to the amounts or other items referred to in clauses
(ii), (iii), (iv), (v), (vi) and (vii) above to give effect to such transactions, but only to the extent necessary to maintain the proportionate interest of the holders of the Awards and to preserve, without exceeding, the value thereof.

 Tax Implications of Awards

  Set forth below is a summary of the federal income tax consequences to Employees, Nonemployee Directors and EDS as a result of the grant and exercise of Awards under the Amended EDS Incentive Plan. This summary

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

is based on statutory provisions, Treasury regulations thereunder, judicial decisions, and IRS rulings in effect on the date hereof.

  Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Employees and Nonemployee Directors will not realize taxable income upon the grant of a NQSO or an SAR. Upon the exercise of an SAR or NQSO, the Employee or Nonemployee Director will recognize ordinary income (subject, in the case of Employees, to withholding by EDS) in an amount equal to the excess of (i) the amount of cash and the fair market value of the EDS Common Stock received, over (ii) the exercise price (if any) paid therefor. The Employee or Nonemployee Director will generally have a tax basis in any shares of EDS Common Stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of an NQSO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "--Certain Tax Code Limitations on Deductibility" below, EDS (or a subsidiary) will generally be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the Employee or Nonemployee Director under the foregoing rules.

  Employees will not have taxable income upon the grant of an ISO. Upon the exercise of an ISO, the Employee will not have taxable income, although the excess of the fair market value of the shares of EDS Common Stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Employee, which may cause such Employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Employee's regular tax liability in a later year to the extent the Employee's regular tax liability is in excess of the alternative minimum tax for that year.

  Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the Employee for the ISO Stock. However, if an Employee disposes of ISO Stock that has not been held for the requisite holding period (a "disqualifying disposition"), the Employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Employee for such ISO Stock. The Employee would also recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess would generally constitute a capital loss.

  EDS and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the Employee makes a disqualifying disposition of the ISO Stock. If an Employee makes such a disqualifying disposition, EDS (or a subsidiary) will then, subject to the discussion below under
"--Certain Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the Employee under the rules described in the preceding paragraph.

  Under current rulings, if an Employee or Nonemployee Director transfers previously held shares of EDS Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, the Employee or Nonemployee Director will recognize income with respect to the EDS Common Stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price. Moreover, that number of shares of EDS Common Stock received upon exercise which equals the number of shares of previously held EDS Common Stock surrendered therefor in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of EDS Common Stock surrendered in satisfaction of the NQSO or

ISO exercise price. Any additional shares of EDS Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Employee or Nonemployee Director.

  Cash Awards; Stock Unit Awards; Stock Awards. An Employee will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or Performance Award or, if earlier, at the time such cash is otherwise made available for the Employee to draw upon it. An Employee will not have taxable income upon the grant of a Stock Award in the form of units denominated in EDS Common Stock ("Stock Unit Award"), but rather will generally recognize ordinary compensation income at the time the Employee receives EDS Common Stock or cash in satisfaction of such Stock Unit Award in an amount equal to the fair market value of the EDS Common Stock or cash received. In general, an Employee or Nonemployee Director will recognize ordinary compensation income as a result of the receipt of EDS Common Stock pursuant to a Stock Award or Performance Award in an amount equal to the fair market value of the EDS Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the Employee or Nonemployee Director will recognize ordinary compensation income in an amount equal to the fair market value of the EDS Common Stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the Employee or Nonemployee Director makes an election to be taxed on the fair market value of the EDS Common Stock when such stock is received.

  An Employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the Employee recognizes income under the rules described above with respect to EDS Common Stock or cash received pursuant to a Cash Award, Performance Award, Stock Award or Stock Unit Award. Dividends that are received by an Employee or Nonemployee Director prior to the time that the EDS Common Stock is taxed to the Employee or Nonemployee Director under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of an Employee or Nonemployee Director in the EDS Common Stock received will equal the amount recognized by the Employee as compensation income under the rules described in the preceding paragraph, and the Employee's holding period in such shares will commence on the date income is so recognized.

  Certain Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by EDS (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of EDS (or a subsidiary) to obtain a deduction for future payments under the Amended EDS Incentive Plan could also be limited by Section 280G of the Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer. The ability of EDS (or a subsidiary) to obtain a deduction for amounts paid under the Amended EDS Incentive Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees of EDS to $1 million with respect to any such employee during any taxable year of EDS. However, certain exceptions apply to this limitation in the case of performance-based compensation. It is intended that the approval of the Amended EDS Incentive Plan by the common stockholders of General Motors and the description of the Amended EDS Incentive Plan contained herein will satisfy certain of the requirements for the performance-based exception, and after the consummation of the Split-Off, EDS will be able to comply with the requirements of the Code and the Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and SARs) under the Amended EDS Incentive Plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and EDS may, in its sole discretion, determine that in one or more cases it is in its best interests to not satisfy all of the requirements for the performance-based exception.

EXISTING EDS INCENTIVE PLAN

  The description set forth below represents a summary of the principal terms and conditions of the Existing EDS Incentive Plan. The following description, which gives effect to the EDS Assumption Amendments (as hereinafter defined), does not purport to be complete and is qualified in its entirety by reference to the Existing

EDS Incentive Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Solicitation Statement/Prospectus is a part.

 General

  If the Amended EDS Incentive Plan is not approved by the stockholders of General Motors, the Existing EDS Incentive Plan will continue in effect after the Split-Off and will not be amended and restated as described above under "--Amended EDS Incentive Plan." However, the committee charged with administering the Existing EDS Incentive Plan will adopt certain amendments to the Existing EDS Incentive Plan (the "EDS Assumption Amendments") which are intended to reflect the assumption of the Existing EDS Incentive Plan by EDS upon consummation of the Split-Off. Among other things, the EDS Assumption Amendments provide that, effective upon the consummation of the Split-Off, (i) the Existing EDS Incentive Plan will be administered by the Compensation and Benefits Committee of EDS, or such other committee as may in the future be appointed by the EDS Board, (ii) each outstanding award under the Existing EDS Incentive Plan will be adjusted so that, effective as of the date of consummation of the Split-Off, the securities to which each such award relates will be a number of shares of EDS Common Stock equal to the number of shares of Class E Common Stock subject to such award immediately prior to the consummation thereof, (iii) future awards made under the Existing EDS Incentive Plan will be in the form of EDS Common Stock rather than Class E Common Stock, (iv) future awards may be made under the Existing EDS Incentive Plan in respect of a maximum of 60,000,000 shares of EDS Common Stock and (v) all references to General Motors contained in the Existing EDS Incentive Plan will be deleted.

  The purpose of the Existing EDS Incentive Plan is to provide corporate officers and key employees of EDS and its subsidiaries with a strong incentive for individual creativity and contribution to ensure the future growth of EDS. The Existing EDS Incentive Plan is designed to reward employees making important contributions to the success of EDS by enabling such persons to acquire shares of EDS Common Stock.

  Key employees, including officers and directors, of EDS are eligible to participate in the Existing EDS Incentive Plan. However, (i) no member of the EDS Board is entitled to participate in the Existing EDS Incentive Plan unless he or she is also a full time employee of EDS; (ii) no member of the Compensation and Benefits Committee of EDS is eligible to participate in the Existing EDS Incentive Plan; (iii) no person is eligible to participate in the Existing EDS Incentive Plan if he or she owns, directly or indirectly, more than 5% of the total combined voting power of all classes of stock of EDS and
(iv) not more than 32,000,000 shares of EDS Common Stock may be sold, awarded or covered by rights or options granted under the Existing EDS Incentive Plan to any one participant.

  The Existing EDS Incentive Plan covers (i) the sale of shares subject to restrictions ("Restricted Stock"), (ii) the grant of rights, subject to restrictions ("Restricted Stock Units"), to acquire shares which may or may not be subject to restrictions ("Unit Stock"), (iii) the award of bonus shares that may or may not be subject to restrictions ("Bonus Stock") and (iv) the grant of options (including ISOs) to acquire shares which may or may not be subject to restrictions ("Option Stock").

  An aggregate of 60,000,000 shares of EDS Common Stock (in addition to the shares that are the subject of awards outstanding as of the date upon which the EDS Assumption Amendments become effective) will be available for awards under the Existing EDS Incentive Plan after giving effect to the EDS Assumption Amendments. If shares of Restricted Stock, Unit Stock, Bonus Stock or Option Stock issued pursuant to the Existing EDS Incentive Plan are repurchased by or redelivered to EDS in connection with the restrictions imposed on such shares pursuant to the Existing EDS Incentive Plan, such repurchased and redelivered shares shall again become available for sale, award or grant under the Existing EDS Incentive Plan. To the extent that any Restricted Stock Units terminate in connection with the restrictions imposed on such units (other than pursuant to the delivery of shares in respect thereof) or any options granted under the Existing EDS Incentive Plan terminate or expire unexercised in whole or in part, the shares of EDS Common Stock then so covered will again become available for sale, award or grant under the Existing EDS Incentive Plan.

  Upon the effectiveness of the EDS Assumption Amendments, the Existing EDS Incentive Plan will be administered and interpreted by the Benefits and Compensation Committee of the EDS Board. No member of such committee shall be eligible, or shall have been eligible at any time within one year prior to his appointment to the Committee, for selection as a person to whom EDS Common Stock may be sold or awarded or to whom either rights to acquire shares or options may be granted pursuant to the Existing EDS Incentive Plan.

  The committee charged with administering the Existing EDS Incentive Plan has full authority, in its discretion, to determine those corporate officers and key employees who shall participate in the Existing EDS Incentive Plan and the number of shares of EDS Common Stock to be sold or awarded to each participant and the number of shares of EDS Common Stock to be covered by either rights to acquire shares or options granted to each participant. Recommendations for individual awards are made to such committee by the President of EDS. Such committee may adopt rules and regulations for the administration of the Existing EDS Incentive Plan to the extent it deems advisable and has full discretionary authority to amend such rules and regulations. All determinations made by such committee are conclusive except that, to the extent required by law or by the EDS Certificate of Incorporation or Bylaws, the terms of any sale or award of shares or any grant of either rights to acquire shares or options under the Existing EDS Incentive Plan and the sufficiency of the consideration therefor are subject to ratification by the EDS Board prior to such sale, award or grant.

 Awards

  The types of awards that may be made under the Existing EDS Incentive Plan are as follows:

  Restricted Stock. Shares of Restricted Stock may be sold pursuant to the Existing EDS Incentive Plan at a nominal price which does not exceed 10% of the fair market value of the shares at the time of grant. All shares of Restricted Stock sold pursuant to the Existing EDS Incentive Plan are subject to specified restrictions, certain of which may be modified in the applicable award agreement.

  Restricted Stock Units. Restricted Stock Units may be granted pursuant to the Existing EDS Incentive Plan without cash consideration. Each Restricted Stock Unit entitles the holder thereof to receive the shares covered by such unit at such time, in such amounts and subject to such conditions as specified in the applicable award agreement.

  Bonus Stock. Shares of Bonus Stock may be awarded pursuant to the Existing EDS Incentive Plan without cash consideration. The committee administering the Existing EDS Incentive Plan is authorized to determine, and set forth in the applicable award agreement, whether such shares of Bonus Stock are awarded free of, or subject to, any restrictions.

  Stock Options. Stock options may be granted pursuant to the Existing EDS Incentive Plan and shall have such terms and conditions as the committee administering such plan in its sole discretion shall determine, including the period during which they may be exercised and the conditions under which they may be terminated. The exercise price of a stock option shall not be less than 100% of the fair market value of the underlying shares of EDS Common Stock on the date the option is granted.

  Each Award made pursuant to the Existing EDS Incentive Plan is subject to certain non-competition restrictions that apply for such period of time and in such geographic area as is specified in the applicable award agreement. Such non-competition restrictions generally provide that if within the specified period of time and geographic areas a participant engages in certain competitive activities (such as (i) participating in any activity as or for a competitor of EDS, which is the same or similar to the activities in which the participant was involved as an employee of EDS, (ii) hiring or attempting to hire any employee of EDS, (iii) soliciting the business of any customer of EDS or (iv) participating in any activity for a customer of EDS, which is the same or similar to the activities in which the participant was involved as an employee of EDS), the participant may be obligated to (a) immediately resell and deliver to EDS, upon demand, all shares of Restricted Stock, Unit Stock, Bonus Stock or Option Stock sold or awarded to the participant as to which the participant is still the direct or indirect beneficial owner at the cash price per share, if any, paid by the participant; and (b) pay to EDS an amount in cash with respect to each share of Restricted Stock, Unit Stock, Bonus Stock and Option Stock not still so held equal to the fair market value of each such share on the first date on which such share is no longer held less the price paid by him for such share. Additionally, if a participant engages in such activities, any option outstanding under the Existing EDS Incentive Plan that is held by such participant shall automatically terminate and shall no longer be exercisable, and all Restricted Stock Units then held shall automatically terminate.

 Other Provisions

  The EDS Board or the committee administering the Existing EDS Incentive Plan may amend such plan at any time, provided that, without the approval of the stockholders of EDS entitled to vote thereon, no such amendment shall become effective if it would (i) increase the number of shares of EDS Common Stock which may be sold or awarded under the Existing EDS Incentive Plan; or (ii) modify the requirements as to eligibility for participation in such plan.

  Unless earlier terminated by the EDS Board or the committee administering the Existing EDS Incentive Plan, such plan shall terminate on October 17, 2004. Although no shares of EDS Common Stock may be sold or issued (except to the extent issued in connection with rights or options previously granted under such plan) or rights or options granted after such date, such termination shall not affect any restrictions previously imposed on shares issued, or alter the rights of participants with respect to rights or options granted or shares issued, pursuant to the Existing EDS Incentive Plan.

  In the event of any change in the number, class or rights of shares subject to the Existing EDS Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), the Existing EDS Incentive Plan provides for the committee administering such plan to make appropriate adjustments to the maximum number of shares subject to the Existing EDS Incentive Plan and the number of shares and price per share subject to any outstanding award or grant as the committee shall find to be equitable to prevent dilution or enlargement of such rights.

 Advancement of Withholding Tax Payments

  Under current EDS policy, holders of Restricted Stock Units granted under the Existing Incentive Plan are required to reimburse EDS for the applicable withholding taxes paid by EDS in respect of the vesting of such units within 60 days of such payment by EDS. In the event that such holder is restricted from selling shares of Class E Common Stock (or, following the Split-Off, EDS Common Stock) by virtue of such holder's being in possession of material non-public information regarding EDS, EDS has historically extended the date for the reimbursement of such payment until such restriction is terminated. As of March 15, 1996, the indebtedness of Messrs. Alberthal, Castle, Chiapparone, Fernandes, Grant, Heller, Linderman and Reeves in respect of such advancement of payments for withholding taxes was $964,009, $365,659, $698,075, $531,867,
$299,175, $698,075, $971,929, and $598,350, respectively, and the largest amount of such indebtedness outstanding at any time since January 1, 1995 for such executive officers was $964,009, $365,659, $698,075, $531,867, $299,175,
$938,601, $971,929, and $598,350, respectively.

 Tax Implications to EDS

  EDS would generally be entitled to a deduction with respect to awards granted under the Existing EDS Incentive Plan in the manner, and subject to the limitations, described above under "Amended EDS Incentive Plan--Tax Implications of Awards." However, notwithstanding the fact that approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is not obtained, the deduction limitations set forth in Section 162(m) of the Code would not apply to shares of Restricted Stock, shares of Bonus Stock, Restricted Stock Units or options which are granted on or prior to the date of the first regularly scheduled stockholder meeting of EDS that occurs after December 2, 1995.

EDS RETIREMENT PLAN

  The following table indicates the estimated annual benefits payable upon retirement to Messrs. Alberthal, Castle, Fernandes, Heller and Linderman, for the specified compensation and years of service classifications, under the combined formulas of the Amended and Restated EDS Retirement Plan (the "EDS Retirement Plan") and the EDS Supplemental Executive Retirement Plan (the "EDS Supplemental Plan"). The EDS Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the EDS Retirement Plan are limited under the Code. Benefits under the EDS Supplemental Plan can be reduced, suspended or eliminated at any time by the EDS Compensation and Benefits Committee.

                  PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS
                     UNDER THE EDS RETIREMENT PLAN AND THE
                             EDS SUPPLEMENTAL PLAN

                            YEARS OF SERVICE
- -------------------------------------------------------------------------------
FINAL AVERAGE
  EARNINGS         5          10         15         20         25         30
- -------------------------------------------------------------------------------
 $  400,000     $ 32,428   $ 64,856   $ 97,284   $129,712   $162,140   $194,568
 $  600,000     $ 49,128   $ 98,256   $147,384   $196,512   $245,640   $294,768
 $  800,000     $ 65,828   $131,656   $197,484   $263,312   $329,140   $394,968
 $1,000,000     $ 82,528   $165,056   $247,584   $330,112   $412,640   $495,168
 $1,200,000     $ 99,228   $198,456   $297,684   $396,912   $496,140   $595,368
 $1,400,000     $115,928   $231,856   $347,784   $463,712   $579,640   $695,568

  As of December 31, 1995, the average annual base salary for the highest five years over the last 10-year period and the eligible years of credited service for each of the named executive officers was as follows: Mr. Alberthal, $1,277,167--28 years; Mr. Castle, $682,667--seven years; Mr. Fernandes, $635,250--27 years; Mr. Heller, $729,334--28 years; and Mr. Linderman, $643,167--25 years. The annual base salary for the most recent year considered in the calculation of such average annual base salary is set forth in the Summary Compensation Table set forth above under the column labeled "Salary."

  "Earnings" under the EDS Retirement Plan generally refer to total annual cash compensation (up to $150,000 for 1995 as limited by the Code) for services rendered to EDS and its participating subsidiaries, together with any salary reduction contributions to the EDS Deferred Compensation Plan, and shall exclude extraordinary compensation (such as overseas living allowances, relocation allowances and benefits under any employee benefit plan, such as the Stock Incentive Plan). Benefits under the EDS Retirement Plan generally equal (i) 55% of the participant's final average earnings (based on the highest five consecutive years of includible earnings within the last ten years of employment), less the maximum offset allowance that can be deducted from final average earnings as determined under the Code, multiplied by (ii) the participant's years of credited benefit service (not to exceed 30), divided by 30. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected.

  To be eligible to participate in the EDS Supplemental Plan, an executive level employee must, among other requirements, be a participant in EDS' executive bonus plan and a participant in the EDS Retirement Plan and have met the eligibility requirements for the receipt of benefits thereunder. The benefit payable under the EDS Supplemental Plan for normal retirement, together with the benefit payable under the EDS Retirement Plan, will generally equal (i) 50% of the average of the participant's total compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings as determined under the Code. Such benefits are payable in the form of a single or joint survivor life annuity.

STOCK PURCHASE PLAN

  The EDS Board has adopted, and General Motors as the sole stockholder of EDS has approved, the 1996 Electronic Data Systems Corporation Stock Purchase Plan (the "EDS Stock Purchase Plan"), subject to consummation of the Split-Off. The EDS Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. All full-time employees of EDS and certain subsidiaries are eligible to participate in the EDS Stock Purchase Plan. An aggregate of approximately 57,500 shares of EDS Common Stock would be reserved for issuance under the EDS Stock Purchase Plan following consummation of the Split-Off, subject to adjustment in accordance with the terms of the EDS Stock Purchase Plan.

  Under the EDS Stock Purchase Plan, the EDS Board and/or the Compensation and Benefits Committee may determine the effective date of an offering and the purchase period thereunder and establish the purchase price and the maximum number of shares that each eligible employee may purchase, which number will be based on a percentage of the employee's compensation with a maximum individual investment as specified in the Code.

  All eligible employees who enroll in an offering receive options to purchase shares of EDS Common Stock at a price that is not less than the lesser of (i) 85% of the fair market value of the stock on the offering date or (ii) an amount which under the terms of the offering is not less than 85% of such fair market value at the time the right to purchase is exercised. Shares of EDS Common Stock purchased under the Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to EDS at the lesser of (i) the price originally paid for the shares or (ii) the fair market value per share of EDS Common Stock on the date the shares are offered to EDS.

  EDS will make no cash contributions to the EDS Stock Purchase Plan, but will bear the expenses of administration. The EDS Stock Purchase Plan will be administered by the Compensation and Benefits Committee, which will have authority to resolve all questions relating to the administration of the Plan.

  A participating employee will not recognize income at the time rights to purchase shares are granted to him or her or when the employee exercises such rights and purchases shares of EDS Common Stock at the end of an offering. If an employee sells or otherwise disposes of the shares acquired under the Plan
(i) more than two years after the date of purchase and (ii) more than two years after the date of the grant and more than one year after the date of exercise, or if the employee dies before disposing of the shares, ordinary income (compensation) should be included in the employee's gross income, limited to the lesser of (a) the excess of the fair market value at the time of sale or other disposition or at death over the amount paid for the shares under the option or (b) the excess of the fair market value of the shares at the time the option was granted over the purchase price (determined as if the option were exercised on the date of grant). Any gain upon sale or other disposition in excess of the lesser of the amounts in (a) or (b) above would be treated as a long-term capital gain. If the employee meets requirement (ii) above but not (i), he or she should recognize ordinary income (compensation) as described in the first sentence of this paragraph, if any, and, in addition, long-term capital loss equal to the difference between the amount paid by EDS to repurchase the stock and the sum of the price paid by the employee for the stock plus the amount of ordinary income, if any, recognized by the employee on the disposition.

  EDS will recognize no income, gain, deduction or loss with respect to the grant or exercise of rights to purchase shares under the EDS Stock Purchase Plan.

  In the event of a disqualifying disposition (the sale or disposition of a share prior to the expiration of the two-year period after the date of grant or the one year period after the date of exercise), the employee should recognize ordinary income (compensation) in the year of the disqualifying disposition to the extent of the excess, if any, of the fair market value of the stock at the date the option was exercised over the price paid for the stock under the option with the difference between the amount paid by EDS for repurchase of the stock and the sum of the price paid by the employee for the stock plus the amount of ordinary income, if any, recognized by the employee on the disposition treated as a long-term or short-term capital loss depending on the length of the holding period. In the event of such a disqualifying disposition, EDS would be accorded a deduction, assuming certain compliance requirements are met, equal to the amount of the compensation includible by the employee.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

  EDS management intends to recommend to the EDS Board at its first meeting following consummation of the Split-Off that EDS enter into certain change of control employment agreements ("Employment Agreements") with each of its executive officers and certain of its other officers (each, an "Executive"). EDS management expects that the Employment Agreements to be recommended to the EDS Board will generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive with EDS will be continued for specified period of time ranging from three to five years (the "Employment Period") and will contain the other terms and provisions described below.

  The employment rights of the Executives under the Employment Agreements would be triggered by either a "Change of Control" or a "Potential Change of Control" (as such terms are defined in the Employment Agreements). Following a Potential Change of Control, the employment period may terminate (but the Employment Agreement will remain in force and a new employment period will apply to any future Change of Control or Potential Change of Control), if either (a) the EDS Board determines that a Change of Control is not likely or
(b) the Executive, upon proper notice to EDS, elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence on or after the date of the Split-Off of any of the following: (i) any person, other than an exempt person (including EDS and its subsidiaries and employee benefit plans), becoming a beneficial owner of 15% or more of the shares of EDS Common Stock or voting stock of EDS then outstanding (including as a result of the Split-
Off); (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent members of the EDS Board; (iii) the approval by the EDS stockholders of a reorganization, merger or consolidation in which (x) existing EDS stockholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than certain exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by the EDS stockholders of a liquidation or dissolution of EDS, unless such liquidation or dissolution is part of a plan of liquidation or dissolution involving a sale to a company of which following such transaction
(x) more than 85% of the common stock and voting stock would be owned by existing EDS stockholders, (y) no person (other than certain exempt persons) would own 15% or more of the common stock or voting stock of such company and
(z) at least a majority of the board of directors of such company would consist of the then incumbent members of the EDS Board. The acquisition of EDS Common Stock in the Split-Off by the GM Hourly Plan is an exempt transaction that will not constitute a Change of Control. A "Potential Change in Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of a contested election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

  Under the Employment Agreements, EDS would agree that throughout the Employment Period, each Executive's position, authority, duties and responsibilities will not be diminished from the most significant held or exercised by, or assigned to, such Executive at any time during the 90-day period immediately prior to the commencement of the Employment Period. Additionally, all forms of the Executive's compensation, including salary, bonus, regular salaried employee plans, stock options, restricted stock and other awards, will continue on a basis no less favorable than as the same exist during the same period.

  The Employment Agreements would provide that an Executive's Employment Period terminates (i) automatically upon the Executive's death or after 180 days of the Executive's continuing Disability (as defined in the Employment Agreements), (ii) at EDS' option if the Executive is terminated for "Cause" (as defined in the Employment Agreements) and (iii) at the Executive's option at any time for "Good Reason" or for any reason during the 180-day period beginning 60 days (or 180 days in the case of agreements with less than a five-year term) after a Change of Control (a "Window Period"). For purposes of EDS' option to terminate the Employment Period, "Cause" is defined in the Employment Agreement to mean (i) dishonesty by the Executive which results in substantial personal enrichment at the expense of EDS or (ii) demonstratively willful repeated violations of the Executive's obligations under the Employment Agreement, which violations are intended to result and do result in material injury to EDS. For purposes of an Executive's option to terminate the Employment Period, "Good Reason" generally means (i) a diminution of the executive officer's job duties; (ii) EDS' failure to comply with the requirements of the Employment Agreement; (iii) the transfer of an Executive's work location; (iv) a purported termination of the Executive's employment by EDS which is not in compliance with the Employment Agreement; (v) the failure of a successor to honor the Employment Agreement or (vi) a failure to reelect the Executive to the EDS Board if such Executive was a member of the EDS Board immediately prior to the commencement of the Employment Period.

  If an Executive's employment is terminated for any reason during a Window Period, by reason of death or Disability during a Window Period, or for Good Reason at any time, the Executive (or the Executive's legal representatives) will be entitled to receive the following: (i) the employee benefits the Executive has earned as of the date of termination; (ii) the Executive's then current salary and bonus throughout the remainder of the Employment Period;
(iii) the cash value of the Executive's retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the grants of options, restricted stock and other compensatory awards the Executive would have received had his employment continued; and (v) continued coverage under employee welfare benefit plans until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and the term thereof will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commences. Upon the death of an Executive (other than during a Window Period), the Executive's legal representatives will be entitled to receive the following: (i) the employee benefits earned by the Executive as of the date of death, (ii) the Executive's then current salary for one year from the date of death and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable and the term thereof will be extended for up to one year following death. The Executive's legal representatives may elect to cash out equity-based compensatory awards at the highest price per share of common stock paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commences. Upon termination of an Executive's employment with EDS due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon the termination of the Executive's employment by reason of death. If an Executive's employment is terminated, other than during a Window Period, (i) by EDS for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits the Executive has earned as of the date of termination of the Executive's employment with EDS.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Compensation information with respect to the named executives for 1995 reflects compensation earned while EDS was a wholly owned subsidiary of General Motors. During that period, EDS' compensation committee was composed of John F. Smith, Jr., Harry J. Pearce and J. Michael Losh, all of whom are officers of General Motors. In connection with the Split-Off, such persons will resign from such positions and it is anticipated that Ray J. Groves and
C. Robert Kidder will be appointed to the Compensation and Benefits Committee of EDS.

INDEMNIFICATION AGREEMENTS

  EDS has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors, nominees for director and certain of its officers (the "Indemnitees"), a form of which is filed with the

Commission as an exhibit to the Registration Statement of which this Solicitation Statement/Prospectus is a part. Under the terms of the Indemnification Agreements, EDS has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which EDS has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of EDS or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of EDS (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of EDS, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of EDS to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to EDS if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding, and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

  Furthermore, under the terms of the Indemnification Agreements, EDS has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of EDS or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by EDS of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay EDS for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by EDS against such expenses.

  The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of EDS.

                             CLASS E COMMON STOCK

INTRODUCTION

  Class E Common Stock is one of three classes of General Motors common stock. The other two classes of common stock are $1 2/3 Common Stock and Class H Common Stock. On the Record Date, approximately 485.7 million shares of Class E Common Stock, held by approximately 268,123 record holders, were issued and outstanding. Upon consummation of the Split-Off, each outstanding share of Class E Common Stock will be converted into one share of EDS Common Stock, and persons who held Class E Common Stock will become holders of EDS Common Stock. See "The Split-Off," "EDS Capital Stock" and "Comparison of Class E Common Stock and EDS Common Stock."

  Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS). Class E Common Stock is designed to provide holders with financial returns based on the performance of EDS. The intent of this design objective is achieved through (i) allocations under the General Motors Certificate of Incorporation of the earnings of GM attributable to EDS between amounts available for the payment of dividends on Class E Common Stock and amounts available for the payment of dividends on the $1 2/3 Common Stock and (ii) the announced current dividend practices and policies of the GM Board, all as more fully described herein. General Motors, not EDS, is the issuer of Class E Common Stock. The GM Board is free to change dividend practices and policies with respect to Class E Common Stock, or any other class of General Motors common stock, at any time.

PRICE RANGE AND DIVIDENDS

  The Class E Common Stock is listed and traded on the NYSE under the symbol "GME." The table below shows the range of reported per share sale prices on the NYSE Composite Tape for the Class E Common Stock for the periods indicated, and the dividends paid per share on the Class E Common Stock in such periods. The last reported sale price of the Class E Common Stock on the NYSE on April 12, 1996 was $52.75 per share.

CALENDAR YEAR                                        HIGH   LOW   DIVIDENDS PAID
- -------------                                       ------ ------ --------------
1994
  First Quarter.................................... $36.88 $27.50     $0.12
  Second Quarter...................................  38.00  32.88      0.12
  Third Quarter....................................  38.50  33.00      0.12
  Fourth Quarter...................................  39.50  34.75      0.12
1995
  First Quarter.................................... $41.38 $36.88     $0.13
  Second Quarter...................................  45.25  38.38      0.13
  Third Quarter....................................  47.50  41.50      0.13
  Fourth Quarter...................................  52.63  43.88      0.13
1996
  First Quarter.................................... $58.00 $50.00     $0.15
  Second Quarter (through April 12, 1996)..........  56.75  52.25       --

DIVIDEND POLICY

  Subject to the rights of the holders of General Motors Preferred Stock (if any) and General Motors Preference Stock, under the General Motors Certificate of Incorporation, dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus of General Motors attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings, determined as described herein, of GM attributable to EDS earned after General Motors' acquisition of EDS. The portion of General Motors' earnings attributable to EDS that is included in the amount available for the payment of dividends on Class E Common Stock (which amount is also used to calculate earnings per share of Class E Common Stock) is determined by a fraction, the numerator of which is a number equal to the weighted average number of shares of Class E Common Stock outstanding (463.2 million for the first quarter of 1996) and the denominator of which was 484.4 million for the first quarter of 1996; provided, that such fraction shall never be greater than one. The amount so allocated is referred to in the General Motors Certificate of Incorporation as the "Available Separate Consolidated Net Income" of EDS.

  For purposes of determining the approximate earnings per share attributable to Class E Common Stock for financial reporting purposes, an investor may divide the quarterly earnings allocated to Class E Common Stock (the Available Separate Consolidated Net Income of EDS) by the weighted average number of shares of Class E Common Stock outstanding during such quarter, which is the numerator of the fraction described above. Approximately the same mathematical result may be obtained by dividing the quarterly earnings used for computation of Available Separate Consolidated Net Income of EDS (i.e., net income) by the denominator of the fraction described above. The denominator is sometimes referred to herein as the "Class E Dividend Base."

  Neither the February 1996 redemption of the Series C Preference Stock nor any conversion of shares of Series C Preference Stock into shares of Class E Common Stock prior to such redemption was dilutive of earnings attributable to Class E Common Stock for financial reporting purposes, as such shares affected the numerator but not the denominator of the fraction used in determining Available Separate Consolidated Net Income of EDS. After giving effect to the issuance of shares of Class E Common Stock upon the conversion of shares of Series C Preference Stock prior to such stock's redemption for a full quarter, such fraction would be approximately equal to one.

  The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board to reflect subdivisions or combinations of the Class E Common Stock and to reflect certain transfers of capital to or from EDS. The GM Board's discretion to make such adjustments is limited by criteria set forth in the General Motors Certificate of Incorporation. In this regard, the GM Board has generally caused the denominator to decrease as shares of Class E Common Stock are purchased by EDS and to increase as shares of Class E Common Stock are used for EDS employee benefit plans or acquisitions.

  Dividend policy is one of the matters reviewed by the Capital Stock Committee of the GM Board. See "Relationship Between General Motors and EDS-- Pre-Split-Off Relationship" and "--Considerations Relating to Multi-Class Common Stock Capital Structure." The current dividend policy of the GM Board is to pay quarterly dividends on Class E Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year. Under the current dividend policy, the quarterly dividend on the Class E Common Stock was $0.13 per share for 1995. In February 1996, the GM Board increased the quarterly dividend on Class E Common Stock from $0.13 per share to $0.15 per share.

  Under Delaware law and the General Motors Certificate of Incorporation, the GM Board is not required to declare dividends on any class of General Motors common stock. If and to the extent the GM Board chooses to declare dividends on any or all of the classes of its common stock, neither Delaware law nor the General Motors Certificate of Incorporation requires that there be any proportionate or other fixed relationship between the amount of dividends declared with respect to such different classes of common stock. The GM Board reserves the right to reconsider from time to time its practices and policies regarding dividends on General Motors' common stocks and to increase or decrease the dividends paid on General Motors' common stocks on the basis of General Motors' consolidated financial position, including liquidity, and other factors, including, with regard to Class E Common Stock, the earnings and consolidated financial position of EDS. Under the current dividend practices and policies of the GM Board, dividends on Class E Common Stock are not materially affected by developments involving the performance (operations, liquidity or financial condition) of General Motors (excluding EDS). Information concerning General Motors and its consolidated financial performance, including Management's Discussion and Analysis, may be found in the documents incorporated herein by reference, including the GM 1995 Form 10-
K. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by General Motors to holders of Class E Common Stock and cash dividends or other amounts that may be paid by EDS to General Motors. However, it has been the practice of the EDS Board to pay quarterly cash dividends on the outstanding EDS common stock in an aggregate amount equal to the quarterly dividends per share paid by General Motors on Class E Common Stock multiplied by the Class E Dividend Base. See "Risk Factors Regarding General Motors after the Split-Off--Loss of Potential Availability of EDS Funds and Assets" and "Relationship Between General Motors and EDS--Pre-Split-Off Relationship."

VOTING RIGHTS

  Under the General Motors Certificate of Incorporation, holders of Class E Common Stock may cast one-eighth of a vote per share on all matters submitted to General Motors stockholders for a vote, while holders of $1 2/3 Common Stock may cast one vote per share and holders of Class H Common Stock may cast one-half of a vote per share. Holders of all three classes of common stock vote together as a single class on all matters, except that separate class votes are required for certain amendments to the General Motors Certificate of Incorporation, including any amendment which adversely affects the rights, powers or privileges of any class, which must also be approved by the holders of that class voting separately as a class.

LIQUIDATION RIGHTS

  In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the General Motors Certificate of Incorporation provides that, after the holders of the Preferred Stock (if any) and Preference Stock receive the full preferential amounts to which they are entitled, holders of the Class E Common Stock, $1 2/3 Common Stock and Class H Common Stock will receive the assets remaining for distribution to the General Motors stockholders on a per share basis in proportion to the respective per share liquidation units of such classes and will have no direct claim against any particular assets of General Motors or any of its subsidiaries. Subject to adjustment, as described below, each share of Class E Common Stock, $1 2/3 Common Stock and Class H Common Stock would currently be entitled to liquidation units of approximately one-eighth (0.125), one (1.0) and one-half (0.5), respectively. Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS).

RECAPITALIZATION

  Under the General Motors Certificate of Incorporation, all outstanding shares of Class E Common Stock may be recapitalized as shares of $1 2/3 Common Stock (i) at any time after December 31, 1995, in the sole discretion of the GM Board (provided that, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the Class E Common Stock have been no less than the product of the Payout Ratio (as defined below) for such year multiplied by the Available Separate Consolidated Net Income of EDS for the prior fiscal year) or (ii) automatically, if at any time General Motors disposes of substantially all of the business of EDS. In the event of such a recapitalization, each holder of Class E Common Stock would receive shares of $1 2/3 Common Stock having a market value, as of the valuation date provided for in the General Motors Certificate of Incorporation, equal to 120% of the market value of such holder's Class E Common Stock on such valuation date. Based on the dividends paid on Class E Common Stock in 1991 through 1995, the condition described in clause (i) above that would permit a recapitalization in the discretion of the GM Board during 1996 has been satisfied. As a result of the Merger, the General Motors Certificate of Incorporation will be amended so that the Split-Off will not result in any recapitalization of Class E Common Stock at the 120% exchange ratio. Holders of EDS Common Stock will have no rights comparable to such recapitalization rights.

  No fractional shares of $1 2/3 Common Stock would be issued in any such exchange. In lieu thereof, a holder of shares of Class E Common Stock would receive cash equal to the product of (A) the fraction of a share of $1 2/3 Common Stock to which the holder would otherwise have been entitled, multiplied by (B) the average market price per share of $1 2/3 Common Stock on such valuation date.

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  The "Payout Ratio" equals the lesser of (A) 0.25 or (B) the quotient of (x)
the total cash dividends paid on $1 2/3 Common Stock for such fiscal year, divided by (y) the net income of General Motors for such fiscal year, minus the Available Separate Consolidated Net Income of EDS for such fiscal year and the Available Separate Consolidated Net Income of Hughes for such fiscal year.

SUBDIVISION OR COMBINATION

  If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the $1 2/3 Common Stock, the Class E Common Stock or the Class H Common Stock, the voting and liquidation rights of shares of Class E Common Stock and Class H Common Stock relative to $1 2/3 Common Stock will be appropriately adjusted. In the event of the issuance of shares of Class E Common Stock or Class H Common Stock as a dividend on shares of $1 2/3 Common Stock, the liquidation rights of the applicable class of Common Stock would be adjusted so that the relative aggregate liquidation rights of each stockholder would not be changed as a result of such dividend.

CONSIDERATIONS RELATING TO MULTI-CLASS COMMON STOCK CAPITAL STRUCTURE

  Class E Common Stock is one of three classes of General Motors common stock. The General Motors Certificate of Incorporation restricts the power of the GM Board to declare and pay dividends on any one of the three classes of common stock to certain defined amounts which are attributable to each separate class of common stock and based on the legally available retained earnings of General Motors. For dividend purposes, this restriction serves to preserve the interest in retained earnings of holders of each class of GM common stock in relation to the interests therein of holders of the other two classes. However, this restriction does not result in a physical segregation of the assets of General Motors, EDS or Hughes, nor does it result in the establishment of separate accounts or dividend or liquidation preferences with respect to such assets for the benefit of the holders of any of the three separate classes of General Motors common stock. Holders of Class E Common Stock and Class H Common Stock have no direct rights in the equity or assets of EDS or Hughes, but rather, together with holders of $1 2/3 Common Stock, have certain liquidation rights in the equity and assets of General Motors (which include 100% of the stock of both EDS and Hughes).

  The existence of multiple classes of common stock with separate dividend rights as provided for in the General Motors Certificate of Incorporation can give rise to potential divergences among the interests of the holders of each of the separate classes of General Motors common stock with respect to various intercompany transactions and other matters. In this regard, the GM Board, in the discharge of its fiduciary duties, principally through its Capital Stock Committee (comprised entirely of independent directors of General Motors), oversees the policies, programs and practices of General Motors which may impact the potentially divergent interests of the three classes of General Motors common stock.

  The By-Laws of General Motors, in defining the role of the Capital Stock Committee, provide that such Committee shall oversee those matters in which the three classes of stockholders may have divergent interests, particularly as they relate to: (a) the business and financial relationships between General Motors or any of its units and EDS, between General Motors or any of its units and Hughes, and between EDS and Hughes; (b) dividends in respect of, disclosures to stockholders and the public concerning, and transactions by General Motors or any of its subsidiaries in, shares of Class E Common Stock or Class H Common Stock; and (c) any matters arising in connection therewith, all to the extent the Committee may deem appropriate, and to recommend such changes in such policies, programs and practices as the Committee may deem appropriate. In performing this function, the Capital Stock Committee's role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning such matters are made. The Committee does this with a view towards, among other things, assuring a process of fair dealing among General Motors, EDS and Hughes as well as fairness to the interests of all GM stockholders in the resolution of such matters. The Capital Stock Committee had a significant role in reviewing the terms of the Transactions to ensure the fairness thereof to all classes of General Motors common stock. See "Special Factors--Background of the Split-Off" and "Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions."

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                               EDS CAPITAL STOCK

  Under the EDS Certificate of Incorporation, the authorized capital stock of EDS is 2,200,000,000 shares, of which 2,000,000,000 shares are EDS Common Stock, par value $0.01 per share, and 200,000,000 shares are preferred stock, par value $0.01 per share (the "EDS Preferred Stock").

  The following descriptions (i) are summaries and do not purport to be complete and (ii) give effect to the consummation of the Split-Off. See "The Split-Off" and "Comparison of Class E Common Stock and EDS Common Stock." Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the EDS Certificate of Incorporation and the EDS Bylaws, copies of which are filed with the Commission as exhibits to the Registration Statement of which this Solicitation Statement/Prospectus is a part.

EDS COMMON STOCK

  Holders of EDS Common Stock will be entitled to one vote per share with respect to each matter submitted to a vote of stockholders of EDS, subject to voting rights that may be established for shares of EDS Preferred Stock, if any. Except as may be provided in connection with any EDS Preferred Stock or as may otherwise be required by law or the EDS Certificate of Incorporation, the EDS Common Stock will be the only capital stock of EDS entitled to vote in the election of directors. The EDS Common Stock will not have cumulative voting rights. Immediately prior to the consummation of the Split-Off, General Motors was the only holder of record of EDS Common Stock.

  Subject to the prior rights of holders of EDS Preferred Stock, if any, holders of the EDS Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the EDS Board. Upon any liquidation, dissolution or winding up of EDS, whether voluntary or involuntary, holders of the EDS Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of EDS Preferred Stock are entitled by the express terms of such series.

  The outstanding shares of EDS Common Stock are fully paid and nonassessable. The EDS Common Stock will not have any preemptive, subscription or conversion rights. Additional shares of authorized EDS Common Stock may be issued, as authorized by the EDS Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

EDS PREFERRED STOCK

  The EDS Board is empowered, without approval of the stockholders, to cause shares of EDS Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by it. Among the specific matters that may be determined by the EDS Board are the rate of dividends, if any; rights and terms of conversion or exchange, if any; the terms of redemption, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of EDS; the terms of a sinking or purchase fund, if any; and voting rights, if any. The Series A EDS Preferred Stock described under "EDS Rights Agreement" below is a series of EDS Preferred Stock that has been authorized by the EDS Board.

  Although EDS has no current plans to issue EDS Preferred Stock, the issuance of shares of EDS Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of EDS Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of EDS Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders. In

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addition, under certain circumstances, the issuance of EDS Preferred Stock could adversely affect the voting power of the holders of the EDS Common Stock. Although the EDS Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of EDS, the EDS Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The EDS Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

EDS RIGHTS AGREEMENT

  There will be attached to each share of EDS Common Stock offered hereby one right (a "Right") to purchase from EDS a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A EDS Preferred Stock"), at a purchase price of $200 per Unit, subject to adjustment in certain events (the "Purchase Price"). The following description of the Rights (i) is a summary and does not purport to be complete and (ii) gives effect to the consummation of the Split-Off. Reference is also made to the more detailed provisions of, and such description is qualified in its entirety by reference to, the EDS Rights Agreement, a copy of which is filed with the Commission as an exhibit to the Registration Statement of which this Solicitation Statement/Prospectus is a part.

  Initially, the Rights will be attached to all certificates representing outstanding shares of EDS Common Stock, including the shares of EDS Common Stock issued in the Split-Off, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the EDS Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of EDS Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the EDS Board before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), will not be an Acquiring Person solely as a result of its acquiring EDS Common Stock in the Split-Off but may thereafter become an Acquiring Person if it shall purchase or otherwise become the beneficial owner of additional shares of EDS Common Stock constituting 1% or more of the then outstanding shares of EDS Common Stock unless the Hourly Plan is not then the beneficial owner of 10% or more of the then outstanding shares of EDS Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the certificates representing EDS Common Stock and will be transferred with and only with such certificates, (b) certificates representing EDS Common Stock will contain a notation incorporating the EDS Rights Agreement by reference and (c) the surrender for transfer of any certificate for EDS Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 12, 2006, unless earlier redeemed or exchanged by EDS as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of EDS Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of EDS Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of EDS Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the EDS Board, no other shares of EDS Common Stock issued after the Distribution Date will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of EDS Common Stock at a price and on terms that a majority of the

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directors of EDS who are not officers or employees of EDS and who are not representatives, nominees, affiliates or associates of the Acquiring Person determines to be fair to and otherwise in the best interests of EDS and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of EDS Common Stock (or, in certain circumstances, cash, property or other securities of EDS) having a Current Market Price (as defined in the EDS Rights Agreement) equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the EDS Rights Agreement. However, the Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by EDS as set forth below.

  In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) EDS is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of EDS' assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have become void as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The Purchase Price payable, and the number of Units of Series A EDS Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A EDS Preferred Stock, (ii) if holders of the Series A EDS Preferred Stock are granted certain rights or warrants to subscribe for Series A EDS Preferred Stock or certain convertible securities at less than the current market price of the Series A EDS Preferred Stock, or
(iii) upon the distribution to holders of the Series A EDS Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A EDS Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the EDS Rights Agreement, EDS reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A EDS Preferred Stock will be issued.

  At any time until ten days following the Stock Acquisition Date, EDS may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of EDS, in cash, shares of EDS Common Stock or such other consideration as the EDS Board may determine. Immediately upon the effectiveness of the action of the EDS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more or the shares of EDS Common Stock then outstanding, EDS may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of EDS Common Stock and/or other equity securities deemed to have the same value as one share of EDS Common Stock, per Right, subject to adjustment.

  Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the EDS Rights Agreement may be amended by the EDS Board prior to the Distribution Date. Thereafter, the provisions of the EDS Rights Agreement may be amended by the EDS Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights

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(excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the EDS Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of EDS, including, without limitation, the right to vote or to receive dividends.

  Any shares of Series A EDS Preferred Stock that may be issued upon exercise of the Rights will be entitled to receive, when, as and if declared, preferential quarterly dividends in cash in an amount per share equal to the greater of $1.00 per quarter and 100 times the aggregate per share cash dividend paid on the EDS Common Stock, and noncash dividends payable in kind in an amount per share equal to 100 times any noncash dividend or other distribution declared on the EDS Common Stock. In the event of the liquidation, dissolution or winding up of EDS, holders of any such Series A EDS Preferred Stock will be entitled to receive (after satisfaction of or provision for liabilities and any preferential amounts payable with respect to any EDS Preferred Stock ranking senior to the Series A EDS Preferred Stock) liquidation payments per share in an amount equal to accrued but unpaid dividends plus the greater of $100.00 or 100 times the per share amount distributed to holders of EDS Common Stock. In the event of any merger, consolidation or other transaction in which shares of EDS Common Stock are exchanged, holders of shares of Series A EDS Preferred Stock will be entitled to receive a per share amount and type of consideration equal to 100 times the per share amount received by holders of EDS Common Stock. Any Series A EDS Preferred Stock will be redeemable at the option of EDS in whole at any time or in part from time to time, for cash in an amount per share equal to 100 times the market price of the EDS Common Stock (determined on the basis of an average closing price over a specified ten trading day period). Holders of Series A EDS Preferred Stock will have 100 votes per share and, except as otherwise provided in the EDS Certificate of Incorporation or required by law, shall vote together with holders of EDS Common Stock as a single class. The rights of the Series A EDS Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Whenever dividend payments on the Series A EDS Preferred Stock are in arrears, EDS will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with the Series A EDS Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A EDS Preferred Stock or
(iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A EDS Preferred Stock except dividends paid ratably on the Series A EDS Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on any Series A EDS Preferred Stock are in arrears for six quarters, the holders of the Series A EDS Preferred Stock (together with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of EDS.

  The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire EDS without the approval of the EDS Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire EDS even if such acquisition may be favorable to the interests of EDS' stockholders. Because the EDS Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the EDS Board. The Rights have been distributed prior to the consummation of the Split-Off to protect EDS' stockholders from coercive or abusive takeover tactics and to give the EDS Board more negotiating leverage in dealing with prospective acquirors.

LIMITATION ON EDS DIRECTORS' LIABILITY

  The EDS Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of EDS will not be personally liable to EDS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to EDS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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  The inclusion of this provision in the EDS Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited EDS and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  EDS is a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes (a) any merger or consolidation of the corporation with the interested stockholder, (b) any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation,
(c) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (d) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (e) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "interested stockholder" generally is (i) any person that owns 15% or more of the outstanding voting stock of the corporation, (ii) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder and (iii) the affiliates or associates of any such person. The EDS Board has approved the distribution of EDS Common Stock to the GM Hourly Plan Special Trust pursuant to the Merger for purposes of Section 203 so long as the GM Hourly Plan Special Trust does not purchase or otherwise become the owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS at any time that it is the owner of 15% or more of the outstanding voting stock of EDS. The EDS Board further provided that such approval would not apply to any transferee of EDS capital stock from the GM Hourly Plan Special Trust.

LIMITATIONS ON CHANGES IN CONTROL

  The EDS Bylaws contain provisions requiring that advance notice be delivered to EDS of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the EDS Board. Generally, such advance notice provisions provide that the stockholder must give written notice to the Secretary of EDS not less than 90 days nor more than 150 days before the scheduled date of the annual meeting of stockholders of EDS. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the EDS Bylaws. It is currently anticipated that the deadline for receipt of such notices with respect to EDS' 1997 Annual Meeting of Stockholders will be on March 6, 1997.

  The EDS Certificate of Incorporation provides that, except as may be provided by the EDS Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any series of EDS Preferred Stock, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1997, 1998 and 1999, respectively. See "EDS Management

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and Executive Compensation-- Directors and Executive Officers." A director of
EDS may be removed only for cause.

  The EDS Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the EDS Board or by the EDS Board, but may not be called by stockholders. The EDS Bylaws may be amended by the EDS Board or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote in the election of directors.

  The EDS Certificate of Incorporation also contains a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of the outstanding capital stock of EDS (a "Related Person"). The "fair price" provision requires the affirmative vote of the holders of (i) at least 80% of the voting stock of EDS and (ii) at least 66 2/3% of the voting stock of EDS not beneficially owned by the Related Person, to approve certain transactions between the Related Person and EDS or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of assets of EDS or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of securities of EDS or any of its subsidiaries, any adoption of a plan or proposal by EDS of voluntary liquidation or dissolution of EDS, certain reclassifications of securities or recapitalizations of EDS or certain other transactions, in each case involving the Related Person. This voting requirement will not apply to certain transactions, including (a) any transaction in which the consideration to be received by the holders of each class of capital stock of EDS is (x) the same in form and amount as that paid in a tender offer in which the Related Person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier or (y) not less in amount than the highest per share price paid by the Related Person for shares of such class or
(b) any transaction approved by EDS' continuing directors (as defined in the EDS Certificate of Incorporation). The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), will not be a Related Person solely as a result of its acquiring EDS Common Stock in the Split-Off but may thereafter become a Related Person if it shall purchase or otherwise become the beneficial owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS unless the GM Hourly Plan is not then the beneficial owner of 10% or more of the aggregate voting power of the outstanding capital stock of EDS. This provision could have the effect of delaying or preventing a change in control of EDS in a transaction or series of transactions that did not satisfy the "fair price" criteria.

  The provisions of the EDS Certificate of Incorporation relating to the EDS Board, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the EDS Bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote for the election of directors.

  The foregoing provisions of the EDS Certificate of Incorporation and the EDS Bylaws, together with the EDS Rights Agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control of EDS or the removal of existing management, of deterring potential acquirors from making an offer to stockholders of EDS and of limiting any opportunity to realize premiums over prevailing market prices for EDS Common Stock in connection therewith. For a description of certain other factors that could limit such changes in control and offers, see "Risk Factors Regarding EDS after the Split-Off--Certain Limitations on Changes in Control of EDS." This could be the case notwithstanding that a majority of EDS' stockholders might benefit from such a change in control or offer.

EDS TRANSFER AGENT AND REGISTRAR

  The Bank of New York will serve as the Transfer Agent and Registrar for the EDS Common Stock.

            COMPARISON OF CLASS E COMMON STOCK AND EDS COMMON STOCK

GENERAL

  Upon consummation of the Split-Off, each outstanding share of Class E Common Stock will be converted into one share of EDS Common Stock, holders of Class E Common Stock will become stockholders of EDS rather than of General Motors, and the Class E Common Stock will cease to exist. See "The Split-Off." As stockholders of EDS, such holders' rights will continue to be governed by Delaware law and will be governed by the EDS Certificate of Incorporation and the EDS Bylaws, which differ in certain material respects from the General Motors Certificate of Incorporation and the General Motors By-Laws, as summarized below. For a more detailed description of the terms of the Class E Common Stock and the EDS Common Stock and the applicable provisions of Delaware law and the Certificate of Incorporation and Bylaws of both General Motors and EDS, see "Class E Common Stock" and "EDS Capital Stock." See also "Risk Factors Regarding EDS after the Split-Off--No Prior Public Market for EDS Common Stock; No Assurance as to Market Price." The following discussion relating to the EDS Common Stock, the EDS Certificate of Incorporation and the EDS Bylaws give effect to the consummation of the Split-Off.

DIVIDEND POLICY

  Under the General Motors Certificate of Incorporation, dividends on the Class E Common Stock may be declared and paid only to the extent of the sum of
(i) the paid in surplus of General Motors attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings of GM attributable to EDS, determined as described in "Class E Common Stock." The current dividend policy of the GM Board is to pay quarterly dividends on Class E Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 30% of Available Separate Consolidated Net Income of EDS for the prior year. Under this dividend policy, the quarterly dividend on Class E Common Stock for 1995 was $0.13 per share. In February 1996, the GM Board increased the quarterly dividend on Class E Common Stock to $0.15 per share.

  Dividend policy with respect to EDS capital stock will be determined by the EDS Board, which is not obligated to declare any dividends on any class of EDS capital stock. For a description of EDS' currently anticipated dividend policy following the Split-Off, see "Plans and Proposals of EDS--EDS Dividend Policy."

VOTING RIGHTS

  Holders of Class E Common Stock may cast one-eighth of a vote per share on all matters submitted to a vote of GM stockholders under the General Motors Certificate of Incorporation and vote together as a single class with holders of the $1 2/3 Common Stock and Class H Common Stock on all matters (including the election of directors), with specified exceptions. Holders of EDS Common Stock will be entitled to one vote per share under the EDS Certificate of Incorporation with respect to all matters submitted to a vote of EDS stockholders.

  Holders of EDS Common Stock will have the right to vote directly on matters relating to EDS, while holders of Class E Common Stock vote directly on matters relating to General Motors. Except as may be provided in connection with any EDS Preferred Stock or as may otherwise be required by law or the EDS Certificate of Incorporation, the EDS Common Stock will be the only capital stock of EDS entitled to vote in the election of directors.

LIQUIDATION RIGHTS

  The General Motors Certificate of Incorporation provides that upon the liquidation, dissolution or winding up of General Motors, after the holders of General Motors Preferred Stock (if any) and Preference Stock receive the full preferential amounts to which they are entitled, each holder of Class E Common Stock will share in the distribution of the available remaining assets of General Motors (as distinguished from EDS) with all other holders of GM common stock in proportion to their respective liquidation units of approximately one-eighth (0.125) per share of Class E Common Stock, one (1.0) per share of $1 2/3 Common Stock and one-half (0.5) per share of Class H Common Stock.

  Under the EDS Certificate of Incorporation, holders of EDS Common Stock will receive the assets of EDS available for distribution to its stockholders in the event of its liquidation, dissolution or winding up, provided that preferential or participating amounts owing to the holders of any EDS Preferred Stock have been paid or set aside for payment previously.

RECAPITALIZATION

  Holders of EDS Common Stock will have no comparable right to that which they possess as holders of Class E Common Stock with respect to the potential recapitalization of their Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio, as currently provided by the General Motors Certificate of Incorporation upon a disposition by General Motors of substantially all of the business of EDS and under certain other circumstances. Holders of EDS Common Stock will, however, have the potential to realize premiums over prevailing market prices for EDS Common Stock in connection with certain corporate transactions, including tender offers for EDS Common Stock and change in control transactions involving EDS, although there can be no assurance in this regard. See "--Certain Limitations on Changes in Control of EDS." Such premiums, if any, will not be limited by any formula in the EDS Certificate of Incorporation comparable to that relating to the recapitalization of Class E Common Stock in the General Motors Certificate of Incorporation.

CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF EDS

  The EDS Certificate of Incorporation and the EDS Bylaws contain certain provisions, such as a "fair price" provision applicable to certain business combinations, a provision prohibiting stockholder action by written consent unless such action is unanimous and provisions limiting the ability of stockholders to call special meetings, which are not present in the General Motors Certificate of Incorporation or the General Motors By-Laws and which could have the effect of delaying, deferring or preventing a change in control of EDS and of limiting any opportunity to realize premiums over prevailing market prices for EDS Common Stock in connection therewith. The EDS Rights Agreement, which also has no equivalent at General Motors, could have the same effect. EDS, like General Motors, is subject to Section 203 of the DGCL.

  Furthermore, in order to preserve the tax-free status of the Split-Off, under the Separation Agreement, EDS will be prohibited, until after the two-year anniversary of the Effective Time and unless certain conditions are satisfied, from entering into (i) certain secondary capital stock transactions whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of EDS Common Stock; or (ii) any other transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off. In addition, the Separation Agreement will prohibit EDS, until after the six-month anniversary of the Effective Time, from entering into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of EDS voting stock or 20% of the total number of outstanding shares of any class or series of EDS non-voting stock. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--Separation Agreement." The Master Services Agreement will also provide General Motors with certain termination rights upon the occurrence of certain changes in control of EDS. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

  In addition, the GM Hourly Plan Special Trust is a party to the Registration Rights Agreement, which contains certain restrictions on its ability to transfer the shares of Class E Common Stock held by it (including by tendering into a tender offer), which restrictions will continue to apply to its holdings of EDS Common Stock after the consummation of the Split-Off. General Motors and the GM Hourly Plan Special Trust are also parties to the Transfer Agreement, which is intended to preserve the tax-free status of the Split-Off and which contains restrictions on the ability of the GM Hourly Plan Special Trust to transfer Class E Common Stock and to vote in favor of certain business combinations involving EDS, which restrictions will apply to the EDS Common Stock for a period generally of two years after the Split-Off. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS--GM Hourly Plan Special Trust." The contractual restrictions to which the shares of EDS Common Stock owned by the GM Hourly Plan Special Trust are subject, as well as the terms of the Separation Agreement and the IT Services Agreements, could have the effect of making more difficult or discouraging certain change in control transactions involving EDS, including tender offers for EDS Common Stock, that could give the holders of EDS Common Stock the opportunity to realize a premium over the then prevailing market price of such stock.

               SOLICITATION OF WRITTEN CONSENT OF GENERAL MOTORS
                              COMMON STOCKHOLDERS

MATTERS TO BE CONSIDERED

 Transactions

  This Solicitation Statement/Prospectus is being furnished to General Motors common stockholders in connection with the solicitation by the GM Board of written consents approving the Transactions, including the adoption of the Merger Agreement, pursuant to which, among other things, (i) Mergeco will be merged with and into General Motors, with General Motors being the surviving corporation, (ii) each outstanding share of Class E Common Stock will be converted automatically into one share of EDS Common Stock and (iii) provisions in the General Motors Certificate of Incorporation regarding the Class E Common Stock (including the provisions that require Class E Common Stock to be recapitalized into $1 2/3 Common Stock at a 120% exchange ratio upon a disposition by GM of substantially all of the business of EDS and under certain other circumstances) will be deleted and certain other provisions therein will be amended as described herein. The full text of the Merger Agreement, including the attached Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended, is attached as Appendix A to this Solicitation Statement/Prospectus and is incorporated herein by reference. See "The Split-Off."

  Consummation of the Transactions is conditioned upon, among other things, receiving the consent of the common stockholders of General Motors. Approval of the Transactions is independent of the vote on the Amended EDS Incentive Plan and will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. If the Transactions, including the Merger Agreement, are so approved, the Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

 Amended EDS Incentive Plan

  This Solicitation Statement/Prospectus is also being furnished by General Motors to solicit written consents of General Motors common stockholders to approve the Amended EDS Incentive Plan, which amends and restates the Existing EDS Incentive Plan. Approval of the Amended EDS Incentive Plan is independent of the vote on the Transactions and will require the consent of the holders of
(i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. The full text of the Amended EDS Incentive Plan is attached as Appendix D to this Solicitation Statement/Prospectus and is incorporated herein by reference. See "EDS Management and Executive Compensation--Amended EDS Incentive Plan."

  Approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is being sought to ensure that the deductibility by EDS, for U.S. federal income tax purposes, of certain performance-based awards made under the Plan will not be limited by Section 162(m) of the Code. Section 162(m) restricts a publicly traded company from claiming and receiving a deduction, for U.S. federal income tax purposes, in respect of compensation paid to certain employees in an amount in excess of $1 million for any such employee during any taxable year. An exception applies to this limitation, however, in the case of certain performance-based compensation. It is intended that approval of the Amended EDS Incentive Plan by the common stockholders of General Motors will satisfy certain requirements for such performance-based exception. See "EDS Management and Executive Compensation--Amended EDS Incentive Plan--Certain Tax Code Limitations on Deductibility."

ACTION BY WRITTEN CONSENT

 Transactions

  In lieu of a special meeting of General Motors common stockholders, action on the Transactions, including the Merger Agreement, will be taken by written consent. The Transactions will be consummated on a date to be determined by GM, which is expected to be as soon as practicable after consents have been received and not revoked from holders of the number of outstanding shares of $1 2/3 Common Stock, Class E Common Stock and Class H Common Stock required for their approval, but which will not in any event be sooner than 20 business days after the date of mailing of this Solicitation Statement/Prospectus. Notwithstanding the foregoing, no consent shall be effective to approve the Transactions unless, within 60 days of the earliest dated consent to the Transactions delivered to General Motors, the number of consents required to approve the Transactions are delivered to General Motors.

 Amended EDS Incentive Plan

  If written consents have been received and not revoked from holders of the number of outstanding shares of $1 2/3 Common Stock, Class E Common Stock and Class H Common Stock required for the approval of the Amended EDS Incentive Plan prior to the consummation of the Split-Off, the Amended EDS Incentive Plan will become effective in its entirety upon such consummation. Notwithstanding the foregoing, no consent shall be effective to approve the Amended EDS Incentive Plan unless, within 60 days of the earliest dated consent to the Amended EDS Incentive Plan delivered to General Motors, the number of consents required to approve the Amended EDS Incentive Plan are delivered to General Motors. If the Amended EDS Incentive Plan is not approved by the common stockholders of General Motors, such plan will nonetheless become effective upon consummation of the Split-Off insofar as it relates to Nonemployee Directors (as defined in "EDS Management and Executive Compensation--Amended EDS Incentive Plan") but will not become effective insofar as it relates to employees of EDS and its subsidiaries. Furthermore, if the Amended EDS Incentive Plan is not approved by the common stockholders of General Motors, the Existing EDS Incentive Plan will remain in effect. See "EDS Management and Executive Compensation--Existing EDS Incentive Plan."

 General

  Only General Motors common stockholders of record on April 10, 1996 (the Record Date) are entitled to consent with respect to each of the two proposals being submitted for General Motors common stockholder consent. On the Record Date, there were outstanding approximately 755.3 million shares of $1 2/3 Common Stock held by approximately 614,126 holders of record, approximately
485.7 million shares of Class E Common Stock held by approximately 268,123 holders of record and approximately 97.9 million shares of Class H Common Stock held by approximately 260,893 holders of record. When voting together as a single class in connection with each of the two proposals, holders of record of $1 2/3 Common Stock are entitled to one vote per share, holders of record of Class E Common Stock are entitled to one-eighth of a vote per share and holders of record of Class H Common Stock are entitled to one-half of a vote per share.

  As of the Record Date, directors and officers of General Motors held an aggregate of 660,285 outstanding shares of $1 2/3 Common Stock, 233,465 outstanding shares of Class E Common Stock, and 173,061 outstanding shares of Class H Common Stock. As of the Record Date, persons expected to be directors and executive officers of EDS upon consummation of the Split-Off held an aggregate of 20 outstanding shares of $1 2/3 Common Stock, 787,502 outstanding shares of Class E Common Stock, and 10 outstanding shares of Class H Common Stock. In each case, such holdings constituted, as of the Record Date, less than 1% of the outstanding shares of each class of GM common stock. See "Security Ownership of Certain Beneficial Owners and Management of General Motors and EDS."

  The GM Board has unanimously recommended that each of the two proposals being submitted for General Motors common stockholder consent be approved. To the best of General Motors' knowledge, all of General

Motors' directors and executive officers currently intend to consent to each of the two proposals and, except as described under "Summary--The Transactions" and "Special Factors--Background of the Split-Off" and "Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions," none of General Motors' executive officers who are not directors have made any recommendations with respect to either proposal.

  As of the Record Date, the GM Hourly Plan Special Trust beneficially owned approximately 149.5 million shares of Class E Common Stock (or approximately 31% of the Class E Common Stock outstanding). The GM Hourly Plan Trustees, as independent fiduciaries within the meaning of ERISA, have the authority and discretion to direct the voting of such shares, including in connection with each of the two proposals described herein. As of the date hereof, the GM Hourly Plan Trustees have not informed General Motors of their intent with respect to such proposals. For information regarding the procedures by which shares held in savings and incentive plans of General Motors will be voted, see "--Consents" below.

CONSENTS

  The shares represented by each executed consent submitted with respect to the proposal to approve the Transactions, including the adoption of the Merger Agreement, will be deemed to have approved the Transactions. The shares represented by each executed consent submitted with respect to the proposal to approve the Amended EDS Incentive Plan will be deemed to have approved the Amended Incentive Plan. Approval of the Amended EDS Incentive Plan is independent of the vote on the Transactions. Failure to execute and submit a consent to either proposal will have the effect of a vote against such proposal. In addition, under the rules of the NYSE, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as those to approve the Transactions, including the adoption of the Merger Agreement, and to approve the Amended EDS Incentive Plan, without specific instructions from such customers. Thus, "broker non-votes" with respect to either the proposal to approve the Transactions, including the adoption of the Merger Agreement, or the proposal to approve the Amended EDS Incentive Plan will have the effect of a vote against such proposal.

  If a General Motors common stockholder is a participant in the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the General Motors Canadian Savings-Stock Purchase Program, the EDS Deferred Compensation Plan, the EDS Puerto Rico Savings Plan, the Hughes Salaried Employees' Thrift and Savings Plan, the Hughes Tucson Bargaining Employees' Thrift and Savings Plan, the Hughes California Hourly Employees' Thrift and Savings Plan, the Hughes Thrift and Savings Plan, the Saturn Individual Savings Plan for Represented Members, the Saturn Personal Choices Savings Plan for Non-Represented Members or the GMAC Mortgage Corporation Savings Incentive Plan, each consent will also serve as a voting instruction for the trustees, plan committees or independent fiduciaries of those plans. With respect to the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the Saturn Individual Savings Plan for Represented Members, the Saturn Personal Choices Savings Plan for Non-Represented Members and the EDS Deferred Compensation Plan, if voting instructions are not received for shares in such plans, those shares will be voted by the trustee, plan committee or independent fiduciary. For the remainder of the plans, shares in such plans will not be voted unless the consent is executed and returned.

  If a General Motors common stockholder participates in any of these plans or maintains other accounts under a different name (e.g., with and without a middle initial), such stockholder may receive more than one set of solicitation materials. To ensure that all shares are voted, such stockholder must execute and return every consent received.

  Brokers, dealers, banks, voting trustees and their nominees who desire a supply of this solicitation material for transmittal by them to beneficial owners should write to General Motors Corporation, c/o Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022-4799.

  Any consent given pursuant to this solicitation with respect to either of the two proposals being submitted for General Motors common stockholder consent may be revoked by the person giving it at any time before unrevoked consents representing the requisite number of shares required to approve the corporate action with respect to such proposal are delivered to General Motors. Consents may be revoked by filing with the Secretary of General Motors a written notice of revocation or another form of written consent bearing a date later than the date of the consent. Any such notice of revocation or written consent should be sent to General Motors Corporation, 3044 West Grand Boulevard, Detroit, Michigan 48202-3091, Attention: Secretary.

  General Motors and EDS will bear the cost of preparing and mailing Solicitation Statement/Prospectus materials to General Motors common stockholders. General Motors will solicit written consents by mail, and the directors, officers and employees of General Motors may also solicit written consents by telephone, telegram or personal interview. These persons will receive no additional compensation for such services. In addition, General Motors has retained Morrow & Co., Inc. to assist in soliciting written consents. General Motors has agreed to pay Morrow & Co., Inc. a fee of $125,000 and reasonable out-of-pocket expenses. Arrangements will be made to furnish copies of solicitation materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of $1 2/3 Common Stock, Class E Common Stock and Class H Common Stock.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GENERAL
                                MOTORS AND EDS

GENERAL MOTORS

  The following table sets forth, as of February 29, 1996, beneficial ownership of all classes of common stock of General Motors for each current director, the Chief Executive Officer and the four other most highly compensated executive officers of General Motors and all current directors and officers of General Motors as a group. As of the date hereof, all of the outstanding common stock of EDS was owned by General Motors. Upon consummation of the Split-Off, each outstanding share of Class E Common Stock will be automatically converted into one share of EDS Common Stock.

  Each of the individuals/groups listed below is the owner of less than one percent of the outstanding shares and voting power of any class of common stock of General Motors (based on the number of shares of the applicable class outstanding on the Record Date), except that the GM Hourly Plan owns 30.9% of the outstanding shares and voting power of the Class E Common Stock (2.2% of the combined voting power of the $1 2/3 Common Stock, Class E Common Stock, and Class H Common Stock). The Capital Group Companies, Inc. is the parent of six investment management companies which beneficially own 5.3% of the outstanding shares and voting power of the Class H Common Stock (0.3% of the combined voting power of the $1 2/3 Common Stock, Class E Common Stock, and Class H Common Stock). No managed account by itself owns 5% or more of the Class H Common Stock. Except as otherwise noted in the footnotes, each individual has sole voting and investment power with respect to the shares beneficially owned and the totals of shares owned by the individual nominees and all directors and officers as a group. These shares do not include any shares of $1 2/3 Common Stock, Class E Common Stock or Class H Common Stock held by the pension and profit sharing plans or endowment funds of other corporations or by educational and charitable institutions of which such directors and officers serve as directors or trustees.

                                                 SHARES
                                              BENEFICIALLY  DEFERRED            STOCK
DIRECTORS                   CLASS OF STOCK       OWNED     STOCK UNITS TOTAL  OPTIONS(A)
- ---------                -------------------- ------------ ----------- ------ ----------
A. L. Armstrong (b)..... $1 2/3 Common Stock      1,500      13,477    14,977      -0-
                         Class E Common Stock       112       3,848     3,960      -0-
                         Class H Common Stock        48       1,586     1,634      -0-
J. H. Bryan (b)......... $1 2/3 Common Stock      2,000       2,758     4,758      -0-
T. E. Everhart (b)(c)... $1 2/3 Common Stock        400       5,644     6,044      -0-
                         Class E Common Stock       -0-       3,944     3,944      -0-
                         Class H Common Stock       -0-       1,098     1,098      -0-
C. T. Fisher, III        $1 2/3 Common Stock     14,766       6,735    21,501      -0-
 (b)(d)(e)..............
                         Class E Common Stock       224       1,924     2,148      -0-
                         Class H Common Stock        58       2,120     2,178      -0-
J. W. Marrion, Jr. (b).. $1 2/3 Common Stock      1,000       5,627     6,627      -0-
A. D. McLaughlin (b).... $1 2/3 Common Stock        923       1,131     2,054      -0-
                         Class E Common Stock       -0-         226       226      -0-
                         Class H Common Stock       -0-         560       560      -0-
H. J. Pearce (f)........ $1 2/3 Common Stock     11,124      25,001    36,125  123,138
                         Class E Common Stock     4,332         -0-     4,332   22,300
                         Class H Common Stock    21,858       8,402    30,260   35,284
E. T. Pratt, Jr.
 (b)(d)(g).............. $1 2/3 Common Stock        200      16,491    16,691      -0-
                         Class E Common Stock        40      14,416    14,456      -0-
                         Class H Common Stock        10      11,432    11,442      -0-

                                                  SHARES
                                               BENEFICIALLY  DEFERRED                 STOCK
DIRECTORS                    CLASS OF STOCK       OWNED     STOCK UNITS    TOTAL    OPTIONS(A)
- ---------                 -------------------- ------------ ----------- ----------- ----------
J. G. Smale (b).........  $1 2/3 Common Stock       16,000      4,538        20,538       -0-
                          Class E Common Stock         200        -0-           200       -0-
                          Class H Common Stock         200        -0-           200       -0-
J. F. Smith, Jr. (f)....  $1 2/3 Common Stock       58,992     55,117       114,109   497,200
                          Class E Common Stock      27,328        -0-        27,328       -0-
                          Class H Common Stock      17,897     12,759        30,656       -0-
L. W. Sullivan (b)......  $1 2/3 Common Stock          100      1,654         1,754       -0-
                          Class E Common Stock         -0-        108           108       -0-
                          Class H Common Stock         -0-        117           117       -0-
D. Weatherstone (b).....  $1 2/3 Common Stock        6,000     10,599        16,599       -0-
                          Class E Common Stock         -0-      6,881         6,881       -0-
                          Class H Common Stock         -0-        564           564       -0-
T. H. Wyman (b)(d)......  $1 2/3 Common Stock        1,000      4,764         5,764       -0-
                          Class E Common Stock         500        412           912       -0-
                          Class H Common Stock         250        765         1,015       -0-
OTHER NAMED EXECUTIVES
- ----------------------
C. M. Armstrong (h)(i)..  $1 2/3 Common Stock        4,950        -0-         4,950    25,000
                          Class H Common Stock      34,508      9,578        44,086   242,500
L. R. Hughes (f)........  $1 2/3 Common Stock       18,254     27,413        45,667   175,046
                          Class E Common Stock      13,793        -0-        13,793       -0-
                          Class H Common Stock       7,609      6,232        13,841       -0-
G. R. Wagoner, Jr. (f)..  $1 2/3 Common Stock       13,379     27,094        40,473   160,457
                          Class E Common Stock       8,881        -0-         8,881       -0-
                          Class H Common Stock       4,599      6,232        10,831       -0-
All directors and
 officers of General
 Motors as a group......  $1 2/3 Common Stock      660,285    568,939     1,229,224 4,250,629
                          Class E Common Stock     233,465     31,759       255,224    22,300
                          Class H Common Stock     173,061    136,446       309,507   309,584
GM Hourly Plan Special
 Trust..................  Class E Common Stock 149,537,219        -0-   149,537,219       -0-
 c/o United States Trust
 Company of New York
 114 West 47th Street
 New York, NY 10036
The Capital Group
 Companies, Inc.........  Class H Common Stock   5,070,200        -0-     5,070,200       -0-
 333 South Hope Street
 Los Angeles, CA 90071

- --------
(a) General Motors common stocks that may be acquired within 60 days through exercise of stock option.
(b) Deferred Stock Units--Under a plan adopted by the GM Board, non-employee directors of General Motors are required to retain a portion of the annual retainer in deferred stock units of General Motors common stock. Directors may also elect to defer receipt of all or a portion of their remaining compensation by converting amounts deferred into units of any class of General Motors common stock. In anticipation of the Split-Off, after January 1, 1996 no further amounts could be deferred into Class E Common Stock units.

   Further, under the Director Long-Term Stock Incentive Plan, directors have been credited with General Motors common stock units related to their length of service on the GM Board. Under both plans, these stock units are credited with dividend equivalents in the form of additional stock units of the same class. Distribution of amounts deferred is not available until age 70, following termination of service on the GM Board, and will be paid in cash based on the number of stock units and the market price of the shares at the time of payment.
(c) Does not include 32,000 shares of $1 2/3 Common Stock, 16,700 shares of Class E Common Stock and 1,400 shares of Class H Common Stock held in the endowment fund of the California Institute of Technology (the "Institute") or the Beckman Foundation Equity Index Portfolio, the IDS Beckman Foundation portfolio and the Sarofim Beckman Foundation portfolio which it oversees. Dr. Everhart is a member of the Institute's 11-member Investment Committee which has the power to acquire or dispose of the financial investments of the Institute.
(d) Deferred Stock Units--Under a plan adopted by the Hughes Board of Directors (the "Hughes Board"), members of the Hughes Board who are not employees of either General Motors of Hughes may elect to defer receipt of all or a portion of their compensation as a director of Hughes. Provisions of the Hughes deferral plan are identical in all significant respects to provisions of the GM plan described in footnote (b) above, except that the portion required to be retained will be in the form of Class H Common Stock.
(e) Includes 11,378 shares of $1 2/3 Common Stock held in a trust of which Mr. Fischer is a co-trustee and in which he, among other family members, has a residuary interest; 1,688 shares of $1 2/3 Common Stock held in two trusts in which Mr. Fischer has a one-seventh remainderman interest; and 500 shares of $1 2/3 Common Stock held in one trust of which Mr. Fisher is a co-trustee and the beneficiary is a relative of Mr. Fisher.
(f) "Shares Beneficially Owned" includes shares credited under the General Motors Savings-Stock Purchase Program ("S-SPP"). Under this program, participants may contribute up to 15% of eligible salary, subject to maximum limits established by the Code. "Deferred Stock Units" include shares under the General Motors Benefit Equalization Plan-Savings ("BEP-S"). This Plan is a non-qualified "excess benefit" plan that is exempt from ERISA and the Code limitations, and provides executives with the full GM matching contribution without regard to such limitations. Amounts credited under the Plan are maintained in share units of $1 2/3 Common Stock. Upon distribution of an employee's S-SPP account, all amounts in the executive's BEP-S account will be paid in cash. Deferred stock units also include undelivered incentive awards which will vest upon the occurrence of certain events and which are subject to forfeiture under certain circumstances.
(g) Does not include shares held by a family member for which Mr. Pratt disclaims voting or investment power.
(h) Includes 280 shares of $1 2/3 Common Stock held by Mr. Armstrong's wife. Beneficial ownership of these shares is expressly disclaimed.
(i) "Shares Beneficially Owned" includes shares credited under the Hughes Salaried Employees' Thrift and Savings Plan. Under this program, participants may contribute of to 12% of eligible salary, subject to maximum limits established by the Code. "Deferred Stock Units" include shares under the Hughes Salaried Employees' Excess Benefits Plan. This plan is a non-qualified "excess benefit" plan that is exempt from ERISA and the Code limitations, and provides executives with the full Hughes matching contribution without regard to such limitations. Amounts credited under the plan are maintained in share units of Class H Common Stock. Upon distribution of an employee's Excess Savings account, all amounts will be paid in cash.

EDS

  The following table sets forth certain information regarding the beneficial ownership of Class E Common Stock as of March 15, 1996, by each of the persons expected to be a director of EDS immediately after consummation of the Split-Off, by each other executive officer identified under the Executive Compensation table above and by all persons expected to be directors and executive officers of EDS upon consummation of the Split-Off as a group. None of such persons beneficially owns any $1 2/3 Common Stock or Class H Common Stock other than Mr. Alberthal, who beneficially owns 20 shares of $1 2/3 Common Stock and 10 shares of Class H Common Stock. Upon consummation of the Split-Off, each outstanding share of Class E Common Stock will be automatically converted into one share of EDS Common Stock, and the persons shown herein as holding Class E Common Stock will own an identical number of shares of EDS Common Stock and approximately the same percentage of the outstanding shares of such class. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding shares and voting power of the Class E Common Stock (based on the number of shares of Class E Common Stock outstanding on the Record Date).

                                                           SHARES
                                                        BENEFICIALLY
        NAME OF BENEFICIAL OWNER                          OWNED(A)
        ------------------------                        ------------
        Lester M. Alberthal, Jr........................   109,062
        Gary J. Fernandes..............................    52,000
        Jeffrey M. Heller..............................   321,092
        John R. Castle, Jr.............................    35,394
        Dean Linderman.................................    79,856
        James A. Baker, III............................       -0-
        Richard B. Cheney..............................       -0-
        Ray J. Groves..................................       -0-
        Ray L. Hunt....................................       -0-
        C. Robert Kidder...............................     1,000
        Judith Rodin...................................       -0-
        Enrique J. Sosa................................       -0-
        Directors and executive officers of EDS as a
         group
         (15 persons)..................................   787,751

- --------
(a) Excludes units granted under the Existing EDS Incentive Plan to Messrs. Alberthal, Fernandes, Heller, Castle and Linderman and all officers and directors as a group representing 422,000, 228,000, 298,000, 133,000,
    248,000 and 1,743,000 shares of unvested restricted Class E Common Stock, respectively. All such units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1997 through the earlier of normal retirement age or 2009.

GM HOURLY PLAN SPECIAL TRUST

  Of the approximately 485.7 million shares of Class E Common Stock outstanding as of the Record Date, approximately 149.5 million shares, or approximately 31%, were owned by the GM Hourly Plan Special Trust. The GM Hourly Plan Special Trust acquired the substantial majority of such shares pursuant to General Motors' contribution to the GM Hourly Plan, on March 13, 1995, of 173.2 million shares of Class E Common Stock.

  All of the contributed shares, together with an additional approximately
16.9 million shares of Class E Common Stock held by the GM Hourly Plan Special Trust at the time of the contribution, are subject to the restrictions on transfer in and other terms of a Registration Rights Agreement, dated March 12, 1995 (the "Registration Rights Agreement"), between General Motors and the GM Hourly Plan Trustees. Upon consummation of the Split-Off, EDS will succeed to all of the rights and obligations of General Motors under the Registration Rights Agreement (with the exception of certain indemnification provisions relating to prior offerings under the Registration Rights Agreement), and all of the provisions of the Registration Rights

Agreement applicable to the Class E Common Stock held by the GM Hourly Plan Special Trust will apply to the EDS Common Stock into which such Class E Common Stock is converted (for purposes of this discussion, the "Registrable Securities"). Under the Registration Rights Agreement, the GM Hourly Plan Special Trust may only transfer Registrable Securities in certain types of transactions and under certain circumstances, including "demand transfers" (which are defined under the Registration Rights Agreement to include public offerings and negotiated transactions, whether registered or not) and certain transfers to employee benefit plans maintained by General Motors and its subsidiaries. The Registration Rights Agreement provides that any underwritten public offering to be effected thereunder by the GM Hourly Plan Special Trust must be reasonably designed to achieve a broad public distribution of the securities being offered. Subject to certain limitations, the issuer of the Registrable Securities may postpone the filing or effectiveness of any registration statement requested by the GM Hourly Plan Special Trust or the making of any demand transfer at any time the issuer determines that such action would interfere with any proposal or plan by the issuer to engage in any material acquisition, merger, tender offer, securities offering or other material transaction or would require such issuer to make a public disclosure of previously non-public material information. The Registration Rights Agreement prohibits the GM Hourly Plan Special Trust from making a negotiated transfer (i) of more than 2% of the Registrable Securities then outstanding to any person and (ii) to any person who is then required to file or has filed a
Schedule 13D under the Exchange Act with respect to the Registrable Securities. Following the consummation of the Split-Off, the GM Hourly Plan Special Trust will be permitted two demand transfers in any twelve-month period. Restrictions on the GM Hourly Plan Special Trust's transfer of Registrable Securities under the Registration Rights Agreement will terminate when the GM Hourly Plan Special Trust owns less than 2% of the EDS Common Stock then outstanding.

  The Registration Rights Agreement also imposes certain restrictions on the ability of the GM Hourly Plan Special Trust to tender its shares of Registrable Securities in a third-party tender offer until such Trust owns 7.5% or less of the EDS Common Stock on a fully diluted basis (after which time it may freely tender into any tender offer for EDS Common Stock). Until such time, in the event of a tender offer for EDS Common Stock, the right of the GM Hourly Plan Special Trust to tender its Registrable Securities will depend on whether EDS has in effect a stockholders rights plan (such as the EDS Rights Agreement). In general, the GM Hourly Plan Special Trust may tender its shares in a tender offer if a stockholders rights plan is in effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated by the EDS Board, or by a final and non-appealable court order, in connection with such tender offer. The GM Hourly Plan Special Trust will also be able to tender its shares in a tender offer if both (i) a stockholders rights plan is in effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any other reason, and (ii) either the EDS Board, or a majority of EDS' Independent Directors (as defined in the Registration Rights Agreement), has not recommended rejection of the tender offer, or there are then fewer than two Independent Directors on the EDS Board. Additionally, if
(i) a stockholders rights plan is in effect during the pendency of a tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any reason other than that described above and other than as a result of a proposal publicly or privately initiated, recommended, endorsed, supported or voted for by the GM Hourly Plan Special Trust, and (ii) the GM Hourly Plan Special Trust makes a good faith determination that the tender offer will likely result in the purchase of shares representing more than 50% of EDS' total voting power (without giving effect to any securities tendered or to be tendered by the GM Hourly Plan Special Trust), then the GM Hourly Plan Special Trust may tender shares in such tender offer, unless EDS gives notice to the GM Hourly Plan Special Trust. If EDS gives any such notice and the tender offer then results in the purchase of shares constituting more than 50% of the total voting power of EDS, then the GM Hourly Plan Special Trust will have the option to cause EDS to purchase the number of shares that would have been purchased from the GM Hourly Plan Special Trust in the tender offer if the GM Hourly Plan Special Trust had been permitted to tender, at the price per share, payable in cash, offered in the tender offer.

  Pursuant to the Registration Rights Agreement, on June 12, 1995, General Motors registered under the Securities Act an underwritten public offering of 40,550,000 shares (including an over-allotment option of 5,550,000 shares, which was exercised in full) of Class E Common Stock owned by the GM Hourly Plan Special

Trust. In the same offering, General Motors also registered 2,000,000 shares of Class E Common Stock owned by the GM Salaried Plan Trust. All such shares were sold to the public at a price per share of $42.375. General Motors received none of the proceeds from this offering of Class E Common Stock. The GM Hourly Plan Special Trust and the GM Salaried Plan Trust received aggregate proceeds from the offering, before deducting expenses, of $1,672,484,750 and $82,490,000, respectively.

  The GM Hourly Plan Special Trust has also agreed, pursuant to a Transfer Agreement dated as of March 12, 1995 (the "Transfer Agreement") between General Motors and the GM Hourly Plan Trustees, that for a period that generally terminates on the second anniversary of the Split-Off, it will vote against any merger of EDS that would not be a tax-free reorganization under
Section 368 of the Code. In the Transfer Agreement, the GM Hourly Plan Special Trust additionally agreed to certain transfer restrictions intended to preserve the tax-free status of the Split-Off. Such restrictions generally terminate on the second anniversary of the Merger and do not apply to sales pursuant to public offerings meeting certain criteria. The Transfer Agreement could have the effect of delaying, deterring or preventing a change in control of EDS. The Separation Agreement provides that General Motors will not (i) amend or modify the Transfer Agreement in any material respect or (ii) waive the benefit of any material term of the Transfer Agreement, without the prior written consent of EDS. See "Relationship Between General Motors and EDS--Post Split-Off Arrangements--Separation Agreement."

  The GM Hourly Plan Trustees have been appointed, as fiduciaries within the meaning of ERISA, to manage the shares of Registrable Securities owned by the GM Hourly Plan Special Trust. The GM Hourly Plan Trustees have responsibility to manage prudently the shares of Registrable Securities held by the GM Hourly Plan Special Trust, in a manner consistent with maximizing the value of the GM Hourly Plan Special Trust's investment in Registrable Securities and in accordance with the GM Hourly Plan Trustees' determination of the extent to which the GM Hourly Plan Special Trust may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing and in a manner consistent with the limitations and terms of the Registration Rights Agreement, the GM Hourly Plan Trustees have the authority and discretion to cause the GM Hourly Plan Special Trust to hold such shares or sell all or any portion thereof from time to time as they may deem appropriate, and to direct the voting of and the exercise of all other rights relating to such shares. The GM Hourly Plan Trustees have notified GM and EDS of their intent to manage the disposition of shares of EDS Common Stock in a manner consistent with maintaining an orderly market for the EDS Common Stock, although there can be no assurance in this regard. GM and EDS have been advised that, in order to discharge their fiduciary duties, the GM Hourly Plan Trustees continually look for attractive opportunities to sell a portion of their holdings of Class E Common Stock (and following the Split-Off, EDS Common Stock) consistent with their stated objectives of maximizing value for the GM Hourly Plan and maintaining an orderly market for such stock. There can be no assurance as to the timing or size of any offerings of shares owned by the GM Hourly Plan Special Trust since, subject to the terms of the Registration Rights Agreement and the Transfer Agreement, the GM Hourly Plan Trustees have the right to sell such shares at any time. The sale of shares by the GM Hourly Plan Special Trust will depend on, among other things, market conditions, the price of, and demand for, such shares, and other factors outside the control of EDS. The Department of Labor exemption obtained at the time of the contribution of the shares of Registrable Securities to the GM Hourly Plan Special Trust does not impose any time constraints on the GM Hourly Plan Special Trust for any dispositions of such shares. The compensation of the GM Hourly Plan Trustees is not contingent in any way on the sale or continued holding of shares of Registrable Securities by the GM Hourly Plan Special Trust.

  The Finance Committee of the GM Board is named fiduciary of the GM Hourly Plan pursuant to the provisions of ERISA, and a portion of the assets of the GM Hourly Plan (not including the shares of Registrable Securities owned by the GM Hourly Plan Special Trust) is subject to management by or under the supervision of General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors.

                          ESTIMATED FEES AND EXPENSES

  Estimated costs and fees in connection with the Transactions are as follows:

      Merrill Lynch(1)............................................. $12,500,000
      Lehman Brothers(2)...........................................   7,500,000
      Morgan Stanley(2)............................................   7,500,000
      Legal Fees and Expenses......................................  10,975,000
      Accounting Fees and Expenses.................................     425,000
      SEC Filing Fees..............................................   8,856,245
      Printing and Mailing Expenses................................   3,000,000
      Solicitation Fees and Expenses...............................     175,000
      Miscellaneous................................................   1,068,755
                                                                    -----------
          Total.................................................... $52,000,000
                                                                    ===========

- --------
(1) Merrill Lynch has been retained by GM to act as financial advisor to the GM Board and the GM Team in connection with the Transactions. See "Special Factors--Background of the Split-Off--Negotiating Teams" and "--Fairness Opinions--Merrill Lynch Fairness Opinion."
(2) Lehman Brothers and Morgan Stanley have been retained by GM to act as financial advisors to the EDS Team in connection with the Transactions. See "Special Factors--Background of the Split-Off--Negotiating Teams" and "--Fairness Opinions--EDS Team Financial Advisors Fairness Opinions."

  Pursuant to the Separation Agreement, General Motors will pay the fees and expenses of Merrill Lynch and all other professional advisors (including attorneys and accountants) engaged with respect to General Motors or the GM Team in connection with the Transactions, and EDS will pay the fees and expenses of Lehman Brothers and Morgan Stanley and all other professional advisors (including attorneys and accountants) engaged with respect to EDS or the EDS Team in connection with the Transactions. The fees and expenses associated with the preparation, distribution to stockholders and filing with the Commission of the materials associated with this consent solicitation will be shared equally by General Motors and EDS, except that General Motors will pay the first $3.0 million of such fees and expenses. General Motors will obtain the funds necessary to pay for the costs and fees for which it is responsible from General Motors working capital, and EDS will obtain the funds to pay for its costs and fees from EDS' working capital. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--Separation Agreement."

                                 LEGAL MATTERS

  The validity of the shares of EDS Common Stock to be distributed to the former holders of Class E Common Stock upon consummation of the Split-Off will be passed upon for EDS by Baker & Botts, L.L.P. Certain matters relating to U.S. federal income tax considerations will be passed upon for General Motors by Kirkland & Ellis.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule included in the GM 1995 Form 10-K, incorporated by reference herein, have been audited by Deloitte & Touche LLP (as to financial statements and the financial statement schedule of General Motors and as to financial statements of Hughes) and KPMG Peat Marwick LLP (as to financial statements of EDS), independent auditors, as stated in their respective reports appearing therein, and have been so incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of EDS as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in Appendix C hereto or appearing elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           GENERAL MOTORS CORPORATION

                                      AND

                             GM MERGECO CORPORATION

                           DATED AS OF APRIL   , 1996

                         AGREEMENT AND PLAN OF MERGER

  Agreement entered into as of April   , 1996 (the "Agreement") by and between
General Motors Corporation, a Delaware corporation ("General Motors"), and GM Mergeco Corporation, a Delaware corporation ("Mergeco"). General Motors and Mergeco are referred to collectively herein as the "Parties."

  This Agreement contemplates a tax-free merger of Mergeco with and into General Motors. The Class E Stockholders will receive Holding Common Stock in exchange for their shares of Class E Common Stock pursuant to the Merger. Mergeco has been formed for the purpose of effectuating the split-off of Holding from General Motors and certain related transactions. The Parties expect that the Merger will further certain of their business objectives (including, without limitation, the split-off of Holding from General Motors in a tax-free transaction).

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, the Parties agree as follows:

  Section 1. Definitions

  "Agreement" has the meaning set forth in the preface above.

  "Class E Common Stock" means the Class E Common Stock, $0.10 par value per share, of General Motors.

  "Class E Stockholder" means any holder of record of Class E Common Stock.

  "Closing" has the meaning set forth in Section 2(b) below.

  "Closing Date" has the meaning set forth in Section 2(b) below.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Delaware Certificate of Merger" has the meaning set forth in Section 2(c) below.

  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

  "EDS" means Electronic Data Systems Corporation, a Texas corporation and a wholly owned subsidiary of Interco.

  "Effective Time" has the meaning set forth in Section 2(d)(i) below.

  "General Motors" has the meaning set forth in the preface above.

  "General Motors Common Stocks" means collectively the $1 2/3 Par Value Common Stock, par value $1 2/3 per share, of General Motors (the "$1 2/3 Common Stock"); the Class H Common Stock, par value $0.10 per share, of General Motors; and the Class E Common Stock.

  "Holding" means Electronic Data Systems Holding Corporation, a Delaware corporation and a wholly owned subsidiary of General Motors.

  "Holding Common Stock" means the common stock, $0.01 par value per share, of Holding.

  "Interco" means Electronic Data Systems Intermediate Corporation, a Delaware corporation and a wholly owned subsidiary of Holding.

  "IRS" means the Internal Revenue Service.

  "Master Services Agreement" means the Master Services Agreement to be entered into immediately prior to the Closing and after the consummation of the Reincorporation Merger by and between General Motors and Holding.

  "Mergeco" has the meaning set forth in the preface above.

  "Mergeco Share" means any share of the Common Stock, no par value, of Mergeco.

  "Merger" has the meaning set forth in Section 2(a) below.

  "Parties" has the meaning set forth in the preface above.

  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

  "Registration Rights Agreement" means the Registration Rights Agreement dated March 12, 1995 between General Motors and United States Trust Company of New York and its affiliate, U.S. Trust Company of California, N.A., as trustees of the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan.

  "Reincorporation Merger" has the meaning set forth in Section 3(e) below.

  "Requisite Stockholder Approval" means the consent of the holders of (i) a majority of the voting power of all outstanding shares of the General Motors Common Stocks, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Separation Agreement" means the Separation Agreement to be entered into immediately prior to the Closing and after the consummation of the Reincorporation Merger by and between General Motors and Holding.

  "Special Inter-Company Payment" means $500 million in cash.

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

  "Tax Allocation Agreement" means the Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Tax to be entered into prior to the Closing by and between General Motors and Holding.

  "Transactions" means collectively (i) the split-off of Holding from General Motors in connection herewith, (ii) the consummation of the Merger pursuant hereto, (iii) the making of the Special Inter-Company Payment to Mergeco, (iv) the execution and delivery by General Motors and Holding of the Master Services Agreement, the Tax Allocation Agreement and the Separation Agreement in connection herewith and (v) the consummation of the other transactions and events contemplated hereby.

  Section 2. Basic Transaction.

  (a) The Merger. On the terms and subject to the conditions of this Agreement, Mergeco will merge with and into General Motors (the "Merger") at the Effective Time. General Motors shall be the corporation surviving the Merger (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Street, Chicago, Illinois, on such date as General Motors may determine (the "Closing Date"), which date shall be after the day on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived.

  (c) Actions at the Closing. At the Closing, General Motors will cause to be filed with the Secretary of State of the State of Delaware, as provided in
Section 251 of the Delaware General Corporation Law, a Certificate of Merger (the "Delaware Certificate of Merger").

  (d) Effect of Merger.

    (i) General. The Merger shall become effective at such time (the "Effective Time") as General Motors files the Delaware Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in Section 259 of the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either General Motors or Mergeco in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Certificate of Incorporation. At the Effective Time, Article Fourth of the Certificate of Incorporation of General Motors will be amended to read in its entirety as set forth on Exhibit A hereto and the Certificate of Incorporation of General Motors as in effect at and as of immediately prior to the Effective Time, with Article Fourth as so amended and with all Certificates of Designations then in effect, shall be the Certificate of Incorporation of the Surviving Corporation.

    (iii) Bylaws. The Bylaws of General Motors as in effect at and as of immediately prior to the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment as a result of the Merger.

    (iv) Directors and Officers. The directors and officers of General Motors in office at and as of immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

    (v) Conversion of Class E Common Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of General Motors, each share of Class E Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2(d)(vi)) shall be converted into one fully paid and nonassessable share of Holding Common Stock. Upon such conversion, all such shares of Class E Common Stock shall be canceled and shall cease to exist. Accordingly, from and after the Effective Time, (i) for all purposes of determining the record holders of Holding Common Stock, the holders of Class E Common Stock immediately prior to the Effective Time shall be deemed to be holders of Holding Common Stock and (ii) subject to any transfer of such stock, each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, Holding Common Stock. Each such holder shall be entitled, upon proper surrender (in accordance with the requirements of the letter of transmittal and other instructions provided to such holder following the Effective Time) of the certificate or certificates representing the shares of Class E Common Stock formerly held by it, to receive one or more certificates representing the shares of Holding Common Stock then held by it. All classes and series of General Motors capital stock, other than Class E Common Stock, shall remain unaffected as a result of the Merger, except as otherwise set forth in Exhibit A hereto.

    (vi) Treasury Shares. Each share of Class E Common Stock held by General Motors as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no stock or other consideration shall be delivered in exchange therefor.

    (vii) Mergeco Shares. Each Mergeco Share issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

  (e) Closing of Transfer Records. After the Effective Time, transfers of shares of Class E Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

  Section 3. Conditions to Obligation to Close. The obligation of General Motors to consummate the Merger is subject to satisfaction of the following conditions:

  (a) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would be reasonably likely to (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) cause any of General Motors or its officers or directors to become liable for any material damages (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

  (b) the Transactions, including the adoption of this Agreement, shall have received the Requisite Stockholder Approval;

  (c) there shall have been no notification from Merrill Lynch, Pierce, Fenner & Smith Incorporated that its opinion dated March 31, 1996 to General Motors' board of directors that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the Financial Effects of the Transactions (as defined in such opinion) are fair, from a financial point of view, to General Motors and, accordingly, to General Motors' common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock, has been withdrawn or from Lehman Brothers Inc. or Morgan Stanley & Co. Incorporated that either of their respective opinions, each dated March 31, 1996, to General Motors' board of directors to the effect that, as of such date, based on and subject to the assumptions, limitations and other matters set forth therein, the financial effect of the Split-Off Transactions (as defined in such opinion) taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock, has been withdrawn;

  (d) there shall have been no notification from the IRS that its ruling that the transactions contemplated in the Merger constitute a tax-free distribution under Section 355 of the Code has been withdrawn or invalidated, and no determination by the GM Board that the representations and assumptions underlying such ruling are not true and correct in all material respects;

  (e) Interco shall have merged into Holding and thereafter EDS shall have merged into Holding (together, the "Reincorporation Merger");

  (f) Mergeco shall have received the Special Inter-Company Payment from Holding; and

  (g) General Motors and Holding shall have executed and delivered the Master Services Agreement, the Separation Agreement, the Tax Allocation Agreement and a succession agreement with respect to the Registration Rights Agreement.

  Section 4. Termination.

  (a) Termination of Agreement. The Parties may terminate this Agreement (with the prior authorization of its board of directors, if applicable, whether before or after stockholder approval) as provided below:

    (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

    (ii) General Motors may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event General Motors' board of directors concludes that termination would be in the best interests of General Motors and its stockholders;

    (iii) General Motors may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event any opinion referred to in Section 3(c) is withdrawn;

    (iv) General Motors may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event that General Motors has been notified by the IRS or otherwise believes that the Split-Off would not be treated as a tax-free exchange under Section 355 of the Code; and

    (v) General Motors may terminate this Agreement by giving written notice to Mergeco in the event the Transactions, including the adoption of this Agreement, fail to receive the Requisite Stockholder Approval.

  (b) Effect of Termination. If either Party terminates this Agreement pursuant to Section 4(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

  Section 5. Amendment. This Agreement may be amended at any time and from time to time if set forth in a writing executed by both Parties; provided, however, that any such amendment made after this Agreement has received Requisite Stockholder Approval shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of the Class E Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of General Motors capital stock.

                                   * * * * *

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                          /s/ General Motors Corporation

                                          /s/ GM Mergeco Corporation

                         EXHIBIT A TO MERGER AGREEMENT

  ARTICLE FOURTH OF GENERAL MOTORS CERTIFICATE OF INCORPORATION, AFTER GIVING
                             EFFECT TO THE MERGER

  The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended, appears below. Added text is underlined. Deleted text has been lined through.

                                ARTICLE FOURTH

  The total authorized capital stock of the Corporation is as follows:
3,706,000,000 2,706,000,000 shares, of which 6,000,000 shares shall be
Preferred Stock, without par value ("Preferred Stock"), 100,000,000 shares shall be Preference Stock, $0.10 par value ("Preference Stock"), and 3,600,000,000 2,600,000,000 shares shall be Common Stock, of which 2,000,000,000 shares shall be Common Stock, $1 2/3 par value ("Common Stock"), 1,000,000,000 shares shall be Class E Common Stock, $0.10 par value ("Class E Common Stock") and 600,000,000 shares shall be Class H Common Stock, $0.10 par value ("Class H Common Stock").

DIVISION I:
COMMON STOCK, CLASS E COMMON STOCKAND CLASS H COMMON STOCK.

  The Common Stock, the Class E Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative rights, privileges and restrictions of the shares of each class are as follows:

 (a) Dividend Rights.

  Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock, the Class E Common Stock and the Class H Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

  (1) Dividends on Common Stock.

  Dividends on Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available therefor reduced by an amount equal to the sum of (A) the paid in surplus attributable to the Class E Common Stock; (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of EDS (as defined in subparagraph (a)(5)) earned since the date of the acquisition by the Corporation of Electronic Data Systems Corporation, its subsidiaries and successors ("EDS"); (C) the paid in surplus attributable to the Class H Common Stock; and (D) (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of GMHE Hughes (as defined in subparagraph (a)(6) (a)(5)) earned since the date of the acquisition by the Corporation of GM Hughes Electronics Corporation, its subsidiaries and successors ("GMHE Hughes"). Dividends declared and paid with respect to shares of Common Stock and any adjustments to surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or
(ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amounts available for the payment of dividends on Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

  (2) Dividends on Class E Common Stock.

  Dividends on the Class E Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available therefor reduced by an amount equal to the sum of (A) the paid in surplus attributable to the Common Stock; (B) the paid in surplus attributable to the Class H Common Stock; and (C) the earned surplus of the Corporation exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of EDS earned since the date of the acquisition of EDS by the Corporation. Dividends declared and paid with respect to shares of Class E Common Stock and any adjustments to surplus resulting from either (i) the repurchase or issuance of any shares of Class E Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amounts available for the payment of dividends on Class E Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class E Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

  (3)(2) Dividends on Class H Common Stock

  Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available therefor reduced by an amount equal to the sum of (A) the paid in surplus attributable to the Common Stock; and (B) the paid in surplus attributable to the Class E Common Stock; and (C) the earned surplus of the Corporation exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of GMHE Hughes earned since the date of the acquisition of GMHE Hughes by the Corporation. Dividends declared and paid with respect to shares of Class H Common Stock and any adjustments to surplus resulting from either (i) the repurchase or issuance of any shares of Class H Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amounts available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall be at all times be solely in the discretion of the Board of Directors of the Corporation.

  (4)(3) Discrimination Among Between Common Stock, Class E Common Stock and Class H Common Stock

  The Board of Directors, subject to the provisions of subparagraphs (a)(1), and (a)(2) and (a)(3), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class E Common Stock, exclusively to the holders of Class H Common Stock or to the holders of any two or more of both such classes in equal or unequal amounts, notwithstanding the respective amounts of surplus available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

  (5)(4) Available Separate Consolidated Net Income of EDS.

  The "Available Separate Consolidated Net Income of EDS" for any period during which Electronic Data Systems Corporation (together with its subsidiaries and successors, "EDS") was a direct or indirect wholly-owned subsidiary of the Corporation shall mean the separate net income of EDS on a consolidated basis, determined in accordance with generally accepted accounting principles without giving effect to any adjustment which would result from accounting for the acquisition of EDS by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class E Common Stock outstanding during such accounting period and the denominator of which shall initially be 121,888,889; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class E Common Stock and stock dividends payable in shares of Class E Common Stock to holders of Class E Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to EDS or of cash or property of the Corporation to, or for the benefit of, employees of EDS in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of EDS in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by EDS to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class E Common Stock, and (v) to reflect the number of shares of Class E Common Stock repurchased by EDS and no longer outstanding; provided, that in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or EDS and, in the case of clause (iv) above, shall declare such payments by EDS to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of EDS for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of EDS shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

  (6)(5) Available Separate Consolidated Net Income of GMHE Hughes.

  The "Available Separate Consolidated Net Income of GMHE Hughes" shall mean the separate net income of GMHE Hughes on a consolidated basis, determined in accordance with generally accepted accounting principles without giving effect to any adjustment which would result from accounting for the acquisition of GMHE Hughes by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be 200,000,000; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to GMHE Hughes or of cash or property of the Corporation to, or for the benefit of, employees of GMHE Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of GMHE Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by GMHE Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, and (v) to reflect the number of shares of Class H Common Stock repurchased by GMHE Hughes and no longer outstanding; provided, that in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or GMHE Hughes and, in the case of clause (iv) above, shall declare such payments by GMHE Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of GMHE Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of GMHE Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

 (b) Voting Rights.

  The holders of Common Stock, Class E Common Stock and Class H Common Stock shall vote together as a single class on all matters; provided, however, that
(i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class E Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class E Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class E Common Stock; (iii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; (iv) any increase in the number of authorized shares of Class E Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock, Class E Common

Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class E Common Stock then outstanding, voting separately as a class; and (v)(iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock, Class E Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation; each holder of Class E Common Stock shall be entitled to one-quarter (0.25) of a vote, in person or by proxy, for each share of Class E Common Stock standing in his name on the stock transfer books of the Corporation, and each holder of Class H Common Stock shall be entitled to one-half (0.5) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation.

 (c) Exchangeability.

  (1) After December 31, 1994, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class E Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the applicable Exchange Rate (as defined in subparagraph (c)(7)); provided, that the Board of Directors may effect such recapitalization only if, during each of the five full fiscal years preceding such recapitalization, the Board of Directors has declared and paid cash dividends on the Class E Common Stock equal to or greater than the Class E Payout Ratio for such year (as defined in subparagraph (c)(3)) multiplied by the Available Separate Consolidated Net Income of EDS for the prior fiscal year.

  (2) After December 31, 1995, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the applicable Exchange Rate (as defined in subparagraph (c)(7)(c)(4)); provided, that the Board of Directors may effect such recapitalization only if, during each of the five full fiscal years preceding such recapitalization, the Board of Directors has declared and paid cash dividends on the Class H Common Stock equal to or greater than the Class H Payout Ratio for such year (as defined in subparagraph (c)(4)(c)(2)) multiplied by the Available Separate Consolidated Net Income of GMHE Hughes for the prior fiscal year.

  (3) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term "Class E Payout Ratio" shall mean, for any fiscal year, the lesser of
(A) 0.25 or (B) the quotient of (x) the total cash dividends paid on the Common Stock in respect of such fiscal year, divided by (y) (i) the consolidated net income of the Corporation and its subsidiaries for such fiscal year minus (ii) the Available Separate Consolidated Net Income of EDS for such fiscal year minus (iii) the Available Separate Consolidated Net Income of GMHE for such fiscal year; provided, that nothing in this paragraph
(c) shall be deemed to limit or restrict the authority of the Board of Directors of the Corporation to declare and pay dividends on Class E Common Stock and Common Stock at such times and in such amounts as the Board of Directors in its sole discretion (subject to paragraph (a)) may determine.

  (4)(2) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term "Class H Payout Ratio" shall mean, for any fiscal year, the lesser of (A) 0.25 or (B) the quotient of (x) the total cash dividends paid on the Common Stock in respect of such fiscal year, divided by (y) (i) the consolidated net income of the Corporation and its subsidiaries for such fiscal year minus (ii) the Available Separate Consolidated Net Income of EDS for any portion of such fiscal year during which EDS was a direct or indirect wholly owned subsidiary of the Corporation, minus (iii) the Available Separate Consolidated Net Income of GMHE Hughes for such fiscal year; provided, that nothing in this paragraph (c) shall be deemed to limit or restrict the authority of the Board of

Directors of the Corporation to declare and pay dividends on Class H Common Stock and Common Stock at such times and in such amounts as the Board of Directors in its sole discretion (subject to paragraph (a)) may determine.

  (5) In the event of the sale, transfer, assignment or other disposition by the Corporation of the business of EDS substantially as an entirety to a person, entity or group of which the Corporation is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class E Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class E Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the applicable Exchange Rate (as defined in subparagraph (c)(7)).

  (6)(3) In the event of the sale, transfer, assignment or other disposition by the Corporation of substantially all of the business of Hughes Aircraft Company, its subsidiaries and successors or of substantially all of the other business of GMHE Hughes to a person, entity or group of which the Corporation is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the applicable Exchange Rate (as defined in subparagraph
(c)(7)(c)(4)).

  (7)(4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term "Exchange Rate" applicable to the Class E Common Stock and to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class E Common Stock and Class H Common Stock, respectively, shall be exchangeable pursuant to subparagraphs (c)(1) and
(c)(5) or (c)(2) and (c)(6)(c)(3), as the case may be, of this paragraph (c) determined as follows: Each share of Class E Common Stock or Class H Common Stock, as the case may be, shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(8) or (c)(9), as the case may be), of such Class E Common Stock or (c)(5)) of such Class H Common Stock by
(ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.

  (8) For purposes of computing the Exchange Rate applicable to the Class E Common Stock pursuant to this paragraph (c) of Division I of this Article FOURTH, the Average Market Price Per Share of Common Stock or Class E Common Stock, as the case may be, shall mean the average of the daily closing prices per share for such Common Stock or Class E Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(12)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(5), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. The closing price for each day shall be the closing sales price as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class E Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automatic Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee or Executive Committee of the Corporation for that purpose.

  (9)(5) For purposes of computing the Exchange Rate applicable to the Class H Common Stock pursuant to this paragraph (c) of Division I of this Article FOURTH, the Average Market Price Per Share of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the daily closing prices per share for such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(2)(c)(1), the date the Exchange Notice (as defined in subparagraph (c)(12))(c)(8)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(6)(c)(3), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. The closing price for each day shall be the closing sales price as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee or Executive Committee of the Corporation for that purpose.

  (10)(6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class E Common Stock or Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class E Common Stock or Class H Common Stock, as the case may be, who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder's certificate or certificates representing shares of Class E Common Stock or Class H Common Stock, receive a cash payment (without interest) (the "Fractional Payment") equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock on the Exchange Date (as defined in subparagraph (c)(12))(c)(8)).

  (11)(7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class E Common Stock or Class H Common Stock; provided, however, that if the Exchange Date with respect to Class E Common Stock or Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

  (12)(8) At such time or times as the Corporation exercises it right to cause all of the shares of Class E Common Stock or Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) or (c)(2) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class E Common Stock or Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph (c)(5) or
(c)(6)(c)(3) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class E Common Stock or Class H Common Stock, as the case may be, whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the "Exchange Notice"), in the case of an exchange in accordance with subparagraph

(c)(1) or (c)(2) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the "Exchange Date"), and in the case of an exchange in accordance with subparagraph (c)(5) or (c)(6)(c)(3) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation's books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing Common Stock to be received upon exchange of shares of Class E Common Stock or Class H Common Stock, as the case may be, shall be upon surrender of certificates representing such shares of Class E Common Stock or Class H Common Stock.

  (13)(9) Before any holder of shares of Class E Common Stock or Class H Common Stock shall be entitled to receive certificates representing such shares of Common Stock, he shall surrender at such office as the Corporation shall specify certificates for such shares of Class E Common Stock or Class H Common Stock, as the case may be, duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of certificates representing such shares of Class E Common Stock or Class H Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class E Common Stock or Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing the number of whole shares of Common Stock to which he shall be entitled as aforesaid, together with the Fractional Payment, if any.

  (14)(10) From and after any applicable the Exchange Date, all rights of a holder of shares of Class E Common Stock or Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right, upon surrender of the certificates representing such shares of Class E Common Stock or Class H Common Stock, as the case may be, to receive certificates representing shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(10)(c)(6) and (c)(13)(c)(9) of this paragraph (c) and rights to dividends as provided in subparagraph
(c)(11)(c)(7). No holder of a certificate which immediately prior to the applicable Exchange Date represented shares of Class E Common Stock or Class H Common Stock, as the case may be, shall be entitled to receive any dividend or other distribution with respect to shares of Common Stock until surrender of such holder's certificate for a certificate or certificates representing shares of Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after an the Exchange Date applicable to the Class E Common Stock or the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class E Common Stock or Class H Common Stock, as the case may be, which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class E Common Stock or Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

  (15)(11) If any certificate for shares of Common Stock is to be issued in a name other than that in which the certificate representing shares of Class E Common Stock or Class H Common Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the record holder of the certificate surrendered, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class E Common Stock or Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (16)(12) At such time as any Exchange Notice is delivered with respect to any shares of Class E Common Stock or Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class E Common Stock or Class H Common Stock, as the case may be, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class E Common Stock or Class H Common Stock specified or to be specified in the applicable Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class E Common Stock or Class H Common Stock, as the case may be, by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

 (d) Liquidation Rights.

  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock, Class E Common Stock and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph
(e) hereof, each share of Common Stock, Class E Common Stock and Class H Common Stock shall initially be entitled to liquidation units of one (1.0), one-quarter (0.25), and one-half (0.5), respectively.

 (e) Subdivision or Combination.

  (1) If after December 20, 1985, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock, Class E Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class E Common Stock and Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).

  (2) If after December 20, 1985, the Corporation shall distribute shares of Class E Common Stock or Class H Common Stock (such class being hereinafter referred to as the "Distributed Class") as a dividend (the "Dividend") on Common Stock (such class being hereinafter referred to as the "Recipient Class"), then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:

    (A) each holder of shares of any class other than the Recipient Class shall be entitled to, with respect to such holder's interest in each such class, the same percentage of the aggregate liquidation units of all shares of the Corporation's common stock immediately after the Dividend as such holder was entitled to, with respect to such holder's interest in such class immediately prior to the Dividend; and

    (B) each holder of shares of the Recipient Class shall be entitled to, with respect to such holder's interest in the Recipient Class and all shares of the Distributed Class issued with respect to such holder's shares of the Recipient Class, the same percentage of the aggregate liquidation units of all shares of the Corporation's common stock immediately after the Dividend as such holder was entitled to with respect to such holder's interest in the Recipient Class immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of the Recipient Class.

  Notwithstanding the foregoing provisions of this subparagraph (e)(2) or any other provision of this Article FOURTH, in the event of the payment of the first Dividend of Class H Common Stock on the Common Stock prior to September 16, 1986, no adjustment pursuant to this subparagraph (e)(2) shall be made to the liquidation rights of the Class H Common Stock, except to the extent that such Dividend shall exceed 20,000,000 shares of Class H Common Stock, but an adjustment shall be made to the liquidation rights of the Common Stock and the Class E Common Stock so that; (i) the ratio of the aggregate liquidation units of the Common Stock to the aggregate liquidation units of the Class E Common Stock, determined immediately prior to the Dividend, is the same as the ratio of the aggregate liquidation units of the Common Stock plus the Class H Common Stock distributed pursuant to the Dividend to the aggregate liquidation units of the Class E Common Stock, determined immediately after the Dividend; and (ii) the sum of the aggregate liquidation units of the Common Stock plus the Class E Common Stock, computed immediately prior to the Dividend, equals the sum of the aggregate liquidation units of the Common Stock plus the Class E Common Stock, computed immediately after the Dividend.

  In no event will any adjustments be made pursuant to this subparagraph
(e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.

  (3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation's Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation's common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.

DIVISION II:
PREFERRED STOCK.

  A statement of the relative rights of the holders of Preferred Stock and a statement of the limits of variation between each series of Preferred Stock as to rate of dividends and price of redemption, a statement of the provisions in these respects of the Preferred Stock-$5 Series and the Preferred Stock-$3.75 Series, and a statement of the voting powers and the designations, powers, privileges and rights, and the qualifications, limits or restrictions thereof of the various series thereof, except so far as the Board of Directors is expressly authorized to fix the same by resolution or resolutions for the various series of the Preferred Stock, are as follows:

  Preferred Stock of the Corporation may be issued in various series as may be determined from time to time by the Board of Directors, each such series to be distinctly designated, provided, however, that of the Preferred Stock authorized or to be authorized, 1,875,366 shares shall be designated as Preferred Stock-$5 Series and 1,000,000 shares shall be designated as Preferred Stock-$3.75 Series. The Board of Directors may from time to time authorize the issuance of Preferred Stock-$5 Series additional to the said 1,875,366 shares. All shares of any one series of Preferred Stock shall be alike in every particular, and all series shall rank equally and be identical in all respects except as to the dividend rate and the amount payable upon the exercise of the right to redeem.

  The dividend rate on the Preferred Stock-$5 Series shall be $5.00 per annum and no more, the dividend rate on the Preferred Stock-$3.75 Series shall be $3.75 per annum and no more, and the dividend on the Preferred Stock of each series additional to the $5 Series and the $3.75 Series shall be such rate as may be fixed by the Board of Directors in the resolution or resolutions providing for the issuance of the Preferred Stock of such series, and as shall be stated on the face or back of the certificates of stock therefor.

  The amount payable upon the exercise of the right to redeem the Preferred Stock-$5 Series shall be $120.00 a share and accrued dividends, the amount payable upon the exercise of the right to redeem the Preferred Stock-$3.75 Series shall be $100.00 a share and accrued dividends, and the amount payable on the exercise of the right to redeem Preferred Stock of each series additional to the $5 Series and the $3.75 Series shall be an amount as may be fixed by the Board of Directors in the resolution or resolutions providing for the issuance of the Preferred Stock of such series, and as shall be stated on the face or back of the certificates of stock therefor.

  All other provisions herein set forth in respect of the Preferred Stock of the Corporation shall apply to all the Preferred Stock of the Corporation, irrespective of any variations between the Preferred Stock of the different series.

  The holders of the Preferred Stock shall be entitled to receive cumulative dividends, when and as declared by the Board of Directors, at the rates fixed for the respective series in the Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of the respective series, and no more, payable quarterly on the dates to be fixed by the By-Laws. The periods between such dates commencing on such dates are herein designated as "dividend periods." Dividends on all shares of any one series shall commence to accrue and be cumulative from the first day of the current dividend period within which shares of such series are first issued, but in the event of the issue of additional shares of such series subsequent to the date of the first issue of said shares of such series, all dividends paid on the shares of such series prior to the issue of such additional shares and all dividends declared payable to holders of record of shares of such series of a date prior to such issue shall be deemed to have been paid in respect of the additional shares so issued. Such dividends on the Preferred Stock shall be in preference and priority to any payment on any other class of stock of the Corporation.

  The dividends on the Preferred Stock shall be cumulative and shall be payable before any dividend on the Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock shall be paid or set apart so that if in any year dividends a the rates determined for the respective series of the Preferred Stock shall not be paid thereon, the deficiency shall be payable before any dividend shall be paid upon or set apart for the Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock. Dividends shall not be declared and paid on the shares of Preferred Stock of any one series for any dividend period unless dividends have been or are contemporaneously paid or declared and set apart for payment thereof on the shares of Preferred Stock of all series, for all the dividend periods terminating on the same or an earlier date.

  Whenever all cumulative dividends on the Preferred Stock outstanding shall have been paid and a sum sufficient for the payment of the next ensuing quarterly dividend on the Preferred Stock outstanding shall have been set aside from the surplus or net profits, the Board of Directors may declare dividends on the Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock, payable then or thereafter, out of any remaining surplus or net profits, and no holders of any shares of any series of Preferred Stock, as such, shall be entitled to share therein; provided, however, that subsequent to the issue of any Preferred Stock herein provided to be issued, additional to 1,875,366 of Preferred Stock-$5 Series, no dividends other than dividends payable in Common Stock, Class E Common Stock or Class H Common Stock shall be paid on the Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock unless the aggregate of the Common Stock, Class E Common Stock and Class H Common Stock capital and surplus shall exceed $335,700,600 by an amount not less than $100.00 in respect of each such additional share of Preferred Stock issued and outstanding; and provided further, that no cash dividends shall be paid on the Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock after the issue of Preferred Stock so long as the net quick assets in excess of current liabilities of the Corporation are less than $75.00 in respect of each share of outstanding Preferred Stock. Net quick assets referred to above shall be made up of cash, drafts, notes and accounts receivable, inventories, and marketable securities, and the aforesaid current liabilities shall consist of obligations maturing within one year, as set forth in the books of the Corporation.

  At the option of the Board of Directors, the Preferred Stock shall be subject to redemption at the amounts fixed for the respective series in the Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of the respective series, together, in the case of each class or series, with accrued dividends on the shares to be redeemed, on any dividend paying date in such manner as the Board of Directors may determine.

  The holders of the Preferred Stock shall not have any voting power whatsoever, except upon the question of selling, conveying, transferring or otherwise disposing of the property and assets of the Corporation as an entirety and except as otherwise required by law; provided, however:.

  In the event that the Corporation shall fail to pay any dividend on the shares of any series of the Preferred Stock when it regularly becomes due, and failure to make such payment shall continue for a period of six months, the holders of the shares of Preferred Stock as a class, during the continuance of such non-payment and until the Corporation shall have paid all accrued dividends on the shares of all series of Preferred Stock, shall have the exclusive right to elect one quarter of the total number of directors of the Corporation.

  Unless the holders of at least three-fourths of the shares of Preferred Stock, as a class, then outstanding shall consent thereto either in writing or at a special meeting, the Corporation shall not mortgage or pledge or place any specific lien upon the whole or any part of the property of the Corporation, but this prohibition shall not be construed to apply to the execution of any purchase money mortgage or any other purchase money lien, nor to the assumption of any mortgage or other lien upon property purchased, nor to the renewal or renewals thereof or to substitutions therefor, in whole or in part, nor shall it prevent the Corporation at any time from pledging securities belonging to it for the purpose of securing cash to be used in the ordinary course of its business, provided such cash advances are procured upon its obligations which shall mature not more than three years from the date thereof; nor shall any amendment to any provision contained in this Certificate of Incorporation in reference to the rights and security of the holders of the Preferred Stock be authorized, unless such amendment is consented to by the holders of three-fourths of the shares of Preferred Stock then issued and outstanding.

DIVISION III:
PREFERENCE STOCK

  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of Preference Stock from time to time in one or more series of any number of shares, with a distinctive serial designation for each series, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preference Stock authorized by this Article FOURTH, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preference Stock from time to time adopted by the Board of Directors. Subject to said limitations, and provided that each series of Preference Stock shall rank junior to the Preferred Stock with respect to the payment of dividends and distributions in liquidation, each series of Preference Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
(e) may be made convertible into, or exchangeable for, shares of any other class or classes of or any other series of the same or any other class or classes of stock of the Corporation or any other issuer, at such price or prices or at such rates of exchange, and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such series of Preference Stock.

  Shares of any series of Preference Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preference Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preference Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preference Stock.

DIVISION IV:
MISCELLANEOUS.

  From time to time, the Preferred Stock, the Preference Stock, the Common Stock, the Class E Common Stock and the Class H Common Stock may be increased or decreased according to law, and may be issued in such amounts and proportions as shall be determined by the Board of Directors, and as may be permitted by law, except that no shares of Preferred Stock in addition to 1,875,366 shares of the Preferred Stock-$5 Series shall be issued unless the sum total of the Common Stock, Class E Common Stock and Class H Common Stock capital and surplus shall exceed $335,700,600 by an amount at least equal to $100.00 in respect of each additional share of the Preferred Stock to be issued.

  In the event of any liquidation or dissolution or winding up, whether voluntary or otherwise, of the Corporation, the holders of the Preferred Stock shall be entitled to be paid the redemption price of each series in full, as aforesaid, out of the assets whether capital or surplus, $100.00 a share, and, in every case, the unpaid dividends accrued on such shares, whether or not earned or declared, before any distribution of the assets to be distributed shall be made to the holders of Common Stock, Class E Common Stock or Class H Common Stock or any series of the Preference Stock; but the holders of such shares shall be entitled to no further participation in such distribution. If the assets distributable on such liquidation, dissolution or winding up shall be insufficient to permit the payment to the holders of the Preferred Stock of the full amount of $100.00 a share the redemption price of each series in full as aforesaid and accrued dividends as aforesaid, the said assets shall be distributed pro rata among the holders of the respective series of the Preferred Stock. After all payments are made as aforesaid, any required payments shall be made with respect to the Preference Stock, if any, outstanding, and the remaining assets and funds shall be divided among and paid to the holders of Common Stock, Class E Common Stock and Class H Common Stock pro rata in proportion to the respective per share liquidation units of such classes. The merger or consolidation of the Corporation into or with any other corporation shall not be or be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

  Any Preferred Stock, Preference Stock, Common Stock, Class E Common Stock or Class H Common Stock, authorized hereunder or under any amendment hereof, in the discretion of the Board of Directors, may be issued, except as herein otherwise provided, in payment for property or services, or as bonuses to employes of the Corporation or employes of subsidiary companies, or for other assets or securities including cash, necessary or desirable, in the judgment of the Board of Directors, to be purchased or acquired from time to time for the Corporation, or for any other lawful purpose of the Corporation.

  If it seems desirable so to do, the Board of Directors may from time to time issue scrip for fractional shares of stock. Such scrip shall not confer upon the holder any right to dividends or any voting or other rights of a stockholder of the Corporation, but the Corporation shall from time to time, within such time as the Board of Directors may determine or without limit of time if the Board of Directors so determines, issue one or more whole shares of stock upon the surrender of scrip for fractional shares aggregating the number of whole shares issuable in respect of the scrip so surrendered, provided that the scrip so surrendered shall be properly endorsed for transfer if in registered form.

                                   APPENDIX B

                               FAIRNESS OPINIONS

                                 APPENDIX B-1

                        MERRILL LYNCH FAIRNESS OPINION

      [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]


                                                                 March 31, 1996

Board of Directors
General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202-3091

Ladies and Gentlemen:

  General Motors Corporation ("GM") proposes to split off from GM (the "Split-Off") its wholly owned subsidiary Electronic Data Systems Holding Corporation (together with its subsidiaries, unless the context requires otherwise, "EDS") in accordance with the terms of a proposed merger agreement (the "Merger Agreement") to be entered into between GM and GM Mergeco Corporation, a wholly owned subsidiary of EDS ("Mergeco"), pursuant to which Mergeco will be merged with and into GM (the "Merger"). As a condition to the consummation of the Merger, EDS will contribute to the capital of Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, (i) each outstanding share of GM's Class E Common Stock, par value $0.10 per share (the "Class E Common Stock"), will be converted into one share of common stock, par value $0.01 per share, of EDS ("EDS Common Stock") and, upon such conversion, all such shares of Class E Common Stock will be cancelled and will cease to exist (the "Class E Common Stock Conversion"), (ii) GM's $1 2/3 Par Value Common Stock, par value $1 2/3 per share (the "$1 2/3 Common Stock"), and GM's Class H Common Stock, par value $0.10 per share (the "Class H Common Stock"), will remain outstanding and (iii) the Special Inter-Company Payment will become an asset of GM. You have advised us that GM has received a private letter ruling (the "Private Letter Ruling") from the Internal Revenue Service to the effect that the Split-Off will be treated as a tax-free exchange under
Section 355 of the Internal Revenue Code of 1986, as amended.

  In connection with the Split-Off, GM and EDS also propose to enter into a long-term master services agreement and certain related agreements (collectively, the "New MSA") governing certain of the terms on which EDS will provide information technology and other services to GM and its affiliates after the Split-Off. The New MSA modifies certain of the terms on which such services are provided under the Master Agreement effective as of September 1, 1985 between GM and EDS, as amended by the Addendum dated May 29, 1987, and certain related agreements (collectively, the "Current MSA"), including, among other things, (1) by giving GM and its affiliates the option, with respect to purchases of information technology services covered under the New MSA, to subject a portion of such purchases to competitive bidding and to source such purchases with bidders other than EDS, (2) by providing certain goals for EDS to meet in reducing the cost to GM and its affiliates of the services to be provided by EDS, (3) by lengthening, commencing in 1997, the time available to GM and its affiliates to make payments for services and (4) by providing for an initial term of 10 years following the consummation of the Split-Off, subject to renewal (such modifications being collectively referred to as the "MSA Modifications").

  GM and EDS also propose to enter into a separation agreement (the "Separation Agreement") and a tax allocation agreement (the "Tax Allocation Agreement"), which will establish certain transitional and other arrangements in connection with the Split-Off. Pursuant to the Separation Agreement, GM would provide EDS a $50 million allowance relating to the resolution of various uncertain, contingent or other matters arising directly or indirectly out of the separation of GM and EDS (the "Separation Allowance").

  You have advised us that, as of December 31, 1995, defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored by GM and certain of its subsidiaries (the "GM Pension Plans") were underfunded, on an SFAS No. 87 basis, and the projected benefit obligations exceeded plan assets by approximately $3 billion in the aggregate. You have also advised us that you expect that the Pension Benefit Guaranty Corporation (the "PBGC") will, in accordance with an agreement dated March 3, 1995 between GM and the PBGC, as amended on March 5, 1996 (the "GM-PBGC Agreement"), release EDS and its subsidiaries, upon consummation of the Merger, from all fixed or contingent liabilities under Title IV of ERISA with respect to the GM Pension Plans. In addition, you have advised us that, as of the date hereof, approximately 31% of the currently outstanding Class E Common Stock is held by the GM Special Hourly Employees Pension Trust (the "Hourly Plan Special Trust") and approximately 1% of such stock is held by the GM Salaried Employees Pension Trust (such holdings are collectively referred to as the "Plan Holdings").

  Under the Registration Rights Agreement (as defined below), the Hourly Plan Special Trust has certain registration rights with respect to the Class E Common Stock that it holds and will have the same rights with respect to the EDS Common Stock into which such stock will be converted in the Merger. The Registration Rights Agreement also contains certain restrictions on transfer of the shares of Class E Common Stock held by the Hourly Plan Special Trust (and the EDS Common Stock into which such Class E Common Stock will be converted in the Merger). The Hourly Plan Special Trust has agreed with GM, pursuant to a Transfer Agreement dated as of March 12, 1995 (the "Transfer Agreement"), to certain additional transfer restrictions intended to preserve the tax-free status of the Split-Off.

  The Merger and related transactions, including the making of the Special Inter-Company Payment and the execution and delivery of the New MSA, are collectively referred to herein as the "Transactions". The Special Inter-Company Payment, the Separation Allowance, the expenses of implementing the Transactions to be borne by GM and the financial effects on GM (excluding EDS) of (i) the MSA Modifications, (ii) the removal of certain potential conflicts between the business of EDS and certain other businesses of GM and its subsidiaries, (iii) any change in the market price of the Plan Holdings as a result of the Transactions and (iv) the Class E Common Stock Conversion are collectively referred to herein as the "Financial Effects of the Transactions".

  You have asked us to advise you with respect to the fairness, from a financial point of view, to GM and, accordingly, to GM's common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock, of the Financial Effects of the Transactions.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed GM's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, GM's audited financial statements for the year ended December 31, 1995, drafts of GM's Annual Report and Form 10-K for that year and GM's Forms 10-Q for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995;

    (2) Reviewed EDS's Annual Reports and related financial information for the five fiscal years ended December 31, 1994 and EDS's audited financial statements for the year ended December 31, 1995;

    (3) Conducted discussions with members of senior management of GM concerning their views regarding (a) the use of information technology services by GM in the future and (b) the strategic rationale for, and the financial effects on GM (excluding EDS) of, the Split-Off, including the financial benefits to GM of the removal of certain potential conflicts between the business of EDS and certain other businesses of GM and its subsidiaries;

    (4) Reviewed certain forecasts furnished to us by GM management of GM's future expenditures for information technology services;

    (5) Reviewed certain estimates furnished to us by GM management of the expenses of implementing the Transactions to borne by GM;

    (6) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of EDS, furnished to us by EDS;

    (7) Reviewed published reports of equity analysts regarding their expectations with respect to the future earnings of EDS and the impact of the Split-Off on such earnings;

    (8) Conducted discussions with members of senior management of EDS concerning their views regarding the strategic rationale for, and the financial effects on EDS of, the Split-Off and various strategic alternatives available to EDS, both as a wholly owned subsidiary of GM and as an independent, publicly traded company;

    (9) Compared certain financial ratios of EDS, on a pro forma basis giving effect to the Split-Off, to the financial ratios of certain companies that we deemed to be reasonably similar to EDS;

    (10) Reviewed the historical market prices for the Class E Common Stock to be converted into EDS Common Stock in the Split-Off and considered the potential impact of the Split-Off on the market price thereof;

    (11) Considered the financial benefits to GM of its rights of ownership and control of EDS (taking into account the terms of the Class E Common Stock and the GM Board's policies with respect to the exercise of such rights), all of which would terminate as a result of the Class E Common Stock Conversion;

    (12) Compared the financial terms of the Split-Off with the financial terms of certain transactions that we deemed to be relevant;

    (13) Considered the alternatives available to EDS and GM in developing and implementing strategic alliances and other strategic alternatives for EDS, as a wholly owned subsidiary of GM, with third parties;

    (14) Reviewed a draft dated March 27, 1996 of the Merger Agreement;

    (15) Reviewed a draft dated March 26, 1996 of the Separation Agreement and a draft dated March 28, 1996 of the Tax Allocation Agreement;

    (16) Reviewed the Current MSA and a draft dated March 22, 1996 of the New
  MSA;

    (17) Reviewed GM's Restated Certificate of Incorporation and By-laws;

    (18) Reviewed (a) the GM-PBGC Agreement, (b) the Escrow Agreement (the "Escrow Agreement") made as of March 5, 1996 by and among Bankers Trust Company (the "Escrow Agent"), the PBGC and GM and (c) forms of Releases and Covenants Not to Sue (the "PBGC Releases") to be provided pursuant to the GM-PBGC Agreement and held by the Escrow Agent in escrow pursuant to the Escrow Agreement;

    (19) Reviewed the Registration Rights Agreement (the "Registration Rights Agreement") dated March 12, 1995 between GM and United States Trust Company of New York and its affiliate, U.S. Trust Company of California, N.A., as trustees of the Hourly Plan Special Trust, and the Transfer Agreement;

    (20) Reviewed the Final Exemption published by the Department of Labor in the Federal Register dated March 15, 1995;

    (21) Reviewed the Private Letter Ruling and the request to the Internal Revenue Service for such ruling;

    (22) Reviewed a draft dated March 28, 1996 of the Solicitation Statement/Prospectus to be furnished to the holders of the $1 2/3 Common Stock, the Class H Common Stock and the Class E Common Stock; and

    (23) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by GM and EDS, and we have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of GM or

EDS or been furnished with any such evaluation or appraisal. With respect to the forecasts furnished by GM management of GM's future expenditures for information technology services, we have assumed that they are reasonably based and reflect the best currently available estimates and judgments of such management as to such expected expenditures. We have assumed that the executed PBGC Releases will be released from escrow in accordance with the terms of the Escrow Agreement. In addition, we have assumed that any appreciation in the market price of the Plan Holdings as a result of the Transactions will directly reduce GM's pension expense and unfunded pension liability. You have advised us that the consummation of the Transactions will not result in any default or similar event under any loan agreement, instrument of indebtedness or other contract of GM or EDS that will not be waived.

  Our opinion does not in any manner address the fairness of the Transactions to EDS or to the holders of Class E Common Stock, matters as to which our opinion has not been requested. Furthermore, we express no opinion as to the prices at which EDS Common Stock will trade subsequent to the Split-Off. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with the preparation of this opinion, we have not been authorized by GM or the GM Board of Directors to solicit, nor have we solicited, third-party indications of interest with respect to a business combination or other extraordinary transaction involving EDS or any of its assets. We wish to advise you that certain elements of the Transactions are not susceptible to precise quantification and that, in connection with the preparation of this opinion, we have made judgments and estimates that we consider reasonable and appropriate under the circumstances.

  We have acted as financial advisor to GM, its Board of Directors and the negotiating team designated by GM's Board of Directors to develop the terms of the Transactions from the perspective of the holders of the $1 2/3 Common Stock and the Class H Common Stock and will receive a fee for our services that is contingent upon the consummation of the Split-Off. We have also, in the past, provided financial advisory and financing services to GM (including financial advisory services in connection with GM's contribution of Class E Common Stock to the Hourly Plan Special Trust) and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the $1 2/3 Common Stock, the Class H Common Stock, the Class E Common Stock and other securities of GM for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that the Financial Effects of the Transactions are fair, from a financial point of view, to GM and, accordingly, to GM's common stockholders after consummation of the Merger, namely the holders of the $1 2/3 Common Stock and the Class H Common Stock.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH
                                                       INCORPORATED

                                 APPENDIX B-2

                       LEHMAN BROTHERS FAIRNESS OPINION

                       [Lehman Brothers Inc. Letterhead]

                                                                 March 31, 1996

General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202
Attention: Board of Directors

Members of the Board:

  We understand that the Board of Directors (the "General Motors Board") of General Motors Corporation ("General Motors") is considering a tax-free split-off (the "Split-Off") of General Motors' wholly owned subsidiary, Electronic Data Systems Holding Corporation, a Delaware corporation ("EDS"). The Split-Off will be accomplished through a merger (the "Merger") of GM Mergeco Corporation ("Mergeco") with and into General Motors pursuant to the proposed Agreement and Plan of Merger to be entered into between General Motors and Mergeco (the "Merger Agreement"), with General Motors as the surviving corporation in the Merger. Mergeco is an indirectly wholly owned subsidiary of EDS organized for the purpose of effecting the Split-Off. In the Merger, each outstanding share of Class E Common Stock, $.10 par value per share, of General Motors ("Class E Common Stock") will be converted into one share of EDS common stock, $0.01 par value per share (the "EDS Common Stock"). There will be attached to each share of EDS Common Stock a purchase right for EDS Series A Junior Participating Preferred Stock. As a result of the Split-Off, EDS will become an independent, publicly held company, holders of the Class E Common Stock will become stockholders of EDS rather than of General Motors, and the Class E Common Stock will cease to exist. The terms and conditions of the proposed Split-Off are set forth in more detail in the draft, dated March 27, 1996, of the joint Solicitation Statement/Prospectus of General Motors and EDS (the "Statement").

  Immediately prior to and as a condition of the consummation of the Merger, EDS will contribute to Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, all of the assets of Mergeco, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. Immediately before the Merger, General Motors and EDS will enter into a new master service agreement (the "Master Services Agreement") pursuant to which EDS will continue to serve as General Motors' principal supplier of information technology services for an initial term of ten years following the Split-Off, which may be extended by agreement of the parties. The information technology and other services to be provided by EDS under the Master Services Agreement will generally be similar to those provided to General Motors under an existing master agreement between General Motors and EDS (the "Existing Master Services Agreement"). However, the Master Services Agreement will reflect certain significant changes to the pricing and terms under which such services are to be provided by EDS. Additionally, General Motors and EDS will enter into a Separation Agreement and certain related agreements, including a Tax Allocation Agreement (collectively, the "Separation Agreement"), establishing certain arrangements between General Motors and EDS deemed necessary by General Motors and EDS in order to address various business, legal and regulatory issues resulting from the Split-Off. The Merger and the related transactions, including the Special Inter-Company Payment, the Split-Off Changes (as defined below) effected pursuant to the execution and delivery of the Master Services Agreement and the execution and delivery of the Separation Agreement are collectively referred to as the "Split-Off Transactions".

  We have been engaged by General Motors to act as financial advisor to a team appointed by the General Motors Board (the "E Team") which has been charged with negotiating the terms and conditions of the proposed Split-Off from the perspective of the holders of the Class E Common Stock. We have been requested to render to the General Motors Board our opinion with respect to the fairness, from a financial point of view, to the holders of Class E Common Stock, of the financial effect of the Split-Off Transactions taken as a whole and in connection with such opinion to provide our financial advice to General Motors and its Board of Directors. We have not been requested to opine as to, and our opinion does not in any manner address, General Motors' or EDS' underlying business decision to proceed with or effect the proposed Split-Off Transactions.

  In arriving at our opinion, we reviewed, among other things, (1) historical financial statements of EDS and certain other historical financial and operating data of EDS, (2) historical financial statements of General Motors,
(3) certain publicly available information with respect to EDS and General Motors, (4) certain projected financial data with respect to EDS, both with and without giving effect to the Split-Off, prepared by EDS management, (5) reported prices and trading activity for the Class E Common Stock, (6) drafts of the Statement, (7) the terms of the Class E Common Stock as set forth in General Motors' certificate of incorporation as currently in effect, (8) the terms of the EDS Common Stock as set forth in EDS' certificate of incorporation as currently in effect, (9) the private letter ruling received by General Motors from the IRS with respect to the tax-free nature of the Split-Off, (10) a summary of terms for the Master Services Agreement provided to the General Motors Board in connection with its March 31, 1996 meeting,
(11) the Registration Rights Agreement, dated March 12, 1995 between General Motors and the Trustees of the General Motors Hourly Plan Pension Trust and
(12) the Shareholder Rights Agreement between EDS and Bank of New York dated as of March 12, 1996. In addition, we have held discussions with management of EDS, and in certain cases management of General Motors, with respect to, among other things, (1) the operations and financial condition of EDS and the plans of EDS management with respect to the business and affairs of EDS both prior to and after the Split-Off, (2) the projected financial data for EDS prepared by EDS management, (3) the benefits and detriments to EDS of ownership by General Motors, (4) the expected impact of the Split-Off Transactions on EDS' operations and the financial and strategic flexibility of EDS, and the new business opportunities available to EDS, after the Split-Off, (5) certain terms of (A) the Agreement, dated March 3, 1995, between General Motors and the Pension Benefit Guaranty Corporation (the "GM-PBGC Agreement"), (B) the Existing Master Services Agreement and the proposed Master Services Agreement, and certain other information technology services agreements to be entered into in connection with the Master Services Agreement, and (C) the proposed Separation Agreement, and (6) the effect of the Master Services Agreement (including the related changes to the terms of the underlying services agreements, and certain other information technology services agreements to be entered into in connection with the Master Services Agreement, to the extent that they relate to the financial effect of the Master Services Agreement as projected by EDS management) and the Separation Agreement on the business, results of operations and financial condition of EDS and on the business relationship between General Motors and EDS (including, but not limited to, their relationship as customer and vendor, respectively). In addition, we undertook such other studies, analyses and investigations as we deemed appropriate for purposes of rendering our opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of EDS and General Motors that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projected financial data of EDS prepared by EDS management (which reflect, among other things, with respect to periods following the Split-Off, estimates of the expected value of certain benefits to be derived by EDS from the Split-Off), upon the advice of EDS management and with your consent we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of EDS management as to the expected future prospects and financial performance of EDS, and we have relied on such projections in rendering our opinion. With respect to the estimates prepared by EDS management of the value of certain benefits and detriments of the Split-Off to EDS, with your consent, we have relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of EDS management as to such benefits and detriments. We also took into account and considered your determination, as described in the Statement, that a split-off of EDS would be proposed only in a transaction that would not result in the recapitalization of shares of Class E Common Stock into Common Stock, $1 2/3 par value, of General Motors at a 120% exchange ratio as provided for under certain circumstances under the terms of General Motors' certificate of incorporation. Furthermore, we believe that following the Split-Off, the EDS Common Stock would very likely be included in the Standard and Poor's 500 Index, and we have rendered our opinion on that basis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of EDS and have not made or obtained any evaluations or appraisals of the assets or liabilities of EDS. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of EDS, its business or the Class E Common Stock. We have not been asked to, and we do not, express an opinion as to the prices at which EDS Common Stock will actually trade following the Merger and we can provide no assurance that the trading price of a share of EDS Common Stock following the Split-Off will be equal to or in excess of the trading price of a share of Class E Common Stock prior to the Split-Off. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  In connection with the review of the financial effect on EDS of the Master Services Agreement, both EDS management and General Motors management advised us that certain changes would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off. EDS management identified to us those changes that EDS management believed would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off, the financial effect of which, as projected by EDS management, would begin to impact EDS in 1996 and continue over time. The changes to the Existing Master Services Agreement which would have been made in the absence of the Split-Off are referred to herein as the "Base Changes." Under different base cases identified by EDS management, the Base Changes assumed to occur vary to the extent they reflect different assumptions regarding certain rate reductions and changes in payment terms. General Motors management advised us that General Motors management believed that changes that differ from or are in addition to the Base Changes identified by EDS management, which changes, taken as a whole, would have been more favorable to General Motors and less favorable to EDS than the Base Changes identified by EDS management, would have been made to the Existing Master Services Agreement even in the absence of the Split-Off. No assurances can be given as to exactly which changes to the Existing Master Service Agreement would have been implemented absent the Split-Off or which changes might be implemented in the future if the Split-Off is not consummated.

  In considering the fairness, from a financial point of view, to holders of Class E Common Stock of the financial effect of the Split-Off Transactions taken as a whole, we have considered, among other things, (1) the $500 million Special Inter-Company Payment which was recommended to the General Motors Board by the Capital Stock Committee on March 22, 1996 and is proposed to be approved as of the date hereof in connection with the Split-Off Transactions,
(2) the allowance of $50 million provided to EDS under the Separation Agreement (and in rendering our opinion, with your consent, we assumed that a substantial amount of such allowance will be used for the benefit of EDS under the Separation Agreement), (3) that EDS management has estimated that, as a result of the allowance identified in the immediately preceding clause, there will be no net payments made by EDS to General Motors under the terms of the Separation Agreement (other than payments, if any, to be made under the provisions thereof with respect to indemnification obligations or the allocation of contingent liabilities, to which we gave no effect in rendering this opinion), (4) the financial effect on EDS, as projected by EDS management, of the changes other than the Base Changes (such changes being referred to herein as the "Split-Off Changes") effected pursuant to the Master Services Agreement, (5) the financial effect, as projected by EDS management, of projected declines following the Split-Off in sales of certain goods and services provided by EDS to General Motors and its affiliates other than under the Existing Master Services Agreement or the Master Services Agreement, as the case may be, (6) transaction costs, estimated by EDS management and (7) certain estimated benefits of the Split-Off to EDS or holders of Class E Common Stock, including (A) the Derivative Stock Differential (as defined in the Statement), (B) the value of the inclusion of the EDS Common Stock in the Standard & Poor's 500 Index, (C) the value to EDS of the removal of certain limitations on EDS' ability to participate in major strategic alliances (including among others, mergers and acquisitions which can be effected using EDS Common Stock), which was estimated by EDS management to be at least $500 million and (D) the present value to EDS of projected new business growth and customer relationships, which was estimated by EDS management. Accordingly, to the extent described herein, we took into account and considered certain benefits as estimated by EDS management that may be realized by EDS as a result of the opportunity to pursue the business purposes of the Split-Off.

  At the request of the E Team, and with your consent, we have assumed that the Base Changes would have been made to the Existing Master Services Agreement in 1996 even in the absence of the Split-Off (or any other change in the nature of General Motors' ownership of EDS), and that the financial effect thereof would begin in 1996 and continue over time as reflected in the projections prepared by EDS management and therefore, in performing our analyses in connection with rendering this opinion, at the request of the E Team and with your consent, we did not address, and gave no effect to, the financial effect on EDS or holders of Class E Common Stock of the Base Changes effected pursuant to the Master Services Agreement. Based on information regarding the historical financial and operating results of EDS and discussions with EDS management, if neither the Base Changes nor any other significant modifications to the terms of the Existing Master Services Agreement would have been made in the absence of a Split-Off, then the decrement in the present value of cash flows attributable to goods and services projected by EDS management to be provided to General Motors and its affiliates in accordance with the terms of the Existing Master Services Agreement (both under analyses performed on a consolidated company basis for EDS (including goods and services provided to General Motors and its affiliates and to all other customers) and under analyses performed on a basis reflecting only goods and services provided to General Motors and affiliates under the terms of the Existing Master Services Agreement) resulting from changes to the Existing Master Services Agreement arising as a result of the Split-Off would have been significantly larger than under the analyses we have conducted. At the request of the E Team and with your consent, we did not consider, and gave no effect to, contingent liabilities or indemnification obligations of EDS arising under the Separation Agreement or otherwise in connection with the Split-Off. At the request of the E Team, upon the advice of General Motors management and its legal and accounting advisors, and with your consent, we also assumed that the proposed Merger would be tax free to the holders of Class E Common Stock receiving EDS Common Stock in the Merger and that the Unconditional Releases under the GM-PBGC Agreement would become effective as of the effectiveness of the Merger.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the financial effect of the Split-Off Transactions taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock.

  We have been engaged by General Motors to act as financial advisor to the E Team in connection with the Split-Off. We have been advised by you that it is intended that our fee will be paid by EDS. A significant portion of our fee is contingent on consummation of the Split-Off. In addition, General Motors has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for each of General Motors and EDS in the past (including representation of General Motors and EDS in connection with the 1995 contribution by General Motors of approximately 173 million shares of Class E Common Stock to the General Motors Hourly Plan Special Trust) and have received customary fees for such services. In March 1996, two of the senior investment bankers actively involved in the transaction for Lehman Brothers in its capacity as financial advisor to the E Team joined Morgan Stanley, at which time Morgan Stanley also began advising the E Team. Since such time, Morgan Stanley and Lehman Brothers have performed their services in cooperation, both relying to a significant degree on the due diligence of those two individuals. However, Lehman Brothers has performed its own independent internal review and analysis in arriving at this opinion.

  In the ordinary course of our business, we actively trade in the debt and equity securities of General Motors, including the Class E Common Stock, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of General Motors, the Capital Stock Committee of the Board of Directors of General Motors, the E Team and the Board of Directors of EDS and is rendered to the General Motors Board in connection with its consideration of the Split-Off Transactions. This opinion is not intended to be and does not constitute a recommendation to any holder of Class E Common Stock, or any other class of capital stock of General Motors, as to whether such stockholder should consent to the Transactions (as defined in the Statement).

                                          Very truly yours,

                                          [Lehman Brothers Inc.]

                                 APPENDIX B-3

                        MORGAN STANLEY FAIRNESS OPINION



                [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]


                                                                 March 31, 1996

General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202
Attention: Board of Directors

Members of the Board:

  We understand that the Board of Directors (the "General Motors Board") of General Motors Corporation ("General Motors") is considering a tax-free split-off (the "Split-Off") of General Motors' wholly owned subsidiary, Electronic Data Systems Holding Corporation, a Delaware corporation ("EDS"). The Split-Off will be accomplished through a merger (the "Merger") of GM Mergeco Corporation ("Mergeco") with and into General Motors pursuant to the proposed Agreement and Plan of Merger to be entered into between General Motors and Mergeco (the "Merger Agreement"), with General Motors as the surviving corporation in the Merger. Mergeco is an indirectly wholly owned subsidiary of EDS organized for the purpose of effecting the Split-Off. In the Merger, each outstanding share of Class E Common Stock, $.10 par value per share, of General Motors ("Class E Common Stock") will be converted into one share of EDS common stock, $0.01 par value per share (the "EDS Common Stock"). There will be attached to each share of EDS Common Stock a purchase right for EDS Series A Junior Participating Preferred Stock. As a result of the Split-Off, EDS will become an independent, publicly held company, holders of the Class E Common Stock will become stockholders of EDS rather than of General Motors, and the Class E Common Stock will cease to exist. The terms and conditions of the proposed Split-Off are set forth in more detail in the draft, dated March 27, 1996, of the joint Solicitation Statement/Prospectus of General Motors and EDS (the "Statement").

  Immediately prior to and as a condition of the consummation of the Merger, EDS will contribute to Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, all of the assets of Mergeco, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. Immediately before the Merger, General Motors and EDS will enter into a new master service agreement (the "Master Services Agreement") pursuant to which EDS will continue to serve as General Motors' principal supplier of information technology services for an initial term of ten years following the Split-Off which may be extended by agreement of the parties. The information technology and other services to be provided by EDS under the Master Services Agreement will generally be similar to those provided to General Motors under an existing master agreement between General Motors and EDS (the "Existing Master Services Agreement"). However, the Master Services Agreement will reflect certain significant changes to the pricing and terms under which such services are to be provided by EDS. Additionally, General Motors and EDS will enter into a Separation Agreement and certain related agreements, including a Tax Allocation Agreement (collectively, the "Separation Agreement"), establishing certain arrangements between General Motors and EDS deemed necessary by General Motors and EDS in order to address various business, legal and regulatory issues resulting from the Split-Off. The Merger and the related transactions, including the Special Inter-Company Payment, the

Split-Off Changes (as defined below) effected pursuant to the execution and delivery of the Master Services Agreement and the execution and delivery of the Separation Agreement are collectively referred to as the "Split-Off Transactions".

  We have been engaged by General Motors to act as financial advisor to a team appointed by the General Motors Board (the "E Team") which has been charged with negotiating the terms and conditions of the proposed Split-Off from the perspective of the holders of the Class E Common Stock. We have been requested to render to the General Motors Board our opinion with respect to the fairness, from a financial point of view, to the holders of Class E Common Stock, of the financial effect of the Split-Off Transactions taken as a whole and in connection with such opinion to provide our financial advice to General Motors and its Board of Directors. We have not been requested to opine as to, and our opinion does not in any manner address, General Motors' or EDS' underlying business decision to proceed with or effect the proposed Split-Off Transactions.

  In arriving at our opinion, we reviewed, among other things, (1) historical financial statements of EDS and certain other historical financial and operating data of EDS, (2) historical financial statements of General Motors,
(3) certain publicly available information with respect to EDS and General Motors, (4) certain projected financial data with respect to EDS, both with and without giving effect to the Split-Off, prepared by EDS management, (5) reported prices and trading activity for the Class E Common Stock, (6) drafts of the Statement, (7) the terms of the Class E Common Stock as set forth in General Motors' certificate of incorporation as currently in effect, (8) the terms of the EDS Common Stock as set forth in EDS' certificate of incorporation as currently in effect, (9) the private letter ruling received by General Motors from the IRS with respect to the tax-free nature of the Split-Off, (10) a summary of terms for the Master Services Agreement provided to the General Motors Board in connection with its March 31, 1996 meeting,
(11) the Registration Rights Agreement, dated March 12, 1995 between General Motors and the Trustees of the General Motors Hourly Plan Pension Trust and
(12) the Shareholder Rights Agreement between EDS and Bank of New York dated as of March 12, 1996. In addition, we have held discussions with management of EDS, and in certain cases management of General Motors, with respect to, among other things, (1) the operations and financial condition of EDS and the plans of EDS management with respect to the business and affairs of EDS both prior to and after the Split-Off, (2) the projected financial data for EDS prepared by EDS management, (3) the benefits and detriments to EDS of ownership by General Motors, (4) the expected impact of the Split-Off Transactions on EDS' operations and the financial and strategic flexibility of EDS, and the new business opportunities available to EDS, after the Split-Off, (5) certain terms of (A) the Agreement, dated March 3, 1995, between General Motors and the Pension Benefit Guaranty Corporation (the "GM-PBGC Agreement"), (B) the Existing Master Services Agreement and the proposed Master Services Agreement, and certain other information technology services agreements to be entered into in connection with the Master Services Agreement, and (C) the proposed Separation Agreement, and (6) the effect of the Master Services Agreement (including the related changes to the terms of the underlying services agreements, and certain other information technology services agreements to be entered into in connection with the Master Services Agreement, to the extent that they relate to the financial effect of the Master Services Agreement as projected by EDS management) and the Separation Agreement on the business, results of operations and financial condition of EDS and on the business relationship between General Motors and EDS (including, but not limited to, their relationship as customer and vendor, respectively). In addition, we undertook such other studies, analyses and investigations as we deemed appropriate for purposes of rendering our opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of EDS and General Motors that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projected financial data of EDS prepared by EDS management (which reflect, among other things, with respect to periods following the Split-Off, estimates of the expected value of certain benefits to be derived by EDS from the Split-Off), upon the advice of EDS management and with your consent we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of EDS management as to the expected future prospects and financial performance of EDS, and we have relied on such projections in rendering our opinion. With respect to the estimates prepared by EDS management of the value of certain benefits and detriments of the Split-Off to EDS, with your consent, we have relied on such estimates and assumed that they were reasonably prepared and reflected the best currently available judgments of EDS management as to such benefits and detriments. We also took into account and considered your determination, as described in the Statement, that a split-off of EDS would be proposed only in a transaction that would not result in the recapitalization of shares of Class E Common Stock into Common Stock, $1 2/3 par value, of General Motors at a 120% exchange ratio as provided for under certain circumstances under the terms of General Motors' certificate of incorporation. Furthermore, we believe that following the Split-Off, the EDS Common Stock would very likely be included in the Standard and Poor's 500 Index, and we have rendered our opinion on that basis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of EDS and have not made or obtained any evaluations or appraisals of the assets or liabilities of EDS. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of EDS, its business or the Class E Common Stock. We have not been asked to, and we do not, express an opinion as to the prices at which EDS Common Stock will actually trade following the Merger and we can provide no assurance that the trading price of a share of EDS Common Stock following the Split-Off will be equal to or in excess of the trading price of a share of Class E Common Stock prior to the Split-Off. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  In connection with the review of the financial effect on EDS of the Master Services Agreement, both EDS management and General Motors management advised us that certain changes would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off. EDS management identified to us those changes that EDS management believed would have been made to the Existing Master Services Agreement commencing in 1996 even in the absence of the Split-Off, the financial effect of which, as projected by EDS management, would begin to impact EDS in 1996 and continue over time. The changes to the Existing Master Services Agreement which would have been made in the absence of the Split-Off are referred to herein as the "Base Changes." Under different base cases identified by EDS management, the Base Changes assumed to occur vary to the extent they reflect different assumptions regarding certain rate reductions and changes in payment terms. General Motors management advised us that General Motors management believed that changes that differ from or are in addition to the Base Changes identified by EDS management, which changes, taken as a whole, would have been more favorable to General Motors and less favorable to EDS than the Base Changes identified by EDS management, would have been made to the Existing Master Services Agreement even in the absence of the Split-Off. No assurances can be given as to exactly which changes to the Existing Master Service Agreement would have been implemented absent the Split-Off or which changes might be implemented in the future if the Split-Off is not consummated.

  In considering the fairness, from a financial point of view, to holders of Class E Common Stock of the financial effect of the Split-Off Transactions taken as a whole, we have considered, among other things, (1) the $500 million Special Inter-Company Payment which was recommended to the General Motors Board by the Capital Stock Committee on March 22, 1996 and is proposed to be approved as of the date hereof in connection with the Split-Off Transactions,
(2) the allowance of $50 million provided to EDS under the Separation Agreement (and in rendering our opinion, with your consent, we assumed that a substantial amount of such allowance will be used for the benefit of EDS under the Separation Agreement), (3) that EDS management has estimated that, as a result of the allowance identified in the immediately preceding clause, there will be no net payments made by EDS to General Motors under the terms of the Separation Agreement (other than payments, if any, to be made under the provisions thereof with respect to indemnification obligations or the allocation of contingent liabilities, to which we gave no effect in rendering this opinion), (4) the financial effect on EDS, as projected by EDS management, of the changes other than the Base Changes (such changes being referred to herein as the "Split-Off Changes") effected pursuant to the Master Services Agreement, (5) the financial effect, as projected by EDS management, of projected declines following the Split-Off in sales of certain goods and services provided by EDS to General Motors and its affiliates other than under the Existing Master Services Agreement or the Master Services Agreement, as the case may be, (6) transaction costs, estimated by EDS management and (7) certain estimated benefits of the Split-Off to EDS or holders of Class E Common Stock, including (A) the Derivative Stock Differential (as defined in the Statement), (B) the value of the inclusion of the EDS Common Stock in the Standard & Poor's 500 Index, (C) the value to EDS of the removal of certain limitations on EDS' ability to participate in major strategic alliances (including among others, mergers and acquisitions which can be effected using EDS Common Stock), which was estimated by EDS management to be at least $500 million and (D) the present value to EDS of projected new business growth and customer relationships, which was estimated by EDS management. Accordingly, to the extent described herein, we took into account and considered certain benefits as estimated by EDS management that may be realized by EDS as a result of the opportunity to pursue the business purposes of the Split-Off.

  At the request of the E Team, and with your consent, we have assumed that the Base Changes would have been made to the Existing Master Services Agreement in 1996 even in the absence of the Split-Off (or any other change in the nature of General Motors' ownership of EDS), and that the financial effect thereof would begin in 1996 and continue over time as reflected in the projections prepared by EDS management and therefore, in performing our analyses in connection with rendering this opinion, at the request of the E Team and with your consent, we did not address, and gave no effect to, the financial effect on EDS or holders of Class E Common Stock of the Base Changes effected pursuant to the Master Services Agreement. Based on information regarding the historical financial and operating results of EDS and discussions with EDS management, if neither the Base Changes nor any other significant modifications to the terms of the Existing Master Services Agreement would have been made in the absence of a Split-Off, then the decrement in the present value of cash flows attributable to goods and services projected by EDS management to be provided to General Motors and its affiliates in accordance with the terms of the Existing Master Services Agreement (both under analyses performed on a consolidated company basis for EDS (including goods and services provided to General Motors and its affiliates and to all other customers) and under analyses performed on a basis reflecting only goods and services provided to General Motors and affiliates under the terms of the Existing Master Services Agreement) resulting from changes to the Existing Master Services Agreement arising as a result of the Split-Off would have been significantly larger than under the analyses we have conducted. At the request of the E Team and with your consent, we did not consider, and gave no effect to, contingent liabilities or indemnification obligations of EDS arising under the Separation Agreement or otherwise in connection with the Split-Off. At the request of the E Team, upon the advice of General Motors management and its legal and accounting advisors, and with your consent, we also assumed that the proposed Merger would be tax free to the holders of Class E Common Stock receiving EDS Common Stock in the Merger and that the Unconditional Releases under the GM-PBGC Agreement would become effective as of the effectiveness of the Merger.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the financial effect of the Split-Off Transactions taken as a whole is fair, from a financial point of view, to the holders of Class E Common Stock.

  We have been engaged by General Motors to act as financial advisor to the E Team in connection with the Split-Off. We have been advised by you that it is intended that our fee will be paid by EDS. A significant portion of our fee is contingent on consummation of the Split-Off. In addition, General Motors has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In addition, certain senior personnel providing financial advice to the E Team and involved in rendering this opinion represented General Motors in connection with its acquisition of EDS and the related creation and issuance of the Class E Common Stock. In March 1996, two of the senior investment bankers actively involved in the transaction for Lehman Brothers in its capacity as financial advisor to the E Team joined Morgan Stanley, at which time Morgan Stanley also began advising the E Team. Since such time as Morgan Stanley also began acting in this capacity, it and Lehman Brothers have performed their services in cooperation, both relying to a significant degree on the work performed by the same individuals. However, we have performed our own independent internal review and analysis in arriving at this opinion.

  In the ordinary course of our business, we actively trade in the debt and equity securities of General Motors, including the Class E Common Stock, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of General Motors, the Capital Stock Committee of the Board of Directors of General Motors, the E Team and the Board of Directors of EDS and is rendered to the General Motors Board in connection with its consideration of the Split-Off Transactions. This opinion is not intended to be and does not constitute a recommendation to any holder of Class E Common Stock, or any other class of capital stock of General Motors, as to whether such stockholder should consent to the Transactions (as defined in the Statement).

                                          Very truly yours,

                                          [Morgan Stanley & Co.
                                           Incorporated]

                                   APPENDIX C

                     EDS CONSOLIDATED FINANCIAL STATEMENTS

             INDEX                                                         PAGE
             -----                                                         ----
Independent Auditors' Report.............................................. C-1
Consolidated Statements of Income......................................... C-2
Consolidated Balance Sheets............................................... C-3
Consolidated Statements of Cash Flows..................................... C-4
Notes to Consolidated Financial Statements................................ C-5

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

  We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Dallas, Texas
January 24, 1996

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995       1994     1993
                                                   ---------  -------- --------
                                                    (IN MILLIONS, EXCEPT PER
                                                         SHARE AMOUNTS)
Systems and other contracts revenues.............. $12,422.1  $9,960.1 $8,507.3
                                                   ---------  -------- --------
Costs and expenses
  Cost of revenues................................   9,601.6   7,529.4  6,390.6
  Selling, general, and administrative............   1,291.5   1,187.1  1,005.4
                                                   ---------  -------- --------
    Total costs and expenses......................  10,893.1   8,716.5  7,396.0
                                                   ---------  -------- --------
Operating income..................................   1,529.0   1,243.6  1,111.3
Interest and other income, net (Note 20)..........     (62.0)     40.6     20.0
                                                   ---------  -------- --------
Income before income taxes........................   1,467.0   1,284.2  1,131.3
Provision for income taxes (Note 11)..............     528.1     462.3    407.3
                                                   ---------  -------- --------
Separate Consolidated Net Income.................. $   938.9  $  821.9 $  724.0
                                                   =========  ======== ========
Earnings Per Share Attributable to GM Class E
 Common Stock..................................... $    1.96  $   1.71 $   1.51
                                                   =========  ======== ========

  Revenues related to GM and affiliates amounted to $3,891.1 million, $3,547.2 million, and $3,323.7 million for 1995, 1994, and 1993, respectively.



         See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------- --------
                                                               (IN MILLIONS)
ASSETS
Current assets
  Cash and cash equivalents................................. $   548.9 $  608.2
  Marketable securities (Note 3)............................      89.7    149.6
  Accounts receivable, net..................................   2,872.0  2,082.1
  Accounts receivable from GM and affiliates................     297.0     65.4
  Inventories...............................................     181.2    137.8
  Prepaids and other........................................     392.7    311.0
                                                             --------- --------
    Total current assets....................................   4,381.5  3,354.1
                                                             --------- --------
Property and equipment, at cost less accumulated
 depreciation (Note 4)......................................   3,242.4  2,756.6
                                                             --------- --------
Operating and other assets
  Land held for development, at cost (Note 5)...............     105.1     97.4
  Investment in leases and other (Note 6)...................   1,573.5  1,308.8
  Software, goodwill, and other intangibles, net (Notes 7
   and 19)..................................................   1,529.9  1,269.6
                                                             --------- --------
    Total operating and other assets........................   3,208.5  2,675.8
                                                             --------- --------
    Total Assets............................................ $10,832.4 $8,786.5
                                                             ========= ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable.......................................... $   603.9 $  571.1
  Accrued liabilities (Note 8)..............................   1,704.5  1,451.0
  Deferred revenue..........................................     629.3    536.7
  Income taxes (Note 11)....................................      75.9    111.0
  Notes payable (Note 9)....................................     247.8    203.4
                                                             --------- --------
    Total current liabilities...............................   3,261.4  2,873.2
                                                             --------- --------
Deferred income taxes (Note 11).............................     739.7    659.8
                                                             --------- --------
Notes payable (Note 9)......................................   1,852.8  1,021.0
                                                             --------- --------
Commitments and contingent liabilities (Notes 17 and 18)
Stockholder's equity (Notes 10 and 12)
  Common stock, without par value; authorized 1,000.0
   shares. Issued and outstanding 483.7 and 481.7 shares at
   December 31, 1995 and 1994, respectively.................     517.7    455.1
  Retained earnings.........................................   4,460.8  3,777.4
                                                             --------- --------
    Total stockholder's equity..............................   4,978.5  4,232.5
                                                             --------- --------
    Total Liabilities and Stockholder's Equity.............. $10,832.4 $8,786.5
                                                             ========= ========

          See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                1995        1994       1993
                                              ---------  ----------  ---------
                                                      (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................. $   938.9  $    821.9  $   724.0
                                              ---------  ----------  ---------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization............   1,107.8       771.1      626.8
    Deferred compensation....................      58.8        62.0       33.8
    Other....................................      33.0        30.9      (17.7)
    Changes in assets and liabilities, net of
     effects of acquired companies:
      (Increase) in accounts receivable......    (611.5)     (605.4)    (200.8)
      (Increase) decrease in accounts
       receivable from GM and affiliates.....    (227.8)       51.1      (56.0)
      (Increase) in inventories..............     (41.9)       (1.9)     (15.5)
      (Increase) in prepaids and other.......     (59.7)      (57.0)     (26.8)
      Increase (decrease) in accounts payable
       and accrued liabilities...............     (76.0)      453.2       27.4
      Increase in deferred revenue...........      81.0        79.1      137.1
      Increase (decrease) in taxes payable...      56.4       (72.5)     188.7
                                              ---------  ----------  ---------
        Total adjustments....................     320.1       710.6      697.0
                                              ---------  ----------  ---------
  Net cash provided by operating activities..   1,259.0     1,532.5    1,421.0
                                              ---------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of marketable
   securities................................     163.6       370.0      234.2
  Proceeds from investments in leases and
   other assets..............................      87.8       134.6      217.3
  Payments for purchases of property and
   equipment.................................  (1,261.5)   (1,186.0)    (816.4)
  Payments for investments in leases and
   other assets..............................    (356.3)     (395.7)    (170.6)
  Payments related to acquisitions, net of
   cash acquired.............................    (234.9)     (186.6)    (122.1)
  Payments for purchases of software and
   other intangibles.........................     (92.0)      (77.0)    (119.0)
  Payments for purchases of marketable
   securities................................    (100.9)     (248.9)    (292.5)
  Other......................................      12.7        49.9        1.4
                                              ---------  ----------  ---------
  Net cash used in investing activities......  (1,781.5)   (1,539.7)  (1,067.7)
                                              ---------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable................   7,466.7    10,821.0    2,527.7
  Payments on notes payable..................  (6,776.3)  (10,300.7)  (2,648.7)
  Net decrease in current notes payable with
   maturities less than
   90 days...................................       --       (102.9)     (99.0)
  Employee stock transactions and related tax
   benefit...................................      26.0        20.2       33.9
  Dividends paid to GM.......................    (251.3)     (231.1)    (192.1)
                                              ---------  ----------  ---------
  Net cash provided by (used in) financing
   activities................................     465.1       206.5     (378.2)
                                              ---------  ----------  ---------
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents............................      (1.9)       25.5      (13.6)
                                              ---------  ----------  ---------
Net Increase (Decrease) in Cash and Cash
 Equivalents.................................     (59.3)      224.8      (38.5)
Cash and Cash Equivalents at Beginning of
 Year........................................     608.2       383.4      421.9
                                              ---------  ----------  ---------
Cash and Cash Equivalents at End of Year..... $   548.9  $    608.2  $   383.4
                                              =========  ==========  =========

          See accompanying notes to consolidated financial statements.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Electronic Data Systems Corporation is a provider of information technology using advanced computer and communications technologies to meet the business needs of its clients. As used herein, the terms "EDS" and "the Company" refer to Electronic Data Systems Corporation and its consolidated subsidiaries. EDS offers its clients a continuum of services in over 40 countries worldwide. This continuum includes the management of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services. (See Note 14 for geographic segment information.)

  General Motors Corporation (GM) acquired all of the capital stock of EDS in October 1984. Prior to that time, EDS had been an independent, publicly held corporation. Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of EDS, which was incorporated in Texas in 1962. Accordingly, EDS is an indirect wholly owned subsidiary of GM.

 Principles of Consolidation

  The consolidated financial statements include the accounts of EDS and all majority-owned subsidiaries. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

  Earnings Attributable to GM Class E Common Stock on a Per Share Basis have been determined based on the relative amounts available for the payment of dividends to holders of GM Class E common stock. Holders of GM Class E common stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of GM (which includes 100 percent of the stock of EDS). Dividends on the GM Class E common stock are declared out of the Available Separate Consolidated Net Income of EDS earned since the acquisition of EDS by GM. The Available Separate Consolidated Net Income of EDS is determined quarterly and is equal to the Separate Consolidated Net Income of EDS, excluding the effects of purchase accounting adjustments arising from the acquisition of EDS, which are not reflected in the accompanying consolidated financial statements, multiplied by a fraction, the numerator of which is the weighted average number of shares of GM Class E common stock outstanding during the quarter, and the denominator of which was 483.7 million EDS common shares at December 31, 1995 (the Class E Dividend Base).

  GM Series C depositary shares represent ownership of one-tenth of a share of GM Series C convertible preference stock. GM Series C depositary shares and GM Series C preference stock are convertible into GM Class E common stock and are common stock equivalents for purposes of computing Earnings Attributable to GM Class E Common Stock on a Per Share Basis. On November 2, 1992, GM Series E-II and E-III preference stocks, previously held by the GM pension plans, were converted to GM Class E common stock. In 1993 and 1992, GM Series E-I preference stock was converted to GM Class E common stock, or redeemed by GM. The issuances and conversions of such preference stocks have no dilutive effect on the GM Class E common stock because, to the extent that shares of GM Class E common stock deemed to be outstanding would increase, such increased shares would increase the numerator of the fraction used to determine Available Separate Consolidated Net Income, but would have no effect on the denominator. Additionally, unvested units in the Company's stock incentive plan would have no material dilutive effect on the denominator.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class E common stock and to reflect certain transfers of capital to or from EDS. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Certificate of Incorporation. In 1988, EDS initiated a program to purchase 11.0 million shares of GM Class E common stock in order to meet certain future requirements of the Company's employee benefit plans. As of December 31, 1989, the Company had purchased 11.0 million shares of GM Class E common stock to be distributed to key employees under the provisions of the 1984 Plan. The GM Board has generally caused the denominator used in calculating the Available Separate Consolidated Net Income of EDS to decrease as shares are purchased and to increase as shares are used for the employee benefit plans.

  In March 1995, GM contributed 173 million newly issued shares of GM Class E Common Stock to the General Motors Hourly-Rate Employees Pension Plan.

  The current GM Board policy is that the cash dividends on the GM Class E Common Stock, when, as, and if declared by the GM Board in its sole discretion, will equal approximately 30 percent of the prior year's Available Separate Consolidated Net Income of EDS.

  The following table summarizes certain amounts discussed above (in millions, except per share amounts):

                                                            YEARS ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                             1995   1994   1993
                                                            ------ ------ ------
      Separate Consolidated Net Income....................  $938.9 $821.9 $724.0
      Available Separate Consolidated Net Income..........  $795.5 $444.4 $367.2
      Average Number of Shares of GM Class E Common Stock
       Outstanding (Numerator)............................   404.6  260.3  243.0
      Class E Dividend Base (Denominator).................   483.7  481.7  480.6
      Earnings Attributable to GM Class E Common Stock on
       a Per Share Basis..................................   $1.96  $1.71  $1.51
      Cash Dividends Per Share of GM Class E Common Stock.   $0.52  $0.48  $0.40

 Debt and Marketable Equity Securities

  Marketable securities at December 31, 1995 and 1994, consist of securities issued by the U.S. Treasury, states, and political subdivisions, as well as mortgage-backed debt, corporate debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Under SFAS No. 115, the Company classifies all of its debt and marketable equity securities as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Noncurrent available-for-sale securities are reported within the balance sheet classification "Investment in Leases and Other." The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security (see Note 3).

 Inventory Valuation

  Inventories are stated principally at the lower of cost or market using the first-in, first-out method.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

 Property and Equipment

  Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the lesser of the asset's estimated useful life, the life of the related customer contract or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

                                                 YEARS
                                                 -----
             Buildings.......................... 20-40
             Facilities.........................  5-20
             Computer equipment.................  3-7
             Other equipment and furniture......  3-15

 Software, Goodwill, and Other Intangibles

  Software purchased by the Company and utilized in designing, installing, and operating business information and communications systems is capitalized and amortized on a straight-line basis over a five- to eight-year period. Costs of developing and maintaining software systems are incurred primarily in connection with customer contracts and are considered contract costs. Software development costs that meet the capitalization and recoverability requirements of SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, are capitalized and generally amortized on a straight-line basis over three years. Such amounts were not significant.

  The cost of acquired companies is allocated first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the useful life which is determined based on the individual characteristics of the acquired entity, generally five to 40 years. Costs allocated to identifiable intangible assets are amortized on a straight-line basis over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Such lives range from five to ten years.

  The Company periodically evaluates the carrying amounts of goodwill and other intangibles, as well as the related amortization periods, to determine whether adjustments to these amounts or useful lives are required based on current events and circumstances. The evaluation is based on the Company's projection of the undiscounted future operating cash flows of the acquired operation over the remaining useful lives of the related intangible assets. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related intangibles, the underlying assets are written down by charges to expense so that the carrying amount is equal to future undiscounted cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

 Revenue Recognition

  The Company provides services under level-of-effort and fixed-price contracts, with the length of the Company's contracts ranging up to ten years. For level-of-effort types of contracts, revenue is earned based on the agreed-upon billing amounts as services are provided to the customer. For certain fixed-price contracts, revenue is recognized on the percentage-of-completion method. Revenue earned is based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. Changes to total estimated contract costs, if any, are recognized in the period they are determined. Deferred revenue of $629.3 million and $536.7 million at December 31, 1995 and 1994, respectively, represents billings in excess of costs and related profits on certain contracts. Included in accounts receivable are unbilled receivables of $622.2 million and $448.5 million at December 31, 1995 and 1994, respectively. Such unbilled receivables for certain contracts in progress represent costs and related profits in excess of billings, and such

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES amounts were not billable at the balance sheet date but are recoverable over the remaining life of the contract. These billings on fixed-price contracts will be made in the future in accordance with contractual agreements. Of the unbilled receivables at December 31, 1995, billings to such customers amounting to $108.3 million are expected to be collected in 1997 and thereafter.

 Currency Translation

  Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains (losses) are not included in determining net income but are reflected as a separate component of stockholder's equity. Nonfunctional currency transaction gains (losses) are included in determining net income and were $(3.8) million, $4.5 million, and $(3.7) million, net of income taxes, for the years ended December 31, 1995, 1994, and 1993, respectively.

 Income Taxes

  The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The Company is included in the consolidated federal tax returns filed by GM. Current federal income taxes are calculated on a separate return basis and remitted to GM. The deferral method is used to account for investment tax credits.

 Statement of Cash Flows

  The Company uses the indirect method to present cash flows from operating activities and considers certificates of deposit, as well as the following items with original maturities of three months or less, to be cash equivalents: commercial paper, repurchase agreements, and money market funds. (See Note 20.)

 Financial Instruments

  The following table presents the carrying amounts and fair values of the Company's financial instruments as defined under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, at December 31, 1995 and 1994 (in millions):

                                                      DECEMBER 31,
                                            ------------------------------------
                                                  1995               1994
                                            -----------------  -----------------
                                            CARRYING   FAIR    CARRYING   FAIR
                                             AMOUNT    VALUE    AMOUNT    VALUE
                                            --------  -------  --------  -------
      Available for-sale marketable
       securities (Notes 3 and 6)..........   $93.5     $93.5   $153.6    $153.6
      Investment in joint ventures and
       partnerships, under the cost method
       of accounting
       (Note 6)............................   215.1     271.4    149.6     172.0
      Other long-term securities (Note 6)..   263.2     307.4    201.2     192.6
      Non-current notes receivable (Note
       6)..................................    89.6      86.0    158.1     154.4
      Notes payable (Note 9)............... 2,100.6   2,168.4  1,224.4   1,230.3
      Foreign exchange forward contracts,
       net liability (Note 15).............    (5.4)     (5.4)    (0.9)     (0.9)

  The carrying value of other financial instruments such as cash equivalents, accounts receivable, and accounts payable approximate their fair value. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES different industry and geographic areas. Accounts receivable are shown net of allowances of $99.5 million and $57.9 million as of December 31, 1995 and 1994, respectively.

 Derivatives

  Derivative financial instruments are used by the Company in the management of its interest rate and foreign currency exposures. Net payments or receipts under the Company's interest rate swap agreements are recorded as adjustments to interest expense. Foreign exchange forward contracts are recorded in the Company's Consolidated Balance Sheets at fair value at the reporting date. Realized and unrealized changes in fair value are recognized in income, as other income (expense), in the period in which the changes occur.

 Use of Estimates

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

 Significant Customers

  The percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly since GM's acquisition of EDS in 1984 as a result of the revenue growth of EDS' non-GM business. During the year ended December 31, 1995, the portion of EDS' revenues attributable to GM was approximately 31%. On August 7, 1995, GM announced that it intends to pursue a split-off (the "Split-Off") of EDS to its GM Class E stockholders in a tax-free exchange. Immediately before the Split-Off, GM and EDS will enter into a new master services agreement and certain related agreements which would significantly change the pricing and terms of the services currently provided by EDS. In addition, it is also expected that at the time of the Split-Off, a Special Inter-Company Payment will be made to GM by EDS to ensure the fairness of the Split-Off to all classes of GM common stock. Therefore, EDS does not anticipate the loss of GM as an ongoing major customer in the near future.

  Other than General Motors, no single customer accounted for more than 5% of the Company's revenues in 1995, 1994, or 1993.

 Reclassifications

  Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 2: NATIONAL HERITAGE INSURANCE COMPANY

  National Heritage Insurance Company (NHIC), a wholly owned subsidiary of EDS, acts as underwriter for claims benefit payments for the Medicaid welfare program contract for the state of Texas.

  The contract provides that payments from the state be deposited in trust accounts that are not included in the consolidated financial statements. In accordance with contractual provisions, these funds will be returned to the state if total benefit claims are less than the amounts received. Of such payments received for the years ended December 31, 1995, 1994, and 1993, $3,440.1 million, $4,188.7 million, and $4,453.4 million, respectively, were designated for the payment of benefit claims or to be returned to the state. At December 31, 1995 and 1994, $664.7 million and $983.5 million, respectively, of such designated funds at amortized cost remained in the trust accounts. Approximate market values of these invested funds at December 31, 1995 and 1994 were $663.3 million and $975.2 million, respectively. These investments primarily consist of corporate and government bonds. NHIC has the ability and intent to hold these investments until their full face value can be realized. Gains and losses from the sale of these investments held in trust accounts are combined with gains and losses from the Company's other investments.

NOTE 3: DEBT AND MARKETABLE EQUITY SECURITIES

  Following is a summary of available-for-sale securities (in millions):

                                                   DECEMBER 31, 1995
                                         --------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
      Current:
        U.S. government and agency
         obligations....................  $ 33.2      $0.1       $0.1    $ 33.2
        Other debt securities...........    35.6       0.1        1.8      33.9
                                          ------      ----       ----    ------
          Total debt securities.........    68.8       0.2        1.9      67.1
        Equity securities...............    23.4       --         0.8      22.6
                                          ------      ----       ----    ------
          Total current available-for-
           sale securities..............  $ 92.2      $0.2       $2.7    $ 89.7
                                          ======      ====       ====    ======
      Noncurrent (Note 6):
        Other debt securities...........  $  0.6      $--        $--     $  0.6
        Equity securities...............     5.7       --         2.5       3.2
                                          ------      ----       ----    ------
          Total noncurrent available-
           for-sale securities..........  $  6.3      $--        $2.5    $  3.8
                                          ======      ====       ====    ======
                                                   DECEMBER 31, 1994
                                         --------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
      Current:
        U.S. government and agency
         obligations....................  $ 31.9      $--        $0.6    $ 31.3
        Other debt securities...........    94.9       0.2        4.7      90.4
                                          ------      ----       ----    ------
          Total debt securities.........   126.8       0.2        5.3     121.7
        Equity securities...............    29.2       --         1.3      27.9
                                          ------      ----       ----    ------
          Total current available-for-
           sale securities..............  $156.0      $0.2       $6.6    $149.6
                                          ======      ====       ====    ======
      Noncurrent (Note 6):
        Other debt securities...........  $  0.6      $--        $--     $  0.6
        Equity securities...............     5.8       --         2.4       3.4
                                          ------      ----       ----    ------
          Total noncurrent available-
           for-sale securities..........  $  6.4      $--        $2.4    $  4.0
                                          ======      ====       ====    ======

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                                                 DECEMBER 31,
                                                                     1995
                                                                ---------------
                                                                AMORTIZED FAIR
                                                                  COST    VALUE
                                                                --------- -----
      Debt securities
        Due in one year or less................................   $18.1   $18.1
        Due after one year through five years..................    30.7    30.7
        Due after five years through ten years.................     2.0     2.0
        Due after ten years....................................     0.7     0.7
        Mortgage-backed securities.............................    17.9    16.2
                                                                  -----   -----
          Total debt securities................................   $69.4   $67.7
                                                                  =====   =====

  The following table summarizes sales of available-for-sale securities (in millions):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
      Proceeds from sales....................................... $162.5  $374.4
      Gross realized gains...................................... $  0.7  $ 17.4
      Gross realized losses..................................... $ (1.1) $ (4.1)

  Specific identification was used to determine cost in computing realized gain or loss.

NOTE 4: PROPERTY AND EQUIPMENT (IN MILLIONS)

                                                       DECEMBER 31, 1995
                                                 ------------------------------
                                                          ACCUMULATED
                                                   COST   DEPRECIATION   NET
                                                 -------- ------------ --------
Land............................................ $  136.9   $    --    $  136.9
Buildings and facilities........................    925.1      383.5      541.6
Computer equipment..............................  4,836.2    2,571.3    2,264.9
Other equipment and furniture...................    663.6      364.6      299.0
                                                 --------   --------   --------
  Total......................................... $6,561.8   $3,319.4   $3,242.4
                                                 ========   ========   ========
                                                       DECEMBER 31, 1994
                                                 ------------------------------
                                                          ACCUMULATED
                                                   COST   DEPRECIATION   NET
                                                 -------- ------------ --------
Land............................................ $  125.3   $    --    $  125.3
Buildings and facilities........................    878.7      319.5      559.2
Computer equipment..............................  3,967.6    2,096.6    1,871.0
Other equipment and furniture...................    465.9      264.8      201.1
                                                 --------   --------   --------
  Total......................................... $5,437.5   $2,680.9   $2,756.6
                                                 ========   ========   ========

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 5: LAND HELD FOR DEVELOPMENT

  Land held for development at December 31, 1995, consists of approximately 2,260 acres located throughout the Dallas metropolitan area. Approximately 1,590 acres of land, site of a commercial real estate development, are located in Plano, Texas. The carrying value of land is periodically compared to current sales, market analysis and appraisals to determine whether an adjustment is required.

NOTE 6: INVESTMENT IN LEASES AND OTHER (IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Lease contracts receivable (net of principal and interest
 on nonrecourse debt)......................................  $  385.9  $  384.5
Estimated residual values of leased assets (not
 guaranteed)...............................................     335.3     339.0
Unearned income, including deferred investment tax credits.    (246.8)   (260.6)
                                                             --------  --------
Investment in leveraged leases (excluding deferred taxes of
 $303.0 and $284.7 at December 31, 1995 and 1994,
 respectively).............................................     474.4     462.9
Investment in securities, joint ventures and partnerships..     602.8     357.2
Investment in direct financing leases, net of unearned
 income....................................................     148.2     153.8
Noncurrent notes receivable................................      89.6     158.1
GM Class E common stock held for benefit plans.............      33.2      54.7
Investment in tax benefit transfers........................      36.2      38.6
Long-term prepaid software license fees....................      43.4      16.6
Other......................................................     145.7      66.9
                                                             --------  --------
  Total....................................................  $1,573.5  $1,308.8
                                                             ========  ========

  The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, a variety of methods are used to estimate fair value, including external valuations and discounted cash flows. At December 31, 1995, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $271.4 million, $307.4 million, and $86.0 million, respectively, with carrying amounts of $215.1 million, $263.2 million, and $89.6 million, respectively. At December 31, 1994, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $172.0 million, $192.6 million, and $154.4 million, respectively, with carrying amounts of $149.6 million, $201.2 million, and $158.1 million, respectively. The carrying amount of securities, joint ventures and partnerships also includes investments accounted for under the equity method, none of which are material to the Company's consolidated financial statements. A decline in the market value of any of these investments which is deemed to be other than temporary would be charged to earnings. At December 31, 1995 and 1994, "Investment in Leases and Other" was net of an allowance of $26.6 million and $17.5 million, respectively. Long-term securities include GM Class E common stock and other securities. The carrying value of the GM Class E common stock, which was less than the market value, was utilized as the investment's fair value shown above, because the stock will be used to satisfy future benefit plan obligations.

  Financing leases that are financed with nonrecourse borrowings at lease inception are accounted for as leveraged leases. Such borrowings are secured by substantially all of the lessor's rights under the lease plus the residual value of the asset. For federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the nonrecourse debt. A portion of the Company's leveraged lease portfolio is concentrated within the airline industry. The Company historically has not experienced credit losses from these transactions, and the portfolio is diversified among unrelated lessees.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 7: SOFTWARE, GOODWILL, AND OTHER INTANGIBLES (IN MILLIONS)

                                                        DECEMBER 31, 1995
                                                  ------------------------------
                                                           ACCUMULATED
                                                    COST   AMORTIZATION   NET
                                                  -------- ------------ --------
Software......................................... $  966.6    $606.8    $  359.8
Goodwill.........................................  1,225.6     129.6     1,096.0
Other intangibles................................    245.8     171.7        74.1
                                                  --------    ------    --------
  Total.......................................... $2,438.0    $908.1    $1,529.9
                                                  ========    ======    ========
                                                        DECEMBER 31, 1994
                                                  ------------------------------
                                                           ACCUMULATED
                                                    COST   AMORTIZATION   NET
                                                  -------- ------------ --------
Software......................................... $  876.0    $462.1    $  413.9
Goodwill.........................................    833.9      80.4       753.5
Other intangibles................................    312.8     210.6       102.2
                                                  --------    ------    --------
  Total.......................................... $2,022.7    $753.1    $1,269.6
                                                  ========    ======    ========

NOTE 8: ACCRUED LIABILITIES (IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
Contract related............................................. $1,044.8 $  880.9
Payroll related..............................................    291.4    196.4
Operating expenses...........................................    157.7    196.1
Property, sales, and franchise taxes.........................    135.1    100.1
Other........................................................     75.5     77.5
                                                              -------- --------
  Total...................................................... $1,704.5 $1,451.0
                                                              ======== ========

NOTE 9: NOTES PAYABLE (IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Commercial paper, 5.6% to 5.9%.............................  $1,078.0  $  933.0
Lines of credit, variable rate 5.9% to 9.6%, due 1996......     118.9      48.7
Notes, variable rate, 3.0% to 11.2%, due 1996 to 2006......       9.3      91.1
Notes to Banks, fixed rate, 4.9% to 11.7%, due 1996 to
 2003......................................................     121.6     107.2
Notes Payable, fixed rate, 6.85% to 7.125%, due 2000 to
 2005, net of discount.....................................     645.8       --
Notes Payable, fixed rate, 1.2% to 10.4%, due 1996 to 2004.     127.0      44.4
                                                             --------  --------
  Total....................................................   2,100.6   1,224.4
  Less current maturities classified as notes payable......    (247.8)   (203.4)
                                                             --------  --------
  Noncurrent notes payable.................................  $1,852.8  $1,021.0
                                                             ========  ========

  Commercial paper is classified as noncurrent debt, as it is intended to be maintained on a long-term basis with ongoing credit availability provided by the Company's revolving, committed lines of credit. During 1995, the Company revised its agreement with a syndicate of banks, which increased to $2,500.0 million its committed

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES lines of credit, of which $1,250.0 million expires in 1996 with the option to convert any outstanding amounts under these lines into term loans that mature in 1998. The remaining $1,250.0 million expires in 2000. Upon expiration of the commitment periods, the lenders and EDS have the option to extend the commitment.

  In addition, as of December 31, 1995, the Company had available and had used another $15.5 million in committed lines of credit. The Company also had available $831.6 million in uncommitted short-term lines of credit, of which $728.2 million remained unused at December 31, 1995.

  In May 1995, EDS issued $350.0 million of its 6.85%, five-year notes and $300.0 million of its 7.125% ten-year notes in a private placement to investment banks.

  Notes payable relate to land held for development, property and equipment, acquisitions, and other items. Notes payable are generally unsecured, with certain notes secured by assets of a majority-owned subsidiary.

  Maturities of notes payable for years subsequent to December 31, 1995, are as follows (in millions):

             1996............................ $  247.8
             1997............................     60.6
             1998............................     35.5
             1999............................      6.9
             2000............................  1,433.1
             Thereafter......................    316.7
                                              --------
                                              $2,100.6
                                              ========

  The Company's credit facilities and the indenture governing its medium term notes contain certain financial and other covenants, including the maintenance of a minimum net worth and restrictions on mergers, consolidations and sales of substantially all of the assets of the Company. As of December 31, 1995, the Company was in compliance with all of these covenants.

  For the years ended December 31, 1994 and 1993, interest costs of $1.2 million and $5.4 million, respectively, were capitalized, which, if charged to expense, would have resulted in reductions in net income of $0.7 million and $3.5 million, respectively. During 1995, the Company capitalized no interest costs.

  The fair value of notes payable is estimated based on the current rates offered to the Company for the same remaining maturities. At December 31, 1995 and 1994, the estimated fair value was $2,168.4 million and $1,230.3 million, respectively.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 10: CONSOLIDATED STOCKHOLDER'S EQUITY (IN MILLIONS)

                         COMMON STOCK   CURRENCY     MARKET             CONSOLIDATED
                         ------------- TRANSLATION   VALUE    RETAINED  STOCKHOLDER'S
                         SHARES AMOUNT ADJUSTMENT  ADJUSTMENT EARNINGS     EQUITY
                         ------ ------ ----------- ---------- --------  -------------
Balance at December 31,
 1992................... 479.3  $365.9   $(52.7)     $ --     $2,750.2    $3,063.4
  Net income............   --      --       --         --        724.0       724.0
  Dividends declared....   --      --       --         --       (192.1)     (192.1)
  Stock award
   transactions.........   1.6    55.3      --         --          --         55.3
  Currency translation
   adjustment...........   --      --     (33.2)       --          --        (33.2)
                         -----  ------   ------      -----    --------    --------
Balance at December 31,
 1993................... 480.9   421.2    (85.9)       --      3,282.1     3,617.4
  Net income............   --      --       --         --        821.9       821.9
  Dividends declared....   --      --       --         --       (231.1)     (231.1)
  Stock award
   transactions.........   0.8    33.9      --         --          --         33.9
  Currency translation
   adjustment...........   --      --      (3.0)       --          --         (3.0)
  Unrealized loss on
   securities, net
   (Note 3).............   --      --       --        (6.6)        --         (6.6)
                         -----  ------   ------      -----    --------    --------
Balance at December 31,
 1994................... 481.7   455.1    (88.9)      (6.6)    3,872.9     4,232.5
  Net income............   --      --       --         --        938.9       938.9
  Dividends declared....   --      --       --         --       (251.3)     (251.3)
  Stock award
   transactions.........   2.0    62.6      --         --          --         62.6
  Currency translation
   adjustment...........   --      --      (6.6)       --          --         (6.6)
  Unrealized gain on
   securities, net
   (Note 3).............   --      --       --         2.4         --          2.4
                         -----  ------   ------      -----    --------    --------
Balance at December 31,
 1995................... 483.7  $517.7   $(95.5)     $(4.2)   $4,560.5    $4,978.5
                         =====  ======   ======      =====    ========    ========

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 11: INCOME TAXES

  The current and deferred income tax liabilities (assets) are summarized as follows (in millions):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
      Current payable............................................ $  4.3 $ 49.3
      Current deferred...........................................   71.6   61.7
                                                                  ------ ------
        Total income taxes--current..............................   75.9  111.0
      Noncurrent deferred........................................  739.7  659.8
                                                                  ------ ------
        Total current and noncurrent income taxes................ $815.6 $770.8
                                                                  ====== ======

  The provision for income tax expense is summarized as follows (in millions):

                                                  U.S.    NON-
                                                 FEDERAL  U.S.   STATE TOTAL
                                                 ------- ------  ----- ------
      Year Ended December 31, 1995
        Current................................. $310.3  $117.3  $35.4 $463.0
        Deferred................................   44.5    20.6    --    65.1
                                                 ------  ------  ----- ------
          Total................................. $354.8  $137.9  $35.4 $528.1
                                                 ======  ======  ===== ======
      Year Ended December 31, 1994
        Current................................. $279.0  $167.9  $32.6 $479.5
        Deferred................................   15.8   (33.0)   --   (17.2)
                                                 ------  ------  ----- ------
          Total................................. $294.8  $134.9  $32.6 $462.3
                                                 ======  ======  ===== ======
      Year Ended December 31, 1993
        Current................................. $130.1  $ 77.8  $17.0 $224.9
        Deferred................................  161.0    21.4    --   182.4
                                                 ------  ------  ----- ------
          Total................................. $291.1  $ 99.2  $17.0 $407.3
                                                 ======  ======  ===== ======

  Income before income taxes included the following components (in millions):

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1994     1993
                                                      -------- -------- --------
      U.S. income.................................... $1,131.6 $  963.5 $  886.1
      Non-U.S. income................................    335.4    320.7    245.2
                                                      -------- -------- --------
        Total........................................ $1,467.0 $1,284.2 $1,131.3
                                                      ======== ======== ========

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  A reconciliation of income tax expense using the statutory federal income tax rate of 35.0 percent for 1995, 1994, and 1993 to the actual income tax expense follows (in millions):

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
      Income before income taxes.................. $1,467.0  $1,284.2  $1,131.3
      Statutory federal income tax................    513.4     449.5     395.9
      Non-U.S. taxes, net of credit...............      4.1      18.9      13.4
      State income tax, net.......................     23.0      21.2      11.1
      Investment tax credit-leveraged leases......     (3.0)     (3.1)     (4.4)
      Research and experimentation credits........     (7.5)    (11.3)     (8.8)
      Other.......................................     (1.9)    (12.9)      0.1
                                                   --------  --------  --------
        Total..................................... $  528.1  $  462.3  $  407.3
                                                   ========  ========  ========
      Effective income tax rate...................     36.0%     36.0%     36.0%
                                                   ========  ========  ========

  The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows (in millions):

                                                      DECEMBER 31,
                                         -----------------------------------------
                                                1995                 1994
                                         -------------------- --------------------
                                         ASSETS   LIABILITIES ASSETS   LIABILITIES
                                         -------  ----------- -------  -----------
      Basis differences attributable to
       leasing activities..............  $   1.6   $  488.4   $   2.5   $  504.8
      Adjustments necessary to convert
       accruals to a tax basis.........    129.9      246.8     111.9      215.1
      Employee benefit plans...........     27.1       57.8      32.0       25.9
      Accumulated tax
       depreciation/amortization versus
       accumulated financial statement
       depreciation/amortization.......     12.0      259.5      18.7      211.2
      Effect on deferred taxes of
       carryforwards...................    122.3        --      102.9        --
      Unpaid claims and unearned
       premiums related to NHIC........     12.1       72.8      27.6       52.7
      Employee related compensation....     94.0        --       69.5        --
      Allowance for doubtful accounts..     19.3        --        4.8        --
      Adjustments from conversion from
       cash to accrual basis on open
       tax years.......................     43.5        --       43.5        --
      Book to tax differences on
       securities......................     17.0        --       15.0        --
      Effect of lower tax rate on
       distributable foreign earnings..     31.7        --       29.6        --
      Other............................     87.6      157.8      42.1      100.8
                                         -------   --------   -------   --------
        Subtotal.......................    598.1    1,283.1     500.1    1,110.5
        Less valuation allowance.......   (126.3)       --     (111.1)       --
                                         -------   --------   -------   --------
        Total deferred taxes...........  $ 471.8   $1,283.1   $ 389.0   $1,110.5
                                         =======   ========   =======   ========

  The net changes in the total valuation allowance for the years ended December 31, 1995 and 1994 were increases of $15.2 million and $18.8 million, respectively. Certain of the Company's foreign subsidiaries have net operating loss carryforwards which expire over an indefinite period. A majority of such carryforwards are included in the valuation allowance. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 12: STOCK PURCHASE AND INCENTIVE PLANS

  The 1984 Electronic Data Systems Corporation Employee Stock Purchase Plan (Purchase Plan) enables EDS employees to purchase up to 80.0 million shares of GM Class E common stock at 85 percent of the quoted market price through payroll deductions of up to 10 percent of their compensation. Shares of GM Class E common stock purchased under the Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to GM or EDS at the lesser of the original purchase price or the fair market value on the date of sale. The number of shares available for future sale under the Purchase Plan was 58.1 million shares at December 31, 1995.

  The 1984 Electronic Data Systems Corporation Stock Incentive Plan (1984 Plan) covers up to 160.0 million shares of GM Class E common stock and expires on October 17, 2004. The 1984 Plan permits shares and rights or options to acquire shares, which may be subject to restrictions, to be granted or sold. The maximum number of shares for which additional shares, rights or options may be granted or sold under the provisions of the 1984 Plan was 93.3 million shares at December 31, 1995.

  The EDS Incentive and Compensation Committee (the Committee) granted the right to purchase a total of 27.6 million shares of GM Class E common stock, at prices of $0.0125 and $0.025 per share, to key employees under the provisions of the 1984 Plan. As of December 31, 1995, substantially all of these shares have vested. The difference between the quoted market price as of the date of grant and the purchase price of shares granted has been charged to operations over the vesting period. Expense for these awards amounted to $1.6 million, $13.3 million and $16.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  In 1995, 1994, 1991 and 1988, the Committee approved restricted stock unit grants. The 1995 grant, related to the acquisition of A. T. Kearney (see Note
19), totals 6.6 million shares of GM Class E common stock. The 1995 grant and the 1994 grant, which totaled 9.5 million shares, will be distributed to key employees under the provisions of the 1984 Plan. The right to receive shares is a restricted stock unit. All units granted are generally scheduled to vest over a period of 10 years. The 1995 units are scheduled to vest beginning September 1996. The 1994, 1991, and 1988 grants began vesting in March 1995, March 1992, and March 1989, respectively. The quoted market price as of the date of grant is charged to operations over the vesting period. The total unvested number of units as of December 31, 1995 was 19.8 million.

  The Company has a bonus plan under which awards are granted to key executives and employees. Bonus expense amounted to $96.9 million, $86.6, million and $49.8 million for the years ended December 31, 1995, 1994, and 1993, respectively. Included in bonus expense is $57.2 million, $48.7 million and $17.5 million relating to the restricted stock unit grants for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 13: DEFERRED COMPENSATION PLAN

  The EDS Deferred Compensation Plan (Plan) provides a long-term savings program for participants. The Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution.

NOTE 14: SEGMENT INFORMATION

 Industry Segments

  The Company's business involves operations in principally one industry segment: designing, installing, and operating business information and communications systems. Revenues from GM contributed approximately 31 percent, 36 percent, and 39 percent of total revenues for the years ended December 31, 1995, 1994, and 1993, respectively.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

 Geographic Segments

  The following presents information about the Company's operations in different geographic areas (in millions):

                                               AS OF AND FOR THE YEAR ENDED
                                                    DECEMBER 31, 1995
                                           ------------------------------------
                                             U.S.    EUROPE   OTHER     TOTAL
                                           -------- -------- -------- ---------
   Systems and other contracts revenues
     Outside customers.................... $5,794.9 $2,001.5 $  734.6 $ 8,531.0
     GM and affiliates....................  2,926.1    659.2    305.8   3,891.1
                                           -------- -------- -------- ---------
       Total systems and other contracts
        revenues.......................... $8,721.0 $2,660.7 $1,040.4 $12,422.1
                                           ======== ======== ======== =========
   Operating income....................... $1,164.0 $  271.5 $   93.5 $ 1,529.0
                                           ======== ======== ======== =========
   Identifiable assets.................... $7,566.8 $2,490.1 $  775.5 $10,832.4
                                           ======== ======== ======== =========
                                               AS OF AND FOR THE YEAR ENDED
                                                    DECEMBER 31, 1994
                                           ------------------------------------
                                             U.S.    EUROPE   OTHER     TOTAL
                                           -------- -------- -------- ---------
   Systems and other contracts revenues
     Outside customers.................... $4,611.2 $1,308.1 $  493.6 $ 6,412.9
     GM and affiliates....................  2,764.4    523.4    259.4   3,547.2
                                           -------- -------- -------- ---------
       Total systems and other contracts
        revenues.......................... $7,375.6 $1,831.5 $  753.0 $ 9,960.1
                                           ======== ======== ======== =========
   Operating income....................... $1,008.6 $  168.3 $   66.7 $ 1,243.6
                                           ======== ======== ======== =========
   Identifiable assets.................... $6,618.0 $1,573.8 $  594.7 $ 8,786.5
                                           ======== ======== ======== =========
                                               AS OF AND FOR THE YEAR ENDED
                                                    DECEMBER 31, 1993
                                           ------------------------------------
                                             U.S.    EUROPE   OTHER     TOTAL
                                           -------- -------- -------- ---------
   Systems and other contracts revenues
     Outside customers.................... $4,004.5 $  911.6 $  267.5 $ 5,183.6
     GM and affiliates....................  2,574.5    511.2    238.0   3,323.7
                                           -------- -------- -------- ---------
       Total systems and other contracts
        revenues.......................... $6,579.0 $1,422.8 $  505.5 $ 8,507.3
                                           ======== ======== ======== =========
   Operating income....................... $  906.5 $  148.7 $   56.1 $ 1,111.3
                                           ======== ======== ======== =========
   Identifiable assets.................... $5,350.6 $1,185.9 $  405.6 $ 6,942.1
                                           ======== ======== ======== =========

NOTE 15: FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The Company operates on a global basis receiving revenues and incurring expenses in many different countries. As a result of these activities, the Company has exposure to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company for the purpose of hedging against these risks, to which the Company is exposed in the normal course of business, by creating offsetting market exposures. The Company's use of such instruments in relation to such risks is explained below. The Company does not hold or issue financial instruments for trading purposes.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The notional amounts of derivatives contracts are summarized below as part of the description of the instruments utilized. The notional amounts do not represent the amounts exchanged by the parties, and thus are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged by the parties are normally based upon the notional amounts and the other terms of the derivatives. The Company is not a party to leveraged derivatives.

 Interest Risk Management

  The Company has historically entered into interest rate swap agreements in order to reduce the impact of changes in interest rates upon its floating-rate debt. As of December 31, 1995 and 1994, the Company had no outstanding interest rate swap agreements.

 Foreign Exchange Risk Management

  The Company uses derivative financial instruments, particularly foreign exchange forward contracts, to hedge transactions denominated in different currencies on a continuing basis. The purpose of the Company's hedging activities is to reduce the levels of risk to which it is exposed resulting from exchange-rate movements. At December 31, 1995 and 1994, the Company had forward exchange contracts maturing in the following year to purchase various foreign currencies in the amount of $651.9 million and $289.0 million, respectively, and to sell $1,380.1 million and $766.5 million, respectively. The estimated fair value of forward exchange contracts is based on quoted market prices. At December 31, 1995, the estimated fair value of outstanding contracts in a gain position was $5.5 million and the estimated fair value of outstanding contracts in a loss position was $(10.9) million. At December 31, 1994, the estimated fair value of outstanding contracts in a gain position was $3.3 million and the estimated fair value of outstanding contracts in a loss position was $(4.2) million. The Company recognizes realized and unrealized gains and losses on foreign exchange contracts by marking to market all outstanding forward exchange contracts. Fair value represents the cash required to settle foreign exchange forward contracts.

  The Company is exposed to credit risk in the event of nonperformance by counterparties to foreign exchange contracts, but because the Company deals only with major commercial banks with high quality credit, the Company does not anticipate nonperformance by any of these counterparties.

NOTE 16: RETIREMENT PLANS

  The Company has pension plans (the Plans) covering substantially all of its employees, the majority of which are noncontributory. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company's U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for federal income tax purposes.

  The weighted average assumptions used for the Plans using a measurement date of October 1 are as follows:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1995  1994  1993
                                                               ----  ----  ----
      Discount rate........................................... 8.0%   8.9% 7.7%
      Rate of increase in compensation levels................. 5.4%   5.7% 5.9%
      Long-term rate of return on assets...................... 9.9%  10.0% 9.8%

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  Net pension cost consisted of the following components (in millions):

                                                        YEARS ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1995     1994    1993
                                                       -------  ------  -------
      Service cost of the current period.............. $  87.6  $ 96.1  $  72.6
      Interest cost on projected benefit obligation...    97.5    82.3     69.8
      Actual return on assets.........................  (158.6)  (22.3)  (121.3)
      Net amortization and deferral...................    59.9   (37.9)    75.2
                                                       -------  ------  -------
      Net pension cost................................ $  86.4  $118.2  $  96.3
                                                       =======  ======  =======

  At December 31, 1995 and 1994, the Plans' assets consisted primarily of equity and fixed income securities, commingled pension trust funds, and U.S. Government obligations. Accrued and/or prepaid pension cost is included in Accrued Liabilities or Investment in Leases and Other in the Company's Consolidated Balance Sheets.

  The following is a reconciliation of the funded status of the Plans (in millions):

                                           DECEMBER 31, 1995   DECEMBER 31, 1994
                                           ------------------  -----------------
                                            ASSETS    ACCUM.    ASSETS   ACCUM.
                                            EXCEED   BENEFITS   EXCEED  BENEFITS
                                            ACCUM.    EXCEED    ACCUM.   EXCEED
                                           BENEFITS   ASSETS   BENEFITS  ASSETS
                                           --------  --------  -------- --------
Plans' assets at fair value............... $1,242.0  $   8.2    $918.3  $   --
                                           --------  -------    ------  -------
Actuarial present value of benefit
 obligation
  Vested benefits.........................    750.7     81.2     485.9     56.1
  Nonvested benefits......................     78.4     13.3      57.6     11.2
                                           --------  -------    ------  -------
Accumulated benefit obligation............    829.1     94.5     543.5     67.3
Effect of projected future salary
 increases................................    462.9     57.9     326.4     25.5
                                           --------  -------    ------  -------
Projected benefit obligation..............  1,292.0    152.4     869.9     92.8
                                           --------  -------    ------  -------
Excess (deficiency) of Plans' assets over
 projected benefit obligation.............    (50.0)  (144.2)     48.4    (92.8)
Unrecognized net (gain) loss..............    126.7    (19.7)    (28.3)   (35.3)
Unrecognized net (asset) obligation at
 date of adoption.........................     (3.1)    26.0      (9.6)    23.4
Unrecognized prior service cost...........     11.4     (0.8)     12.8     (1.0)
Additional minimum liability..............      --      (0.1)      --       --
                                           --------  -------    ------  -------
Net prepaid (accrued) pension cost........ $   85.0  $(138.8)   $ 23.3  $(105.7)
                                           ========  =======    ======  =======

NOTE 17: COMMITMENTS AND RENTAL EXPENSE

  Commitments for rental payments under noncancelable operating leases for each of the next five years ending December 31 and thereafter for computer equipment, software and facilities are as follows (in millions):

             1996.............................. $371.5
             1997..............................  273.7
             1998..............................  193.1
             1999..............................  168.7
             2000..............................  142.9
             Thereafter........................  646.5

  Total rentals under cancelable and noncancelable leases, principally computer equipment, leased facilities, and other leased assets, included in costs and charged to expenses were $676.1 million, $524.3 million, and $564.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. Total rentals under

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES cancelable and noncancelable leases for software included in costs and charged to expenses were $306.8 million, $220.2 million, and $129.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

  At December 31, 1995 and 1994, the Company had $43.9 million and $51.5 million, respectively, outstanding under standby letters of credit related to payment and performance guarantees.

NOTE 18: CONTINGENT LIABILITIES

  There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. Certain of these actions seek damages in significant amounts. The amount of liability on these claims and actions at December 31, 1995 was not determinable, but in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated results of operations or financial position.

NOTE 19: ACQUISITIONS

  On August 31, 1995, the Company acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, the Company paid approximately $112.7 million in cash and issued $162.3 million in short and long-term notes to A.T. Kearney shareholders and principals. The terms of the acquisition agreement also include a restricted stock grant of approximately 6.6 million shares of GM Class E common stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with the Company (see Note 12). Prior to December 31, 1995, $80.9 million of short-term notes related to the acquisition were retired.

  The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess purchase price over net assets acquired, based upon the fair value of such assets and liabilities at the date of acquisition, was $252.1 million and is being amortized to expense over a ten-year period. The Consolidated Statements of Income include the operations of A.T. Kearney since the date of acquisition. Pro forma disclosure relating to A.T. Kearney's results of operations is not presented, as the impact is immaterial to EDS.

  In conjunction with acquisitions made during the years ended December 31, 1995 and 1994, assets were acquired and liabilities were assumed as follows (in millions):

                                   YEARS ENDED
                                  DECEMBER 31,
                                 ----------------
                                  1995     1994
                                 -------  -------
      Fair value of assets
       acquired................. $ 674.7  $ 427.8
      Less:
        Cash paid for stock and
         assets, net of cash
         acquired...............  (234.9)  (186.6)
        Debt issued for stock
         and assets.............  (184.9)   (94.9)
                                 -------  -------
      Liabilities assumed....... $ 254.9  $ 146.3
                                 =======  =======

NOTE 20: SUPPLEMENTARY FINANCIAL INFORMATION

  The following summarizes certain costs charged to expense for the years indicated (in millions):

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                         ----------------------
                                                          1995     1994   1993
                                                         -------  ------ ------
      Depreciation of property and equipment............ $ 808.1  $577.5 $465.6
                                                         =======  ====== ======
      Amortization......................................  $299.7  $193.6 $161.2
                                                         =======  ====== ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
  The components of Interest and other income, net, are presented below (in millions):

                                                     YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1995     1994     1993
                                                     --------  -------- --------
      Interest and other income..................... $   58.8  $  92.3  $  54.5
      Interest expense..............................   (120.8)   (51.7)   (34.5)
                                                     --------  -------  -------
        Total....................................... $  (62.0) $  40.6  $  20.0
                                                     ========  =======  =======

  Supplemental cash flow information is presented below (in millions):

                                                           YEARS ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1995   1994   1993
                                                           ------ ------ ------
      Cash paid for:
        Income taxes, net of refunds...................... $407.8 $465.6 $183.8
                                                           ====== ====== ======
        Interest, net of amount capitalized............... $108.3 $ 49.7 $ 40.2
                                                           ====== ====== ======

NOTE 21: QUARTERLY FINANCIAL DATA (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED DECEMBER 31, 1995
                                   ---------------------------------------------
                                    FIRST    SECOND   THIRD    FOURTH
                                   QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                   -------- -------- -------- -------- ---------
Systems and other contracts
 revenues........................  $2,776.3 $2,950.1 $3,073.7 $3,622.0 $12,422.1
Gross profit from operations.....     600.2    654.9    687.6    877.8   2,820.5
Income before income taxes.......     307.5    354.5    384.0    421.0   1,467.0
Separate Consolidated Net Income.     196.8    226.9    245.7    269.5     938.9
Earnings Attributable to GM Class
 E Common Stock on a Per Share
 Basis...........................      0.42     0.47     0.51     0.56      1.96
Stock price range of GM Class E
 common
  High...........................     41.38    45.25    47.50    52.63     52.63
  Low............................     36.88    38.38    41.50    43.88     36.88
Cash dividends per share of GM
 Class E common..................      0.13     0.13     0.13     0.13      0.52
                                           YEAR ENDED DECEMBER 31, 1994
                                   ---------------------------------------------
                                    FIRST    SECOND   THIRD    FOURTH
                                   QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                   -------- -------- -------- -------- ---------
Systems and other contracts
 revenues........................  $2,217.2 $2,309.5 $2,522.8 $2,910.6 $ 9,960.1
Gross profit from operations.....     506.6    584.1    602.1    737.9   2,430.7
Income before income taxes.......     268.3    308.2    338.1    369.6   1,284.2
Separate Consolidated Net Income.     171.7    197.3    216.4    236.5     821.9
Earnings Attributable to GM Class
 E Common Stock on a Per Share
 Basis...........................      0.36     0.41     0.45     0.49      1.71
Stock price range of GM Class E
 common
  High...........................     36.88    38.00    38.50    39.50     39.50
  Low............................     27.50    32.88    33.00    34.75     27.50
Cash dividends per share of GM
 Class E common..................      0.12     0.12     0.12     0.12      0.48

                                   APPENDIX D

                           AMENDED EDS INCENTIVE PLAN

                              1996 INCENTIVE PLAN

                                      OF

                      ELECTRONIC DATA SYSTEMS CORPORATION

  1. Plan. This 1996 Incentive Plan of Electronic Data Systems Corporation (the "Plan") is a continuation of the 1984 Electronic Data Systems Corporation Stock Incentive Plan (the "Existing Plan"), which was adopted by General Motors Corporation, a Delaware corporation ("General Motors"), to reward certain corporate officers and key employees of the predecessor of Electronic Data Systems Holding Corporation (to be renamed "Electronic Data Systems Corporation" upon the consummation of the Reincorporation (as hereinafter defined)), a Delaware corporation (the "Company"), and its subsidiaries by enabling them to acquire shares of Class E Common Stock, par value $.10 per share ("GM Class E Common Stock"), of General Motors. Upon the Amendment Effective Date (as hereinafter defined), the Existing Plan shall be amended and restated in its entirety as set forth herein and shall be assumed by the Company and neither General Motors nor the committee appointed by General Motors to administer the Existing Plan (the "Predecessor Committee") shall have any further rights or responsibilities hereunder.

  2. Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries (as hereinafter defined), to attract and retain qualified directors of the Company, to encourage the sense of proprietorship of such employees and Directors, and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards (as hereinafter defined) under this Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

  3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

  "Amendment Effective Date" has the meaning set forth in paragraph 19 hereof.

  "Annual Director Award Date" means, for each year beginning on or after the Amendment Effective Date, the first business day of the month next succeeding the date upon which the annual meeting of stockholders of the Company is held in such year.

  "Authorized Officer" means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

  "Award" means an Employee Award or a Director Award.

  "Award Agreement" means any Employee Award Agreement or Director Award Agreement.

  "Board" means the Board of Directors of the Company.

  "Cash Award" means an award denominated in cash.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee" means the Compensation and Benefits Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

  "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

  "Director" means an individual serving as a member of the Board.

  "Director Award" means the grant of a Director Option or Director Restricted Stock.

  "Director Award Agreement" means a written agreement between the Company and a Participant who is a Nonemployee Director setting forth the terms, conditions and limitations applicable to a Director Award.

  "Director Options" means Nonqualified Options granted to Nonemployee Directors pursuant to the applicable terms, conditions and limitations specified in paragraph 9(a) hereof.

  "Director Restricted Stock" means Common Stock granted to Nonemployee Directors pursuant to the applicable terms, conditions and limitations specified in paragraph 9(b) hereof.

  "Disability" means, with respect to a Nonemployee Director, the inability to perform the duties of a Director for a continuous period of more than three months by reason of any medically determinable physical or mental impairment.

  "Dividend Equivalents" means, with respect to shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

  "Employee" means an employee of the Company or any of its Subsidiaries.

  "Employee Award" means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

  "Employee Award Agreement" means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated.

  "Incentive Option" means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

  "Noncompetition Provisions" has the meaning set forth in paragraph 8(c) hereof.

  "Nonemployee Director" has the meaning set forth in paragraph 4(b) hereof.

  "Nonqualified Stock Option" means an Option that is not an Incentive Option.

  "Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

  "Participant" means an Employee or Director to whom an Award has been made under this Plan.

  "Performance Award" means an award made pursuant to this Plan to a Participant who is an Employee that is subject to the attainment of one or more Performance Goals.

  "Performance Goal" means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

  "Reincorporation" means (i) the merger of Electronic Data Systems Intermediate Corporation, a Delaware corporation and direct wholly owned subsidiary of the Company, with and into the Company and (ii) the merger of Electronic Data Systems Corporation, a Texas corporation and indirect wholly owned subsidiary of the Company, with and into the Company.

  "Restricted Stock" means any Common Stock that is restricted or subject to forfeiture provisions.

  "Restriction Period" means a period of time beginning as of the date upon which an Award of Restricted Stock is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

  "SAR" means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price (in each case, as determined by the Committee).

  "Split-Off" means the issuance or delivery of shares of Common Stock upon conversion of all of the outstanding shares of GM Class E Common Stock as a result of the merger of GM Mergeco Corporation, a Delaware corporation and indirect wholly owned subsidiary of the Company, with and into General Motors in accordance with the terms of the Merger Agreement to be entered into between General Motors and GM Mergeco Corporation.

  "Stock Award" means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

  "Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

  "Transactions" has the meaning set forth in paragraph 19 hereof.

  4. Eligibility.

    (a) Employees. Key Employees eligible for Employee Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

    (b) Directors. Directors eligible for Director Awards under this Plan are those who are not employees of the Company or any of its Subsidiaries ("Nonemployee Directors").

  5. Common Stock Available for Awards. Subject to the provisions of paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) an aggregate of 60,000,000 shares of Common Stock (in addition to any shares that are the subject of Awards outstanding as of the Amendment Effective Date), of which an aggregate of not more than 400,000 shares shall be available for Director Awards and the remainder shall be available for Employee Awards. The number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

  6. Administration.

    (a) This Plan, as it applies to Participants who are Employees but not with respect to Participants who are Nonemployee Directors, shall be administered by the Committee. To the extent required in order for Employee Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, the Committee shall consist of at least two members of the Board who meet the requirements of the definition of "disinterested person" set forth in Rule 16b-3(c)(2)(i) promulgated under the Exchange Act.

    (b) Subject to the provisions hereof, insofar as this Plan relates to the Employee Awards, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions which are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. Insofar as this Plan relates to Employee Awards, the Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions contained in an Employee Award, waive any restriction or other provision of this Plan or an Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Participant to whom such Employee Award was granted or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Employee Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

    (c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

  7. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

  8. Employee Awards.

    (a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award may be embodied in an Employee Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Employee Award is made and by an Authorized Officer for and on behalf of the Company. Employee Awards may consist of those listed in this paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided that no Option may be issued in exchange for the cancellation of an Option with a lower exercise price. An Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards upon the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement.

      (i) Stock Option. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Incentive Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The price at which shares of Common Stock may be purchased upon the exercise of a Nonqualified Option shall be not less than, but may exceed, the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

      (ii) Stock Appreciation Right. An Employee Award may be in the form of an SAR. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which they becomes exercisable, shall be determined by the Committee.

      (iii) Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

      (iv) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

      (v) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the elapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more of business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulations (S) 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of

    Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

    (b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

      (i) no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 1,500,000 shares of Common Stock;

      (ii) no Participant may be granted, during any one-year period, Employee Awards consisting of shares of Common Stock or units denominated in such shares (other than any Employee Awards consisting of Options or SARs) covering or relating to more than 300,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Stock Based Awards Limitations"); and

      (iii) no Participant may be granted Employee Awards consisting of cash or in any other form permitted under this Plan (other than Employee Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one-year period having a value determined on the date of grant in excess of $5,000,000.

    (c) Prior to the Amendment Effective Date, certain awards consisting of shares of GM Class E Common Stock or units denominated in such shares (the "Existing Stock Awards") have been made to Employees under the Existing Plan as in effect from time to time. As of the Amendment Effective Date, each Existing Stock Award shall be adjusted so that such award shall consist of or relate to a number of shares of Common Stock equal to the number of shares of GM Class E Common Stock that are the subject of such Existing Stock Award immediately prior to such date, without any alteration or enlargement of the rights of the holders thereof. Notwithstanding anything to the contrary contained in this Plan, all Existing Stock Awards that are subject to the restrictions and other provisions relating to competition by participants and related matters that are set forth in
  Section 10 of the Existing Plan (the "Noncompetition Provisions") shall continue to be subject to the Noncompetition Provisions after the Amendment Effective Date, as fully and to the same extent as if Section 10 of the Existing Plan were set forth herein in its entirety. The Noncompetition Provisions shall apply to all Existing Awards, but shall not apply to any Awards made after the Amendment Effective Date unless otherwise determined by the Committee.

  9. Director Awards. Each Nonemployee Director of the Company shall be granted Director Awards in accordance with this paragraph 9 and subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Director Award Agreement. Notwithstanding anything to the contrary contained herein, Director Awards shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under this Plan.

    (a) Director Options. On the Amendment Effective Date, each Nonemployee Director shall be automatically awarded a Director Option that provides for the purchase of 1,500 shares of Common Stock. In addition, on each Annual Director Award Date, each Nonemployee Director shall automatically be granted a Director Option that provides for the purchase of 1,500 shares of Common Stock. In the event that a Nonemployee Director is elected after the Amendment Effective Date otherwise than by election at an annual meeting of stockholders of the Company, on the date of his or her election, such Nonemployee Director shall automatically be granted a Director Option that provides for the purchase of a number of shares of Common Stock (rounded up to the nearest whole number) equal to the product of (i) 1,500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date (or, if no such date has been scheduled, the first anniversary of the immediately preceding Annual Director Award Date) and the denominator of which is 365. Each Director Option shall have a term of ten years from the date of grant, notwithstanding any earlier termination of the status of the holder as a Nonemployee Director. The purchase price of each share of Common Stock subject to a Director Option shall be equal to the Fair Market Value of the Common Stock on the date of grant. All Director Options shall vest and become exercisable in increments of one-third of the total number of shares of Common Stock that are subject thereto (rounded up to the nearest whole number) on the first and second anniversaries of the date of grant and of all remaining shares of Common Stock that are subject thereto on the third anniversary of the date of grant. All unvested Director Options shall be forfeited if the Nonemployee Director resigns as a Director without the consent of a majority of the other Directors.

    In addition to the Director Options automatically awarded pursuant to the immediately preceding paragraph, a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the Director's fees he would otherwise be entitled to receive in cash during the next year (including both annual retainer and meeting fees), Director Options that provide for the purchase of a number of shares of Common Stock (rounded up to the nearest whole number) equal to the product of (x) three times (y) a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for Director Options and the denominator of which is equal to the Fair Market Value of the Common Stock on the date of the election. Each annual election made by a Nonemployee Director pursuant to this paragraph 9(a)(i) shall take the form of a written document signed by such Nonemployee Director and filed with the Secretary of the Company, (ii) shall designate the dollar amount of the fees the Nonemployee Director elects to forego in the next year in exchange for Director Options and (iii) to extent provided by the Committee in order to ensure that the Award of the Director Options is exempt from Section 16 by virtue of Rule 16b-3, shall be irrevocable and shall be made at least six months prior to the date as of which such Award of Director Options is to be effective. An Award of Director Options at the election of a Nonemployee Director shall be effective on the next Annual Director Award Date.

    Any Award of Director Options shall be embodied in a Director Award Agreement, which shall contain the terms, conditions and limitations set forth above and shall be signed by the Participant to whom the Director Options are granted and by an Authorized Officer for and on behalf of the Company.

    (b) Director Restricted Stock. On the Amendment Effective Date, each Nonemployee Director shall automatically be awarded 500 shares of Director Restricted Stock. In addition, on each Annual Director Award Date, each Nonemployee Director shall automatically be granted 500 shares of Director Restricted Stock. In the event that a Nonemployee Director is elected after the Amendment Effective Date otherwise than by election at an annual meeting of stockholders of the Company, on the date of his or her election, such Nonemployee Director shall automatically be granted a number of shares of Director Restricted Stock (rounded up to the nearest whole number) equal to the product of (i) 500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date (or, if no such date has been scheduled, the first anniversary of the immediately preceding Annual Director Award Date) and the denominator of which is 365. Shares of Director Restricted Stock awarded to a Nonemployee Director (i) shall vest in increments of one-third of the total number of shares of Director Restricted Stock (rounded up to the nearest whole number) that are the subject of such Award on the first and second anniversaries of the date of grant and all remaining shares of Director Restricted Stock that are the subject of such Award on the third anniversary of the date of grant and
  (ii) shall fully vest (to the extent not previously vested pursuant to clause (i) above) upon a failure to reelect the Nonemployee Director as Director, the death of the Director or the resignation of the Director by reason of Disability or at the request of a majority of the other Directors. All unvested shares of Director Restricted Stock granted to a Nonemployee Director shall be forfeited if the Nonemployee Director resigns as a Director without the consent of a majority of the other Directors.

    In addition to the Director Restricted Stock automatically awarded pursuant to the immediately preceding paragraph, a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the Director's fees he would otherwise be entitled to receive in cash during the next year (including both annual retainer and meeting fees), a number of shares of Director Restricted Stock (rounded up to the nearest whole number) having a Fair Market Value equal to 110% of a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for Director Restricted Stock and the denominator of which is equal to the Fair Market Value of the Common Stock on the date of the election. Each annual election made by a Nonemployee Director pursuant to this paragraph 9(b)(i) shall take the form of a written document signed by such Nonemployee Director and filed with the Secretary of the Company, (ii) shall designate the dollar amount of the fees the Nonemployee Director elects to forego in the next year in exchange for Director Restricted Stock and (iii) to the extent provided by the Committee in order to ensure that the Award of the Director Restricted Stock is exempt from Section 16 by virtue of Rule 16b-3, shall be irrevocable and shall be made at least six months prior to the date as of which such Award of Director Restricted Stock is to be effective. An Award of Director Restricted Stock at the election of a Nonemployee Director shall be effective on the next Annual Director Award Date.

    Any Award of Director Restricted Stock shall be embodied in a Director Award Agreement, which shall contain the terms, conditions and limitations set forth above and shall be signed by the Participant to whom the Director Restricted Stock is granted and by an Authorized Officer for and on behalf of the Company.

  10. Payment of Awards.

    (a) General. Payment of Employee Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Employee Award is made in the form of Restricted Stock, the Employee Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

    (b) Deferral. With the approval of the Committee, payments in respect of Employee Awards may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Employee Awards in accordance with procedures established by the Committee. Any deferred payment of an Employee Award, whether elected by the Participant or specified by the Employee Award Agreement or by the Committee, may be forfeited if and to the extent that the Employee Award Agreement so provides.

    (c) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Employee Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Employee Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

    (d) Substitution of Awards. At the discretion of the Committee, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type.

  11. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock or Director Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees to tender Common Stock or other Employee Awards; provided that any Common Stock that is or was the subject of an

Employee Award may be so tendered only if it has been held by the Participant for six months. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Employee Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock or Director Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock or Director Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

  12. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant who is an Employee to permit the payment of taxes required by law.

  13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

  14. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.

  15. Adjustments.

    (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, (v) the number of shares of Common Stock covered by Director Options automatically granted pursuant to paragraph 9(a) hereof, (vi) the number of shares of Director Restricted

  Stock automatically granted pursuant to paragraph 9(b) hereof and (vii) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, (iv) the number of shares of Common Stock covered by Director Options automatically granted pursuant to paragraph 9(a) hereof, (v) the number of shares of Director Restricted Stock automatically granted pursuant to paragraph 9(b) hereof and (vi) the Stock Based Awards Limitations to give effect to such transaction shall each be proportionately adjusted by the Board to reflect such transaction.; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or an assumption of previously issued Awards as part of such adjustment.

  16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock certificates delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

  17. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

  18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

  19. Effectiveness. The Existing Plan shall be amended and restated in its entirety as set forth herein as of the earliest date (the "Amendment Effective Date") upon which both the Reincorporation and the Split-Off (collectively, the "Transactions") have been consummated; provided, however, that (i) the amendment and restatement of the Existing Plan and the assumption of the Existing Plan by the Company as contemplated hereby are expressly conditioned upon the approval of this Plan by the Board of Directors and the Executive Compensation Committee of General Motors and the ratification and approval of this Plan by the Board (the "Corporate Approvals Condition") and (ii) insofar as this Plan relates to Employees and Employee Awards, the amendment and restatement of the Existing Plan and the assumption of the Existing Plan by the Company as contemplated hereby are expressly conditioned upon the ratification and approval of this Plan by (a) a majority of the voting power of the holders of common stock of General Motors of all classes, voting together as a single class in accordance with their respective voting rights and (b) a majority of the holders of Class E Common Stock, voting together as a separate class (the "Stockholder Approval Condition"). If the Transactions are not consummated prior to December 31, 1996 or if at the date upon which the Transactions are consummated the Corporate Approvals Condition shall not have been satisfied, the Existing Plan shall not be amended and restated as set forth herein and the awards granted under the Existing Plan as then in effect shall not be affected and shall continue in full force and effect in accordance with the Existing Plan as then in effect and any award agreements hereunder. If the Transactions are consummated prior to December 31, 1996 but at the date upon which the Transactions are consummated the Stockholder Approval Condition shall not have been satisfied,
(a) the Existing Plan shall not be amended and restated as set forth herein and all awards granted under the Existing Plan as then in effect shall not be affected and shall continue in full force and effect in accordance with the Existing Plan as then in effect (or as the same may be amended from time to time) and any award agreements hereunder and (b) a new plan (the "Separate Director Stock Incentive Plan") shall be deemed to have been adopted by the Company and approved by General Motors as the sole stockholder of the Company, which plan shall be referred to as the "1996 Nonemployee Director Stock Incentive Plan" and shall include all of the terms and conditions set forth herein that relate to Directors and Director Awards but not the terms and conditions that relate to Employees and Employee Awards (it being understood that the Board shall be authorized to cause the Separate Director Stock Incentive Plan to be embodied in a separate document by eliminating all references to Employees and Employee Awards contained herein and making other appropriate changes to the text hereof, none of which shall result in any alteration or enlargement of the rights granted to Directors hereunder).

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF EDS.

 Delaware General Corporation Law

  Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 145(a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section
145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his capacity as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

 Restated Certificate of Incorporation

  Article Seventh of the Restated Certificate of Incorporation of EDS, a copy of which is filed as Exhibit 3(a) to this Registration Statement, provides that no director of EDS shall be personally liable to EDS or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director
(1) for any breach of such director's duty of loyalty to EDS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of EDS, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of the Restated Certificate of Incorporation by the stockholders of EDS shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of EDS existing at the time of such repeal or modification.

 Bylaws

  Article VI of the Amended and Restated Bylaws of EDS, a copy of which is filed as Exhibit 3(b) to this Registration Statement, provides that each person who at any time shall serve or shall have served as a director, officer, employee or agent of EDS, or any person who, while a director, officer, employee or agent of EDS, is or was serving at the written request of EDS (in accordance with written procedures adopted from time to time by the Board of Directors of EDS) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from EDS as, and to the fullest extent, permitted by Section 145 of the DGCL or any successor statutory provision, as from time to time amended.

 Indemnification Agreements

  EDS has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors, nominees for director and certain of its officers (the "Indemnitees"), a form of which is attached as Exhibit 10(f) to this Registration Statement. Under the terms of the Indemnification Agreements, EDS has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which EDS has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of EDS or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of EDS (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of EDS, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of EDS to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to EDS if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

  Furthermore, under the terms of the Indemnification Agreements, EDS has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of EDS or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by EDS of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay EDS for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by EDS against such expenses.

  The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of EDS.

 Separation Agreement

  In the Separation Agreement, GM has agreed to indemnify the members of the EDS Team, the officers and employees of EDS providing assistance to the EDS Team, and the directors of EDS who granted any approval or authorization for EDS in connection with the Split-Off, in each case, in their capacity as such, against losses arising from the Split-Off in accordance with the GM Bylaws, to the same extent as if such person were a director or officer of GM; provided that such indemnification does not apply to losses relating to (i) the EDS Certificate of Incorporation, the EDS Bylaws or the EDS Rights Agreement, (ii) EDS employee and director compensation and indemnification arrangements or
(iii) EDS plans, proposals, intentions or policies applicable after the Effective Time, including EDS' dividend policy. In addition, the Separation Agreement requires GM to indemnify, in accordance with the GM Bylaws, to the same extent as if such person were a director or officer of GM, each EDS non-employee board nominee against losses arising from the expression of any views prior to the Effective Time at the request of GM or the GM Board with respect to EDS' proposed charter, bylaws, stockholders rights plan or employee benefit plans. EDS will reimburse GM for all amounts paid to or on behalf of such persons pursuant to such indemnification.

 Insurance

  EDS has obtained and intends to maintain in effect directors' and officers' liability insurance policies providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of EDS.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  The following documents are exhibits to the Registration Statement.

      EXHIBIT
      NUMBER   DESCRIPTION OF DOCUMENT
      -------  -----------------------
      2(a)     Merger Agreement dated as of April   , 1996 between Gen-
               eral Motors and Mergeco (included as Appendix A).
      2(b)     Form of Separation Agreement between General Motors and
               EDS.
      2(c)     Amended and Restated Agreement for the Allocation of
               United States Federal, State and Local Income Taxes dated
               as of April 2, 1996 between General Motors and EDS.
      3(a)     Restated Certificate of Incorporation of EDS.
      3(b)     Amended and Restated Bylaws of EDS.
      4(a)     Restated Certificate of Incorporation of EDS (filed as Ex-
               hibit 3(a) above).
      4(b)     Amended and Restated Bylaws of EDS (filed as Exhibit 3(b)
               above).
      4(c)     Rights Agreement, dated as of March 12, 1996, by and be-
               tween EDS and The Bank of New York, as Rights Agent.
      5        Opinion of Baker & Botts, L.L.P.
      8        Opinion of Kirkland & Ellis.
     10(a)     Form of Master Services Agreement between General Motors
               and EDS (portions of which are subject to a request for
               confidential treatment filed with the Commission).
     10(b)     1996 Incentive Plan of EDS (included as Appendix D).
     10(c)     1996 Electronic Data Systems Corporation Stock Purchase
               Plan.
     10(d)     EDS Supplemental Executive Retirement Plan.
     10(e)     Electronic Data Systems Corporation Deferred Compensation
               Plan for Non-Employee Directors
     10(f)     Form of Indemnification Agreement entered into by EDS and
               each of its executive officers and director nominees.
     10(g)     Indenture dated as of May 15, 1995 between EDS, a Texas
               corporation, and Texas Commerce Bank National Association, as trustee.
     10(h)     Revolving Credit and Term Loan Agreement dated as of Octo-
               ber 4, 1995 among EDS, Citibank, N.A., as Administrative
               Agent, and the other financial institutions identified
               therein as Arrangers, Managers and Lenders.
     10(i)     Multi-Currency Revolving Credit Agreement dated as of Oc-
               tober 4, 1995 among EDS, Citibank, N.A., as Administrative
               Agent, and the other financial institutions identified
               therein as Arrangers, Managers and Lenders.
     10(j)     Registration Rights Agreement dated March 12, 1995 between
               General Motors and United States Trust Company of New
               York, as trustee of the General Motors Hourly-Rate Pension
               Plan.
     10(k)     Form of Succession Agreement among General Motors, United
               States Trust Company of New York and EDS.
     10(l)     1984 EDS Stock Incentive Plan.
     11        Statement of Computation of Earnings Per General Motors
               Class E Common Share.
     21        Subsidiaries of EDS.
     23(a)     Consent of Deloitte & Touche LLP, independent auditors.
     23(b)     Consent of KPMG Peat Marwick LLP, independent auditors.
     23(c)     Consent of Baker & Botts, L.L.P. (included in Exhibit 5
               above).
     23(d)     Consent of Kirkland & Ellis (included in Exhibit 8 above).
     23(e)     Consent of Merrill Lynch.
     23(f)     Consent of Lehman Brothers.
     23(g)     Consent of Morgan Stanley.
     99        Consents of Persons About to Become Directors.

FINANCIAL STATEMENT SCHEDULE

  Independent Auditors' Report; Schedule II--Allowances

FAIRNESS OPINIONS

  Incorporated as Appendix B to the Solicitation Statement/Prospectus which forms a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    5. To respond to requests for information that is incorporated by reference into this Solicitation Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PLANO, STATE OF TEXAS, ON APRIL 15, 1996.

                                          Electronic Data Systems Holding
                                           Corporation

                                               /s/ Lester M. Alberthal, Jr.
                                          By: _________________________________
                                                  Lester M. Alberthal, Jr.
                                              Chairman of the Board, President
                                                 andChief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON APRIL 15, 1996 IN THE CAPACITIES INDICATED.

             SIGNATURE                                              TITLE
             ---------                                              -----
  /s/ Lester M. Alberthal, Jr.                          Chairman of the Board,
____________________________________                      President, Chief Executive
      Lester M. Alberthal, Jr.                            Officer
                                                          and Director (Principal
                                                          Executive Officer)

    /s/ John R. Castle, Jr.                             Senior Vice President and
____________________________________                      Director
        John R. Castle, Jr.

    /s/ Paul J. Chiapparone                             Senior Vice President and
____________________________________                      Director
        Paul J. Chiapparone

     /s/ Gary J. Fernandes                              Senior Vice President and
____________________________________                      Director
         Gary J. Fernandes

      /s/ Joseph M. Grant                               Senior Vice President, Chief
____________________________________                      Financial Officer and
          Joseph M. Grant                                 Director (Principal
                                                          Financial Officer)

    /s/ H. Paulett Eberhart                             Vice President and
____________________________________                      Controller (Principal
        H. Paulett Eberhart                               Accounting Officer)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

  Under date of January 24, 1996, we reported on the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995, which are included and incorporated by reference in the registration statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ KPMG Peat Marwick LLP

Dallas, Texas
January 24, 1996

                                                                     SCHEDULE II

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                            SCHEDULE II--ALLOWANCES

                                 (IN MILLIONS)

                                   ADDITIONS  ADDITIONS
                        BALANCE AT CHARGED TO CHARGED TO
                        BEGINNING   COSTS TO    OTHER                BALANCE AT
DESCRIPTION              OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS  END OF YEAR
- -----------             ---------- ---------- ---------- ----------  -----------
FOR THE YEAR ENDED
 DECEMBER 31, 1995
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $288.7     $  0.3     $31.3      $ 44.2(a)   $276.1
  Accounts and notes
   receivable..........     57.9      124.6        --        83.0(b)     99.5
  Inventories..........     13.7       19.1        --        13.3(c)     19.5
  Valuation allowance
   for deferred taxes..    111.1       20.8        --         5.6       126.3
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $471.4     $164.8     $31.3      $146.1      $521.4
                          ======     ======     =====      ======      ======
FOR THE YEAR ENDED
 DECEMBER 31, 1994
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $301.8     $   --     $21.4      $ 34.5(a)   $288.7
  Accounts and notes
   receivable..........     53.0       50.6        --        45.7(b)     57.9
  Inventories..........     15.0       28.2        --        29.5(c)     13.7
  Valuation allowance
   for deferred taxes..     92.3       18.8        --          --       111.1
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $462.1     $ 97.6     $21.4      $109.7      $471.4
                          ======     ======     =====      ======      ======
FOR THE YEAR ENDED
 DECEMBER 31, 1993
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $331.6     $   --     $15.1      $ 44.9(a)   $301.8
  Accounts and notes
   receivable..........     51.9       74.7        --        73.6(b)     53.0
  Inventories..........      9.7       20.0        --        14.7(c)     15.0
  Valuation allowance
   for deferred taxes..     48.6       50.2        --         6.5        92.3
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $441.8     $144.9     $15.1      $139.7      $462.1
                          ======     ======     =====      ======      ======

- --------
(a) Recognition of lease income
(b) Accounts written off
(c) Obsolete parts disposed of, etc.

                           Detach Consent Card Here
- -------------------------------------------------------------------------------

                                                                   C O N S E N T

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                   REVOCABLE CONSENT SOLICITED ON BEHALF OF
                          GENERAL MOTORS CORPORATION

  The undersigned, a common stockholder of General Motors Corporation ("General Motors"), acting with respect to all of the shares of Common Stock, par value $1 2/3 per share ("$1 2/3 Common Stock"), Class H Common Stock, par value $.10 per share ("Class H Common Stock"), and/or Class E Common Stock, par value $.10 per share ("Class E Common Stock" and, together with the Class H Common Stock and $1 2/3 Common Stock, the "Common Stock"), as applicable, held by the undersigned on April 10, 1996 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate actions without a meeting pursuant to
Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to all stockholders of General Motors who hold shares of Common Stock.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve any or all of the actions set forth herein should mark the appropriate "Consent" box on the reverse side of this consent card. Those opposing any such action should register their position by marking the appropriate "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of all classes of Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to each of the actions set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO EACH OF THE ACTIONS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Transactions is conditioned upon receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors Common Stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and
(iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. Approval of the Amended EDS Incentive Plan will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors Common Stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered along with consents representing the percentages of shares indicated in the two immediately preceding sentences to General Motors.

                     PLEASE SIGN AND DATE ON REVERSE SIDE

                           Detach Consent Card Here
- -------------------------------------------------------------------------------
[x] PLEASE MARK VOTES AS IN THIS EXAMPLE.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED BELOW.

- -------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                      CONSENT TO PROPOSALS 1 AND 2 BELOW.
- -------------------------------------------------------------------------------




                                    Abstain
1. APPROVAL OF THE SPLIT-OFF AND RELATED TRANSACTIONS, INCLUDING ADOPTION OF
   THE MERGER AGREEMENT
   The approval of the Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain related agreements) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, including the adoption of the Merger Agreement.

   [_] Consent    [_]Withhold Consent    [_] Abstain


2. APPROVAL OF THE AMENDED EDS INCENTIVE PLAN
   The approval of the 1996 Incentive Plan of EDS, which amends and restates the existing 1984 EDS Stock Incentive Plan.

   [_] Consent    [_]Withhold Consent    [_] Abstain




                                 When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature ____________________ Signature, if held jointly _____________________

Title ________________________ Dated: __________

IN ORDER FOR THIS CONSENT CARD TO BE VALID, IT MUST BE DATED. PLEASE DATE AND SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                    REVOCABLE CONSENT SOLICITED ON BEHALF OF
                           GENERAL MOTORS CORPORATION                     COMMON

  The undersigned, a common stockholder of General Motors Corporation ("General Motors"), acting with respect to all of the shares of Common Stock, par value $1 2/3 per share ("$1 2/3 Common Stock") held by the undersigned on April 10, 1996 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate actions without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to all stockholders of General Motors who hold shares of General Motors common stock.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve any or all of the actions set forth herein should mark the appropriate "Consent" box on the reverse side of this consent card. Those opposing any such action should register their position by marking the appropriate "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of $1 2/3 Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to each of the actions set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO EACH OF THE ACTIONS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Transactions is conditioned upon receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of $1 2/3 Common Stock, voting as a separate class, and
(iii) a majority of the outstanding shares of General Motors Class E Common Stock, voting as a separate class. Approval of the Amended EDS Incentive Plan will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and
(ii) a majority of the outstanding shares of General Motors Class E Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered along with consents representing the percentages of shares indicated in the two immediately preceding sentences to General Motors.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

- --------------------------------------------------------------------------------
[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.                                 COMMON

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED BELOW.
- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                      CONSENT TO PROPOSALS 1 AND 2 BELOW.
- --------------------------------------------------------------------------------




1. APPROVAL OF THE SPLIT-OFF AND RELATED TRANSACTIONS, INCLUDING ADOPTION OF
   THE MERGER AGREEMENT
   The approval of the Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain related agreements) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, including the adoption of the Merger Agreement.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_]ABSTAIN


2. APPROVAL OF THE AMENDED EDS INCENTIVE PLAN
   The approval of the 1996 Incentive Plan of EDS, which amends and restates the existing 1984 EDS Stock Incentive Plan.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_]ABSTAIN

                                   When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                 Signature __________________ Dated: __________________________

                 Signature __________________ Dated: __________________________

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                    REVOCABLE CONSENT SOLICITED ON BEHALF OF
                           GENERAL MOTORS CORPORATION                    CLASS E

  The undersigned, a common stockholder of General Motors Corporation ("General Motors"), acting with respect to all of the shares of Class E Common Stock, par value $.10 per share ("Class E Common Stock") held by the undersigned on April 10, 1996 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate actions without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to all stockholders of General Motors who hold shares of General Motors common stock.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve any or all of the actions set forth herein should mark the appropriate "Consent" box on the reverse side of this consent card. Those opposing any such action should register their position by marking the appropriate "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of Class E Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to each of the actions set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO EACH OF THE ACTIONS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Transactions is conditioned upon receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of General Motors $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. Approval of the Amended EDS Incentive Plan will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of Class E Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered along with consents representing the percentages of shares indicated in the two immediately preceding sentences to General Motors.

                      PLEASE SIGN AND DATE ON REVERSE SIDE


- --------------------------------------------------------------------------------
[x] PLEASE MARK VOTES AS IN THIS EXAMPLE.                                CLASS E

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED BELOW.
- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                      CONSENT TO PROPOSALS 1 AND 2 BELOW.
- --------------------------------------------------------------------------------



1. APPROVAL OF THE SPLIT-OFF AND RELATED TRANSACTIONS, INCLUDING ADOPTION OF
   THE MERGER AGREEMENT
   The approval of the Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain related agreements) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, including the adoption of the Merger Agreement.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_]ABSTAIN


2. APPROVAL OF THE AMENDED EDS INCENTIVE PLAN
   The approval of the 1996 Incentive Plan of EDS, which amends and restates the existing 1984 EDS Stock Incentive Plan.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_]ABSTAIN

                                   When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                    Signature __________________ Dated: ________________________

                    Signature __________________ Dated: ________________________

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                    REVOCABLE CONSENT SOLICITED ON BEHALF OF
                           GENERAL MOTORS CORPORATION                    CLASS H

  The undersigned, a common stockholder of General Motors Corporation ("General Motors"), acting with respect to all of the shares of Class H Common Stock, par value $.10 per share ("Class H Common Stock") held by the undersigned on April 10, 1996 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate actions without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to all stockholders of General Motors who hold shares of General Motors common stock.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve any or all of the actions set forth herein should mark the appropriate "Consent" box on the reverse side of this consent card. Those opposing any such action should register their position by marking the appropriate "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of Class H Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to each of the actions set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO EACH OF THE ACTIONS SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Transactions is conditioned upon receiving the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, (ii) a majority of the outstanding shares of General Motors $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of General Motors Class E Common Stock, voting as a separate class. Approval of the Amended EDS Incentive Plan will require the consent of the holders of (i) a majority of the voting power of all outstanding shares of all three classes of General Motors common stock, voting together as a single class based on their respective voting rights, and (ii) a majority of the outstanding shares of General Motors Class E Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered along with consents representing the percentages of shares indicated in the two immediately preceding sentences to General Motors.

                      PLEASE SIGN AND DATE ON REVERSE SIDE
- --------------------------------------------------------------------------------
[x] PLEASE MARK VOTES AS IN THIS EXAMPLE.                                CLASS H

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTIONS DESCRIBED BELOW.
- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                      CONSENT TO PROPOSALS 1 AND 2 BELOW.
- --------------------------------------------------------------------------------




1. APPROVAL OF THE SPLIT-OFF AND RELATED TRANSACTIONS, INCLUDING ADOPTION OF
   THE MERGER AGREEMENT
   The approval of the Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain related agreements) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, including the adoption of the Merger Agreement.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_] ABSTAIN


2. APPROVAL OF THE AMENDED EDS INCENTIVE PLAN
   The approval of the 1996 Incentive Plan of EDS, which amends and restates the existing 1984 EDS Stock Incentive Plan.

   [_] CONSENT     [_] WITHHOLD CONSENT     [_] ABSTAIN


                                    When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                        Signature __________________ Dated: ___________________

                        Signature __________________ Dated: ___________________